Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261611
JOINT PROXY STATEMENT/PROSPECTUS

To the Shareholders of Eagle Bancorp Montana, Inc. and First Community Bancorp, Inc.
MERGER PROPOSED −YOUR VOTE IS IMPORTANT
On behalf of the boards of directors of Eagle Bancorp Montana, Inc. (“Eagle”) and First Community Bancorp, Inc. (“FCB”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the acquisition of FCB by Eagle. We are requesting that you take certain action as a holder of Eagle common stock (an “Eagle shareholder”) or as a holder of FCB common stock (a “FCB shareholder”).
On September 30, 2021, Eagle, Opportunity Bank of Montana (“Opportunity Bank”), FCB, and First Community Bank, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) pursuant to which Eagle will, upon the terms and subject to the conditions set forth in the merger agreement, acquire FCB in a cash and stock acquisition. The acquisition will create a diversified community-focused banking franchise with approximately $1.7 billion in assets and a network of 32 branches throughout Montana.
Under the merger agreement, FCB will merge with and into Eagle, with Eagle as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, First Community Bank will merge with and into Opportunity Bank, with Opportunity Bank as the surviving bank (which we refer to as the “bank merger”).
In the merger, each share of FCB common stock (except for specified shares of FCB common stock held by FCB or Eagle and any dissenting shares) will be converted into the right to receive a combination of (i) 37.7492 shares of Eagle common stock (which we refer to as the “per share stock consideration”) and (ii) $276.32 in cash (which we refer to as the “per share cash consideration,” together with the per share stock consideration, the “merger consideration”). Eagle shareholders will continue to own their existing shares of Eagle common stock.
Based on the closing price of Eagle’s common stock on the Nasdaq Global Market on September 30, 2021, the last full trading day before the date of the public announcement of the merger, of $22.25, and the exchange ratio of 37.7492, the value of the merger consideration would be $1,116.24 for each share of FCB common stock, as of September 30, 2021. Based on the closing price of Eagle’s common stock on the Nasdaq Global Market on December 17, 2021, the last practicable date before the date of this document, of $22.54, and the exchange ratio of 37.7492 the value of the merger consideration would be $1,127.19. The market value of the per share stock consideration will fluctuate with the market price of Eagle common stock and other factors and will not be known at the time Eagle and FCB shareholders vote on the merger agreement. We urge you to obtain current market quotations for Eagle (trading symbol “EBMT”) because the value of the per share stock consideration will fluctuate.
Based on the current number of shares of FCB common stock outstanding, Eagle expects to issue approximately 1,396,720 shares of common stock to FCB shareholders in the aggregate upon completion of the merger. Based on these numbers, upon completion of the merger, current FCB shareholders would own approximately 17% and existing Eagle shareholders will own approximately 83% of the common stock of Eagle outstanding immediately following the merger. However, any increase or decrease in the number of shares of FCB common stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change.
Eagle and FCB will each hold a special meeting of its respective shareholders in connection with the merger. Holders of Eagle common stock will be asked to vote to approve the merger agreement, including the issuance of its common stock to holders of FCB common stock pursuant to the merger agreement, and FCB shareholders will be asked to vote to approve the merger agreement and related matters as described in this joint proxy statement/prospectus. Eagle shareholders and FCB shareholders will also be asked to approve the proposal to adjourn their respective special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters, as described in the accompanying joint proxy statement/prospectus. Information about these meetings and the merger is contained in this document. We urge you to read this document carefully and in its entirety.
The special meeting of Eagle shareholders will be held on Wednesday, January 26, 2022 at 1400 Prospect Avenue, Helena, Montana, at 11:00 a.m. local time. The special meeting of FCB shareholders will be held on Wednesday, January 26, 2022 at the Cottonwood Inn & Suites, 54250 US Highway 2, Glasgow, Montana 59230, at 11:00 a.m. local time.
Each of our boards of directors unanimously recommends that shareholders vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.
The accompanying joint proxy statement/prospectus, which serves as a joint proxy statement for the special meetings of Eagle and FCB shareholders and as a prospectus for the shares of Eagle common stock to be issued in the merger to FCB shareholders, describes the special meetings of Eagle and FCB, the merger, the documents related to the merger and other related matters. Please carefully read the accompanying joint proxy statement/prospectus, including “Risk Factors” beginning on page 23 of the accompanying joint proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about Eagle from documents that Eagle has filed with the Securities and Exchange Commission.
On behalf of the Eagle and FCB boards of directors, thank you for your prompt attention to this important matter.
Peter J. Johnson President and Chief Executive Officer Eagle Bancorp Montana, Inc.	Samuel D. Waters President First Community Bancorp, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Eagle common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Eagle or FCB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of the accompanying joint proxy statement/prospectus is December 22, 2021, and it is first being mailed to the shareholders of Eagle and FCB on or about December 23, 2021.

ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates important business and financial information about Eagle from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission (the “SEC”) website at http://wwwsec.gov or by requesting them in writing, by email or by telephone at the address below. In addition, documents filed with the Securities and Exchange Commission by Eagle are available free of charge by accessing Eagle’s website at www.opportunitybank.com.
Eagle Bancorp Montana, Inc.
1400 Prospect Avenue
Helena, Montana 59601
Attn: Corporate Secretary
(406) 442-3080
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the Eagle special meeting or FCB special meeting, as the case may be. This means that Eagle shareholders or FCB shareholders requesting documents must do so by January 19, 2022, in order to receive them before the Eagle special meeting or FCB special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated December 22, 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to Eagle shareholders or FCB shareholders, nor the issuance by Eagle of shares of Eagle common stock pursuant to the merger agreement, will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding FCB has been provided by FCB and information contained in, or incorporated by reference into this document regarding Eagle has been provided by Eagle.
See “Where You Can Find More Information” beginning on page 140 of the accompanying joint proxy statement/prospectus for further information.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON January 26, 2022
To the Shareholders of Eagle Bancorp Montana, Inc.:
On September 30, 2021, Eagle Bancorp Montana, Inc., a Delaware corporation, Opportunity Bank of Montana, a Montana chartered commercial bank, First Community Bancorp, Inc., a Montana corporation (“FCB”) and First Community Bank, a Montana chartered commercial bank entered into an Agreement and Plan of Merger (the “merger agreement”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Eagle common stock (“Eagle shareholders”) will be held at 11:00 am local time, on Wednesday, January 26, 2022, at 1400 Prospect Avenue, Helena, Montana 59601 (the “Eagle special meeting”). We are pleased to notify you of, and invite you to, the Eagle special meeting. Although we currently plan to meet in person, Eagle will prioritize the health and wellbeing of our shareholders, directors and employees during the COVID-19 pandemic. If appropriate, we may hold our special meeting virtually over the Internet, at the above date and time, via live audio-only webcast. If we decide to conduct the special meeting virtually, we will announce this change through a press release, the filing of additional solicitation material and on our website. We will provide instructions as to how you or your proxy holder may participate and vote.
At the Eagle special meeting, you will be asked to vote on the following matters:
•	a proposal to approve the merger agreement, including the issuance of Eagle common stock to holders of FCB common stock pursuant to the merger agreement (the “Eagle merger proposal”); and
•
a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Eagle merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Eagle common stock (the “Eagle adjournment proposal”).

The board of directors of Eagle has fixed the close of business on December 7, 2021 as the record date for the Eagle special meeting. Only holders of record of Eagle common stock as of the close of business on the record date for the Eagle special meeting are entitled to notice of, and to vote at, the Eagle special meeting, or any adjournment or postponement of the Eagle special meeting.
Eagle has determined that holders of Eagle common stock are not entitled to rights of appraisal with respect to the proposed merger under Section 262 of the Delaware General Corporation Law.
Your vote is important. We cannot complete the merger unless Eagle’s shareholders approve the Eagle merger proposal. In order for the merger agreement to be approved, at least a majority of the outstanding shares of Eagle common stock must be voted in favor of the Eagle merger proposal. The Eagle special meeting may be adjourned from time to time upon approval of holders of Eagle common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices are hereby given may be transacted at such adjourned meeting.
Regardless of whether you plan to attend the Eagle special meeting, please vote as soon as possible. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the Eagle special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the accompanying joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the accompanying joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Eagle common stock, please contact Chantelle Nash, Corporate Secretary of Eagle at (406) 442-3080.
The Eagle board of directors unanimously recommends that Eagle shareholders vote “FOR” the Eagle merger proposal and “FOR” the Eagle adjournment proposal.
By Order of the Board of Directors,

Chantelle Nash
Corporate Secretary
Eagle Bancorp Montana, Inc.
Helena, Montana
December 22, 2021

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 26, 2022
To the Shareholders of First Community Bancorp, Inc.:
On September 30, 2021, Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”), Opportunity Bank of Montana, a Montana chartered commercial bank, First Community Bancorp, Inc., a Montana corporation (“FCB”) and First Community Bank, a Montana chartered commercial bank entered into an Agreement and Plan of Merger (the “merger agreement”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of FCB common stock (“FCB shareholders”) will be held at 11:00 am local time, on Wednesday, January 26, 2022, at the Cottonwood Inn & Suites, 54250 US Highway 2, Glasgow, Montana 59230 (the “FCB special meeting”). We are pleased to notify you of, and invite you to, the FCB special meeting.
At the FCB special meeting, FCB shareholders will be asked to vote on the following matters:
•	a proposal to approve the merger agreement (the “FCB merger proposal”); and
•
a proposal to adjourn the FCB special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the FCB special meeting to approve the FCB merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to FCB shareholders (the “FCB adjournment proposal”).

The board of directors of FCB has fixed the close of business on December 7, 2021 as the record date for the FCB special meeting. Only holders of record of FCB common stock as of the close of business on the record date for the FCB special meeting are entitled to notice of, and to vote at, the FCB special meeting, or any adjournment or postponement of the FCB special meeting.
Under Montana law, FCB shareholders who do not vote in favor of the FCB merger proposal will have the right to seek appraisal of the fair value of their shares of FCB common stock as determined by the district court of Lewis and Clark county, Montana if the merger is completed but only if they submit a written demand for such an appraisal prior to the vote on the FCB merger proposal and comply with the other Montana law procedures. For more information regarding rights of appraisal, please see “The Merger –Appraisal or Dissenters’ Rights in the Merger” on page 78 of, and Appendix D attached to, the accompanying joint proxy statement/prospectus.
If the merger is consummated, FCB shareholders will have different rights once they become Eagle shareholders due to differences between the FCB articles of incorporation and bylaws and Montana law, on the one hand, and the Eagle amended and restated certificate of incorporation and bylaws and Delaware law, on the other hand. These differences are explained in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 99 of the accompanying joint proxy statement/prospectus. In addition, copies of the Eagle amended and restated certificate of incorporation and bylaws are attached as Appendix E and Appendix F, respectively, to the accompanying joint proxy statement/prospectus.
Your vote is important. We cannot complete the merger unless FCB shareholders approve the FCB merger proposal. In order for the merger agreement to be approved, at least a majority of the outstanding shares of FCB common stock must be voted in favor of the FCB merger proposal. The FCB special meeting may be adjourned from time to time upon approval of holders of FCB common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices are hereby given may be transacted at such adjourned meeting.
Regardless of whether you plan to attend the FCB special meeting, please vote as soon as possible. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card.

The accompanying joint proxy statement/prospectus provides a detailed description of the FCB special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the accompanying joint proxy statement/prospectus, including any documents incorporated in the accompanying joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Eagle common stock, please contact Gil Johnson, Corporate Secretary of FCB at (406) 228-8231 or FCB's proxy solicitor, MacKenzie Partners, by calling toll-free at (800) 322-2885.
The FCB board of directors unanimously recommends that FCB shareholders vote “FOR” the FCB merger proposal and “FOR” the FCB adjournment proposal.
By Order of the Board of Directors,

Gil Johnson
Corporate Secretary
First Community Bancorp, Inc.
Glasgow, Montana
December 22, 2021

i

Page
Covenants and Agreements	87
Conditions to Completion of the Merger	95
Termination	96
Termination Fees	97
Break-up Fee	97
Expenses	98
Amendment; Waiver	98
COMPARISON OF SHAREHOLDERS’ RIGHTS	99
BUSINESS OF FIRST COMMUNITY BANCORP, INC.	114
General	114
Banking Services	114
Employees	115
Properties	115
Legal Proceedings	115
Competition	115
Management	116
FCB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	117
BENEFICIAL OWNERSHIP OF FCB COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FCB	133
DESCRIPTION OF EAGLE CAPITAL STOCK	134
General	134
Common Stock	134
Preferred Stock	134
Transfer Agent and Registrar	135
Certain Anti-Takeover Effects of Certain Provisions of the Eagle Certificate of Incorporation, the Eagle Bylaws and the Delaware General Corporation Law	135
EXPERTS	139
LEGAL MATTERS	139
OTHER MATTERS	139
DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS	139
WHERE YOU CAN FIND MORE INFORMATION	140
Eagle Bancorp Montana, Inc.	140
First Community Bancorp, Inc.	141
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION	142
INDEX TO FCB’S CONSOLIDATED FINANCIAL STATEMENTS	F-1

APPENDICES:

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following are answers to certain questions that you may have regarding the Eagle special meeting or FCB special meeting and the merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.
In this joint proxy statement/prospectus, unless the context otherwise requires:
•	“Eagle” refers to Eagle Bancorp Montana, Inc., a Delaware corporation;
•	“Opportunity Bank” refers to Opportunity Bank of Montana, a Montana-chartered commercial bank and Eagle’s banking subsidiary;
•	“Eagle bylaws” refers to the bylaws of Eagle Bancorp Montana, Inc.;
•	“Eagle certificate of incorporation” refers to the amended and restated certificate of incorporation of Eagle Bancorp Montana, Inc., as amended;
•	“Eagle common stock” refers to the common stock of Eagle Bancorp Montana, Inc., par value $0.01 per share;
•	“FCB” refers to First Community Bancorp, Inc., a Montana corporation;
•	“First Community Bank” refers to First Community Bank, a Montana-charted commercial bank and FCB’s banking subsidiary;
•	“FCB bylaws” refers to the bylaws of First Community Bancorp, Inc.;
•	“FCB articles of incorporation” refers to the articles of incorporation of First Community Bancorp, Inc.; and
•	“FCB common stock” refers to the common stock of First Community Bancorp, Inc., no par value.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
You are receiving this joint proxy statement/prospectus because Eagle, Opportunity Bank, FCB and First Community Bank have entered into an Agreement and Plan of Merger, dated as of September 30, 2021 (which we refer to as the “merger agreement”) pursuant to which FCB will be merged with and into Eagle, with Eagle continuing as the surviving company. Immediately following the merger, First Community Bank, a wholly owned bank subsidiary of FCB, will merge with and into Eagle’s wholly owned bank subsidiary, Opportunity Bank, with Opportunity Bank continuing as the surviving bank and continuing under the name “Opportunity Bank of Montana” (which we refer to as the “bank merger”). A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A. In this joint proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing,” the date on which the closing occurs as the “closing date” and the time at which the merger will occur as the “effective time.”

In order to complete the merger, among other things:
•
Eagle shareholders must approve the merger agreement, including the proposed issuance of Eagle common stock to holders of FCB’s common stock (the “Eagle share issuance”) pursuant to the merger agreement in order to comply with applicable Nasdaq Stock Market (“Nasdaq”) listing rules (the “Eagle merger proposal”); and

•	FCB shareholders must approve the merger agreement (the “FCB merger proposal”).
Eagle is holding a special meeting of Eagle shareholders (the “Eagle special meeting”) to obtain approval of the Eagle merger proposal.
Eagle shareholders will also be asked to approve the proposal to adjourn the Eagle special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Eagle special meeting to approve the Eagle merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Eagle shareholders (the “Eagle adjournment proposal”).
FCB is holding a special meeting of FCB’s shareholders (the “FCB special meeting”) to obtain approval of the FCB merger proposal.
FCB shareholders will also be asked approve the proposal to adjourn the FCB special meeting to solicit additional proxies (i) if there are insufficient votes at the time of FCB special meeting, to approve the FCB merger proposal or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provide to holders of FCB common stock (the “FCB adjournment proposal”).
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because Eagle’s board of directors and FCB’s board of directors are soliciting proxies from their respective shareholders. It is a prospectus because Eagle will issue shares of Eagle common stock to holders of FCB common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the Eagle or FCB special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:	What will Eagle shareholders receive in the merger?
A:
In the merger, Eagle shareholders will not receive any consideration, and their Eagle common stock will remain outstanding and will constitute shares of Eagle following the merger. Following the merger, shares of Eagle common stock will continue to be traded on the Nasdaq Global Market.

Q:	What will FCB shareholders receive in the merger?
A:
If the merger is completed, each issued and outstanding share of FCB common stock will be converted into the right to receive a combination of (i) 37.7492 shares of Eagle common stock (which we refer to as the “per share stock consideration”) and (ii) $276.32 in cash (which we refer to as the “per share cash consideration”, and together with the per share stock consideration, the “merger consideration”). Eagle will not issue any fractional shares of Eagle common stock in the merger. Rather, FCB shareholders who would otherwise be entitled to a fractional share of Eagle common stock upon the completion of the merger will instead receive an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share amount by the average daily volume weighted average price of Eagle common stock on the Nasdaq Global Market for the 20 trading days preceding the fifth trading day immediately preceding the closing date.

The merger consideration is subject to the adjustments described below. FCB shareholders will own, in the aggregate, approximately 17% of Eagle’s outstanding common stock following the merger.
The stock portion of the merger consideration may be adjusted in certain circumstances based on whether Eagle common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger, in order to avoid termination of the merger agreement.
Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of Eagle common stock that FCB shareholders will receive is fixed, the value of the per share stock consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of Eagle common stock. Any fluctuation in the market price of Eagle common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Eagle common stock that FCB shareholders will receive.

Further, the per share stock consideration may be adjusted pursuant to the merger agreement as described in this joint proxy statement/prospectus. Adjustments in the per share stock consideration will also result in fluctuations in the value of the merger consideration to FCB shareholders.

Q:	What will happen if the trading price of Eagle common stock changes significantly prior to completion of the merger?
A:
Because the merger consideration is fixed, Eagle and FCB agreed to include provisions in the merger agreement by which (i) FCB would have an opportunity to terminate the merger agreement if the Eagle average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds unless Eagle elects to increase the merger consideration by increasing the per share stock consideration and (ii) Eagle would have an opportunity to terminate the merger agreement if the Eagle average stock price over a specified period prior to completion of the merger increases above certain specified thresholds unless Eagle elects to decrease the merger consideration by decreasing the per share stock consideration, subject to certain limitations and as determined by a formula outlined in the merger agreement, as discussed in further detail beginning on page 96 of this joint proxy statement/prospectus.

Q:	How does the Eagle board of directors recommend that I vote at the Eagle special meeting?
A:	The Eagle board of directors unanimously recommends that you vote “FOR” the Eagle merger proposal and “FOR” the Eagle adjournment proposal.
Q:	How does FCB’s board of directors recommend that I vote at the special meeting?
A:	FCB’s board of directors unanimously recommends that you vote “FOR” the FCB merger proposal and “FOR” the FCB adjournment proposal.
In considering the recommendations of the FCB board of directors, FCB shareholders should be aware that FCB directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of FCB shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain FCB Directors and Executive Officers in the Merger” beginning on page 79.
Q:	Will the shares of Eagle common stock that I receive in the merger be freely transferable?
A:	Yes. The Eagle common stock issued in the merger will be transferable free of restrictions under federal and state securities laws.
Q:	When and where will each of the special meetings take place?
A:
The Eagle special meeting will be held at 1400 Prospect Avenue, Helena, Montana 59601, on Wednesday, January 26, 2022 at 11:00 a.m., local time. The FCB special meeting will be held at the Cottonwood Inn & Suites, 54250 US Highway 2, Glasgow, Montana 59230, on Wednesday, January 26, 2022, at 11:00 a.m. local time.

Even if you plan to attend your respective company’s special meeting in person, Eagle and FCB recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.
Q:	What matters will be considered at each of the special meetings?
A:	At the Eagle special meeting, Eagle shareholders will be asked to consider to vote on the following proposals:
•	Eagle Proposal 1: The Eagle merger proposal; and
•	Eagle Proposal 2: The Eagle adjournment proposal.
At the FCB special meeting, FCB shareholders will be asked to consider and vote on the following proposals:
•	FCB Proposal 1: The FCB merger proposal
•	FCB Proposal 2: The FCB adjournment proposal.
In order to complete the merger, among other things, Eagle shareholders must approve the Eagle merger proposal and FCB shareholders must approve the FCB merger proposal. None of the approvals of the Eagle adjournment proposal or the FCB adjournment proposal is a condition to the obligations of Eagle or FCB to complete the merger.
Q:	Who is entitled to vote at the Eagle special meeting?
A:
The record date for the Eagle special meeting is December 7, 2021. All Eagle shareholders who held shares at the close of business on the record date for the Eagle special meeting are entitled to receive notice of, and to vote at, the Eagle special meeting.

Each holder of Eagle common stock is entitled to cast one (1) vote on each matter properly brought before the Eagle special meeting for each share of Eagle common stock that such holder owned of record as of the record date. As of December 7, 2021, there were 6,794,811 outstanding shares of Eagle common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “Information About The Eagle Special Meeting—Proxies” beginning on page 32 for instructions on how to vote your shares without attending the Eagle special meeting.
Q:	Who is entitled vote at the FCB special meeting?
A:
The record date for the FCB special meeting is December 7, 2021. All FCB shareholders who held shares at the close of business on the record date for the FCB special meeting, are entitled to receive notice of, and to vote at, the FCB special meeting.

Each holder of FCB common stock is entitled to cast one (1) vote on each matter properly brought before the FCB special meeting for each share of FCB common stock that such holder owned of record as of the record date. As of December 7, 2021, there were 37,000 outstanding shares of FCB common stock.
Attendance at the FCB special meeting is not required to vote. See below and the section entitled “Information About The FCB Special Meeting—Proxies” on page 38 for instructions on how to vote your shares of FCB common stock without attending the FCB special meeting.
Q:	What constitutes a quorum for the Eagle special meeting?
A:
The presence at the Eagle special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Eagle common stock entitled to vote at the Eagle special meeting will constitute a quorum for the transaction of business at the Eagle special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the FCB special meeting?
A:
The presence at the FCB special meeting, in person or by proxy, of holders of record of a majority of the outstanding shares of FCB common stock entitled to vote at the FCB special meeting, will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the FCB special meeting for the purpose of determining the presence of a quorum.

Q:	What vote is required for the approval of each proposal at the Eagle special meeting?
A:
Eagle Proposal 1: Eagle merger proposal. Approval of the Eagle merger proposal requires the affirmative vote of a majority of the outstanding shares of Eagle common stock entitled to vote at the Eagle special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Eagle merger proposal.

Eagle Proposal 2: Eagle adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the Eagle adjournment proposal requires the affirmative vote of a majority of the votes cast by Eagle shareholders at the Eagle special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Eagle adjournment proposal.
Q:	What vote is required for the approval of each proposal at the FCB special meeting?
A:
FCB Proposal 1: FCB merger proposal. Approval of the FCB merger proposal requires the affirmative vote of a majority of the outstanding shares of FCB common stock entitled to vote at the FCB special meeting. Accordingly, an abstention or failure to vote will have the same effect as a vote “AGAINST” the FCB merger proposal.

FCB Proposal 2: FCB adjournment proposal. Whether or not a quorum will be present at the meeting, approval of the FCB adjournment proposal requires the affirmative vote of a majority of the votes cast by FCB shareholders at the FCB special meeting. Accordingly, an abstention or failure to vote will have no effect on the outcome of the FCB adjournment proposal.
Q:	How can I vote my shares without attending my respective special meeting?
A:
Whether you hold your shares directly as the holder of record of Eagle or FCB or Eagle beneficially in “street name,” you may direct your vote by proxy without attending the Eagle special meeting or the FCB special meeting, as applicable.

If you are a record holder of Eagle common stock or FCB common stock, you can vote your shares by proxy by mail by following the instructions provided in the enclosed proxy card or, for Eagle shareholders, over the Internet or by telephone. If you hold shares of Eagle common stock beneficially in “street name”, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
Additional information on voting procedures can be found under the section entitled “Information About The Eagle Special Meeting—Attending the Special Meeting” on page 32 and under the section entitled “Information About The FCB Special Meeting—Attending the Special Meeting” on page 38.
Q:	If I am a beneficial owner of Eagle common stock with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?
A:
No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?
A:
A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote on that item without instructions from the beneficial owner of the shares, and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus and deciding how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or if you are an Eagle shareholder, by submitting your proxy by telephone or through the Internet, as soon as possible. Please note that if you are a beneficial owner of shares of Eagle common stock held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	Why is my vote important?
A:
If you do not submit a proxy or vote in person, it will be more difficult for Eagle or FCB to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person at your respective special meeting, or abstention will have the same effect as a vote against approval of the Eagle merger proposal and against the FCB merger proposal. The Eagle board of directors and the FCB board of directors unanimously recommend that you vote “FOR” the Eagle merger proposal and “FOR” the FCB merger proposal, respectively.

Q:	What if I hold shares in both Eagle and FCB?
A:
If you hold shares of both Eagle common stock and FCB common stock, you will receive separate packages of proxy materials. A vote cast as an Eagle shareholder will not count as a vote cast as a FCB shareholder, and a vote cast as a FCB shareholder will not count as a vote cast as an Eagle shareholder. Therefore, please submit separate proxies for your shares of Eagle common stock and your shares of FCB common stock.

Q:	How can I attend the Eagle special meeting or FCB special meeting and vote my shares in person?
A:
Record Holders. If you hold shares directly in your name as the holder of record of Eagle or FCB common stock you are a “record holder” and your shares may be voted at the Eagle special meeting or the FCB special meeting by you, as applicable.

Beneficial Owners. For Eagle shareholders, if you hold shares in a brokerage or other account in “street name” you are a “beneficial owner” and your shares may be voted at the Eagle special meeting by you as described below.
FCB special meeting. All FCB shareholders are invited to attend the FCB special meeting. Holders of record of FCB common stock can vote in person at the FCB special meeting. If you plan to attend the FCB special meeting, you must bring a form of personal photo identification with you in order to be admitted.
Eagle special meeting. All Eagle shareholders are invited to attend the Eagle special meeting. Holders of record of Eagle common stock can vote in person at the Eagle special meeting. If you plan to attend the Eagle special meeting, you must bring a form of personal photo identification with you in order to be admitted. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.
Even if you plan to attend the Eagle special meeting or the FCB special meeting in person, as applicable, Eagle and FCB recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.
Additional information on attending the special meeting can be found under the section entitled “Information About The Eagle Special Meeting—Attending the Special Meeting” on page 32 and under the section entitled “Information About The FCB Special Meeting—Attending the Special Meeting” on page 38.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Eagle common stock represented by your proxy will be voted as recommended by the Eagle board of directors with respect to such proposal or proposals, as the case may be or the shares of FCB common stock represented by your proxy will be voted as recommended by the FCB board of directors with respect to such proposal or proposals as the case may be.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?
A:
If you directly hold shares of Eagle common stock or FCB common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Eagle or FCB, as applicable;
•	signing and returning a proxy card with a later date;
•	attending the special meeting in person and voting by ballot at the special meeting; or
•	if you are an Eagle shareholder, voting by telephone or the Internet at a later time.
If you are a beneficial owner of Eagle common stock and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
•	contacting your bank, broker, trustee or other nominee; or
•
obtaining a proxy from your bank, broker, trustee or other nominee, attending the special meeting in person and voting your shares at the special meeting. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of FCB common stock?
A:
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and it is a condition to the obligation of Eagle and FCB to complete the merger that they each receive a legal opinion to that effect. Assuming the merger so qualifies, holders of FCB common stock are not expected to recognize any gain or loss upon receipt of Eagle common stock in exchange for FCB common stock in the merger, except that gain (but not loss) will be recognized in an amount not to exceed cash received as part of the cash consideration (other than cash received in lieu of a fractional share) and gain or loss will be recognized with respect to any cash received in lieu of a fractional share of Eagle common stock. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.
For further information, see “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 73 of this joint proxy statement/prospectus.
TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:	Are holders of Eagle common stock entitled to appraisal or dissenters’ rights?
A:
No. Holders of Eagle common stock are not entitled to appraisal or dissenters’ rights under the Delaware General Corporation Law (the “DGCL”). For more information, see the section entitled “Comparison of the Rights of Eagle Shareholders and FCB Shareholders—Appraisal/Dissenters’ Rights” beginning on page 78.

Q:	Are FCB shareholders entitled to appraisal or dissenters’ rights under Montana law?
A:
FCB shareholders who do not vote in favor of the FCB merger proposal and follow certain procedural steps will be entitled to appraisal rights under Montana law. A summary of these provisions can be found under “The Merger – Appraisal or Dissenters’ Rights in the Merger” on page 78 of this joint proxy statement/prospectus. In addition, a copy of the provisions of Montana law relating to rights of appraisal are attached as Appendix D to this joint proxy statement/prospectus.

Additionally, certain FCB shareholders are subject to company shareholder support agreements, dated as of September 30, 2021, which provide for, among other things, the obligation of such FCB shareholders to vote for, consent to and raise no objections against, and not otherwise impede or delay, any sale of FCB. Such FCB shareholders have also agreed to waive all rights to appraisal and similar rights in connection with such approved sale.
Q:	What happens if the merger is not completed?
A:
If the merger is not completed, FCB shareholders will not receive any merger consideration for their shares of FCB common stock. Instead, FCB will remain an independent company. Under specified circumstances, FCB may be required to pay to Eagle, or Eagle may be required to pay to FCB, a $400,000 termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement – Termination” and “The Merger Agreement – Termination Fees” beginning on pages 96 and 97, respectively, of this joint proxy statement/prospectus. Under certain circumstances, FCB may be required to pay Eagle a $1,600,000 break-up fee, as described under “The Merger Agreement – Break-Up Fee” on page 97 of this joint proxy statement/prospectus.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Eagle merger proposal, the approval of the FCB merger proposal, or the other proposals to be considered at the Eagle special meeting and the FCB special meeting, respectively?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 23. You also should read and carefully consider the risk factors of Eagle contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	If I am a FCB shareholder, should I send in my stock certificates now?
A:	No. Please do not send in your FCB stock certificates with your proxy. Eagle’s transfer agent, Computershare Inc., has been selected as the exchange agent and will send you instructions for exchanging

FCB stock certificates for the merger consideration. See “The Merger Agreement – Exchange Procedures” beginning on page 84 of this joint proxy statement/prospectus.
Q:	Whom may I contact if I cannot locate my FCB stock certificate(s)?
A:
If you are unable to locate your original FCB stock certificate(s), you should contact Gil Johnson, Corporate Secretary of FCB, at (406) 228-8231. Following the merger, any inquiries should be directed to Eagle’s transfer agent, Computershare Inc., at shareholder@computershare.com, or at (800) 962-4284.

Q:	When is the merger expected to be completed?
A:
Neither Eagle nor FCB can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies. FCB must first obtain the approval of FCB shareholders for the FCB merger proposal, and Eagle must first obtain approval of Eagle shareholders for the Eagle merger proposal. Eagle and FCB must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Eagle and FCB expect the merger to be completed promptly once Eagle and FCB have obtained their respective shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied certain other closing conditions.

Q:	Whom should I call with questions?
A:
Eagle shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Chantelle Nash, Corporate Secretary of Eagle at (406) 442-3080 or Eagle's proxy solicitor, MacKenzie Partners, by calling toll-free at (800) 322-2885.

FCB shareholders: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Gil Johnson, Corporate Secretary of FCB, at (406) 228-8231 or FCB's proxy solicitor, MacKenzie Partners, by calling toll-free at (800) 322-2885.

SUMMARY
The following summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. You should carefully read the entire joint proxy statement/prospectus and the other documents to which we refer to fully understand the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. FCB and Eagle encourage you to read the merger agreement because it is the legal document that governs the merger.
Information About the Companies
Eagle Bancorp Montana, Inc.
Eagle is the holding company of Opportunity Bank. Opportunity Bank is a Montana state bank, which was founded in 1922 as a Montana-chartered building and loan association and has conducted operations in Helena since that time. In 1975, Opportunity Bank adopted a federal thrift charter and in October 2014 converted to a Montana-chartered commercial bank. Opportunity Bank offers a complete line of commercial, small business, agricultural and consumer banking products and services. As of September 30, 2021, Eagle had total consolidated assets of $1.4 billion, deposits of $1.2 billion and shareholders’ equity of $156.5 million, and has 23 branch offices and 25 automated teller machines located throughout Montana.
Eagle’s common stock is traded on the Nasdaq Global Market under the symbol “EBMT.” The principal executive offices of Eagle are located at 1400 Prospect Avenue, Helena, Montana 59601, and its telephone number is (406) 442-3080.
First Community Bancorp, Inc.
FCB is the holding company of First Community Bank. First Community Bank is a Montana state bank, which was established in 1891, and is a full-service community bank offering banking products and services to individuals and businesses. At September 30, 2021, FCB had total assets of approximately $376.9 million, total deposits of approximately $305.8 million, net loans of approximately $203.4 million, and shareholders’ equity of approximately $42.0 million. First Community Bank has nine branch offices located in Glasgow, Ashland, Culbertson, Helena, Hinsdale, Froid Three Forks and Wolf Point, Montana.
The principal executive offices of FCB are located at 540 2nd Avenue South, Glasgow, Montana 59230, and its telephone number is (406) 228-8231.
The Merger
The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
In the merger, FCB will merge with and into Eagle, with Eagle as the surviving company in the merger. Immediately following the merger of FCB into Eagle, First Community Bank will merge with and into Opportunity Bank, with Opportunity Bank as the surviving bank of such bank merger.
Merger Consideration
Under the terms of the merger agreement, each share of FCB common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares described below) will be converted into the right to receive a combination of (i) 37.7492 shares of Eagle common stock (which we refer to as the “per share stock consideration”) and (ii) $276.32 in cash (which we refer to as the “per share cash consideration” and together with the per share stock consideration, the “merger consideration”). Please see “The Merger Agreement – Merger Consideration” for more information.
No holder of FCB common stock will be issued fractional shares of Eagle common stock in the merger. Each holder of FCB common stock who would otherwise have been entitled to receive a fraction of a share of Eagle common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Eagle common stock multiplied by the average daily volume weighted average price of Eagle common stock on the Nasdaq Global Market for the 20 trading days preceding the fifth trading day immediately preceding the closing date. See “The Merger Agreement—Merger Consideration” beginning on page 83 of this joint proxy statement/prospectus.
The merger consideration may be adjusted in certain circumstances based on whether Eagle common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger, in order to avoid termination of the merger agreement. If the “average closing price” (determined over a 20 trading day period prior to the closing of the merger) of Eagle’s common stock exceeds $25.25 per share and Eagle’s common stock outperforms the Nasdaq Bank Index by more than 15%, Eagle may terminate the merger agreement, or elect to reduce on a per-share basis the number of shares of Eagle common stock to be issued in the merger, subject to certain limitations as described below under “—Termination.”
Conversely, if the “average closing price” is less than $18.76 per share and Eagle’s common stock has also underperformed the Nasdaq Bank Index by more than 15%, FCB may terminate the merger agreement, unless Eagle elects to increase on a per-share basis the number of shares of Eagle common stock to be issued in the merger, subject to certain limitations as described below under “—Termination.”
The value of the shares of Eagle common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Eagle common stock on September 30, 2021, the date of the signing of the merger agreement, of $22.25, the value of the merger consideration payable to holders of FCB common stock was approximately $1,116.24, consisting of per share stock consideration of $839.92 and per share cash consideration of $276.32. Based on the closing price of Eagle common stock on December 17, 2021, the last practicable date before the date of this document, of $22.54, the value of the merger consideration payable to holders of FCB common stock was approximately $1,127.19, consisting of per share stock consideration of $850.87 and per share cash consideration of $276.32. FCB shareholders should obtain current sale prices for Eagle common stock, which is traded on the Nasdaq Global Market under the symbol “EBMT.”
Equivalent FCB Common Per Share Value
Eagle common stock trades on the Nasdaq Global Market under the symbol “EBMT.” The FCB common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the FCB common stock. The following table presents the closing price of Eagle common stock on September 30, 2021, the last trading date prior to the public announcement of the merger agreement, and December 17, 2021, the last practicable trading day prior to the printing of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of FCB common stock on those dates, calculated by multiplying the closing sales price of Eagle common stock on those dates by the exchange ratio of 37.7492 plus the per share cash consideration of $276.32.
Date:	Eagle closing sale price	Equivalent FCB per share value
September 30, 2021	$22.25	$1,116.24
December 17, 2021	22.54	1,127.19
The value of the shares of Eagle common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Eagle shares increase in value, so will the value of the per share stock consideration. Similarly, if Eagle shares decline in value, so will the value of the consideration to be received by FCB shareholders. FCB shareholders should obtain current sale prices for the Eagle common stock.
Procedures for Converting Shares of FCB Common Stock into Merger Consideration
Promptly after the effective time of the merger, Eagle’s exchange agent, Computershare, will mail to each holder of record of FCB common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s FCB stock certificate(s) for the merger consideration (including cash in lieu of any fractional Eagle shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger
For a detailed discussion of the material U.S. federal income tax consequences of the merger, see “The Merger —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 73 of this joint proxy statement/prospectus. The tax consequences of the merger to any particular FCB shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you from the merger.
Appraisal Rights
Holders of Eagle common stock are not entitled to appraisal or dissenters’ rights under the DGCL.
FCB shareholders who do not vote in favor of the FCB merger proposal and follow certain procedural steps will be entitled to appraisal rights under Sections 35-14-1301 through 35-14-1340 of the Montana Business Corporation Act (“MBCA”). These procedural steps include, among others: (i) not voting in favor of adoption of the FCB merger proposal, (ii) delivering to FCB prior to or at the FCB special meeting a written demand for appraisal, (iii) owning FCB common stock as of the FCB record date and continuously holding such shares of FCB common stock from the date of making a demand for appraisal through the effective time and (iv) otherwise comply with the requirements of the MBCA. For more information, please see the section entitled “The Merger – Appraisal or Dissenters’ Rights in the Merger” beginning on page 78 of this joint proxy statement/prospectus.
Eagle’s Reasons for the Merger; Recommendation of the Eagle Board of Directors
The Eagle board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger, the bank merger and the Eagle share issuance) are advisable and in the best interests of Eagle and its shareholders and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement (including the merger and the Eagle share issuance). The Eagle board of directors unanimously recommends that Eagle shareholders vote “FOR” the approval of the Eagle merger proposal, and “FOR” the other proposals presented at the Eagle special meeting. For a more detailed discussion of the Eagle board of directors’ recommendation, see “The Merger—Eagle’s Reasons for the Merger and Recommendation of Eagle’s Board of Directors” beginning on page 44.
Each of the directors and executive officers of Eagle has entered into a buyer shareholder support agreement with FCB pursuant to which each, has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of Eagle to facilitate the transactions contemplated by the merger agreement, subject to the terms of the buyer shareholder support agreements.
For more information regarding the buyer shareholder support agreements, please see the section entitled “Information About the Eagle Special Meeting – Shares Held by Directors and Executive Officers; Shares Subject to Buyer Shareholder Support Agreements” on page 31 of this joint proxy statement/prospectus.
Opinion of Eagle’s Financial Advisor
Eagle retained D. A. Davidson & Co. (“D. A. Davidson”) as its financial advisor in connection with the transaction. On September 30, 2021, D.A. Davidson rendered to the Eagle board of directors its oral opinion, subsequently confirmed in a written opinion, dated September 30, 2021, that, as of such date, and based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth therein, the merger consideration was fair, from a financial point of view, to Eagle.
The full text of D.A. Davidson’s written opinion, dated September 30, 2021, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by D.A. Davidson in preparing its opinion, is attached as Appendix C and is incorporated by reference into this joint proxy statement/prospectus. The summary of the written opinion of D.A. Davidson, dated September 30, 2021, set forth in this joint proxy statement/prospectus is qualified in its entirety by the full text of D.A. Davidson’s written opinion attached as Appendix C. You are encouraged to read D.A. Davidson’s opinion carefully and in its entirety.
D.A. Davidson’s financial advisory services and opinion were provided for the use and benefit of the Eagle board of directors (in their capacity as directors and not in any other capacity) in connection with its evaluation of the transaction, and addressed only the fairness, from a financial point of view, as of the date thereof, of the merger consideration to Eagle. D.A. Davidson’s opinion is not intended to and does not constitute a recommendation to any Eagle shareholder or any other person as to how such Eagle shareholder or person should vote or act with respect to the transaction or any matter relating thereto. You are encouraged to read the written opinion of D.A. Davidson, attached as Appendix C, and the section entitled “The Merger—Opinion of Eagle’s Financial Advisor” beginning on page 46 of this joint proxy statement/prospectus carefully and in their entirety.
For a description of the opinion of D.A. Davidson, see “The Merger—Opinion of Eagle’s Financial Advisor” beginning on page 46.
FCB’s Reasons for the Merger; Recommendation of the FCB Board of Directors
After careful consideration, the FCB board, at a special meeting held on September 30, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of FCB and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the FCB board of directors unanimously recommends that FCB shareholders vote “FOR” the FCB merger proposal and the FCB adjournment proposal described in this document.
Each of the directors and executive officers of FCB and First Community Bank has entered into a company shareholder support agreement with Eagle pursuant to which each, has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of FCB to facilitate the transactions contemplated by the merger agreement, subject to the terms of the company shareholder support agreements.
For more information regarding the company shareholder support agreements, please see the section entitled “Information About the FCB Special Meeting – Shares Held by Directors and Executive Officers; Shares Subject to Company Shareholder Support Agreements” on page 36 of this joint proxy statement/prospectus.
For a more complete description of FCB’s reasons for the merger and the recommendations of the FCB board of directors, please see the section entitled “The Merger – FCB’s Reasons for the Merger and Recommendation of the FCB Board of Directors” beginning on page 59 of this joint proxy statement/prospectus.
Opinion of FCB’s Financial Advisor
In connection with the merger, FCB’s financial advisor, ProBank Austin (“ProBank”) delivered a written opinion, dated September 30, 2021, to the board of directors of FCB as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of FCB common stock of the merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank in preparing the opinion, is attached as Appendix B to this document. The opinion was for the information of, and was directed to, the FCB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of FCB to engage in the merger or enter into the merger agreement or constitute a recommendation to the FCB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of FCB common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter. We have attached this opinion to this joint proxy statement/prospectus as Appendix B. The opinion of ProBank is not a recommendation to any FCB shareholder as to how to vote on the proposal to approve the merger agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by ProBank in providing its opinion.
For further information, please see the section entitled “The Merger – Opinion of FCB’s Financial Advisor” beginning on page 63 and Appendix B to this joint proxy statement/prospectus.
Interests of Certain FCB Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of FCB will receive the same merger consideration for their FCB shares as the other FCB shareholders. In considering the recommendation of the FCB board of directors with respect to the merger, FCB shareholders should be aware that some of the executive officers and directors of FCB may have interests in the merger and may have arrangements that may be considered to be different from, or in addition to, those of FCB shareholders generally. These interests include, among others:
•
Pursuant to the terms of the merger agreement, FCB’s directors and executive officers are entitled to continued indemnification and insurance coverage after completion of the merger for acts and omissions occurring on or before completion of the merger.

•	Certain executive officers of FCB and First Community Bank will be employed by Opportunity Bank after the effective date of the merger.
•	Samuel D. Waters will become a director of Eagle and Opportunity Bank upon completion of the merger.
•
Upon the closing of the merger, Eagle and Opportunity Bank will assume certain compensation arrangements and obligations of FCB and First Community Bank regarding Kris Simensen, Gil Johnson and certain other executive officers.

These interests are discussed in more detail in the section entitled “The Merger – Interests of Certain FCB Directors and Executive Officers in the Merger” beginning on page 79 of this joint proxy statement/prospectus. The FCB board of directors was aware of these interests and considered them, along with other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that FCB shareholders vote in favor of the FCB merger proposal.
Regulatory Approvals
Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, or Federal Reserve, and the Montana Division of Banking and Financial Institutions. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve and the Montana Division of Banking and Financial Institutions. The Montana Division of Banking and Financial Institutions approved Opportunity Bank’s bank merger application on November 29, 2021. The parties cannot be certain when or if they will obtain all of the regulatory approvals or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger – Regulatory Approvals,” beginning on page 76 of this joint proxy statement/prospectus.
Expected Timing of the Merger
Neither Eagle nor FCB can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies. FCB must first obtain the approval of FCB shareholders for the FCB merger proposal, and Eagle must obtain approval of Eagle shareholders for the Eagle merger proposal. Eagle and FCB must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Eagle and FCB expect the merger to be completed promptly once Eagle and FCB have obtained their respective shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied certain other closing conditions.
Conditions to Completion of the Merger
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:
•	the approval of the merger agreement and the transactions contemplated thereby by Eagle shareholders and FCB shareholders;
•	the receipt of all regulatory approvals required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect, and all statutory waiting periods shall have expired or been terminated, and such regulatory approvals shall not impose any term, condition or restriction on Eagle or any of its subsidiaries that Eagle reasonably determines is a burdensome condition;
•
the absence of any (i) judgment, order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing or making illegal the consummation of the merger or the bank merger, (ii) statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of any of the merger or the bank merger;

•
the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the “Securities Act”, and no stop order suspending such effectiveness having been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	the receipt by each of the parties of an opinion of its respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•	the authorization for listing on the Nasdaq Global Market of the shares of Eagle common stock to be issued in the merger, subject to official notice of issuance;
•
the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the closing date of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not be material;

•	performance in all material respects by the other party of its respective obligations under the merger agreement;
•	the absence of any event which has had or is reasonably expected to have or result in a material adverse effect on the other party;
•
in the case of Eagle, the receipt of all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations required as a result of the transactions contemplated by the merger agreement pursuant to FCB’s material contracts;

•	in the case of Eagle, the officer agreements between certain officers of FCB and Eagle be in full force and effect;
•	in the case of Eagle, the execution and delivery by First Community Bank of the plan of bank merger;
•
in the case of Eagle, the FCB board of directors shall not have, prior to approval of the merger agreement by the FCB shareholders (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Eagle, its recommendation that FCB shareholders approve the merger agreement, (ii) approved or recommended (or publicly proposed to approve or recommend) any acquisition proposal, or (iii) allowed FCB or any FCB representative to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to an acquisition proposal;

•	in the case of Eagle, the receipt of all claims letters and restrictive covenant agreements from FCB and First Community Bank’s directors and executive officers;
•	in the case of Eagle, dissenting shares shall not represent more than five percent of the outstanding shares of FCB common stock;
•
in the case of Eagle, FCB’s adjusted tangible stockholders’ equity, as defined in the merger agreement shall not be less than $29.5 million as of the last day of the month prior to the month in which the merger is effective; and

•	in the case of Eagle, FCB’s delivery of audited financial statements with an unqualified opinion of Moss Adams, LLP.
No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals
FCB has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Eagle, and to certain related matters, which we sometimes refer to as “no-shop” provisions. The merger agreement does not, however, prohibit FCB from considering a bona fide unsolicited written acquisition proposal from a third party if certain specified conditions are met.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger:
•	by the mutual consent of the boards of directors of Eagle and FCB; or
•	by the boards of directors of either Eagle or FCB if any governmental authority has denied any required regulatory approval or requested any application for regulatory approval be withdrawn; or
•	by Eagle or FCB if approval of the merger agreement by the shareholders of Eagle or FCB is not obtained at the meeting at which a vote was taken, subject to a good faith negotiation period; or
•
by Eagle or FCB in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within 30 days of written notice of such breach provided that the right to cure may not extend beyond two business days prior to the “expiration date” described below; or

•
by Eagle or FCB if the merger is not consummated by the expiration date of June 30, 2022; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or

•
by Eagle prior to the receipt of approval of the merger from FCB shareholders in the event that (i) FCB breaches the no shop provision, (ii) the FCB board of directors or any committee thereof makes a company subsequent determination (see “The Merger – FCB’s Reasons for the Merger and Recommendation of the FCB Board of Directors” beginning on page 59 of this joint proxy statement/prospectus), (iii) the FCB board materially breaches its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting, or (iv) the FCB board of directors has agreed to an acquisition proposal; or

•	by Eagle or FCB if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or
•
by FCB in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which FCB shareholder approval of the FCB merger proposal is obtained or (z) the date on which Eagle shareholder approval of the Eagle merger proposal is obtained, is less than $18.67 per share, (ii) Eagle’s common stock underperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to increase the per share stock consideration by a formula-based amount outlined in the merger agreement; or

•
by Eagle in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which FCB shareholder approval of the FCB merger proposal is obtained or (z) the date on which Eagle shareholder approval of the Eagle merger proposal is obtained, is greater than $25.25 per share, (ii) Eagle’s common stock outperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to decrease the per share stock consideration by a formula-based amount outlined in the merger agreement; provided, however, that Eagle may not adjust the per share stock consideration in a manner that would result in the aggregate shares of Eagle common stock to be issued in the merger being less than 1,262,000 shares.

Termination Fees
FCB will pay Eagle a termination fee of $400,000 if Eagle terminates the merger agreement based on a FCB breach of its representations or breach of its covenants. Eagle will pay FCB a termination fee of $400,000 if FCB terminates the merger agreement based on an Eagle breach of its representations or breach of its covenants.
Break-Up Fee
FCB will owe Eagle a break-up fee of $1,600,000 if:
•	Eagle terminates the merger agreement as a result of a material breach of the “no-shop” provisions; or
•
Eagle terminates the merger agreement as a result of the FCB board of directors or any committee thereof making a company subsequent determination (for more detail on company subsequent determinations, see “The Merger Agreement – Covenants and Agreements – FCB Board Recommendation” beginning on page 94 of this joint proxy statement/prospectus); or

•	Eagle terminates the merger agreement as a result of FCB materially breaching its obligations under the merger agreement by failing to call, give notice of, convene and hold the special meeting; or
•	Eagle terminates the merger agreement as a result of the FCB board of directors or any committee thereof agreeing to an acquisition proposal; or
•
after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal is made known to the board or senior management of FCB or has been made directly to FCB shareholders generally or a public announcement of an acquisition proposal has been made and not withdrawn and (i) thereafter the merger agreement is terminated by (A) either Eagle or FCB because the FCB shareholders have not approved the merger agreement or the merger is not consummated by the expiration date described above or (B) by Eagle because of a material breach by FCB of any covenant set forth in the merger agreement that is not cured in accordance with the merger agreement; and (ii) FCB enters into any agreement to consummate or consummates an acquisition transaction (provided, that for purposes of this provision, the definition of acquisition transaction is revised to replace “15%” with “50%”) within 12 months of such termination.

The payment of the termination fee will fully discharge FCB from any losses that may be suffered by Eagle arising out of the termination of the merger agreement.
Nasdaq Listing
Eagle common stock is listed and trades on the Nasdaq Global Market under the symbol “EBMT.” Eagle will cause the shares of Eagle common stock to be issued to the holders of FCB common stock in the merger to be authorized for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the effective time of the merger.
The Eagle Special Meeting
The Eagle special meeting will be held on January 26, 2022 at 11:00 a.m., Mountain Time at 1400 Prospect Avenue, Helena, Montana 59601. At the Eagle special meeting, Eagle shareholders will be asked to vote on the following matters:
•	the Eagle merger proposal; and
•	the Eagle adjournment proposal.
You may vote at the Eagle special meeting if you owned shares of Eagle common stock at the close of business on December 7, 2021. As of December 7, 2021, there were 6,794,811 shares of Eagle common stock outstanding, of which approximately 7.4% were owned and entitled to be voted by Eagle directors and executive officers and their affiliates. Pursuant to his or her respective buyer shareholder support agreement, each of Eagle’s directors and executive officers has agreed at any meeting of Eagle shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the Eagle merger proposal and the Eagle adjournment proposal. As of the record date, FCB did not own or have the right to vote any of the outstanding shares of Eagle common stock.

Eagle Required Shareholder Vote
The Eagle merger proposal will be approved if a majority of the outstanding shares of Eagle common stock are voted in favor of such proposal. The Eagle adjournment proposal will be approved if a majority of the votes cast at the Eagle special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Eagle special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Eagle merger proposal, it will have the same effect as a vote “AGAINST” the Eagle merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Eagle special meeting or fail to instruct your bank or broker how to vote with respect to the Eagle adjournment proposal, you will not be deemed to have cast a vote with respect to the Eagle adjournment proposal and it will have no effect on the proposal.
FCB Special Meeting
The special meeting of FCB shareholders will be held on Wednesday, January 26, 2022, at 11:00 a.m., local time, at the Cottonwood Inn & Suites, 54250 US Highway 2, Glasgow, Montana 59230. At the special meeting, FCB shareholders will be asked to vote on:
•	the FCB merger proposal; and
•	the FCB adjournment proposal.
Holders of FCB common stock as of the close of business on December 7, 2021, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 37,000 shares of FCB common stock. Each FCB shareholder can cast one vote for each share of FCB common stock owned on the record date.
As of the record date, directors and executive officers of FCB, First Community Bank and their affiliates, owned and were entitled to vote 10,767 shares of FCB common stock, representing approximately 29.1% of the outstanding shares of FCB common stock entitled to vote on that date. Pursuant to his or her respective company shareholder support agreement, each such person has agreed at any meeting of FCB shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the FCB merger proposal and the FCB adjournment proposal. As of the record date, Eagle did not own or have the right to vote any of the outstanding shares of FCB common stock.
FCB Required Shareholder Vote
The FCB merger proposal will be approved if a majority of the outstanding shares of FCB common stock are voted in favor of such proposal. The FCB adjournment proposal will be approved if a majority of the votes cast by FCB shareholders at the FCB special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy or fail to submit a proxy or vote at the FCB special meeting, it will have the same effect as a vote “AGAINST” the FCB merger proposal. If you mark “ABSTAIN” on your proxy or fail to submit a proxy or vote at the FCB special meeting, you will not be deemed to have cast a vote with respect to the FCB adjournment proposal and it will have no effect on the proposal.
No Restrictions on Resale
All shares of Eagle common stock received by FCB shareholders in the merger will be freely tradable, except that shares of Eagle received by persons who are or become affiliates of Eagle for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
The Rights of FCB Shareholders Will Change as a Result of the Merger
The rights of FCB shareholders are governed by Montana law and the FCB articles of incorporation and the FCB bylaws. In the merger, FCB shareholders will become Eagle shareholders and their rights will be governed by Delaware law and the Eagle certificate of incorporation and Eagle bylaws. FCB shareholders will have different rights once they become Eagle shareholders due to differences between the FCB governing documents and Montana law, on the one hand, and the Eagle governing documents and Delaware law, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 99 of this joint proxy statement/prospectus.

Risk Factors
Before voting at the Eagle special meeting or FCB special meeting, you should carefully consider all of the information contained or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus or described in Eagle’s reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 140 of this joint proxy statement/prospectus.

EAGLE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following selected historical consolidated financial data as of December 31, 2020 and 2019, and for the fiscal years ended December 31, 2020 and 2019, is derived from the audited consolidated financial statements of Eagle.
The following selected historical consolidated financial data as of and for the nine months ended September 30, 2021 and 2020 is derived from the unaudited consolidated financial statements of Eagle and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Eagle’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Eagle’s audited consolidated financial statements and accompanying notes included in Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Eagle’s unaudited consolidated financial statements and accompanying notes included in Eagle’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, both of which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140 of this joint proxy statement/prospectus.
	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2021	2020	2020	2019
(Dollars in thousands except per share data)	(unaudited)
Balance sheet data:
Investment securities	$240,033	$165,353	$162,946	$126,875
Mortgage loans held-for-sale	42,059	41,484	54,615	25,612
Gross loans receivable(1)	884,905	848,478	841,103	779,235
Allowances for loan losses	12,200	11,300	11,600	8,600
Total assets	1,406,923	1,255,028	1,257,634	1,054,260
Deposits	1,194,549	998,330	1,033,083	808,993
Borrowings(2)	34,850	89,549	46,861	113,291
Total liabilities	1,250,400	1,107,665	1,104,696	932,601
Total shareholders’ equity	156,523	147,363	152,938	121,659
Book value per share	23.10	21.81	22.57	18.94
Common shares outstanding	6,776,703	6,756,107	6,775,447	6,423,033

Income statement data:
Net interest income	$34,495	$31,678	$43,170	$38,785
Loan loss provision	576	2,751	3,130	2,627
Noninterest income	38,054	36,973	49,067	23,841
Noninterest expense	55,050	44,326	60,667	46,031
Net income	12,692	16,042	21,206	10,872

Per common share data:
Basic earnings per share	$1.90	$2.36	$3.12	$1.69
Diluted earnings per share	1.89	2.35	3.11	1.69

Performance ratios:
Net interest margin	3.88%	3.91%	3.94%	4.25%
Return on average assets	1.27	1.78	1.74	1.08
(1)	Net of deferred loan fees.
(2)	Includes Federal Home Loan Bank advances and other long-term debt.

FCB SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following selected historical consolidated financial data as of December 31, 2020, and for the fiscal year ended December 31, 2020 is derived from the audited consolidated financial statements of FCB for the fiscal year ended December 31, 2020.
The following selected historical consolidated financial data as of September 30, 2021 and for the nine months ended September 30, 2021 is derived from the unaudited consolidated financial statements of FCB and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of FCB’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “FCB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (ii) FCB’s audited consolidated financial statements and accompanying notes; and (iii) FCB’s unaudited consolidated financial statements and accompanying notes contained elsewhere in this joint proxy statement/prospectus.
	As of and for the nine months ended September 30,	As of and for the year ended December 31,
	2021	2020
(Dollars in thousands except per share data)	(unaudited)
Balance sheet data:
Securities available for sale	$120,923	$89,535
Mortgage loans held-for-sale	3,967	6,470
Gross loans receivable	207,564	196,274
Allowance for loan and lease losses	4,210	4,212
Total assets	376,854	344,602
Deposits	305,760	280,236
Repurchase agreements	23,921	20,930
Total liabilities	334,862	304,633
Total shareholders’ equity	41,992	39,970
Book value per share	1,134.92	1,080.26
Common shares outstanding	37,000	37,000

Income statement data:
Net interest income	$10,355	$11,846
Provision for loan and lease losses	—	945
Noninterest income	5,137	6,553
Noninterest expense	9,559	12,047
Net income	4,394	4,233

Per common share data:
Basic earnings per share	$118.76	$114.41
Diluted earnings per share	118.76	114.41

Performance ratios:
Net interest margin	3.96%	3.82%
Return on average assets	1.60%	1.29%

SUMMARY UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL DATA
The following table presents selected unaudited pro forma combined consolidated financial data about the financial condition and results of operations of Eagle giving effect to the merger. See “The Merger —Accounting Treatment.”
The following table presents the information as if the merger had become effective on September 30, 2021 with respect to condensed consolidated balance sheet data, and on January 1, 2021 and 2020, respectively, with respect to condensed consolidated statement of earnings data. The selected unaudited pro forma combined consolidated financial data have been derived from, and should be read in conjunction with, the historical financial information that Eagle and FCB have incorporated by reference into, or included, in this joint proxy statement/prospectus as of and for the indicated periods. See “Unaudited Pro Forma Combined Consolidated Financial Information,” “Where You Can Find More Information” and “Index to FCB’s Consolidated Financial Statements.”
The selected unaudited pro forma combined consolidated financial data are presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma combined consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors.
	As of and for the nine months ended September 30,	As of and for the year ended December 31,
(Dollars in thousands except per share data)	2021	2020
Pro Forma Condensed Consolidated Statement of Income Data:
Net interest income	$45,744	$56,209
Provision for loan losses	576	4,075
Non-interest income	43,192	55,621
Non-interest expense	62,351	74,372
Income before provision for income taxes	26,009	33,383
Net income	19,451	25,090

Per Share Data:
Earnings per share
Basic	$2.40	$3.06
Diluted	2.40	3.05
Cash dividends per common share	0.42	0.46

Pro Forma Condensed Consolidated Balance Sheet Data:
Total loans	$1,087,669
Total assets	1,780,872
Total deposits	1,500,309
Total borrowings	68,995
Shareholders’ equity	185,386

UNAUDITED COMPARATIVE PER SHARE DATA
Presented below for Eagle and FCB is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2020 and as of and for the nine months ended September 30, 2021. The information presented below should be read together with: (i) Eagle’s audited consolidated financial statements and accompanying notes included in Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and Eagle’s unaudited consolidated financial statements and accompanying notes included in Eagle’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, both of which are incorporated by reference into this joint proxy statement/prospectus; and (ii) FCB’s audited consolidated financial statements and accompanying notes for the fiscal year ended December 31, 2020, and unaudited consolidated financial statements and accompanying notes for the nine months ended September 30, 2021, both of which are included elsewhere in this joint proxy statement/prospectus. See “Index to FCB’s Consolidated Financial Statements” and “Where You Can Find More Information.”
The unaudited pro forma combined and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on September 30, 2021, in the case of the book value data, and as if the merger had been effective as of January 1, 2020 or 2021, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of FCB into Eagle’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2020 or 2021.
The unaudited pro forma adjustments are based upon available information and certain assumptions that Eagle management believes are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions of the merger on revenues, expense efficiencies, among other factors. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of FCB will be reflected in the consolidated financial statements of Eagle on a prospective basis.
	As of and for the nine months ended September 30, 2021
	Eagle historical	FCB historical	Pro Forma combined	Per equivalent FCB share(1)
Earnings per common share
Basic	$1.90	$118.76	$2.40	$366.92
Diluted	$1.89	$118.76	$2.40	$366.92
Cash dividends per common share	$0.32	$34.00	$0.42	$292.17
Book value per common share	$23.10	$1,134.92	$22.68	$1,132.47
	As of and for the fiscal year ended December 31, 2020
	Eagle historical	FCB historical	Pro Forma combined	Per equivalent FCB share(1)
Earnings per common share
Basic	$3.12	$114.41	$3.06	$391.83
Diluted	$3.11	$114.41	$3.05	$391.46
Cash dividends per common share	$0.385	$32.00	$0.46	$293.68
(1)
The equivalent share information in the above tables are computed using 1,396,720 additional shares of Eagle common stock issued to FCB shareholders at an exchange ratio of 37.7492 shares of Eagle for each share of FCB and adding $276.32 to such amount.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29, FCB shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the FCB merger proposal, and Eagle shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Eagle merger proposal.
Risks Relating to the Merger
The market price of Eagle common stock after the merger may be affected by factors different from those currently affecting FCB or Eagle.
The businesses of Eagle and FCB differ in some respects and, accordingly, the results of operations of the combined company and the market price of Eagle’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Eagle and FCB.
Because the sale price of Eagle common stock will fluctuate, FCB shareholders cannot be sure of the value of the per share stock consideration that they will receive in the merger until the closing.
Under the terms of the merger agreement, each share of FCB common stock outstanding immediately prior to the effective time of the merger (excluding excluded shares and dissenting shares) will be converted into the right to receive 37.7492 shares of Eagle common stock plus the per share cash consideration of $276.32. The value of the shares of Eagle common stock to be issued to FCB shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, the effects of the COVID-19 pandemic and regulatory considerations, among other things. Many of these factors are beyond the control of Eagle and FCB. Further, the merger consideration may be adjusted pursuant to the terms of the merger agreement as described in this joint proxy statement/prospectus. Adjustments in the merger consideration will also result in fluctuations in the value of the per share stock consideration to FCB shareholders. We make no assurances as to whether or when the merger will be completed. Therefore, at the time of the Eagle special meeting and the FCB special meeting, Eagle shareholders and FCB shareholders will not know the market value of the consideration that FCB shareholders will receive at the effective time. You should obtain current sale prices for shares of Eagle common stock.
The merger will not be completed unless important conditions are satisfied or waived, including approval by Eagle shareholders and FCB shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger and the bank merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger and the bank merger will not occur or will be delayed and each of Eagle and FCB may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Eagle and FCB are obligated to complete the merger:
•	Approval by Eagle shareholders of the Eagle merger proposal and the approval of FCB shareholders of the FCB merger proposal;
•	All required regulatory approvals required to consummate the merger and the bank merger must have been obtained and all statutory waiting periods must have expired or been terminated;
•
No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of the merger;

•
The registration statement (of which this joint proxy statement/prospectus is a part) registering shares of Eagle common stock to be issued in the merger must have been declared effective and no stop order may have been issued or threatened by the SEC or any governmental authority;

•	Each of Eagle and FCB shall have received from its tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and
•	The shares of Eagle common stock to be issued pursuant to the merger shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or Eagle or FCB may elect to terminate the merger agreement in certain other circumstances.
Shares of Eagle common stock to be received by holders of FCB common stock as a result of the merger will have rights different from the shares of FCB common stock.
Upon completion of the merger, FCB shareholders will become Eagle shareholders. Their rights as Eagle shareholders will be governed by Delaware corporate law and the Eagle certificate of incorporation and the Eagle bylaws. The rights associated with FCB common stock are governed by Montana corporate law and the FCB articles of incorporation and the FCB bylaws and are different from the rights associated with Eagle common stock.
FCB shareholders who receive shares of Eagle common stock in the merger will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
FCB shareholders currently have the right to vote in the election of the board of directors of FCB and on other matters affecting FCB. Upon the completion of the merger, FCB shareholders who receive shares of Eagle common stock in the merger will be shareholders of Eagle with a percentage ownership in Eagle that is smaller than such shareholder’s current percentage ownership of FCB. It is currently expected that the former shareholders of FCB as a group will receive shares in the merger constituting approximately 17% of the outstanding shares of the combined company’s common stock immediately after the merger assuming an exchange ratio of 37.7492 shares of Eagle common stock for each share of FCB common stock. Because of this, FCB shareholders who receive shares of Eagle common stock in the merger will have less influence on the management and policies of the combined company than they now have on the management and policies of FCB.
Eagle and FCB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of FCB and Eagle. These uncertainties may impair Eagle’s or FCB’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Eagle or FCB to seek to change existing business relationships with Eagle or FCB or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
Eagle and FCB have a small number of key personnel. The pursuit of the merger and the preparation for the integration in connection therewith may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, the merger agreement restricts FCB from taking certain actions without Eagle’s consent while the merger is pending. These restrictions may, among other matters, prevent FCB from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to FCB’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on FCB’s business, financial condition and results of operations.

Eagle may fail to realize the cost savings estimated for the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Eagle and FCB. Although Eagle estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Eagle’s business may require Eagle to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Eagle’s ability to combine the businesses of Eagle and FCB in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Eagle is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Eagle and FCB. Although Eagle and FCB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of FCB and Eagle will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Eagle and FCB would have to recognize these expenses without realizing the anticipated benefits of the merger.
Eagle and FCB may waive one or more of the conditions to the merger without re-soliciting Eagle shareholder and FCB shareholder approval for the merger agreement.
Each of the conditions to the obligations of Eagle and FCB to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Eagle and FCB, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Eagle and FCB may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies is necessary. Eagle and FCB, however, generally do not expect any such waiver to be significant enough to require re-solicitation of Eagle’s shareholders or FCB’s shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of Eagle’s shareholders or FCB’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.
If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, FCB shareholders may be required to recognize additional gain or recognize loss on the exchange of their shares of FCB common stock in the merger for U.S. federal income tax purposes.
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligations of Eagle and FCB to complete the merger that each receives a legal opinion to that effect. These opinions will not be binding on the Internal Revenue Service. FCB and Eagle have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, FCB shareholders may be required to recognize gain or loss on the exchange of their shares of FCB common stock in the merger for U.S. federal income tax purposes.
The COVID-19 pandemic may delay and adversely affect the completion of the merger.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital, and results of operations of Eagle and FCB. Even as efforts to contain the pandemic, including vaccinations, have made progress and some restrictions have relaxed, new variants of the virus are causing additional outbreaks. The impact of the Delta variant, or other variants that may emerge, cannot be predicted at this time, and could depend on numerous factors, including the availability of vaccines in different parts of the world, vaccination rates among the population, the effectiveness of COVID-19 vaccines against the Delta variant and other variants, and the response by governmental bodies to reinstate restrictive measures or adopt additional requirements or restrictive measures. If the effects of the COVID-19 pandemic cause a continued or extended decline in the economic environment and the financial results of Eagle or FCB, or the business operations of Eagle or FCB are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of Eagle and FCB may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the FRB, the Montana Division of Banking and Financial Institutions and other regulatory authorities may impose additional requirements on Eagle or FCB that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger and could have a material adverse effect on Eagle or FCB’s results of operations and financial condition.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 76. The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of Eagle’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of Eagle following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, Eagle will not be required, and FCB will not be permitted without Eagle’s prior written consent, to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on Eagle and its subsidiaries, taken as a whole, after giving effect to the merger.
The unaudited pro forma combined consolidated financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of Eagle after the merger may differ materially.
The unaudited pro forma combined consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Eagle’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the FCB identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of FCB as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

If for a specified period prior to completion of the merger (a) the Eagle volume weighted average price of its common stock fluctuates beyond a price range and (b) the fluctuations underperform or outperform the NASDAQ Bank Index during a specified time prior to the completion of the merger, then Eagle or FCB have the right to terminate the merger agreement and the merger would not occur.
If for a specified period prior to completion of the merger (a) the Eagle average stock price is less than $18.67 per share and (b) Eagle’s common stock has underperformed the Nasdaq Bank Index by more than 15% during a specified time prior to completion of the merger, then FCB may terminate the merger agreement subject to Eagle’s discretion (but not obligation) to increase the merger consideration by increasing the per share stock consideration based on a formula in the merger agreement. If Eagle elects not to increase the merger consideration, FCB may then terminate the merger agreement. In addition, if for a specified period of time prior to completion of the merger (x) the Eagle average stock price is greater than $25.25 per share and (y) Eagle’s common stock has outperformed the Nasdaq Bank Index by more than 15% during a specified time prior to completion of the merger, then Eagle may terminate the merger agreement or, subject to the terms of the merger agreement, decrease the merger consideration.
As a result, even if FCB shareholders approve the merger, the merger may ultimately not be completed. Although the Eagle board of directors has the ability to increase the merger consideration and FCB board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if Eagle does not increase the merger consideration, there is no obligation of either board to exercise such power.
The fairness opinions of Eagle’s financial advisor and FCB’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.
Each of the opinions of the respective outside financial advisory firms engaged by Eagle and FCB was delivered on and dated September 30, 2021 and speaks as of such date. Subsequent changes in the operation and prospects of Eagle or FCB, general market and economic conditions and other factors that may be beyond the control of Eagle or FCB, and on which the respective financial advisor’s opinion was based, may significantly alter the value of Eagle or the price of the shares of Eagle common stock by the time the merger is completed. Because Eagle and FCB do not anticipate asking their respective advisor to update its opinion, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion.
Eagle may be unable to retain Eagle and/or FCB personnel successfully after the merger is completed.
The success of the merger will depend in part on Eagle’s ability to retain the talents and dedication of key employees currently employed by Eagle and FCB. It is possible that these employees may decide not to remain with Eagle or FCB, as applicable, while the merger is pending or with Eagle after the merger is completed. If Eagle and FCB are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Eagle and FCB could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, Eagle’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Eagle and FCB to hiring suitable replacements, all of which may cause Eagle’s business to suffer. In addition, Eagle and FCB may not be able to locate or retain suitable replacements for any key employees who leave either company.
FCB’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of FCB shareholders generally.
Executive officers of FCB negotiated the terms of the merger agreement with Eagle, and the FCB board of directors unanimously approved and recommended that FCB shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that certain FCB and First Community Bank executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of FCB shareholders generally.
The break-up fee and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire FCB.
The merger agreement contains provisions that make it more difficult for FCB to sell its business to a party other than Eagle. Until the completion of the merger, with some limited exceptions, FCB and its subsidiaries and representatives are prohibited from initiating, soliciting, knowingly inducing or encouraging, or knowingly taking any action to facilitate, or participating in any discussions or negotiations concerning, a proposal to acquire FCB, such as a merger or other business combination transaction, with any person other than Eagle. In addition, FCB has agreed to pay to Eagle in certain circumstances a break-up fee equal to $1,600,000. These provisions could discourage other companies from trying to acquire FCB even though those other companies might be willing to offer greater value to FCB shareholders than Eagle has offered in the merger. The payment of any break-up fee could also have an adverse effect on FCB’s financial condition.
Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Eagle and FCB.
If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of Eagle’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and FCB’s board of directors seeks another merger or business combination, FCB’s shareholders cannot be certain that FCB will be able to find a party willing to engage in a transaction on more attractive terms than the merger.
Issuance of shares of Eagle common stock in connection with the merger may adversely affect the market price of Eagle common stock.
Based on the number of shares of FCB common stock outstanding as of December 7, 2021, Eagle expects to issue approximately 1,396,721 shares of Eagle common stock to FCB shareholders. The issuance of these new shares of Eagle common stock may result in fluctuations in the market price of Eagle common stock, including a stock price decrease.
Eagle shareholders will not have dissenters’ rights or appraisal rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Under Section 262 of the DGCL, Eagle shareholders will not be entitled to appraisal rights in connection with the merger. If the merger is completed, Eagle shareholders will not receive any consideration, and their shares of Eagle common stock will remain outstanding and will constitute shares of Eagle following the completion of the merger. Accordingly, Eagle shareholders are not entitled to any appraisal rights in connection with the merger.
Risks Associated with Eagle’s Business
You should read and consider risk factors specific to Eagle’s business that will also effect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in other documents incorporated by reference into this joint proxy statement/prospectus. You should read and consider those risk factors in addition to the risk factors listed below.
Anti-takeover provisions in the Eagle certificate of incorporation, the Eagle by-laws and federal banking laws may make it more difficult for takeover attempts that have not been approved by Eagle’s board of directors.
Provisions of the Eagle certificate of incorporation and the Eagle by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Eagle, even if doing so would be perceived to be beneficial to Eagle’s shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of Eagle’s common stock. These provisions could also discourage proxy contests and make it more difficult for holders of Eagle’s common stock to elect directors other than the candidates nominated by Eagle’s board of directors.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained in this joint proxy statement/prospectus, including statements included or incorporated by reference in this joint proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are intended to be protected by the safe harbor provided by such provisions. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Eagle after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Eagle and FCB before the merger or Eagle after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:
•	the failure to obtain the approval of Eagle’s shareholders or FCB’s shareholders in connection with the merger;
•	the timing to consummate the proposed merger;
•	the risk that a condition to closing of the proposed merger may not be satisfied;
•	the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;
•	the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;
•	the parties’ ability to promptly and effectively integrate the businesses of Eagle and FCB;
•	the diversion of management time on issues related to the merger;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•	the failure to consummate or delay in consummating the merger for other reasons;
•	the effect of the announcement or pendency of the merger on Eagle’s or FCB’s customers, employees and business relationships, operating results, and businesses generally;
•	the dilution caused by Eagle’s issuance of additional shares of its common stock in the merger or related to the merger;
•
the stock price of Eagle common stock could decline before the completion of the merger, including as a result of the financial performance of Eagle or FCB or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	changes in laws or regulations; and
•	changes in general economic conditions.
For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this joint proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Eagle’s most recent Form 10-K report and to Eagle’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated herein by reference. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Eagle or FCB. The forward-looking statements are made as of the date of this joint proxy statement/prospectus or the date of the applicable document incorporated by reference into this joint proxy statement/prospectus. Neither Eagle nor FCB undertake any obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INFORMATION ABOUT THE EAGLE SPECIAL MEETING
This section contains information for Eagle’s shareholders about the special meeting that Eagle has called to allow holders of Eagle common stock to consider and vote on the Eagle merger proposal and Eagle adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of Eagle common stock and a form of proxy card that the Eagle board of directors is soliciting for use by the holders of Eagle common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Eagle special meeting will be held at 1400 Prospect Avenue, Helena, Montana 59601 on January 26, 2022 at 11:00 a.m., Mountain Time. Although we currently plan to meet in person, Eagle will prioritize the health and well-being of our shareholders, directors and employees during the COVID-19 pandemic. If appropriate, we may hold our special meeting over the Internet, at the above date and time, via live audio-only webcast. If we decide to conduct the special meeting virtually, we will announce this change through a press release, the filing of additional solicitation material, and on our website. We will provide instructions as to how you or your proxy holder may participate, vote and examine a list of shareholders of record at the virtual special meeting at that time.
Only holders of Eagle common stock as of the close of business on the record date are entitled to receive notice of, and vote at, the Eagle special meeting or any adjournment or postponement thereof. Eagle shareholders will be able to attend the Eagle special meeting in person or by proxy, submit questions and vote their shares.
Matters to Be Considered
At the Eagle special meeting, holders of Eagle common stock will be asked to consider and vote on the following proposals:
•	the Eagle merger proposal; and
•	the Eagle adjournment proposal.
Recommendation of the Eagle Board of Directors
The Eagle board of directors unanimously recommends that you vote “FOR” the Eagle merger proposal, and “FOR” the Eagle adjournment proposal. See the section entitled “The Merger—Eagle’s Reasons for the Merger and Recommendation of the Eagle Board of Directors” for a more detailed discussion of the Eagle board of directors’ recommendation.
Record Date and Quorum
The Eagle board of directors has fixed the close of business on December 7, 2021 as the record date for determination of the holders of Eagle common stock entitled to notice of, and to vote at, the Eagle special meeting. On the record date for the Eagle special meeting, there were 6,794,811 shares of Eagle common stock outstanding.
Holders of a majority of the Eagle common stock issued and outstanding and entitled to vote at the Eagle special meeting must be present in person or represented by proxy, to constitute a quorum at the Eagle special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the Eagle special meeting in person, your shares of Eagle common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
Under the Eagle bylaws, whether or not a quorum is present, the shareholders entitled to vote at the Eagle special meeting, present in person or represented by proxy, may adjourn the Eagle special meeting.
At the Eagle special meeting, each shareholder represented at the Eagle special meeting will be entitled to cast one (1) vote for each share of the common stock entitled to vote at the Eagle special meeting held by such shareholder.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Eagle special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Eagle special meeting. If your bank, broker, trustee or other nominee holds your shares of Eagle common stock in “street name,” such entity will vote your shares of Eagle common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Shares Held by Directors and Executive Officers; Shares Subject to Buyer Shareholder Support Agreements
As of the record date, Eagle directors and executive officers and their affiliates owned and were entitled to vote approximately 505,282 shares of Eagle common stock, representing approximately 7.4% of the outstanding shares of Eagle common stock. All of such shares of Eagle common stock entitled to vote at the Eagle special meeting are subject to buyer shareholder support agreements between FCB and each of Eagle’s and Opportunity Bank’s directors and executive officers. Pursuant to these buyer shareholder support agreements, each such director and executive officer has agreed to vote (or cause to be voted) his or her shares of Eagle common stock beneficially owned at any meeting of Eagle shareholders, however called, or any adjournment or postponement thereof:
•	in favor of the approval of the merger agreement, including the Eagle share issuance;
•
against any agreement, amendment of any agreement, or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the merger agreement; and

•
against any action, agreement, transaction, or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of FCB in the merger agreement.

Each director and executive officer who is party to a buyer shareholder support agreement has agreed not to sell or otherwise transfer any shares of Eagle common stock until the expiration time of the merger agreement subject to certain exceptions for estate planning purposes.
The foregoing summary of the buyer shareholder support agreements entered into by Eagle’s directors and executive officers, does not purport to be complete, and is qualified in its entirety by reference to the form of buyer shareholder support agreement attached as Exhibit A-2 to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
 Eagle merger proposal:
•
Vote required: Approval of the Eagle merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Eagle common stock entitled to vote on the merger agreement.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Eagle special meeting in person or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Eagle merger proposal, it will have the same effect as a vote “AGAINST” the Eagle merger proposal.

 Eagle adjournment proposal:
•	Vote required: Approval of the Eagle adjournment proposal requires the affirmative vote of the majority of the votes cast on the Eagle adjournment proposal.
•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Eagle special meeting in person or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Eagle adjournment proposal, your shares will not be deemed to be a vote cast at the Eagle special meeting and it will have no effect on the Eagle adjournment proposal, assuming a quorum is present.

Attending the Special Meeting
The Eagle special meeting will be held at 1400 Prospect Avenue, on Wednesday, January 26, 2022, at 11:00 a.m., local time. All holders of Eagle common stock are cordially invited to attend the Eagle special meeting. Registration and seating will begin at 10:30 a.m., local time.
If you hold your shares of Eagle common stock in your name as a shareholder of record and you wish to attend the Eagle special meeting and vote in person, please bring valid picture identification.
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you may only vote in person at the Eagle special meeting if you have proof of ownership of your shares of Eagle common stock as of the record date and obtain a valid legal proxy from your bank, broker, trustee or other nominee that is the shareholder of record of such shares, and present such items at the Eagle special meeting. You must bring valid picture identification.
Proxies
A holder of Eagle common stock may vote by proxy or in person at the Eagle special meeting. If you hold your shares of Eagle common stock in your name as a holder of record, to submit a proxy, you, as a holder of Eagle common stock, may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Mountain Time, on the day before the Eagle special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Eagle special meeting.
Eagle requests that holders of Eagle common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Eagle as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Eagle common stock represented by it will be voted at the Eagle special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Eagle merger proposal, and “FOR” the Eagle adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the instructions provided by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Eagle special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares in person at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares held in “street name” by returning a proxy card directly to Eagle.
Further, banks, brokers, trustees and other nominees who hold shares of Eagle common stock on behalf of their customers may not give a proxy to Eagle to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Eagle special meeting, including the Eagle merger proposal and the Eagle adjournment proposal.
Revocability of Proxies
If you are a holder of Eagle common stock of record, you may revoke your proxy at any time before it is voted by:
•	voting by telephone or the Internet at a later time, before 11:59 p.m., Mountain Time, on the day before the Eagle special meeting;
•	attending in person and voting at the Eagle special meeting;
•	granting a subsequently dated proxy; or
•	submitting a written notice of revocation to Eagle by mail at Chantelle R. Nash, Corporate Secretary, Eagle Bancorp Montana, Inc., 1400 Prospect Avenue, Helena, Montana 59601.
If you hold your shares of Eagle common stock through a bank, broker, trustee or other nominee, you may change your vote by:
•	contacting your bank, broker, trustee or other nominee; or
•	attending and voting your shares at the Eagle special meeting in person. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Attendance at the Eagle special meeting in person will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Eagle after the deadlines described above will not affect the vote. If the Eagle special meeting is postponed or adjourned, it will not affect the ability of holders of Eagle common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of Eagle common stock residing at the same address, unless such holders of Eagle common stock have notified Eagle of their desire to receive multiple copies of the joint proxy statement/prospectus.
If you hold shares of both Eagle common stock and FCB common stock, you will receive separate packages of proxy materials.
Eagle will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any holder of Eagle common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Eagle’ Corporate Secretary, Chantelle R. Nash, at (406) 442-3080 or Eagle’s proxy solicitor, MacKenzie Partners, by calling toll-free at (800) 322-2885, or via email to proxy@mackenziepartners.com.
Solicitation of Proxies
Eagle will pay the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Eagle has retained MacKenzie Partners, for a fee of $12,500 plus reimbursement of out-of-pocket expenses for its services. Eagle and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Eagle common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Eagle. No additional compensation will be paid to Eagle’s directors, officers or employees for solicitation.
Opportunity Bank of Montana Employee Stock Ownership Plan Voting
If you are an employee of Opportunity Bank or its affiliated entities and are receiving this joint proxy statement/prospectus as a result of your participation in the Opportunity Bank of Montana Employee Stock

Ownership Plan, you must provide voting instructions with respect to your shares held under this plan to the plan trustee. A proxy and instruction card or email with voting instructions have been provided so that you may instruct the trustee how to vote your shares held under this plan.
Assistance
If you need assistance in completing your proxy card, have questions regarding Eagle’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Eagle’s Corporate Secretary, Chantelle R. Nash, at (406) 442-3080 or Eagle’s proxy solicitor, MacKenzie Partners, by calling toll-free at (800) 322-2885, or via email to proxy@mackenziepartners.com.

EAGLE PROPOSALS
Proposal 1: Eagle Merger Proposal
Eagle is asking holders of Eagle common stock to approve the adoption of the merger agreement, the merger and the other transactions contemplated thereby, including the issuance of Eagle stock pursuant to the merger agreement. Holders of Eagle common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
After careful consideration, the Eagle board of directors, by a unanimous vote of all directors, determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Eagle and its shareholders, and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger—Eagle’s Reasons for the Merger and Recommendation of the Eagle Board of Directors” for a more detailed discussion of the Eagle board of directors’ recommendation.
The Eagle board of directors unanimously recommends a vote “FOR” the Eagle merger proposal.
Proposal 2: Eagle Adjournment Proposal
The Eagle special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Eagle special meeting to approve the Eagle merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Eagle common stock.
If, at the Eagle special meeting, the number of shares of Eagle common stock present in person or represented and voting in favor of the Eagle merger proposal is insufficient to approve the Eagle merger proposal, Eagle intends to move to adjourn the Eagle special meeting in order to enable the Eagle board of directors to solicit additional proxies for approval of the Eagle merger proposal. In that event, Eagle will ask holders of Eagle common stock to vote upon the Eagle adjournment proposal, but not the Eagle merger proposal.
In this proposal, Eagle is asking holders of Eagle common stock to authorize the holder of any proxy solicited by the Eagle board of directors, on a discretionary basis, to vote in favor of adjourning the Eagle special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Eagle common stock who have previously voted. Pursuant to the DGCL, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder entitled to vote at the meeting.
The approval of the Eagle adjournment proposal by holders of Eagle common stock is not a condition to the completion of the merger.
The Eagle board of directors unanimously recommends a vote “FOR” the Eagle adjournment proposal.

INFORMATION ABOUT THE FCB SPECIAL MEETING
This section contains information about the special meeting that FCB has called to allow FCB shareholders to consider and vote on the FCB merger proposal and the FCB adjournment proposal. The FCB board of directors is mailing this joint proxy statement/prospectus to you, as a FCB shareholder, on or about December 23, 2021. Together with this joint proxy statement/prospectus, the FCB board of directors is also sending you a notice of the special meeting of FCB shareholders and a form of proxy that the FCB board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The FCB special meeting is scheduled to be held on Wednesday, January 26, 2022 at 11:00 a.m., local time, at the Cottonwood Inn & Suites, 54250 US Highway 2, Glasgow, Montana 59230.
Matters to be Considered
At the FCB special meeting, holders of FCB common stock will be asked to consider and vote upon the following proposals:
•	the FCB merger proposal; and
•	the FCB adjournment proposal.
Recommendation of the FCB Board of Directors
The FCB board of directors unanimously recommends that FCB shareholders vote “FOR” the FCB merger proposal and “FOR” the FCB adjournment proposal. See “The Merger —FCB’s Reasons for the Merger and Recommendation of the FCB Board of Directors” for a more detailed discussion of the FCB board of directors’ recommendations.
Record Date and Quorum
The FCB board of directors has fixed December 7, 2021 as the record date for the determination of FCB shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 37,000 shares of FCB common stock outstanding and entitled to vote at the special meeting, held by approximately 229 holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FCB common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of FCB common stock represented in person or by proxy at the special meeting, including shares that a shareholder votes as “ABSTAIN,” will be counted for purposes of establishing a quorum. Once a share of FCB common stock is represented by proxy at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting.
Under the FCB bylaws, if a quorum is not present at the FCB special meeting, the holders of a majority of the shares of FCB common stock entitled to vote who are present in person or by proxy at the FCB special meeting may adjourn the FCB special meeting from time to time for a period not to exceed 60 days at any one adjournment without new notice being given. Additionally, when a meeting is for any reason adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than 120 days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each FCB shareholder of record entitled to vote at the meeting.
At the FCB special meeting, each shareholder represented at the FCB special meeting will be entitled to cast one (1) vote for each share of FCB common stock entitled to vote at the FCB special meeting held by such shareholder.
Shares Held by Directors and Executive Officers; Shares Subject to Company Shareholder Support Agreements
As of the record date, FCB and First Community Bank directors and executive officers and their affiliates owned and were entitled to vote approximately 10,767 shares of FCB common stock, representing approximately

29.1% of the shares of FCB common stock outstanding on the record date. All of such shares of FCB common stock entitled to vote at the FCB special meeting are subject to company shareholder support agreements between Eagle and each of FCB’s and First Community Bank’s directors and executive officers. Pursuant to these company shareholder support agreements, each such director and executive officer has agreed to vote (or cause to be voted) his or her shares of FCB common stock beneficially owned at any meeting of FCB shareholders, however called, or any adjournment or postponement thereof:
•	in favor of the approval of the merger agreement;
•
against any acquisition proposal, without regard to any recommendation to the shareholders of FCB by the board of directors of FCB concerning such acquisition proposal, and without regard to the terms of such acquisition proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the merger agreement;

•
against any agreement, amendment of any agreement, or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the merger agreement; and

•
against any action, agreement, transaction, or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of FCB in the merger agreement.

Each director and executive officer who is party to a company shareholder support agreement has agreed not to sell or otherwise transfer any shares of FCB common stock until the expiration time of the merger agreement subject to certain exceptions for estate planning purposes. Through the company shareholder support agreement, each director and executive officer party has waived any rights to appraisal or rights to dissent from the merger that such shareholder may have under applicable law.
Each director and executive officer party to a company shareholder support agreement has also agreed to “no-shop” provisions and must use his or her reasonable best efforts to cause his or her affiliates and each of their respective officers, directors, employees and representatives to comply with the no-shop provisions applicable to FCB in the merger agreement.
The foregoing summary of the company shareholder support agreements entered into by FCB’s directors and executive officers, does not purport to be complete, and is qualified in its entirety by reference to the form of company shareholder support agreement attached as Exhibit A-1 to the merger agreement, which is attached as Appendix A to this document.
For more information about the beneficial ownership of FCB common stock by certain shareholders, see “Beneficial Ownership of FCB Common Stock by Management and Principal Shareholders of FCB.”
Vote Required; Treatment of Abstentions and Failure to Vote
 FCB Merger Proposal:
•	Vote Required: The affirmative vote of the holders of a majority of the outstanding shares of FCB common stock is required to approve the FCB merger proposal.
•
Effect of abstentions and failure to vote: If you mark “ABSTAIN” on your proxy or fail to submit a proxy or vote at the FCB special meeting in person, it will have the same effect as a vote “AGAINST” the FCB merger proposal.

 FCB Adjournment Proposal:
•	Vote Required: The FCB adjournment proposal will be approved if the votes of FCB common stock cast in favor of the FCB adjournment proposal exceed the votes cast against the FCB adjournment proposal.
•
Effect of abstentions and failure to vote: If you mark “ABSTAIN” on your proxy or fail to submit a proxy or vote at the FCB special meeting in person, your shares will not be deemed to be a vote cast at the FCB special meeting and it will have no effect on the FCB adjournment proposal.

Attending the Special Meeting
The FCB special meeting will be held at the Cottonwood Inn & Suites, 54250 US Highway 2, on Wednesday, January 26, 2022, at 11:00 a.m., local time. All holders of FCB common stock are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. Registration and seating will begin at 10:30 a.m., local time. If you wish to attend this special meeting and vote in person, please bring valid picture identification.
You can vote in person by submitting a ballot at the FCB special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the FCB special meeting. This will ensure that your vote is received. If you attend the FCB special meeting in person, you may vote by ballot, thereby canceling any proxy previously submitted.
Proxies
Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the FCB merger proposal and “FOR” the FCB adjournment proposal. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting. Please do not send in your stock certificates with your proxy card. You will receive a separate letter of transmittal and instructions on how to surrender your FCB stock certificates for the merger consideration, if the merger is completed.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted by:
•	submitting another valid proxy card bearing a later date;
•	attending the special meeting and voting your shares in person; or
•	delivering prior to the special meeting a written notice of revocation to FCB’s Corporate Secretary at the following address: 540 2nd Avenue South, Glasgow, Montana 59230.
If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. Your last vote that is received before the beginning of the FCB special meeting will be the vote that is counted.
If the FCB special meeting is postponed or adjourned, it will not affect the ability of FCB shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation of Proxies
The proxy for the special meeting is being solicited on behalf of the FCB board of directors. FCB will bear the entire cost of soliciting proxies from you. To assist in the collection, tabulation and solicitation of proxies, FCB has retained MacKenzie Partners, for a fee of $6,500 plus reimbursement of out-of-pocket expenses for its services. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers and employees of FCB. No additional compensation will be paid to FCB’s directors, officers or employees for solicitation.
Assistance
If you need assistance in completing your proxy card, have questions regarding FCB’s special meeting or would like additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please contact FCB’s Corporate Secretary, Gil Johnson, at (406) 228-8231 or FCB’s proxy solicitor, MacKenzie Partners, by calling toll free at (800) 322-2885, or via email to proxy@mackenziepartners.com.

FCB’S PROPOSALS
Proposal 1: FCB Merger Proposal
Pursuant to the merger agreement, FCB is asking FCB shareholders to approve the FCB merger proposal, which is a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. FCB shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
After careful consideration, the FCB board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of FCB and FCB shareholders. See “The Merger—FCB’s Reasons for the Merger and Recommendation of the FCB Board of Directors” beginning on page 59 for a more detailed discussion of the FCB board of directors’ recommendation.
The approval of the FCB merger proposal by FCB shareholders is a condition to the completion of the merger.
The FCB board of directors unanimously recommends a vote “FOR” the FCB merger proposal.
Proposal 2: FCB Adjournment Proposal
The FCB special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FCB special meeting to approve the FCB merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to FCB shareholders.
If, at the FCB special meeting, the number of shares of FCB common stock present or represented and voting in favor of the FCB merger proposal is insufficient to approve the FCB merger proposal, FCB intends to move to adjourn the FCB special meeting in order to enable the FCB board of directors to solicit additional proxies for approval of the FCB merger proposal. In that event, FCB will ask FCB shareholders to vote upon the FCB adjournment proposal, but not the FCB merger proposal.
In this proposal, FCB is asking FCB shareholders to authorize the holder of any proxy solicited by the FCB board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the FCB special meeting to approve the FCB merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to FCB shareholders, to vote in favor of adjourning the FCB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from FCB shareholders who have previously voted.
Pursuant to the FCB bylaws, if a quorum is not present at the FCB special meeting, the holders of a majority of the shares of FCB common stock entitled to vote who are present in person or by proxy at the FCB special meeting may adjourn the FCB special meeting from time to time for a period not to exceed 60 days at any one adjournment without new notice being given. Additionally, when a meeting is for any reason adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than 120 days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each FCB shareholder of record entitled to vote at the meeting.
The approval of the FCB adjournment proposal by FCB shareholders is not a condition to the completion of the merger.
The FCB board of directors unanimously recommends a vote “FOR” the FCB adjournment proposal.

INFORMATION ABOUT THE COMPANIES
Eagle Bancorp Montana, Inc.
Eagle is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is incorporated under the state laws of Delaware. Eagle is the holding company for Opportunity Bank, a Montana-chartered state member bank headquartered in Helena, Montana.
The principal business of Eagle is to provide, through Opportunity Bank, commercial banking, retail banking and other banking services to individual, corporate and agricultural customers. Traditional banking activities are conducted entirely within the state of Montana and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, agricultural loans and accepting consumer, commercial and municipal deposits. These products and services are delivered through a variety of channels including Opportunity Bank’s 23 full-service branches, the Internet and mobile applications.
At September 30, 2021, Eagle had total consolidated assets of $1.4 billion, net loans of $872.7 million, deposits of $1.2 billion and shareholders’ equity of $156.5 million.
Eagle common stock is traded on the Nasdaq Global Market under the symbol “EBMT.”
The address of Eagle’s principal executive offices is 1400 Prospect Avenue, Helena, Montana 59601, and its telephone number is (406) 442-3080. For additional information about Eagle, see “Where You Can Find More Information” beginning on page 140.
First Community Bancorp, Inc.
FCB is a bank holding company registered under the BHC Act and is incorporated under the state laws of Montana. FCB is the holding company for First Community Bank, a Montana-chartered state member bank headquartered in Glasgow, Montana.
First Community Bank offers a line of commercial, small business, agricultural and consumer banking products and services to customers primarily in Northeastern Montana. First Community Bank has nine branch offices located in Northeastern Montana, and Helena and Three Forks, Montana.
At September 30, 2021, FCB had total assets of $376.9 million, net loans of $203.4 million, deposits of $305.8 million and shareholders’ equity of $42.0 million.
The address of FCB’s principal executive offices is 540 2nd Avenue South, Glasgow, Montana 59230, and its telephone number is (406) 228-8231. For additional information about FCB, see “Business of First Community Bancorp, Inc.” beginning on page 114.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about Eagle into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Terms of the Merger
Each of the Eagle board of directors and the FCB board of directors has unanimously adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement. The merger agreement provides that FCB will merge with and into Eagle, with Eagle as the surviving corporation. Following the completion of the merger, First Community Bank will merge with and into Opportunity Bank, with Opportunity Bank as the surviving bank.
Subject to the terms and conditions of the merger agreement, at the effective time, each share of FCB common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Eagle or FCB) will be converted into the right to receive a combination of (i) 37.7492 shares of Eagle common stock and (ii) $276.32 in cash. No fractional shares of Eagle common stock will be issued in connection with the merger, and holders of FCB common stock will be entitled to receive cash in lieu thereof.
Holders of Eagle common stock and holders of FCB common stock are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of Eagle’s and FCB’s boards of directors and managements have regularly reviewed and assessed their respective business strategies and objectives, including assessments of potentially available strategic growth opportunities, as part of their respective efforts to enhance value for their respective shareholders and deliver the best possible services to their respective customers and communities. These reviews have focused on, among other things, prospects and developments in the financial services industry, the Montana banking market, the regulatory environment and the economy generally, and the implications of such developments for financial institutions generally and Eagle and FCB in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Eagle and FCB, respectively, and their respective shareholders of strategic combinations. Eagle has regularly pursued acquisitions and other business combinations as a means to achieve its strategic goals.
In November 2019, the FCB board of directors met with ProBank to discuss the potential sale or merger of the company, as well as the potential acquisition of one or more third-party commercial banks. At that time, the board determined to remain independent and pursue the possible acquisition of a specific third-party commercial bank. After repeated proposals and counterproposals, FCB was unable to agree to terms and discussions terminated in the fourth quarter of 2020.
On February 23, 2021, a representative of D.A. Davidson, Eagle’s financial advisor, contacted Sam Waters, President and Chairman of FCB to express Eagle’s potential interest in the acquisition of FCB.
On March 15, 2021, Mr. Waters, along with Kris Simensen, President of First Community Bank, and Gil Johnson, Senior Vice President of First Community Bank, had a video call with Pete Johnson, President and Chief Executive Officer of Eagle, for introductions and to discuss the merits of exploring a potential transaction in which Eagle would acquire FCB in a stock and cash transaction. On March 16, 2021, representatives of D.A. Davidson forwarded a non-disclosure agreement and data request to FCB, for the express purpose of engaging in discussions relating to a possible business combination transaction between Eagle and FCB. The non-disclosure agreement was signed by FCB on March 23, 2021. Eagle received initial diligence information on March 25, 2021.

During the weeks following the March 15, 2021 meeting and receipt of initial diligence information, Eagle met with D.A. Davidson and discussed the potential transaction with FCB and the valuation of FCB. In addition, Eagle management updated the Eagle board of directors on the exploratory discussions with FCB, and Eagle considered other potential business combinations, acquisitions and other opportunities. Representatives of D.A. Davidson also discussed Eagle’s strategic alternatives and industry and macroeconomic trends with the Eagle management during this period.
On May 20, 2021, the Eagle board of directors held a meeting. At the meeting, Eagle management discussed a potential transaction with FCB, including discussing the strategic rationale for the potential transaction, the potential terms and structure of the transaction, and potential synergies. On May 20, 2021, Eagle instructed D.A. Davidson to deliver a preliminary offer to the FCB, and on May 24, 2021, representatives of D.A. Davidson conveyed Eagle’s proposal to acquire FCB to representatives of ProBank by telephone.
FCB requested the assistance of ProBank to serve as financial advisor in connection with evaluating the possible transaction with Eagle. During the period between March 15, 2021 and May 24, 2021, FCB management and representatives of ProBank discussed Eagle’s interest in a potential transaction with FCB. FCB formally engaged ProBank on April 26, 2021.
The FCB board of directors met on May 27, 2021, to evaluate the preliminary proposal from Eagle and to consider alternatives, and authorized ProBank to conduct a more formal marketing process and proactively solicit indications of interest from additional third-party financial institutions.
During June 2021, ProBank contacted 15 depository financial institutions to assess their preliminary interest in acquiring FCB. Eight organizations executed confidentiality and nondisclosure agreements. On June 30, 2021, at the direction of FCB, ProBank released a confidential information memorandum and granted access to a virtual data room containing confidential information of FCB to the eight organizations that signed the confidentiality and nondisclosure agreements. A deadline for preliminary indications of interest of July 21, 2021, was established.
On June 14, 2021, Eagle received an invitation by telephone call to make a bid for FCB in the bidding process established by FCB and ProBank, and subsequently received access to the virtual data room with information regarding FCB. From June 30, 2021 to July 20, 2021, Eagle management and D.A. Davidson reviewed the FCB information in the virtual data room and the FCB confidential information memorandum. On July 20, 2021 the M&A committee of the Eagle board of directors met. At that meeting, the M&A committee again reviewed with Eagle management, D.A. Davidson and Eagle’s legal counsel, Nixon Peabody LLP (“Nixon Peabody”) the financial aspects of the proposed transaction, including a comparison of illustrative transaction pricing ratios and multiples, and again discussed the strategic rationale for a combination with FCB and potential pro forma characteristics of the combined company.
On July 21, 2021, Eagle submitted a written indication of interest to ProBank that contemplated an aggregate consideration of $39.4 million, based on a 70/30 stock and cash combination, which would be finalized after due diligence and confirmed in a definitive merger agreement. In addition, three other parties expressed varying levels of positive interest in a potential transaction with FCB.
On July 28, 2021, the FCB board met to review the indications of interest of all four parties, and determined to invite Eagle for limited scope credit due diligence on FCB’s loan portfolio to arrive at a final proposal. In addition, Eagle was asked to provide a draft agreement and plan of merger with its final proposal. ProBank requested Eagle’s final proposal and draft agreement and plan of merger by August 18, 2021, which was subsequently extended to August 25, 2021.
During the period July 29, 2021 through August 25, 2021, Eagle performed its preliminary due diligence on FCB’s loan portfolio and instructed Nixon Peabody to prepare a draft agreement and plan of merger. Eagle management also met with FCB management on August 9, 2021 and August 23, 2021 to discuss its due diligence, as well as Eagle’s business model, organizational structure, operating strategies, and post-merger leadership in Northeast Montana. On August 24, 2021 the M&A committee of the Eagle board of directors met. At that meeting, Eagle management discussed its due diligence findings from the credit review and meetings with FCB management. The M&A committee discussed with Eagle management, D.A. Davidson and Nixon Peabody proposed revisions to the proposal and the financial aspects of the proposed transaction as revised, including a comparison of illustrative transaction pricing ratios and multiples, and potential pro forma characteristics of the combined company.
On August 25, 2021, Eagle submitted a draft agreement and plan of merger and a revised and updated final indication of interest to acquire FCB in the form of a letter of intent that contemplated an aggregate consideration of $40.9 million, based on a 75/25 stock and cash combination, which would be finalized after due diligence and confirmed in a definitive merger agreement.
On August 26, 2021, the FCB Board engaged special transactional legal counsel Ballard Spahr LLP (“Ballard Spahr”) to represent FCB in connection with the business combination transaction. With the assistance of ProBank and Ballard Spahr, the Eagle letter of intent was negotiated and approved by the board of FCB on September 1, 2021, and Mr. Waters delivered a signed copy of the letter of intent to Mr. Johnson on September 1, 2021.
Between September 1, 2021 and September 30, 2021, Eagle and FCB and their respective legal counsel and financial advisors conducted due diligence and negotiated the agreement and plan of merger and related ancillary agreements. Through September 30, 2021, FCB provided Eagle with supplemental information regarding the financial aspects of its business, markets, and operations. Through September 30, 2021, Eagle provided FCB with information concerning its financial performance, business, markets, and operations. The issues raised in negotiations of the draft agreement and plan of merger included the respective representations and warranties of the parties, respective covenants of the parties pending closing of the transaction, covenants to further negotiation, termination rights and termination fees payable in certain circumstances. Representatives of Eagle had multiple telephonic conference calls with representatives of FCB to negotiate the terms of the draft merger agreement and ancillary agreements.
On September 14, 2021, representatives from FCB, ProBank, Eagle, D.A. Davidson and Nixon Peabody participated in a reverse due diligence conference call to provide information to FCB regarding Eagle and answer questions from FCB and ProBank. Also, on September 14, 2021, Ballard Spahr sent comments on the draft of the agreement and plan of merger to Nixon Peabody.
On September 20, 2021, representatives from FCB, ProBank, Eagle, D.A. Davidson and Nixon Peabody participated in a due diligence conference call to provide information to Eagle regarding FCB and answer questions from Eagle and D.A. Davidson. On September 22, 2021, Nixon Peabody circulated a revised draft of the agreement and plan of merger. On September 24, 2021, Ballard Spahr and Nixon Peabody preliminarily reviewed and discussed issues relating to certain terms of the agreement and plan of merger.
On September 27, 2021, Ballard Spahr provided comments on the revised draft agreement and plan of merger. On September 28, 2021, Mr. Johnson and Mr. Waters discussed the remaining open terms of the draft agreement and plan of merger, and on September 29, 2021, Nixon Peabody circulated a revised draft of the agreement and plan of merger.
On September 30, 2021, the FCB and First Community Bank boards of directors, together with ProBank and Ballard Spahr, met to consider the negotiated proposed agreement and plan of merger. ProBank reviewed the financial aspects of the proposed merger and rendered to the FCB board of directors a verbal opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by ProBank, the merger consideration in the proposed merger with Eagle was fair, from a financial point of view, to the holders of FCB common stock. Ballard Spahr then reviewed the specific terms of the agreement and plan of merger and the substantial process involved in negotiating its terms. Among other matters considered, the FCB board of directors reviewed the specific terms of the agreement and plan of merger, the form and value of the consideration to be received by FCB shareholders, the historical and current market price and dividends of Eagle common stock, the historical financial performance of Eagle, current market conditions including comparable bank merger and acquisition transactions, ancillary agreements for the employment of certain FCB employees following the merger, and the implications of the merger to FCB’s employees, customers, and communities.
After due consideration of these and other matters and taking into consideration the financial fairness opinion delivered by ProBank, the FCB board of directors and the First Community Bank board of directors unanimously (i) determined and declared that the agreement and plan of merger, the merger, and the other transactions contemplated by the agreement and plan of merger are advisable and in the best interests of FCB and its shareholders, (ii) authorized, adopted and approved the agreement and plan of merger, the merger and the other transactions contemplated by the agreement and plan of merger, (iii) recommended the approval of the agreement and plan of merger, the merger and the other transactions contemplated by the agreement and plan of merger to the FCB shareholders and (iv) resolved that the agreement and plan of merger be submitted to the FCB shareholders for approval thereof.
On September 30, 2021, the boards of directors of Eagle and Opportunity Bank held joint meetings to review and consider the agreement and plan of merger, and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations and rationale of the transaction. A representative of D.A. Davidson reviewed the principal terms of the proposed transaction and the financial impacts of the merger on Eagle and provided comparable transaction analysis for Montana and national bank mergers, and rendered to the Eagle board of directors a verbal opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson, the merger consideration in the proposed merger with FCB was fair, from a financial point of view, to Eagle. Nixon Peabody reviewed for the directors the terms and conditions of the agreement and plan of merger, the merger and the various ancillary agreements to be signed in connection with the agreement and plan of merger, and engaged in discussions with the board members on such matters.
After additional discussion and deliberation, the Eagle and Opportunity Bank boards of directors unanimously (i) determined and declared that the agreement and plan of merger, the merger, and the other transactions contemplated by the agreement and plan of merger are advisable and in the best interests of Eagle and its shareholders, (ii) authorized, adopted and approved the agreement and plan of merger, the merger and the other transactions contemplated by the agreement and plan of merger, (iii) recommended the approval of the agreement and plan of merger, the merger and the other transactions contemplated by the agreement and plan of merger to the Eagle shareholders and (iv) resolved that the agreement and plan of merger be submitted to the Eagle shareholders for approval thereof.
The parties signed the merger agreement on September 30, 2021, and a press release announcing the transaction was issued on October 1, 2021, prior to the open of trading in Eagle common stock. A conference call to discuss the merger was held later in the morning of October 1, 2021.
Eagle’s Reasons for the Merger and Recommendation of the Eagle Board of Directors
In reaching its decision to adopt and approve the merger agreement, the merger, including the Eagle share issuance, and the other transactions contemplated by the merger agreement, and to recommend that its shareholders adopt the merger agreement, including the Eagle share issuance, the Eagle board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Eagle’s management, as well as Eagle’s financial and legal advisors, and considered a number of factors, including the following factors:
•
each of Eagle’s, FCB’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, the Eagle board of directors considered its assessment that FCB’s business, operations, risk profile and geographic footprint complement those of Eagle, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger scale and market presence than Eagle on a stand-alone basis, and would thereby enable Eagle to serve an expanded customer base and position it for continued growth and investment;

•	the anticipated pro forma financial impact of the merger on the combined company, including the expected positive impact on certain financial metrics;
•
the strategic rationale for the merger, including the ability of the combined company to serve the banking needs of consumers and businesses in highly attractive markets, including the combination of Eagle’s and FCB’s operations in Northeastern Montana;

•
the Eagle board of directors’ belief that FCB’s earnings and prospects, and the synergies potentially available in the proposed merger, would create the opportunity for the combined company to have superior future earnings and prospects compared to Eagle’s earnings and prospects on a stand-alone basis;

•
the complementary nature of the values-based cultures of the two companies, including with respect to corporate purpose, strategic focus, target markets, client service, credit profiles, risk management, community development and corporate citizenship, and diversity, equity and inclusion, and the Eagle board of directors’ belief that the complementary cultures would facilitate the successful integration and implementation of the transaction;

•	the complementary nature of the products, services, customers and markets of the two companies, which the Eagle board of directors believed should improve risk-adjusted returns and diversification;
•	the ability to accelerate investments in digital capabilities, while also leveraging existing technology, in order to enhance FCB’s client and customer experience;
•
the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capabilities, capital and footprint, including in the areas of agricultural lending, commercial lending and residential lending;

•	the expectation of significant cost savings resulting from the merger;
•
its understanding of the current and prospective environment in which Eagle and FCB operate, including national, regional and local economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Eagle both with and without the merger;

•
its review and discussions with Eagle’s management and advisors concerning Eagle’s due diligence examination of FCB, including its operations, financial condition, loan portfolio and legal and regulatory compliance programs and prospects;

•	its expectation that Eagle would retain its strong capital position and asset quality upon completion of the merger;
•	its expectation that the acquisition will be accretive to Eagle’s earnings per share;
•	First Community Bank’s highly liquid balance sheet;
•	Eagle’s ability to leverage the agricultural lending expertise it has recently acquired, and that it is a low-risk alternative to de novo expansion into Northeastern Montana;
•
the oral opinion of D.A. Davidson, subsequently confirmed in its written opinion dated as of September 30, 2021, to the effect that, as of the date of such written opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration pursuant to the merger agreement was fair from a financial point of view to Eagle, as more fully described below in the section “—Opinion of Eagle’s Financial Advisor”;

•	its expectation that the required regulatory approvals could be obtained in a timely fashion;
•
its review with Eagle’s outside legal advisor, Nixon Peabody, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions and closing conditions; and

•
Eagle’s past record of realizing projected financial goals and benefits of mergers and acquisitions and the strength of Eagle’s management and infrastructure to successfully complete the integration process following the completion of the merger.

The Eagle board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:
•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;

•	the possibility of encountering difficulties in successfully integrating Eagle’s and FCB’s business, operations and workforce;
•	the risk of losing key Eagle or FCB employees during the pendency of the merger and thereafter;
•	the dilution to current Eagle shareholders from the issuance of additional shares of Eagle common stock in the merger;
•	certain anticipated merger-related costs and the fact that Eagle expects to incur a number of nonrecurring costs in connection with the merger even if the merger is not ultimately completed;
•	the possible diversion of management attention and resources from the operation of Eagle’s business or other strategic opportunities towards the completion of the merger;
•	the fact that the merger agreement places certain restrictions on the conduct of Eagle’s business prior to the completion of the merger;
•	the potential for legal claims challenging the merger; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the Eagle board of directors is not intended to be exhaustive, but includes the material factors considered by the Eagle board of directors. In reaching its decision to approve the merger agreement, the merger, including the Eagle share issuance, and the other transactions contemplated by the merger agreement, the Eagle board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Eagle board of directors considered all these factors as a whole, including through its discussions with Eagle’s management and financial and legal advisors, in evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement.
For the reasons set forth above, the Eagle board of directors determined that the merger agreement, the merger, including the Eagle share issuance, and the other transactions contemplated by the merger agreement are advisable and in the best interests of Eagle and its shareholders, and approved the merger agreement, the merger, including the Eagle share issuance, and the other transactions contemplated thereby.
It should be noted that this explanation of the reasoning of the Eagle board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Eagle board of directors unanimously recommends that the holders of Eagle common stock vote “FOR” the Eagle merger proposal and “FOR” the Eagle adjournment proposal.
Opinion of Eagle’s Financial Advisor
On August 13, 2021, Eagle entered into an engagement agreement with D.A. Davidson to render financial advisory and investment banking services to Eagle. As part of its engagement, D.A. Davidson agreed to provide Eagle’s board of directors with an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of FCB’s common stock in the proposed merger. Eagle engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Eagle and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On September 30, 2021, the Eagle board of directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Eagle board of directors that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration to be paid to the holders of FCB’s common stock was fair, from a financial point of view, to Eagle in the proposed merger.
The full text of D.A. Davidson’s written opinion, dated September 30, 2021, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Eagle’s shareholders are urged to read the opinion in its entirety.
D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the Eagle board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be paid to the holders of FCB’s common stock in the proposed merger. The opinion does not address, and D.A. Davidson does not express a view or opinion with respect to, (i) the underlying business decision of Eagle to engage in the proposed merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by Eagle or Eagle’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Eagle, its shareholders or relating to or arising out of the merger. The opinion does not express a view or opinion as to any terms or other aspects of the merger, except for the merger consideration. Eagle and FCB determined the merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of Eagle’s or FCB’s officers, directors, employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
D.A. Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the Eagle board of directors as Appendix C to this joint proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.4 to the Registration Statement on Form S-4.
In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:
•	a draft of the merger agreement, dated September 29, 2021;
•
certain financial statements and other historical financial and business information about Eagle and FCB made available to us from published sources and/or from the internal records of Eagle and FCB that D.A. Davidson deemed relevant;

•
certain publicly available analyst earnings estimates for Eagle for the years ending December 31, 2021, and December 31, 2022 and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Eagle;

•
financial projections for FCB for the year ending December 31, 2021 and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Eagle;

•	the current market environment generally and the banking environment in particular;
•	the market and trading characteristics of selected public companies and selected public banks and bank holding companies in particular;
•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;
•	the expected relative financial contributions of Eagle and FCB to the combined company as discussed with, and confirmed by, senior management of Eagle;
•	the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;
•	the net present value of FCB, Eagle, or the combined entity with consideration of projected financial results; and
•
other such financial studies, analyses, investigations and financial, economic and market information that D.A. Davidson considered relevant including discussions with management and other representatives and advisors of Eagle and FCB concerning the business, financial condition, results of operations and prospects of Eagle and FCB.

In arriving at its opinion, D.A. Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information. D.A. Davidson relied on the assurances of management of Eagle that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. D.A. Davidson did not undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Eagle or FCB. In addition, D.A. Davidson did not assume any obligation to conduct, nor did D.A. Davidson conduct any physical inspection of the properties or facilities of Eagle or FCB and has not been provided with any reports of such physical inspections. D.A. Davidson assumed that there has been no material change in Eagle’s or FCB’s business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to D.A. Davidson.
With respect to the financial projections and estimates (including information relating to the amounts and timing of merger costs, purchase accounting adjustments, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, D.A. Davidson has been advised by management of Eagle that such projections and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Eagle as to the future financial performance of Eagle and FCB and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson did not assume responsibility for and do not express an opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of management of Eagle that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
D.A. Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has D.A. Davidson assessed the adequacy of the allowance for loan losses of Eagle or FCB. D.A. Davidson has not reviewed any individual credit files relating to Eagle or FCB. D.A. Davidson assumed that the respective allowances for loan losses for both Eagle and FCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of Eagle’s or FCB’s deposit base, nor has D.A. Davidson independently evaluated potential deposit concentrations or the deposit composition of Eagle or FCB. D.A. Davidson did not make an independent evaluation of the quality of Eagle’s or FCB’s investment securities portfolio, nor has D.A. Davidson independently evaluated potential concentrations in the investment securities portfolio of Eagle or FCB.
D.A. Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to D.A. Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the merger agreement and applicable laws, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on FCB or the contemplated benefits of the merger.
D.A. Davidson assumed in all respects material to its analysis that Eagle and FCB will remain as going concerns for all periods relevant to its analysis. D.A. Davidson’s opinion was necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to Eagle’s board of directors.
Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.
We also do not express an opinion as to the actual value of Eagle’s common stock when issued in the merger or the prices at which Eagle’s common stock or FCB’s common stock will trade following announcement of the merger or at any future time.
We have not evaluated the solvency or fair value of Eagle or FCB under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Eagle or FCB. We are not expressing any opinion as to the impact of the merger on the solvency or viability of Eagle or FCB or the ability of Eagle or FCB to pay their respective obligations when they come due.
Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of September 29, 2021, the last trading day prior to the date on which D.A. Davidson delivered the fairness opinion letter to Eagle’s board of directors, and is not necessarily indicative of market conditions after such date.
Implied Valuation Multiples for FCB based on the Merger Consideration
D.A. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of FCB common stock (other than dissenting shares) issued and outstanding immediately prior to the effective time shall be automatically converted into the right to receive (i) $276.32 in cash and (ii) 37.7492 shares of Eagle common stock. The terms and conditions of the merger are more fully set forth in the merger agreement. For purposes of the financial analyses described below, based on the closing price of Eagle common stock on September 29, 2021, of $22.10, the merger consideration represented an implied value of $1,110.58 per share of FCB common stock, or $41.1 million in aggregate. Based upon financial information as of or for the twelve-months ended June 30, 2021 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:
Transaction Rations
	Per Share	Aggregate
Transaction Price / LTM Net Income	7.2x	7.2x
Transaction Price / 2021E Net Income(1)	7.6x	7.6x
Transaction Price / 2022E Net Income(1)	10.6x	10.6x
Transaction Price / Required Tangible Book Value(2)	139.3%	139.3%
Tangible Book Premium / Core Deposits(3)	—	4.0%
(1)	Financial projections in for FCB based on FCB management's budget in 2021 and growth rate assumptions in 2022, as discussed with and confirmed by EBMT management
(2)	Required Tangible Stockholders' Equity of $29.5 million
(3)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration compared to tangible book value by core deposits
Stock Price Performance of Eagle and FCB
D.A. Davidson reviewed the history of the reported trading prices and volume of Eagle common stock and certain stock indices, including the Russell 3000 and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of Eagle with the performance of the Russell 3000 and the NASDAQ Bank Index as follows:
One Year Stock Performance
	Beginning Index Value on 9/29/2020	Ending Index Value on 9/29/2021
Russell 3000	100.0%	132.5%
NASDAQ Bank Index	100.0%	191.6%
EBMT	100.0%	125.1%
Three Year Stock Performance
	Beginning Index Value on 9/28/2018	Ending Index Value on 9/29/2021
Russell 3000	100.0%	149.9%
NASDAQ Bank Index	100.0%	118.1%
EBMT	100.0%	121.8%

Contribution Analysis
D.A. Davidson analyzed the relative contribution of Eagle and FCB to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) net income during the preceding twelve months ended June 30, 2021; (ii) projected net income for Eagle in 2021 and 2022 based on average Street estimates, as discussed with and confirmed by Eagle management, and projected net income for FCB in 2021 based on FCB management’s budget and growth rate assumptions in 2022, as discussed with and confirmed by Eagle management; (iii) total assets; (iv) gross loans; (v) total deposits; (vi) non-maturity deposits; and (vii) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of Eagle or FCB shareholders in the combined company:
Contribution Analysis
	Eagle Bancorp Stand-alone	EBMT % of Total	First Community Stand-alone	FCB % of Total
Income Statement - Historical
LTM Net Income (in thousands)(1)	$19,490	77.4%	$5,679	22.6%

Income Statement - Projections
2021E Net Income (in thousands)(2)(3)	$17,123	75.9%	$5,435	24.1%
2022E Net Income (in thousands)(2)(3)	$17,259	81.6%	$3,888	18.4%

Balance Sheet
Total Assets (in thousands)	$1,359,355	78.9%	$362,455	21.1%
Gross Loans, Incl. Loans HFS (in thousands)	$930,756	80.9%	$220,112	19.1%
Total Deposits (in thousands)	$1,145,602	78.9%	$306,625	21.1%
Non-Maturity Deposits (in thousands)	$988,282	78.8%	$265,950	21.2%
Tangible Common Equity, Required (in thousands)	$129,885	81.5%	$29,500	18.5%

Pro Forma Ownership
Merger Transaction - Actual		82.9%		17.1%
Merger Transaction - 100% Stock Equivalent		78.4%		21.6%
Note: Pro forma contribution does not include any purchase accounting or merger adjustments
(1)	Net income for the preceding twelve-month period ending June 30, 2021
(2)	Financial projections for FCB based on FCB management budget and projections in 2021 and growth rate thereafter, as discussed with and confirmed by EBMT management
(3)	Financial projections for EBMT based on average Street EPS in 2021-2022, as discussed with and confirmed by EBMT management
Eagle Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for Eagle and a group of nine financial institutions selected by D.A. Davidson which: (i) were headquartered in Colorado, Idaho, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming; (ii) had their common stock listed on the NYSE or NASDAQ exchanges; (iii) had assets less than $4.0 billion; and (iv) were not pending merger targets or ethnic-focused banks. The nine financial institutions were as follows:
Alerus Financial Corporation FS Bancorp, Inc. First Western Financial, Inc. Coastal Financial Corporation First Northwest Bancorp	Timberland Bancorp, Inc. Riverview Bancorp, Inc. First Financial Northwest, Inc. Sound Financial Bancorp, Inc.

Note: Does not reflect impact from pending acquisitions or acquisitions closed after September 29, 2021
The analysis compared the financial condition and market performance of Eagle and the nine financial institutions identified above based on publicly available financial and market trading information for Eagle and the nine financial institutions as of and for the twelve-month or three-month period ended June 30, 2021. The analysis also compared the 2021 and 2022 earnings per share multiples for Eagle and the nine financial institutions identified above based on publicly available consensus Street estimates for Eagle and the nine financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).
Financial Condition and Performance
	Eagle Bancorp	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$1,359	$1,787	$1,877	$923	$3,157
Loan / Deposit Ratio	76.3%	87.5%	81.8%	63.0%	96.7%
Non-Performing Assets / Total Assets	0.40%	0.14%	0.14%	0.02%	0.28%
Tangible Common Equity Ratio	9.72%	9.61%	9.47%	7.24%	11.19%
Net Interest Margin (Most Recent Quarter)	3.81%	3.34%	3.34%	2.88%	4.09%
Cost of Deposits (Most Recent Quarter)	0.13%	0.20%	0.28%	0.13%	0.68%
Efficiency Ratio (Most Recent Quarter)	83.5%	65.4%	64.7%	49.4%	78.2%
Pre-Tax Pre-Provision Return on Average Assets (Most Recent Quarter)	1.08%	1.62%	1.53%	0.62%	2.07%
Return on Average Assets (Most Recent Quarter)	0.80%	1.36%	1.28%	0.69%	1.63%
Return on Average Tangible Common Equity (Most Recent Quarter)	8.01%	15.44%	14.27%	6.46%	18.55%
Market Performance Multiples
	Eagle Bancorp	Comparable Companies
		Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$149	$227	$251	$115	$521
Price Change (LTM)	25.10%	78.80%	83.70%	49.50%	162.10%
Price Change (YTD)	4.10%	39.40%	32.50%	10.60%	57.30%
Price / LTM Earnings Per Share	7.7x	10.5x	11.1x	6.8x	18.7x
Price / 2021E Earnings Per Share(1)	8.6x	13.2x	13.6x	8.5x	18.0x
Price / 2022E Earnings Per Share(1)	8.7x	15.5x	13.4x	8.3x	16.1x
Price / Tangible Book Value Per Share	115.30%	127.30%	143.90%	95.70%	257.40%
Dividend Yield (Most Recent Quarter)	2.26%	2.11%	2.18%	1.36%	3.00%
(1)	Earnings per share estimates based on average Street EPS estimates
FCB Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for FCB and a group of 11 financial institutions selected by D.A. Davidson which: (i) were headquartered in Colorado, Idaho, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming; (ii) had their common stock listed on an OTC exchange; (iii) had assets between $200.0 million and $600.0 million; and (iv) were not pending merger targets or ethnic-focused banks. These 11 financial institutions were as follows:
Mountain Pacific Bancorp, Inc. Commencement Bancorp, Inc. Solera National Bancorp, Inc. Savi Financial Corporation, Inc. Lewis & Clark Bancorp U & I Financial Corp.	High Country Bancorp, Inc. Oregon Bancorp, Inc. Pacific West Bank Denver Bankshares, Inc. Coeur d’Alene Bancorp, Inc.

Note: Does not reflect impact from pending acquisitions or acquisitions closed after September 29, 2021
The analysis compared the financial condition and market performance of FCB and the 11 financial institutions identified above based on publicly available financial and market trading information for FCB and the 11 financial institutions as of and for the twelve-month or three-month period ended June 30, 2021. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).
Financial Condition and Performance
	First Community	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$374	$417	$416	$235	$580
Loan / Deposit Ratio	71.80%	78.90%	75.10%	41.90%	92.80%
Non-Performing Assets / Total Assets	0.44%	0.43%	0.60%	0.01%	2.23%
Tangible Common Equity Ratio	10.91%	9.41%	10.65%	6.98%	18.07%
Net Interest Margin (Most Recent Quarter)	4.26%	3.60%	3.59%	2.46%	4.55%
Cost of Deposits (Most Recent Quarter)	0.21%	0.22%	0.26%	0.10%	0.55%
Efficiency Ratio (Most Recent Quarter)	60.80%	67.70%	63.50%	35.10%	82.80%
Pre-Tax Pre-Provision Return on Average Assets (Most Recent Quarter)	2.12%	1.63%	2.07%	0.53%	7.69%
Return on Average Assets (Most Recent Quarter)	1.14%	1.01%	1.51%	-0.04%	5.78%
Return on Average Tangible Common Equity (Most Recent Quarter)	10.69%	13.96%	13.02%	-0.40%	33.18%
Market Performance Multiple
	First Community	Comparable Companies
		Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$—	$46	$48	$19	$105
Price Change (LTM)	—	36.40%	39.20%	18.30%	72.00%
Price Change (YTD)	—	21.10%	20.90%	-7.70%	60.00%
Price / LTM Earnings Per Share	—	12.4x	11.2x	5.4x	14.8x
Price / Tangible Book Value Per Share	—	104.80%	111.10%	82.00%	162.50%
Dividend Yield (Most Recent Quarter)	—	0.88%	1.60%	0.00%	4.90%
Precedent Transactions Analysis
D.A. Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Northern Rockies Transactions,” (2) “Western United States Transactions,” and (3) “Nationwide Transactions.”
“Northern Rockies Transactions” included 5 transactions where:
•	the selling company was a bank or bank holding company headquartered in ID, MT or WY;
•	the transaction was announced between January 1, 2018 and September 29, 2021;
•	the selling company’s total assets were below $1.0 billion;
•	the transaction’s pricing information was publicly available; and
•	the transaction was not a merger of equals
“Western United States” included 7 transactions where:
•	the selling company was a bank or bank holding company headquartered in AZ, CO, ID, MT, ND, NM, NV, OR, SD, UT, WA or WY;
•	the transaction was announced between January 1, 2018 and September 29, 2021;
•	the selling company’s total assets were between $150.0 million and $500.0 million;
•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals
“Nationwide Transactions” included 14 transactions where:
•	the selling company was a bank or bank holding company headquartered in the United States;
•	the transaction was announced between January 1, 2020 and September 29, 2021;
•	the selling company’s total assets were between $200.0 million and $600.0 million;
•	the selling company’s ROAA was above 0.50% and nonperforming assets / assets was under 2.00%;
•	the transaction’s pricing information was publicly available;
•	the transaction was not 100.0% cash consideration; and
•	the transaction was not a merger of equals
The following tables set forth the transactions included in “Northern Rockies Transactions,” “Western U.S. Transactions,” and “Nationwide Transactions,” and are sorted by announcement date:
Northern Rockies Transactions
Announcement Date	Acquirer	Target
7/22/2021*	First Western Financial, Inc.	Teton Financial Services, Inc.
8/9/2019	Eagle Bancorp Montana, Inc.	Western Holding Company of Wolf Point
10/11/2018	First Interstate BancSystem, Inc	Idaho Independent Bank
10/11/2018	First Interstate BancSystem, Inc.	Community 1st Bank
8/21/2018	Eagle Bancorp Montana, Inc.	Big Muddy Bancorp, Inc.
Western U.S. Transactions
Announcement Date	Acquirer	Target
7/22/2021*	First Western Financial, Inc.	Teton Financial Services, Inc.
7/1/2019	BayCom Corp	TIG Bancorp
6/3/2019	Arizona Federal Credit Union	Pinnacle Bank
5/17/2019	Capitol Bancorporation, Inc.	Advantage Bank
1/16/2019	Glacier Bancorp, Inc.	FNB Bancorp
8/13/2018	BayCom Corp	Bethlehem Financial Corporation
5/23/2018	Timberland Bancorp, Inc.	South Sound Bank
Nationwide Transactions
Announcement Date	Acquirer	Target
9/28/2021*	Southern Missouri Bancorp, Inc.	Fortune Financial Corporation
8/25/2021*	SouthPoint Bancshares, Inc.	Merchants Finical Services, Inc.
8/23/2021*	Seacoast Banking Corporation of Florida	Sabal Palm Bancorp, Inc
7/22/2021*	First Western Financial, Inc.	Teton Financial Services, Inc.
6/07/2021*	HBT Financial, Inc.	NXT Bancorporation, Inc.
5/04/2021*	Farmers & Merchants Bancorp, Inc.	Perpetual Federal Savings Bank
4/27/2021*	Southern California Bancorp	Bank of Santa Clarita
3/23/2021	Seacoast Banking Corporation of Florida	Legacy Bank of Florida
2/18/2021	First National Corporation	Bank of Fincastle
8/27/2020	Hanover Bancorp, Inc.	Savoy Bank
2/5/2020	BankFirst Capital Corporation	Traders & Farmers Bancshares, Inc.
1/23/2020	Seacoast Banking Corporation of Florida	Fourth Street Banking Company
1/21/2020	Pinnacle Bankshares Corporation	Virginia Bank Bankshares, Incorporated
1/9/2020	Norwood Financial Corp.	Upstate New York Bancorp, Inc.
*	Indicates the transaction was pending as of September 29, 2021

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:
•
transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

•	tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.
D.A. Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of FCB as of or for the twelve-month period ended June 30, 2021. The table below sets forth the results of this analysis.
Financial Condition and Performance
	First Community	Northern Rockies				Western U.S.				Nationwide
		Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$374	$130	$299	$100	$725	$236	$267	$157	$429	$390	$377	$217	$597
Return on Average Assets (Last Twelve Months)	1.14%	0.79%	0.88%	0.53%	1.47%	0.78%	1.07%	0.37%	2.12%	1.07%	1.07%	0.53%	1.72%
Return on Average Equity (Last Twelve Months)	10.46%	7.72%	8.51%	5.18%	13.63%	5.82%	8.82%	3.10%	17.99%	9.72%	10.57%	4.93%	22.55%
Tangible Common Equity Ratio	10.92%	10.35%	10.28%	8.30%	11.99%	11.81%	11.30%	8.30%	12.84%	10.14%	10.23%	7.08%	20.08%
Efficiency Ratio (Last Twelve Months)	63.0%	67.0%	64.9%	54.8%	71.3%	63.0%	64.5%	47.9%	85.2%	57.8%	59.7%	41.0%	77.6%
Non-Performing Assets / Total Assets	0.44%	0.02%	0.49%	0.00%	2.15%	0.69%	0.83%	0.02%	1.71%	0.59%	0.60%	0.00%	1.37%
Financial Condition and Performance
	First Community	Northern Rockies				Western U.S.				Nationwide
		Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Tangible Book Value (Per Share)	139.3%	140.9%	160.5%	119.1%	250.9%	154.9%	164.2%	135.1%	216.4%	148.4%	148.2%	96.2%	186.7%
Transaction Price / Tangible Book Value (Aggregate)	139.3%	140.9%	163.2%	119.1%	258.6%	154.9%	164.2%	135.1%	216.4%	148.4%	148.9%	96.2%	186.7%
Transaction Price / Last Twelve Months EPS	7.2x	19.8x	20.1x	16.1x	24.7x	17.6x	19.0x	10.8x	27.3x	16.5x	15.4x	8.0x	21.4x
Tangible Book Premium / Core Deposits (1)	4.0%	6.5%	8.0%	3.5%	18.0%	8.7%	10.2%	3.6%	18.4%	7.6%	8.7%	-0.5%	19.0%
(1)
Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration over tangible book value by core deposits.

Net Present Value Analysis for FCB
D.A. Davidson performed an analysis that estimated the net present value per share of FCB common stock under various circumstances. The analysis assumed: (i) FCB performed in accordance with FCB management’s budget for the year ending December 31, 2021, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Eagle management. To approximate the terminal value of FCB common stock at December 31, 2026, D.A. Davidson applied price to earnings multiples of 9.0x to 17.0x and multiples of tangible book value ranging from 100.0% to 170.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.00% to 17.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FCB’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the Duff & Phelps normalized risk-free rate, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.
At the September 30, 2021 Eagle board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $597.33 to $1,327.64 per share of FCB common stock when applying the price to earnings multiples to the financial projections and $778.59 to $1,685.15 per share of FCB common stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	15.0x	16.0x
11.00%	$784.93	$862.46	$939.99	$1,017.52	$1,095.05	$1,250.11	$1,327.64
12.00%	$749.08	$822.88	$896.67	$970.47	$1,044.26	$1,191.85	$1,265.64
13.00%	$715.23	$785.50	$855.77	$926.04	$996.31	$1,136.84	$1,207.11
14.00%	$683.24	$750.18	$817.12	$884.07	$951.01	$1,084.89	$1,151.83
15.00%	$653.00	$716.80	$780.60	$844.39	$908.19	$1,035.79	$1,099.59
16.00%	$624.40	$685.22	$746.05	$806.88	$867.71	$989.36	$1,050.19
17.00%	$ 597.33	$ 655.34	$ 713.36	$771.38	$829.40	$945.44	$ 1,003.46
Tangible Book Value Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	110.0%	120.0%	130.0%	140.0%	160.0%	170.0%
11.00%	$1,027.15	$1,121.15	$1,215.15	$1,309.15	$1,403.15	$1,591.15	$1,685.15
12.00%	$979.63	$1,069.10	$1,158.57	$1,248.04	$1,337.51	$1,516.45	$1,605.92
13.00%	$934.77	$1,019.96	$1,105.16	$1,190.35	$1,275.55	$1,445.94	$1,531.14
14.00%	$892.38	$973.54	$1,054.70	$1,135.86	$1,217.02	$1,379.35	$1,460.51
15.00%	$852.32	$929.67	$1,007.02	$1,084.37	$1,161.72	$1,316.42	$1,393.77
16.00%	$814.43	$888.18	$961.93	$1,035.68	$1,109.43	$1,256.92	$1,330.67
17.00%	$778.59	$848.93	$919.28	$989.62	$1,059.96	$1,200.65	$1,270.99
D.A. Davidson also considered and discussed with the Eagle board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming FCB estimated earnings per share in 2026 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of and $501.99 to $1,212.15 per share of FCB common stock, using the price to earnings multiples of 9.0x to 16.0x and a discount rate of 16.58%.
Variance to 2026 EPS	Earnings Per Share Multiple
	9.0x	10.0x	11.0x	12.0x	13.0x	15.0x	16.0x
20.00%	$715.04	$786.05	$857.07	$928.08	$999.10	$1,141.13	$1,212.15
15.00%	$688.41	$756.46	$824.52	$892.58	$960.63	$1,096.75	$1,164.80
10.00%	$661.78	$726.87	$791.97	$857.07	$922.17	$1,052.36	$1,117.46
5.00%	$635.15	$697.28	$759.42	$821.56	$883.70	$1,007.98	$1,070.11
0.00%	$608.51	$667.69	$726.87	$786.05	$845.23	$963.59	$1,022.77
-5.00%	$581.88	$638.10	$694.32	$750.55	$806.77	$919.21	$975.43
-10.00%	$555.25	$608.51	$661.78	$715.04	$768.30	$874.82	$928.08
-15.00%	$528.62	$578.92	$629.23	$679.53	$729.83	$830.44	$880.74
-20.00%	$501.99	$549.34	$596.68	$644.02	$691.37	$786.05	$833.40

Net Present Value Analysis for Eagle
D.A. Davidson performed an analysis that estimated the net present value per share of Eagle common stock under various circumstances. The analysis assumed: (i) Eagle performed in accordance with average Street estimates for the years ending December 31, 2021 and December 31, 2022; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Eagle management. To approximate the terminal value of Eagle common stock at December 31, 2026, D.A. Davidson applied price to earnings multiples of 6.0x to 20.0x and multiples of tangible book value ranging from 100.0% to 170.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Eagle’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the Duff & Phelps normalized risk-free rate, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.
At the September 30, 2021 Eagle board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $9.15 to $35.04 per share of Eagle common stock when applying the price to earnings multiples to the financial projections and $15.90 to $34.31 per share of Eagle common stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	6.0x	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.00%	$11.99	$15.28	$18.58	$21.87	$25.16	$28.45	$31.75	$35.04
10.00%	$11.45	$14.58	$17.71	$20.84	$23.97	$27.10	$30.24	$33.37
11.00%	$10.93	$13.91	$16.89	$19.87	$22.85	$25.83	$28.81	$31.79
12.00%	$10.45	$13.29	$16.12	$18.96	$21.79	$24.63	$27.46	$30.30
13.00%	$9.99	$12.69	$15.39	$18.09	$20.79	$23.49	$26.19	$28.89
14.00%	$9.56	$12.13	$14.70	$17.28	$19.85	$22.42	$24.99	$27.57
15.00%	$9.15	$11.60	$14.05	$16.50	$18.96	$21.41	$23.86	$26.31
Tangible Book Value Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	100.00%	110.00%	120.00%	130.00%	140.00%	150.00%	160.00%	170.00%
9.00%	$21.05	$22.95	$24.84	$26.74	$28.63	$30.52	$32.42	$34.31
10.00%	$20.07	$21.87	$23.67	$25.47	$27.27	$29.07	$30.87	$32.67
11.00%	$19.13	$20.85	$22.56	$24.27	$25.99	$27.70	$29.42	$31.13
12.00%	$18.25	$19.89	$21.52	$23.15	$24.78	$26.41	$28.04	$29.67
13.00%	$17.42	$18.98	$20.53	$22.08	$23.64	$25.19	$26.74	$28.30
14.00%	$16.64	$18.12	$19.60	$21.08	$22.56	$24.04	$25.52	$27.00
15.00%	$15.90	$17.31	$18.72	$20.13	$21.54	$22.95	$24.36	$25.77

D.A. Davidson also considered and discussed with the Eagle board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Eagle estimated earnings per share in 2026 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $8.53 to $34.99 per share for Eagle common stock, using the price to earnings multiples of 6.0x to 20.0x and a discount rate of 12.58%.
Variance to 2026 EPS	Earnings Per Share Multiple
	6.0x	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
20.00%	$11.84	$15.14	$18.45	$21.76	$25.06	$28.37	$31.68	$34.99
15.00%	$11.42	$14.59	$17.76	$20.93	$24.10	$27.27	$30.44	$33.61
10.00%	$11.01	$14.04	$17.07	$20.10	$23.14	$26.17	$29.20	$32.23
5.00%	$10.60	$13.49	$16.38	$19.28	$22.17	$25.06	$27.96	$30.85
0.00%	$10.18	$12.94	$15.69	$18.45	$21.21	$23.96	$26.72	$29.47
-5.00%	$9.77	$12.39	$15.00	$17.62	$20.24	$22.86	$25.48	$28.10
-10.00%	$9.35	$11.84	$14.32	$16.80	$19.28	$21.76	$24.24	$26.72
-15.00%	$8.94	$11.28	$13.63	$15.97	$18.31	$20.65	$23.00	$25.34
-20.00%	$8.53	$10.73	$12.94	$15.14	$17.35	$19.55	$21.76	$23.96
Illustrative Net Present Value Analysis for Pro Forma Eagle
For illustrative purposes, D.A. Davidson performed an analysis that estimated the net present value per share of Eagle common stock under various circumstances, including the impact of the merger with FCB. The analysis assumed (i) Eagle performed in accordance with average Street estimates for the years ending December 31, 2021 and December 31, 2022 and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Eagle management; and (iii) the pro forma financial impact of the merger with FCB including the cost savings estimates, revenue enhancements, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by Eagle management. The analysis also assumed (i) FCB performed in accordance with financial projections for FCB based on FCB management’s budget for the year ending December 31, 2021 and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Eagle management. To approximate the terminal value of Eagle common stock at December 31, 2026, D.A. Davidson applied price to earnings multiples of 6.0x to 20.0x and multiples of tangible book value ranging from 100.0% to 170.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Eagle’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the Duff & Phelps normalized risk-free rate, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.
At the September 30, 2021 Eagle board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates a range of $10.61 to $41.60 per share of Eagle common stock when applying the price to earnings multiples to the financial projections and $16.24 to $35.09 per share of Eagle common stock of when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	6.0x	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.00%	$13.96	$17.91	$21.85	$25.80	$29.75	$33.70	$37.65	$41.60
10.00%	$13.32	$17.07	$20.83	$24.58	$28.34	$32.09	$35.85	$39.60
11.00%	$12.71	$16.29	$19.86	$23.43	$27.00	$30.58	$34.15	$37.72
12.00%	$12.14	$15.54	$18.94	$22.34	$25.74	$29.14	$32.54	$35.94
13.00%	$11.61	$14.84	$18.08	$21.32	$24.56	$27.79	$31.03	$34.27
14.00%	$11.10	$14.18	$17.26	$20.35	$23.43	$26.52	$29.60	$32.69
15.00%	$10.61	$13.55	$16.49	$19.43	$22.37	$25.31	$28.25	$31.19
Tangible Book Value Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	110%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%
9.00%	$21.51	$23.45	$25.39	$27.33	$29.27	$31.21	$33.15	$35.09
10.00%	$20.50	$22.35	$24.19	$26.04	$27.88	$29.73	$31.57	$33.42
11.00%	$19.55	$21.31	$23.06	$24.82	$26.57	$28.33	$30.08	$31.84
12.00%	$18.65	$20.32	$21.99	$23.66	$25.33	$27.00	$28.67	$30.34
13.00%	$17.80	$19.39	$20.98	$22.57	$24.16	$25.76	$27.35	$28.94
14.00%	$17.00	$18.51	$20.03	$21.54	$23.06	$24.58	$26.09	$27.61
15.00%	$16.24	$17.68	$19.13	$20.57	$22.02	$23.46	$24.91	$26.35
D.A. Davidson also considered and discussed with the Eagle board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Eagle’s pro forma estimated earnings per share in 2026 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $9.84 to $41.57 per share of Eagle common stock using the price to earnings multiples of 6.0x to 20.0x, and using a discount rate of 12.58%.
Variance to 2026 EPS	Earnings Per Share Multiple
	6.0x	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
20.00%	$13.81	$17.78	$21.74	$25.71	$29.67	$33.64	$37.60	$41.57
15.00%	$13.31	$17.12	$20.92	$24.72	$28.52	$32.32	$36.12	$39.92
10.00%	$12.82	$16.45	$20.09	$23.72	$27.36	$31.00	$34.63	$38.27
5.00%	$12.32	$15.79	$19.26	$22.73	$26.20	$29.67	$33.14	$36.61
0.00%	$11.83	$15.13	$18.44	$21.74	$25.05	$28.35	$31.66	$34.96
-5.00%	$11.33	$14.47	$17.61	$20.75	$23.89	$27.03	$30.17	$33.31
-10.00%	$10.84	$13.81	$16.78	$19.76	$22.73	$25.71	$28.68	$31.66
-15.00%	$10.34	$13.15	$15.96	$18.77	$21.58	$24.39	$27.19	$30.00
-20.00%	$9.84	$ 12.49	$ 15.13	$ 17.78	$ 20.42	$ 23.06	$ 25.71	$ 28.35
Financial Impact Analysis
D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Eagle and FCB. Assumptions regarding the accounting treatment, acquisition adjustments, cost savings and revenue enhancements were used to calculate the financial impact that the merger would have on certain projected financial results of FCB. In the course of this analysis, D.A. Davidson used the average Street estimates for Eagle for the years ending December 31, 2021, December 31, 2022, and a long-term growth rate for the years thereafter, as discussed and confirmed by Eagle management. D.A. Davidson used FCB management’s budget for the year ending December 31, 2021, and a long-term growth rate for the years thereafter, as discussed and confirmed by Eagle management. This analysis indicated that the merger is expected to be accretive to Eagle’s estimated earnings per share beginning in 2022, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Eagle and that Eagle would maintain capital ratios in excess of those required for Eagle to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Eagle and FCB prior to and following the merger will vary from the projected results, and the variations may be material.
D.A. Davidson prepared its analyses for purposes of providing its opinion to Eagle’s board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of FCB’s common stock in the proposed merger and to assist Eagle’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Eagle, FCB or D.A. Davidson or any other person assumes responsibility if future results are materially different from those projected.
D.A. Davidson’s opinion was one of many factors considered by the Eagle’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Eagle or management with respect to the merger or the merger consideration.
D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to Eagle, FCB and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Eagle for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Eagle selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on August 13, 2021, Eagle engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction and agreed to pay D.A. Davidson a cash fee of $75,000 concurrently with the rendering of its opinion. Eagle agreed to pay D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 0.75% of the aggregate consideration. Eagle has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, up to an aggregate amount of $10,000, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.
D.A. Davidson has, during the two years preceding the date of the fairness opinion letter, provided investment banking services to Eagle, but did not receive compensation for such services. Additionally, D.A. Davidson may seek to provide investment banking services to the combined company in the future and would expect to receive future compensation.
FCB’s Reasons for the Merger and Recommendation of the FCB Board of Directors
After careful consideration, at its meeting on September 30, 2021, the FCB board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and bank merger, taken together, were fair to and in the best interests of the FCB shareholders. Accordingly, the FCB board of directors unanimously approved the merger agreement and the transactions contemplated thereby and recommended that the FCB shareholders vote “FOR” the FCB merger proposal.
In reaching its decision to approve the merger and recommend the merger to FCB shareholders, FCB’s board of directors consulted with the FCB management, as well as FCB’s financial, legal, and tax advisors, and considered a number of factors weighing in favor of the merger, including the following, which are not presented in order of priority:
•	FCB’s board of directors’ belief that the merger consideration to be received by FCB shareholders pursuant to the merger represented an attractive value for the shares of FCB common stock;
•
the FCB board of directors’ belief that a merger with Eagle would allow FCB shareholders to participate in the future performance of a combined company that would have better future prospects than FCB was likely to achieve on a stand-alone basis or through other strategic alternatives available to FCB;

•
Eagle’s business and financial condition, results of operations, earnings, prospects, stock price performance, and financial obligations, taking into account the results of FCB’s due diligence investigation of Eagle;

•
FCB’s business, historical, current and projected financial performance, the competitive operating environment, current management strengths, existing trends in the industry in which FCB operates, including the national and local economic conditions, the interest rate environment, regulatory environment, escalating technology demands, and the execution risks of continuing with FCB’s current strategy in light of the foregoing;

•
FCB shareholders will receive a portion of the merger consideration in cash and the merger was not subject to any financing contingency, which would provide certainty of value and liquidity to the FCB shareholders;

•
FCB shareholders will receive a portion of the merger consideration in shares of Eagle common stock, which will be registered with the SEC and listed on the Nasdaq Stock Market in connection with the merger, contrasted with the lack of liquidity of the FCB common stock;

•
the stock portion of the merger consideration is fixed so that if the market price of Eagle common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by FCB shareholders in exchange for their shares of FCB common stock will also be higher;

•
FCB shareholders will receive a portion of the merger consideration in shares of Eagle common stock, which will allow FCB shareholders who wish to participate in the future performance of the combined FCB and Eagle businesses and synergies resulting from the merger to do so, and, in particular, the following factors relating to the combination of the FCB and Eagle businesses:

•	the attractive locations of Eagle’s branches in Montana and the potential for expansion and diversification of FCB’s market footprint through the merger;
•	the merger may allow the combined company to compete more effectively through broader product offerings and a larger legal lending limit;
•	the common business vision and commitment to their respective customers, shareholders, employees and other constituencies shared by FCB’s and Eagle’s management teams;
•	FCB management’s expectations regarding cost synergies, earnings accretion and internal rate of return for the combined company;
•	the merger will position the combined company to sustain the positive loan and deposit origination trends experienced by FCB and Eagle in the combined company markets;
•
the merger of FCB with Eagle as a larger bank holding company would provide the combined company with the opportunity to realize economies of scale, increase efficiencies of operations, and enhance the development of new products and services;

•
the expanded possibilities, including organic growth and to acquire, be acquired or combine with other third parties, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•
an enhanced management team and board of directors of Eagle following the merger with continued participation of FCB’s Samuel Waters, which enhances the likelihood that the expected benefits of the merger will be realized; and

•	the likelihood of successful integration of FCB with Eagle, given Eagle’s history in other acquisition transactions.
•	the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;
•	the fact that Eagle intends to retain as many employees of FCB as feasible;
•
the belief that the merger will provide expanded career opportunities for existing FCB employees, and that Eagle will have a greater ability to attract and retain well-qualified employees to address ever changing complexities of banking operations and regulations;

•
the financial terms of recent merger and acquisition transactions involving banks and bank holding companies, particularly in Montana, and a comparison of the financial metrics of such transactions with the terms of the proposed merger with Eagle;

•
the financial presentation of ProBank, FCB’s financial advisor, to the FCB board of directors on September 30, 2021 and the oral opinion of ProBank delivered to FCB’s board of directors on September 30, 2021, which was confirmed by delivery of a written opinion dated September 30, 2021 to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank as set forth in its opinion, the consideration to be received in the proposed merger was fair, from a financial point of view, to the holders of FCB common stock, as more fully described in the section entitled “The Merger – Opinion of FCB’s Financial Advisor” beginning on page 63 of this joint proxy statement/prospectus;

•	the fact that the merger is structured as a reorganization and the expected tax benefits to the FCB shareholders from the structure of the merger;
•
the fact that FCB may elect to declare and pay a special cash dividend to its shareholders prior to closing if FCB achieves a minimum adjusted tangible stockholders’ equity, which dividend would allow the shareholders to receive additional value in respect of their FCB common stock;

•	the fact that Eagle is required to pay FCB a termination fee of $400,000 if FCB terminates the merger agreement under certain circumstances; and
•
the financial and other terms of the merger agreement, including the ability of FCB’s board of directors, under certain circumstances, to withdraw, qualify, amend or modify its recommendation to FCB shareholders that they approve the merger agreement (subject to payment of a break-up fee).

After taking into account all of the factors set forth above, as well as others, the FCB board of directors concluded that the potential benefits of the merger to the FCB shareholders outweighed the potentially negative factors associated with the merger.
FCB’s board of directors also considered potential risks and uncertainties associated with the merger in connection with its deliberations, including, without limitation, the following:
•
the possibility that Eagle will not be able to achieve anticipated cost savings or successfully integrate FCB’s business, operations, and employees with those of Eagle and the risk that the anticipated benefits of the merger may not be realized in the expected time frame, if ever;

•
the fact that a portion of the merger consideration consists of shares of Eagle common stock, provides less certainty of value to FCB shareholders compared to a transaction in which they would receive only cash consideration due to the potential for a decline in the value of Eagle common stock—whether before or after consummation of the merger—which would reduce the value of the stock portion of the consideration received by FCB shareholders;

•
the risk of potential delays in receiving necessary regulatory approvals, the risk that all conditions to the parties’ obligations to consummate the merger may not be satisfied, including as a result of factors outside either party’s control, and the risk that the merger may not be consummated, even if FCB shareholders approve the merger proposal;
•
the requirement that FCB conduct its business in the ordinary course and the restrictions on FCB’s conduct of its business during the pendency of the merger, which may delay or prevent FCB from undertaking business opportunities that may arise during the pendency of the merger, whether or not the merger is completed;

•	that under the merger agreement, subject to certain exceptions, FCB cannot solicit competing acquisition proposals;
•	the possibility that FCB will have to pay a $1,600,000 break-up fee to Eagle if the merger agreement is terminated under certain circumstances;
•
the possibility FCB will be required to pay Eagle a termination fee of $400,000 if Eagle terminates the merger agreement under certain circumstances and is not otherwise required to pay the break-up fee to Eagle;

•
the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt FCB’s business operations;

•
the potential harm that the announcement and pendency of the merger, or the failure to complete the merger, may cause to FCB’s relationships with its customers and employees, including making it more difficult to attract and retain personnel and the possible loss of personnel; and

•
that FCB’s directors and executive officers have financial interests in the merger that are different from, or in addition to, their interests as FCB shareholders, which are further described in the section of this joint proxy statement/prospectus entitled “The Merger - Interests of Certain FCB Directors and Executive Officers in the Merger.”

In considering the recommendation of the FCB board of directors, you should be aware that certain directors and officers of FCB may have interests in the merger that are different from, or in addition to, interests of FCB shareholders generally and may create potential conflicts of interest. The FCB board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to FCB shareholders that they vote in favor of the FCB merger proposal. See “The Merger - Interests of Certain FCB Directors and Executive Officers in the Merger.”
The foregoing discussion of the factors and risks considered by FCB’s board of directors is not exhaustive, but includes the material factors and risks considered by the board of directors. In view of the wide variety of factors and risks considered by FCB’s board of directors in connection with its evaluation of the merger and the complexity of those matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors and risks described above, individual members of FCB’s board of directors may have given different priority to different factors.
It should be noted that this explanation of the reasoning of the FCB board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement About Forward-Looking Statements” beginning on page 29.
FCB’s entry into the Merger Agreement was unanimously approved by FCB’s board of directors on September 30, 2021 and FCB’s board unanimously recommends that you vote “FOR” the FCB merger proposal and “FOR” the FCB adjournment proposal.
Each of the directors and executive officers of FCB and First Community Bank has entered into a support agreement with Eagle, pursuant to which they have agreed to vote in favor of the FCB merger proposal and the other proposals to be voted on at the FCB special meeting. The support agreements are discussed in more detail in the section entitled “Information About the FCB Special Meeting – Shares Held by Directors and Executive Officers; Shares Subject to Company Shareholder Support Agreements” beginning on page 36 of this joint proxy statement/prospectus.

Opinion of FCB’s Financial Advisor
On April 26, 2021, FCB retained ProBank to serve as exclusive financial advisor in connection with evaluating and implementing a potential transaction involving the sale or merger of the company. ProBank is an investment banking and consulting firm specializing in community bank mergers and acquisitions. FCB selected ProBank as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with FCB.
In its capacity as financial advisor, ProBank provided a fairness opinion (the “ProBank Opinion”) to the FCB board of directors in connection with the merger. At the meeting of the FCB board of directors on September 30, 2021, ProBank rendered its oral opinion (which was subsequently confirmed in writing by delivery of ProBank’s written opinion dated September 30, 2021) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, ProBank representatives’ experience as investment bankers, ProBank’s work as described in such opinion and other factors ProBank deemed relevant, as of such date, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the shareholders of FCB common stock.
The full text of the ProBank Opinion is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the ProBank Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. FCB common shareholders should read the full text of the opinion carefully and in its entirety. The ProBank Opinion is addressed to the FCB board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of FCB common stock and does not constitute a recommendation to any FCB shareholder as to how such FCB shareholder should vote or act on any matters relating to the merger.
The ProBank Opinion was reviewed and approved by the fairness opinion committee of ProBank. ProBank expressed no view or opinion as to any of the legal, accounting and tax matters relating to the merger, or any other transactions contemplated by the merger agreement or any terms or other aspects of the merger agreement or the merger. ProBank expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors, or other constituencies of FCB. ProBank did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by FCB officers, directors or employees, or class of such persons, relative to the compensation to be received in the merger by the holders of FCB common stock.
You should consider the following when reading the discussion of ProBank’s opinion in this document:
•
The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank in connection with its opinion, and should be read in its entirety;

•	ProBank expressed no opinion as to the price at which FCB’s or Eagle’s common stock would actually trade at any given time;
•
ProBank’s opinion does not address the relative merits of the merger and the other business strategies considered by FCB’s board of directors, nor does it address the FCB board of director’s decision to proceed with the merger; and

•	ProBank’s opinion rendered in connection with the merger does not constitute a recommendation to any FCB shareholder as to how he or she should vote at the special meeting.
The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FCB and Eagle and may not be realized. Any estimates contained in ProBank’s analyses are not necessarily predictive of future results or values and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank was assigned a greater significance by ProBank than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the narrative description of those summaries.
With respect to the projections and estimates for FCB and Eagle, and the expected transaction costs, purchase accounting adjustments and cost savings, FCB’s and Eagle’s management and advisors confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of FCB and Eagle, respectively, and ProBank assumed that such performance would be achieved. ProBank expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. ProBank also assumed that there has been no material change in FCB’s or Eagle’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. ProBank assumed in all respects material to our analysis that FCB and Eagle will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement, and that the closing conditions in the merger agreement are not waived. Finally, ProBank has relied upon the advice FCB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.
ProBank has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank did not undertake any independent evaluation or appraisal of the assets and liabilities of FCB or Eagle, nor was it furnished with any appraisals. ProBank has not reviewed any individual credit files of FCB or Eagle, and has assumed that FCB’s and Eagle’s allowances are, in the aggregate, adequate to cover inherent credit losses. ProBank’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by FCB’s board of directors or its management on ProBank with respect to the investigations made or the procedures followed by ProBank in rendering its opinion.
In rendering its opinion, ProBank made the following assumptions:
•
all material governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on FCB, Eagle or on the anticipated benefits of the merger;

•	FCB and Eagle have provided all of the information that might be material to ProBank in its review; and
•
the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of FCB and Eagle as to the future operating and financial performance of FCB and Eagle, respectively.

In connection with its opinion, ProBank reviewed:
(i)	the merger agreement dated September 30, 2021;
(ii)	certain publicly available financial statements and other historical financial information of FCB and Eagle that ProBank deemed relevant;
(iii)	certain non-public internal financial and operating data of FCB and Eagle that were prepared and provided to us by the respective management of FCB and Eagle;
(iv)	internal financial projections for FCB for the year ending December 31, 2021 prepared by and reviewed with management of FCB;
(v)
the pro forma financial impact of the merger on Eagle, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as discussed with representatives of Eagle;

(vi)
publicly reported historical stock price and trading activity for Eagle’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to Eagle;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the merger;
(viii)	the current market environment generally and the banking environment in particular; and,
(ix)	such other information, financial studies, analyses and investigations, financial, economic, and market criteria as ProBank considered relevant.
ProBank also discussed with certain members of senior management of FCB the business, financial condition, results of operations and prospects of FCB, including certain operating, regulatory and other financial matters. ProBank held similar discussions with certain members of senior management of Eagle regarding the business, financial condition, results of operations and prospects of Eagle.
The following is a summary of the material factors considered and analyses performed by ProBank in connection with its opinion dated September 30, 2021. The summary does not purport to be a complete description of the analyses performed by ProBank. Capitalized terms used herein without definition shall have the meanings given to such terms in the merger agreement.
Process of Soliciting Indications of Interest
During June 2021, ProBank contacted fifteen depository financial institutions to assess their preliminary interest in acquiring FCB. Eight organizations executed confidentiality and nondisclosure agreements (“CNDA”). On June 30, 2021, at the direction of FCB, ProBank released a confidential information memorandum and granted access to a virtual data room containing confidential information on FCB to each of the eight organizations that signed the CNDA.
A deadline for preliminary indications of interest of July 21, 2021, was established. Eagle submitted a written indication of interest within the deadline, and three other parties verbally expressed varying levels of interest. The remaining four parties did not express further interest in acquiring FCB.
Summary of Financial Terms of Merger Agreement
The financial terms of the merger agreement provide for each of the 37,000 shares of FCB common stock to be converted into the right to receive: (i) $276.32 in cash; and (ii) 37.7492 shares of Eagle common stock. No fractional shares of Eagle will be issued in connection with the merger, and in lieu thereof, fractional shares will be paid in cash.
In addition to the merger consideration, pursuant to Section 5.01(b) of the merger agreement, FCB is entitled to pay a special cash dividend equal to the amount adjusted tangible shareholders’ equity exceeds $29.5 million, subject to certain conditions. The term adjusted tangible shareholders’ equity is defined as FCB’s consolidated shareholders’ equity on the Measurement Date calculated in accordance with generally accepted accounting principles, less intangible assets, plus Permitted Expenses up to $2,775,000 to the extent they have been paid or accrued, subject to certain conditions. As of June 30, 2021, FCB reported tangible shareholders’ equity of approximately $40.7 million. As of June 30, 2021, the estimated permissible special cash dividend would have equaled approximately $11.2 million, or approximately $303 per share. The actual special cash dividend expected to be paid in connection with the merger may be increased or decreased based on changes in FCB’s shareholders’ equity between June 30, 2021 and the Measurement Date.
The merger agreement provides a termination right to FCB under certain circumstances if both the Eagle Average Closing Price is less than $18.67 per share and the price of Eagle common stock has underperformed the Nasdaq Bank Index by more than 15 percent unless Eagle agrees to increase the per share stock consideration to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the per share stock consideration then in effect, the starting price and 0.85, and the denominator of which is the Average Closing Price. The starting price was negotiated by FCB and Eagle, and is equal to $21.96 per share. The expected effect of this calculation is to reduce the decline in value of the per share stock consideration portion of the merger consideration that might otherwise occur.
The merger agreement also permits Eagle to either terminate the merger agreement or decrease the per share stock consideration if both the Eagle Average Closing Price is greater than $25.25 per share and the price of Eagle common stock has outperformed the Nasdaq Bank Index by more than 15 percent. Under this circumstance, Eagle may decrease the per share stock consideration to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the per share stock consideration then in effect, the starting price and 1.15, and the denominator of which is the Average Closing Price, subject to a minimum of 1,262,000 aggregate Eagle shares that would be issued to FCB shareholders in the merger. In this event, the minimum per share stock consideration would equal 34.1081 shares of Eagle stock for each share of FCB common stock.
Based on the terms of the merger agreement, FCB shareholders will receive, in the aggregate, 1,396,721 shares of Eagle common stock and $10.2 million in cash. Based on Eagle’s closing market price of $22.25 on September 30, 2021, the aggregate value of the merger consideration would be approximately $41.3 million. This amount equates to:
•	140 percent of adjusted tangible shareholders’ equity of $29.5 million,
•	7.2 times last twelve-month (“LTM”) net income of $5.7 million as of June 30, 2021, and
•	11.5 times management’s estimate of next twelve-month (“NTM”) net income of $3.6 million.
The sum of the value of the merger consideration as of September 30, 2021, and the estimated permissible special cash dividend of $11.2 million as of June 30, 2021, equals $52.5 million. This amount equals:
•	9.2 times LTM net income of $5.7 million as of June 30, 2021, and
•	14.6 times management’s estimate of NTM net income of $3.6 million.
Management’s estimate of NTM net income of $3.6 million reflects a reduction of 37% from LTM net income of $5.7 million. The expected reduction in forward earnings reflects lower revenue related to certain government stimulus programs that will be nonrecurring and record mortgage banking revenue during 2020 and 2021 due to the low interest rate environment.
FCB Peer Analysis
ProBank compared selected results of First Community Bank’s operating performance to that of 20 selected commercial banks headquartered in Montana, Idaho, Wyoming, North Dakota and South Dakota with total assets between $300 million and $500 million. In addition, the selected peer banks were not part of a larger multi-bank holding company organization (ProBank excluded any bank from the peer analysis that is a subsidiary of a bank holding company with more than $3.0 billion in consolidated assets). ProBank considered this group of financial institutions comparable to First Community Bank on the basis of asset size and geographic location.
This peer group consisted of the following banks:
Bank Name	City/State	Bank Name	City/State
First State Bank & Trust	Williston, ND	KodaBank	Drayton, ND
Jonah Bank of Wyoming	Casper, WY	One American Bank	Sioux Falls, SD
First Fidelity Bank	Burke, SD	United Cmmty Bank of ND	Leeds, ND
First Montana Bank, Inc.	Missoula, MT	The Bank of Tioga	Tioga, ND
BankNorth	Arthur, ND	Ireland Bank	Malad City, ID
Security State Bank	Basin, WY	First National Bank in Philip	Philip, SD
Rocky Mountain Bank	Jackson, WY	The Bank of Star Valley	Afton, WY
RSNB Bank	Rock Springs, WY	Kirkwood Bank and Trust Co.	Bismarck, ND
Black Hills Cmmty Bank, NA	Rapid City, SD	Ramsey National Bank	Devils Lake, ND
First National Bank	Oldham, SD	Dakota Western Bank	Bowman, ND

ProBank noted the following selected financial measures for the peer group as compared to First Community Bank:
	Peer Financial Performance(1)			First Community Bank(1)
	25th Pct	Median	75th Pct
Total Assets ($ millions)	$335.4	$393.0	$432.1	$373.6
LTM PTPP (FTE) / Average Assets	1.41%	1.63%	2.24%	2.38%
LTM Return on Average Assets(2)	1.11%	1.44%	1.70%	1.63%
LTM Return on Average Equity(2)	9.33%	12.76%	15.08%	14.43%
NPAs / Total Assets	0.73%	0.35%	0.04%	0.30%
Tier 1 Leverage Ratio	9.15%	9.85%	11.27%	10.62%
Total RB Capital Ratio	15.55%	17.79%	19.66%	15.85%
LTM = Last Twelve-Months
PTPP = Pre-Tax Pre-Provision = Net Interest Income (FTE) + Noninterest Income - Noninterest Expense
FTE = fully-tax equivalent
Return on Average Assets = ROAA
Return on Average Equity = ROAE
NPAs = Nonperforming assets, defined as loans 90 or more days past due, nonaccrual loans, and Other Real Estate Owned.
Restructured loans are not included in NPAs.
(1)	Peer financial performance and First Community Bank’s performance for the twelve-month period ended June 30, 2021.
(2)	Based on tax-adjusted performance for S-Corporations.
This comparison indicated that First Community Bank was above the peer group 75th percentile in terms of PTPP earnings to average assets and between the median and 75th percentile of the peer group in terms of ROAA and ROAE. First Community Bank’s nonperforming asset levels were between the median and the 75th percentile of the peer group. First Community Bank’s Tier 1 leverage ratio was between the median and 75th percentile of the peer group, while its total risk-based capital ratio was between the 25th percentile and median of the peer group.
Comparable Transaction Analysis
ProBank compared the financial performance of certain selling institutions and the prices paid in selected transactions to FCB’s financial performance and the implied transaction multiples being paid by Eagle for FCB. Specifically, ProBank reviewed certain information relating to select bank and thrift transactions in the nation between January 1, 2021, and September 27, 2021 (with seller’s assets between $250 million and $600 million and seller’s tangible equity to tangible assets greater than 8.00 percent). Ten (10) transactions were included in this group based on the selected criterion. The transactions identified and reviewed by ProBank include:
Guideline M&A Transactions
Buyer Name	State	Seller Name	State	Announced Date
SouthPoint Bancshares Inc.	AL	Merchants Financial Svcs Inc	AL	8/25/2021
First Financial Corp.	IN	Hancock Bancorp Inc.	KY	8/10/2021
Finward Bancorp	IN	Royal Financial Inc.	IL	7/29/2021
First Western Financial Inc.	CO	Teton Financial Services Inc.	WY	7/22/2021
Farmers & Merchants Bancorp	OH	Perpetual Federal Savings Bank	OH	5/04/2021
Southern California Bancorp	CA	Bank of Santa Clarita	CA	4/27/2021
Seacoast Banking Corp. of FL	FL	Legacy Bank of Florida	FL	3/23/2021
Investor Group	—	Northern CA National Bank	CA	3/08/2021
Fidelity D & D Bancorp Inc.	PA	Landmark Bancorp Inc.	PA	2/26/2021
First National Corp.	VA	Bank of Fincastle	VA	2/18/2021

The following table highlights the median results of the guideline M&A transactions:
Seller’s Financial Performance	M&A Guideline Median	FCB(1)
Total Assets ($millions)	$390.4	$373.6
Tangible Equity / Tangible Assets	9.75%	10.92%
Return on Average Assets	0.98%	1.64%
Return on Average Equity	7.65%	14.50%
Efficiency Ratio	56.4%	60.8%
Nonperforming Assets(2) /Assets	0.46%	0.33%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	128%	140%
Price/LTM Earnings	17.8	7.2
LTM = Last twelve month
Note: M&A Guideline transactions financial performance based on most recent 12-month data.
(1)
FCB’s financial performance based on LTM stated performance as of June 30, 2021. Deal transaction multiples based on aggregate deal value of $41.3 million divided by $29.5 million of tangible equity and LTM stated net income of $5.7 million as of June 30, 2021.

(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.
The median LTM ROAA ratio of the selling banks in the guideline transactions was 0.98 percent compared to 1.64 percent for FCB. FCB’s ROAE of 14.50 percent was higher than the peer median of 7.65 percent. The median nonperforming assets (“NPA”) to assets ratio measured 0.46 percent for the guideline transaction group which was higher than 0.33 percent for FCB. The indicated price to tangible book ratio being paid by Eagle for FCB of 140 percent is higher than the median price to tangible book ratio of 128 percent for the guideline transactions. The implied price-to-earnings multiple for the FCB transaction with Eagle of 7.2 times was lower than the median multiple of 17.8 times.
FCB Discounted Cash Flow Value
ProBank prepared a discounted cash flow value of FCB on a control-level basis. The calculation is based on a series of assumptions, including but not limited to: (i) total assets declining to $350 million in 2022 reflecting management’s estimate of the effect of the end of pandemic-related government stimulus, and then 3 percent growth in 2023 and 2024; (ii) net income of $3.6 million in 2022, $3.7 million in 2023, and $3.8 million in 2024; (iii) partial credit for estimated merger-related cost savings; (iv) 9.0 percent required tangible equity to tangible assets ratio; and (v) a 13.0 percent discount rate. The discounted cash flow value determined using these assumptions equaled $56.5 million.
Eagle Financial Performance and Market Trading Data versus Peer
ProBank compared selected results of Eagle’s operating performance to that of 24 publicly traded banks in the western region with assets between $1.0 billion and $2.0 billion.
This peer group consisted of the following companies:
Name	State	Symbol	Name	State	Symbol
California Bancorp	CA	CALB	First Fncl Northwest Inc.	WA	FFNW
First Northern Cmnty Bncp	CA	FNRN	Malaga Financial Corp.	CA	MLGF
First Northwest Bancorp	WA	FNWB	Private Bncp of America	CA	PBAM
Southern California Bncrp	CA	BCAL	Pacific Financial Corp.	WA	PFLC
Oak Valley Bancorp	CA	OVLY	Plumas Bancorp	NV	PLBC
Timberland Bancorp Inc.	WA	TSBK	United Security Bncshrs	CA	UBFO
Santa Cruz County Bank	CA	SCZC	Provident Fncl Holdings	CA	PROV
Riverview Bancorp Inc.	WA	RVSB	CW Bancorp	CA	CWBK
CBB Bancorp Inc.	CA	CBBI	American Riviera Bank	CA	ARBV
Avidbank Holdings Inc.	CA	AVBH	Cmnty West Bancshares	CA	CWBC
OP Bancorp	CA	OPBK	Citizens Bancorp	OR	CZBC
Mission Bancorp	CA	MSBC	Broadway Financial Corp.	CA	BYFC

ProBank noted the following selected financial measures:
	Peer Financial Performance(1)
	25th Pct	Median	75th Pct	Eagle(2)
Total Assets ($ millions)	$1,219	$1,434	$1,658	$1,359
Tangible Equity / Tangible Assets	8.17%	9.07%	10.56%	9.72%
LTM PTPP / Average Assets	1.04%	1.45%	2.08%	2.18%
LTM Core Return on Average Assets	0.73%	1.09%	1.35%	1.54%
LTM Core Return on Average Equity	7.10%	12.10%	13.54%	13.01%
LTM Efficiency Ratio	70.0%	62.0%	51.1%	71.2%
NPAs / Total Assets	0.23%	0.09%	0.03%	0.51%
LTM = Last twelve month
PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income - Noninterest Expense
(1)	Peer group financial performance as of most recent available as of September 30, 2021. Peer group does not include Eagle.
(2)	Eagle’s financial performance as of June 30, 2021.
This comparison indicated that Eagle was above the 75th percentile of the peer group for PTPP to average assets and core ROAA, and between the median and 75th percentile for core ROAE. Eagle’s tangible equity to assets ratio was between the median and 75th percentile of the peer. Eagle’s efficiency ratio and NPAs to total assets were both below the 25th percentile of peer. The following presents a summary of the market trading data of Eagle compared to this same peer group as of September 30, 2021:
	Peer Market Trading Data
As of September 30, 2021	25th Pct	Median	75th Pct	Eagle
Price / Tangible Book Value per Share	104%	118%	128%	116%
Price / LTM Core EPS	8.7	9.8	14.2	7.6
Dividend Yield	0.0%	1.6%	2.7%	1.8%
Average Monthly Volume	49,313	139,818	465,943	493,206
Avg. Monthly Volume as % of Shares	0.8%	2.5%	5.8%	7.3%
Eagle traded slightly below the median of the peer group as measured by price-to-tangible book and below the peer group’s 25th percentile in terms of price-to-LTM Core EPS. Eagle’s dividend yield was between the median and 75th percentile of the peer. Eagle was above the 75th percentile of the peer in average monthly trading volume as a percent of shares outstanding.
Pro Forma Merger Analysis
ProBank analyzed the potential pro forma effect of the merger to Eagle’s performance metrics. Assumptions were made regarding fair value accounting adjustments, cost savings and other acquisition adjustments by Eagle and its financial advisor. As publicly disclosed by Eagle, the merger is expected to be 8.1 percent dilutive to Eagle’s tangible book value per share, with such dilution to be recovered in 3.8 years under the crossover method. The merger is also expected to be immediately accretive to Eagle’s earnings per share by 11.2 percent in 2022. ProBank prepared an independent pro forma merger analysis to compare against Eagle’s public disclosures. The results of ProBank’s analysis were substantively similar to the pro forma expectations disclosed by Eagle in its October 1, 2021 investor presentation.
ProBank’s Compensation and Other Relationships with FCB and Eagle
FCB has agreed to pay ProBank customary fees for its services as exclusive financial advisor in connection with the merger. FCB paid ProBank $25,000 upon issuance of the ProBank Opinion. FCB has also agreed to pay ProBank a transaction fee equal to 1.25 percent of the transaction value, with $25,000 payable upon execution of the definitive agreement and the balance due at the closing of the merger.
FCB has also agreed to reimburse ProBank for its reasonable out-of-pocket expenses, and to indemnify ProBank against certain liabilities, including liabilities under securities laws. ProBank has provided various consulting services to FCB in the past, including investment banking services. ProBank does not have any prior, existing, or pending engagements with Eagle.

Summary
Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, ProBank determined the merger consideration to be fair, from a financial point of view, to the holders of FCB common stock.
The opinion expressed by ProBank was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Eagle or FCB could materially affect the assumptions used in preparing this opinion.
Certain Unaudited Prospective Financial Information
Eagle and FCB do not, as a matter of course, publicly disclose forecasts or internal projections as to their future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, the risk that they will prove incorrect and the inherent difficulty of accurately predicting financial performance for future periods. However, Eagle and FCB are including in this joint proxy statement/prospectus certain unaudited prospective financial information for Eagle and FCB that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Eagle shareholders and FCB shareholders access to certain nonpublic information made available to Eagle and FCB and their respective boards of directors and financial advisors.
In connection with the merger, Eagle’s management and FCB’s management provided their financial advisors, D.A. Davidson and ProBank with certain nonpublic unaudited prospective financial information regarding Eagle and FCB, on a stand-alone basis, prepared by Eagle’s management and FCB’s management that was considered by D.A. Davidson and ProBank for the purpose of preparing their fairness opinions to Eagle’s board of directors and FCB’s board of directors, as described in this joint proxy statement/prospectus under the headings “—Opinion of Eagle’s Financial Advisor” and “—Opinion of FCB’s Financial Advisor” beginning on pages 46 and 63, respectively. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely because such information was made available to D.A. Davidson and ProBank in connection with the preparation of their fairness opinions and analyses. The information included below does not comprise all of the forecasted financial information provided by Eagle and FCB to D.A. Davidson and ProBank.
Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions made by Eagle senior management or FCB senior management, as applicable, at the time they were prepared, including based on such management’s expectation of low interest rates and low-growth economic environment. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which FCB and Eagle operate, and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement About Forward-Looking Statements” beginning on pages 23 and 29, respectively, all of which are difficult to predict and many of which are outside the control of Eagle and FCB and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that Eagle senior management or FCB senior management could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that FCB, Eagle, their respective boards of directors, ProBank or Davidson considered, or now consider, these projections and forecasts to be a reliable predictor of future results or to be material information to any Eagle shareholder or FCB shareholder particularly in light of the inherent risks and uncertainties associated with such projections and forecasts. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents Eagle senior management’s or FCB senior management’s respective evaluation at the time it was prepared of certain measures of Eagle’s and FCB’s expected future financial performance on a standalone basis, based on certain assumptions regarding strategic investment expenses and without reference to the proposed merger or transaction-related costs or benefits. No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Eagle would operate the FCB business after the merger.
The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Eagle, FCB or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Eagle shareholders or FCB shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Eagle or FCB of the merger, and does not attempt to predict or suggest actual future results of Eagle following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by Eagle as a result of the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), the effect on Eagle or FCB of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (in each case, except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Eagle would operate after the merger.
The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.
Subject to the above, the prospective financial information included in this section has been provided by Eagle’s management and FCB’s management as described in this section. Neither Moss Adams LLP (Eagle’s and FCB’s independent registered public accounting firm), nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Moss Adams LLP does not express an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The report by Moss Adams LLP incorporated by reference in this joint proxy statement/prospectus relate to Eagle’s previously issued financial statements, and the report included in this joint proxy statement/prospectus relate to FCB’s historical financial statements. They do not extend to the prospective financial information and should not be read to do so.
The financial forecasts summarized in this section were prepared by and are the responsibility of the Eagle senior management and FCB senior management.

Certain Stand-Alone Eagle Prospective Financial Information Used by ProBank
The following table presents certain prospective financial information with respect to Eagle used by ProBank at Eagle management’s direction in performing its financial analysis with respect to Eagle on a stand-alone basis as described in “—Opinion of FCB’s Financial Advisor” beginning on page 63. Such prospective financial information reflects prospective financial information with respect to Eagle provided by Eagle management for calendar years 2021 through 2024 and was approved for use by ProBank by Eagle management.
(Dollars in thousands, except per share data)	2021E	2022E
Diluted Earnings Per Share	$2.52	$2.54
Certain Stand-Alone FCB Prospective Financial Information Used by ProBank
The following table presents select unaudited prospective financial information with respect to FCB and used by ProBank at FCB’s management’s direction in performing its financial analysis with respect to FCB on a stand-alone basis, as described in this joint proxy statement/prospectus under the heading “—Opinion of FCB’s Financial Advisor” beginning on page 63.
(Dollars in thousands, except per share data)	2021E	2022E	2023E	2024E
Net Income	$5,435	$3,600	$3,690	$3,782
Diluted Earnings Per Share	$146.89	$97.30	$99.73	$102.22
Certain Stand-Alone Eagle Prospective Financial Information Used by D.A. Davidson
The following table presents the consensus Wall Street research estimates for Eagle’s 2021 and 2022 net income available to Eagle common shareholders, diluted earnings per share and total assets, which we refer to collectively as the Eagle street estimates, that were used by D.A. Davidson at the direction of Eagle management in the financial analyses performed in connection with D.A. Davidson’s opinion as described in “—Opinion of Eagle’s Financial Advisor” beginning on page 46.
(Dollars in thousands, except per share data)	2021E	2022E
Net Income	$17,123	$17,259
Diluted Earnings Per Share	$2.52	$2.54
Certain Stand-Alone FCB Prospective Financial Information Used by D.A. Davidson
The following table presents select unaudited prospective financial information with respect to FCB and used by D.A. Davidson at Eagle’s management’s direction in performing its financial analysis with respect to FCB on a stand-alone basis, as described in this joint proxy statement/prospectus under the heading “—Opinion of Eagle’s Financial Advisor” beginning on page 46.
(Dollars in thousands, except per share data)	2021E	2022E	2023E	2024E
Net Income	$5,435	$3,888	$4,160	$4,451
Certain Estimated Synergies Attributable to the Merger
Eagle management developed and provided to its board of directors certain prospective financial information relating to the anticipated cost synergies to be realized by Eagle following the completion of the merger beginning in 2021. Such prospective financial information also was (i) provided to FCB, (ii) provided to Davidson and approved by Eagle for Davidson’s use and reliance, and (iii) provided to ProBank and approved by FCB for ProBank’s use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of Eagle’s Financial Advisor” and “—Opinion of FCB’s Financial Advisor.”
The cost synergies consisted of fully phased-in estimated annual cost savings of approximately 25% of FCB’s 2020 operating non-interest expense, phased in approximately 80% in 2022 and 20% thereafter. The cost synergies assumed a hypothetical December 31, 2021 closing date for the merger.

See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors” beginning on pages 29 and 23, respectively, for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.
General
The stand-alone prospective financial information for Eagle and FCB was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results Eagle will achieve if the merger is completed and is not intended to represent forecasted financial information for Eagle if the merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Eagle or FCB nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Eagle or FCB compared to the information contained in the prospective financial information. Neither Eagle nor FCB undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Eagle, FCB or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any Eagle shareholders, FCB shareholders or other person regarding Eagle’s and FCB’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Eagle and FCB and their respective boards of directors and financial advisors in connection with the merger.
In light of the foregoing, and considering that the Eagle and FCB special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Eagle shareholders and FCB shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review Eagle’s most recent SEC filings for a description of its reported financial results and the financial statements of Eagle incorporated by reference in this joint proxy statement/prospectus and the financial statements of FCB included in this joint proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” beginning on page 140, and “Index to FCB’s Consolidated Financial Statements” beginning on page F-1. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of Eagle common stock to vote in favor of the Eagle merger proposal, or any of the other proposals to be voted on at the Eagle special meeting or to induce any holder of FCB common stock to vote in favor of the FCB merger proposal or any of the other proposals to be voted on at the FCB special meeting.
Material U.S. Federal Income Tax Consequences of the Merger
The following section constitutes the opinion of Nixon Peabody as to the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of FCB common stock. These opinions and the following discussion are based on, and subject to, the Code, the treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations.
This summary only addresses the material U.S. federal income tax consequences of the merger to U.S. holders of FCB common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to FCB shareholders in light of their particular circumstances or to FCB shareholders subject to special treatment under U.S. federal income tax law, such as:
•	shareholders who are not U.S. holders;
•	pass-through entities or investors in pass-through entities;

•	financial institutions;
•	insurance companies;
•	tax-exempt organizations;
•	brokers, banks or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons whose functional currency is not the U.S. dollar;
•	former citizens or residents of the United States or U.S. expatriates;
•	persons who purchased or sell their shares of FCB common stock as part of a wash sale;
•	shareholders who hold their shares of FCB common stock as part of a hedge, straddle, constructive sale or conversion transaction;
•	regulated investment companies;
•	real estate investment trusts; and
•	shareholders who acquired their shares of FCB common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified retirement plan.
In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.
U.S. Holders
For purposes of this summary, the term “U.S. holder” means a beneficial holder of FCB common stock that is:
•	a citizen or resident of the U.S.; or
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions; or
•
a trust that: (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
If a partnership (including any entity or arrangement that is taxed as a partnership for U.S. federal income tax purposes) holds FCB common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.
The Merger
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Eagle’s and FCB’s obligation to complete the merger that they each receive an opinion from their respective counsel, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Nixon Peabody has delivered an opinion to Eagle, to the same effect as the opinions described above. These tax opinions will be based on representation letters provided by FCB and Eagle and which set forth customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. FCB and Eagle have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. Based on factual representations contained in the representation letters provided by FCB and Eagle, and which representations must continue to be true and accurate as of the effective time of the merger, in the opinion of Nixon Peabody, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The tax consequences of the merger to a U.S. holder of FCB common stock will generally depend upon the form of consideration such U.S. holder receives in the merger.
Tax Consequences to U.S. Holders. Subject to the discussions below relating to the potential recharacterization of gain as a dividend and the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges its FCB common stock for a combination of shares of Eagle common stock and cash:
•
will generally recognize capital gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of the Eagle common stock received in the merger over the U.S. holder’s tax basis in the shares of FCB common stock surrendered in exchange therefor and (ii) the amount of cash received by the U.S. holder in the merger (other than cash received in lieu of a fractional share);

•
will generally have a tax basis in the Eagle common stock received equal to the tax basis of the FCB common stock surrendered in exchange therefor, increased by the amount of taxable gain, if any, recognized by the U.S. holder in the merger (other than with respect to cash received in lieu of a fractional share), and decreased by the amount of any cash received by the U.S. holder in the merger (other than cash received in lieu of a fractional share); and

•	will generally have a holding period for shares of Eagle common stock received in the merger that includes its holding period for its shares of FCB common stock surrendered in exchange therefor.
Such capital gain will generally be long-term capital gain if, as of the effective date of the merger, the holding period for such shares of FCB common stock is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates.
In the case of any U.S. holder that acquired different blocks of FCB common stock at different times and at different prices, any realized gain or loss generally will be determined separately for each identifiable block of shares exchanged in the merger. Such U.S. holder should consult the U.S. holder’s own tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of FCB shares.
Potential Recharacterization of Gain as a Dividend. Any gain recognized by a U.S. holder of FCB common stock in connection with the merger generally will be capital gain unless such U.S. holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will generally be treated as a dividend to the extent of such holder’s ratable share of FCB’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a U.S. holder’s receipt of cash in the merger has the effect of a distribution of a dividend, such U.S. holder will generally be treated as if it first exchanged all of its FCB common stock solely in exchange for Eagle common stock and then Eagle immediately redeemed a portion of that stock for the cash that such U.S. holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to a U.S. holder if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” in each case within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the U.S. holder’s deemed percentage stock ownership of Eagle following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Eagle that such U.S. holder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Eagle that such U.S. holder owned immediately after the deemed redemption, including shares deemed owned under the constructive ownership rules of the Code. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns, actually and constructively, a small number of shares in a publicly and widely held corporation and that exercises no control over such corporation’s corporate affairs would generally result in capital gain (as opposed to dividend) treatment.
The determination as to whether a U.S. holder will recognize a capital gain or dividend income as a result of the exchange of FCB common stock for Eagle common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge each U.S. holder to consult its own tax advisor with respect to any such determination.

Cash Instead of a Fractional Share. If you receive cash in the merger instead of a fractional share interest in Eagle common stock, you will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Except as described in the section entitled “-Potential Recharacterization of Gain as a Dividend” above, this gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, you have held your shares of FCB common stock for more than one year.
Backup Withholding and Information Reporting
In general, information reporting requirements may apply to any cash payments made to a U.S. holder in connection with the merger, unless an exemption applies. Backup withholding (currently 24%) may be imposed on the above payments if a U.S. holder (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.
Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against its applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.
A U.S. holder of FCB common stock who receives Eagle common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of FCB common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Eagle common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the FCB common stock surrendered and the fair market value of Eagle common stock received in the merger. A “significant holder” is a holder of FCB common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of FCB or securities of FCB with a basis for U.S. federal income tax purposes of at least $1 million.
The preceding discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including any state, local or foreign and other tax laws and of changes in those laws.
Accounting Treatment
Eagle prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting pursuant to GAAP. Eagle will be treated as the legal and accounting acquiror. Under the acquisition method of accounting, FCB’s assets and liabilities will be recorded in Eagle’s consolidated financial statements at their respective fair values as of the date of completion of the merger. Financial statements of Eagle issued after the merger will reflect these values but will not be restated retroactively to reflect the historical financial position or results of operations of FCB before the merger date.
Regulatory Approvals
Completion of the merger and the bank merger are subject to the receipt of all approvals and consents required to complete the transactions contemplated by the merger agreement from (i) the Federal Reserve Board, (ii) the Montana Division of Banking and Financial Institutions, and (iii) any other regulatory approval, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Eagle, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a materially burdensome regulatory condition. Notifications regarding, and/or applications requesting approval for, the transactions contemplated by the merger agreement may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. FCB and Eagle have agreed to use their commercially reasonable efforts to obtain as promptly as practicable all required regulatory approvals and consents. Eagle, FCB and/or their respective subsidiaries have filed applications and/or notifications to obtain these required regulatory approvals and consents or applicable waivers therefrom.
Eagle and FCB believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known as of the date of this joint proxy statement/prospectus and factors that may arise in the future; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Eagle following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The merger and bank merger are subject to the approval of the Federal Reserve Board pursuant to Section 3 of the BHC Act with respect to the merger and Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”) with respect to the bank merger. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act and the Bank Merger Act, respectively. These factors include: (1) the effect of the proposal on competition, (2) the financial condition and future prospects of the combined company and the banks concerned and the managerial resources, including the competence, experience, and integrity of the officers, directors and principal shareholders of Eagle, FCB and their subsidiary banks, (3) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977 and the regulations issued thereunder (which we refer to as the “CRA”), (4) the companies’ effectiveness in combating money-laundering activities, (5) the banks’ record of compliance with the CRA and (6) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
Transactions approved by the Federal Reserve Board generally may not be completed until thirty (30) days after the approval of the Federal Reserve Board is received, during which time the Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.
Furthermore, the Bank Merger Act and Federal Reserve regulations require published notice of, and the opportunity for public comment on, the application to the Federal Reserve, and authorize the Federal Reserve to hold a public hearing or meeting if the Federal Reserve determines that a hearing or meeting would be appropriate. The Federal Reserve takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve frequently receives protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve.
Opportunity Bank’s establishment and operation of branches at First Community Bank’s existing branch locations is also subject to approval by the Federal Reserve. Eagle has requested a waiver from the Federal Reserve for the application requirements of Section 3 of the BHC Act.

The initial submission of the application to the Federal Reserve occurred on October 25, 2021.
Montana Division of Banking and Financial Institutions
Completion of the bank merger is subject to the approval of the Montana Division of Banking and Financial Institutions (which we refer to as the “Montana Division”) pursuant to the Banking Law of the State of Montana. The Montana Division requires a 30-day public comment period on a merger application and may consider any comments received and other factors in considering the merger.
The initial submission of the application to the Montana Division occurred on October 25, 2021, and the application was approved by the Montana Division on November 29, 2021.
Appraisal or Dissenters’ Rights in the Merger
Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Under Section 262 of the DGCL, Eagle shareholders will not be entitled to appraisal rights in connection with the merger. If the merger is completed, Eagle shareholders will not receive any consideration, and their shares of Eagle common stock will remain outstanding and will constitute shares of Eagle following the completion of the merger. Accordingly, Eagle shareholders are not entitled to any appraisal rights in connection with the merger.
Holders of FCB common stock as of the record date are entitled to appraisal rights under the MBCA. Pursuant to Section 35-14-1302 of the MBCA, a FCB shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the “fair value” of his or her shares of FCB common stock. Such appraised value may be greater than, the same as, or less than, the merger consideration. Under the terms of the merger agreement, if holders of 5% or more of the outstanding shares of FCB common stock validly exercise their appraisal rights, then Eagle will not be obligated to complete the merger.
Pursuant to Section 35-14-1321, any FCB shareholder who desires to assert appraisal rights must deliver notice to FCB, before the vote on the FCB merger proposal is taken, of his or her intention to demand payment if the merger is effected, and may not vote, or cause or permit to be voted, any shares of FCB common stock in favor of the FCB merger proposal. In order to exercise appraisal rights, a dissenting FCB shareholder must strictly comply with the statutory procedures of Sections 35-14-1301 through 35-14-1340 of the MBCA. A copy of the full text of those sections is included as Appendix C to this joint proxy statement/prospectus. FCB shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Failure to adhere strictly to the requirements of Montana law in any regard will cause a forfeiture of any appraisal rights.
Certain FCB shareholders are subject to company shareholder support agreements, dated as of September 30, 2021, by which such FCB shareholders have agreed to waive all appraisal rights, dissenters’ rights and similar rights in connection with the merger.
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF MONTANA LAW RELATING TO APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Governance of Eagle After the Merger
The members of the board of directors of Eagle and Opportunity Bank immediately prior to the effective time of the merger will be the directors of the surviving companies plus Samuel D. Waters, President and Chairman of the Board of FCB and Chairman of the Board of First Community Bank, will be appointed to the boards of Eagle and Opportunity Bank as of the effective time of the merger and bank merger, respectively. Directors will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
The executive officers of Eagle and Opportunity Bank immediately prior to the effective time of the merger will be the executive officers of the surviving companies and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of Eagle is contained in documents filed by Eagle with the SEC and incorporated by reference into this joint proxy statement/prospectus, including Eagle’s Annual Report on Form 10-K for the year ended December 31, 2020 and its definitive proxy statement on Schedule 14A for its 2021 annual meeting, filed with the SEC on March 10, 2021. See “Where You Can Find More Information.”
Information regarding Mr. Waters is set forth below:
Samuel D. Waters, age 68, is currently the President and the Chairman of the Board of Directors of FCB and the Chairman of the Board of Directors of First Community Bank. Mr. Waters has served as the President and the Chairman of the Board of Directors of FCB since 2010. He also has served as the Chairman of the Board of Directors of First Community Bank since 2010. In November 1991, Mr. Waters began working at the predecessor to First Community Bank and held roles of increasing responsibility at First Community Bank until his appointment as President in 1999. He served as President of First Community Bank until his retirement in July 2021. Mr. Waters received Bachelor of Science degrees in accounting and agribusiness from Montana State University.
Interests of Certain FCB Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of FCB will receive the same merger consideration for their FCB shares as the other FCB shareholders. In considering the recommendation of the FCB board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of FCB may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of FCB shareholders generally. The FCB board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that FCB shareholders vote in favor of approving the merger agreement. For a more complete description of FCB’s reasons for the merger and the recommendations of the FCB board of directors, please see the section entitled “The Merger – Background of the Merger” and “The Merger – FCB’s Reasons for the Merger and Recommendations of the FCB Board of Directors” beginning on pages 41, and 59, respectively of this joint proxy statement/prospectus. FCB’s shareholders should take these interests into account in deciding whether to vote “FOR” the FCB merger proposal. These interests are described in more detail below.
Director Restrictive Covenant Agreement; Claims Letters
Each member of the FCB and First Community Bank boards of directors have entered into a restrictive covenant agreement, covering a two-year period commencing with the effective time of the merger, with Eagle in the form attached as Exhibit E to the merger agreement attached as Appendix A to this document. However, directors would be permitted to serve on other bank boards within the restricted territory after the first anniversary of the restrictive covenant agreement. In addition, each of the members of the FCB and First Community Bank boards of directors have entered into a claims letter in the form attached as Exhibit D to the merger agreement attached as Appendix A to this joint proxy statement/prospectus, by which they have agreed to release certain claims against FCB, effective as of the effective time of the merger.
Indemnification and Insurance
As described under “The Merger Agreement – Covenants and Agreements —Indemnification and Directors’ and Officers’ Insurance” beginning on page 91 of this joint proxy statement/prospectus, for a period of six years from and after the effective time of the merger, Eagle will indemnify and defend the present and former directors and officers of FCB and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by FCB’s articles of incorporation and bylaws in effect as of the date of the merger agreement and under applicable law. Eagle also has agreed, for a period of six years after the effective time of the merger, to provide coverage to present and former directors and officers of FCB pursuant to FCB’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by FCB. In no event shall Eagle be required to expend for the tail insurance a premium amount in excess of 250% of the annual premiums paid by FCB for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Change in Control Bonus Agreements
First Community Bank previously entered into change in control bonus agreements with Messrs. Simensen and Johnson on or about April 23, 2019. Each agreement provides the executive with a lump sum payment of $200,000 as soon as practicable following the occurrence of certain specified change in control transactions. The right to the payment is contingent only upon the employee’s continued employment until the date of the transaction. The agreements do not contain any non-competition or non-solicitation provisions.
Completion of the merger will result in payment of change in control bonuses of $200,000 to each of the executives provided they continue their employment with First Community Bank through the closing.
Bank Owned Life Insurance
First Community Bank purchased insurance policies on the life of each of Messrs. Waters and Johnson, and certain former officers of the bank (collectively, the “policies”). First Community Bank is the sole owner and beneficiary of the policies. As consideration for the consent to the purchase of the policies by First Community Bank, First Community Bank agreed to pay a portion of the death benefit received by First Community Bank to the estate or a beneficiary of the officer. Specifically, if the executive dies prior to termination of employment, First Community Bank has agreed to pay the lesser of (a) $200,000 or (b) an amount equal to three times the employee’s annual base salary in effect on the date of death (the “death benefit”). First Community Bank is entitled to any death proceeds payable under the policies that remain after payment to the executive officer’s beneficiaries. Eagle has agreed to assume First Community Bank’s obligations as a result of the merger.
Supplemental Executive Retirement Plans
Messrs. Waters, Simensen and Johnson previously entered into supplemental executive retirement plans (which we refer to as the “SERPs”) with First Community Bank. First Community Bank purchased annuity policies in support of the funding of the SERPs that are assets of First Community Bank. The SERPs pay a benefit upon retirement, disability, early termination, or death. The benefit amount varies based on the termination event. The normal retirement annual benefit (as set forth in each respective agreement) under the SERPs is payable in 12 equal monthly installments and continues for the executive’s lifetime. Each annuity has an account value that represents the amount First Community Bank has paid toward the cost of the annuity benefit of the executive, with an insurance policy covering the remainder of the cost of the annuity benefit. The account value and the benefit amount for each participating executive, as of August 31, 2021, was as follows:
•	Mr. Waters – total account value of $424,034 and annual benefit of $30,000;
•	Mr. Simensen – total account value of $207,187 and annual benefit of $20,000;
•	Mr. Johnson – total account value of $198,100 and annual benefit of $20,000.
Opportunity Bank will assume the SERPs and annuity contracts as a result of the merger.
Messrs. Johnson and Simensen are partially vested in their annual benefit and Mr. Waters is fully vested in his annual benefit. Upon the occurrence of a change of control, Messrs. Johnson and Simensen will become fully vested in any unvested portion of his SERP benefit. Additionally, if the executive is terminated by the Company following a change in control, the executive is entitled to a benefit equal to the annual retirement benefit payable upon the executive’s attainment of age 65 (age 68 for Mr. Waters) and payable over the executive’s life time. A rabbi trust is required to be established prior to closing of the merger that will hold the annuity contracts and funds sufficient to pay the benefits to the executives under the SERPs.
Severance Payments
In connection with the merger, employees of FCB and First Community Bank, including officers (except for any officers who receive change in control benefits in connection with an existing employment agreement, change of control agreement or other separation agreement), whose employment terminates during the six-month period following the closing of the merger will be entitled to receive a lump sum severance payment.

Membership on the Board of Directors of Eagle and Opportunity Bank
As of the effective time, Mr. Waters will be appointed to the board of directors of Eagle and Opportunity Bank. For additional information, see the section entitled “The Merger – Governance of Eagle After the Merger.” Since Mr. Waters will be an employee of Eagle after closing, he will not receive director compensation.
Other
Eagle has agreed to employ Messrs. Simensen and Johnson for at least three years following the closing of the merger. It is anticipated that all FCB employees, including Messrs. Waters, Simensen and Johnson, will receive a welcome bonus in an amount equal to two weeks’ pay in their first paycheck after closing.

THE MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Eagle or FCB. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Eagle makes with the SEC, as described in the section entitled “Where You Can Find More Information.”
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Eagle and FCB contained in this joint proxy statement/prospectus or in the public reports of Eagle filed with the SEC may supplement, update or modify the factual disclosures about Eagle contained in the merger agreement. The merger agreement contains representations and warranties by Eagle, on the one hand, and by FCB, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Eagle and FCB were qualified and subject to important limitations agreed to by Eagle and FCB in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Eagle and FCB each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Eagle and FCB at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”
Structure of the Merger
The boards of directors of Eagle and FCB have each unanimously approved and adopted the merger agreement, which provides for the merger of FCB with and into Eagle, with Eagle as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger, First Community Bank, a Montana state bank and wholly-owned subsidiary of FCB, will merge with and into Opportunity Bank, a Montana state bank and wholly owned subsidiary of Eagle, with Opportunity Bank as the surviving bank of such merger. The terms and conditions of the merger of First Community Bank and Opportunity Bank are set forth in a separate plan of merger and merger agreement (referred to as the “plan of bank merger”), the form of which is attached as Exhibit C to the merger agreement, included as Appendix A to this joint proxy statement/prospectus. We refer to the merger of First Community Bank and Opportunity Bank as the “bank merger.”
At any time prior to the effective time, Eagle and FCB may, upon their mutual agreement, change the method or structure of effecting the combination of Eagle and FCB, if and to the extent they both deem such change to be necessary, appropriate or desirable. However, no such change may (i) alter or change the amount, kind or value of the merger consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of holders of FCB common stock pursuant to the merger agreement, or (iii) be reasonably likely to cause the closing to be prevented or materially delayed or the receipt of regulatory approvals to be prevented or materially delayed.
Merger Consideration
Under the terms of the merger agreement, each share of FCB common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by FCB, Eagle and their wholly-owned subsidiaries and dissenting shares described below) will be automatically converted into the right to receive (i) 37.7492 shares of Eagle common stock (which we refer to as the “per share stock consideration”) and (ii) $276.32 in cash (which we refer to as the “per share cash consideration,” together with the per share stock consideration, the “merger consideration”).
No fractional shares of Eagle common stock will be issued in connection with the merger. Instead, Eagle will make to each FCB shareholder who would otherwise receive a fractional share of Eagle common stock a cash payment, without interest and rounded to the nearest whole cent, equal to: (i) the fractional share amount multiplied by (ii) the average daily volume weighted average price of Eagle common stock on the Nasdaq Global Market for the 20 trading days preceding the fifth trading day immediately preceding the closing date.
In order to avoid termination of the merger agreement, the merger consideration may be adjusted in certain circumstances based on whether Eagle common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger. If the “average closing price” (determined over a 20 trading day period prior to the determination date, as defined in the merger agreement) of Eagle’s common stock exceeds $25.25 per share and Eagle’s stock outperforms the Nasdaq Bank Index by more than 15%, Eagle may terminate the merger agreement, or elect to reduce the per share stock consideration, provided, however, that Eagle may not adjust the per share stock consideration in a manner that would result in the aggregate shares of Eagle common stock to be issued in the merger being less than 1,262,000 shares.
Conversely, if the “average closing price” is less than $18.67 per share and Eagle’s stock has also underperformed the Nasdaq Bank Index by more than 15%, FCB may terminate the merger agreement, unless Eagle elects to increase the per share stock consideration. See “The Merger – Termination.”
All shares of Eagle common stock received by FCB shareholders in the merger will be freely tradable, except that shares of Eagle common stock received by persons who become affiliates of Eagle for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
An FCB shareholder has the right to dissent from the merger and obtain the fair value of his or her shares of FCB common stock in lieu of receiving the merger consideration by strictly following the appraisal rights procedures under the MBCA. Shares of FCB common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal rights procedures under the MBCA are referred to as “dissenting shares.” See “The Merger – Appraisal or Dissenters’ Rights in the Merger” and Appendix D – Provisions of Montana Business Corporation Act relating to Rights of Appraisal on pages 78 and D-1, respectively.
If Eagle or any company belonging in the Nasdaq Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the relevant determination date, the prices for and amount of shares of Eagle common stock or the common stock of such other company, as the case may be, will be appropriately adjusted for the purposes of calculating the adjustments described above.
Based upon the closing sale price of the Eagle common stock on the Nasdaq Global Market of 22.54 on December 17, 2021, the last practicable trading date prior to the printing of this joint proxy statement/prospectus, the aggregate value of the stock merger consideration was approximately $850.87 and the aggregate value of the merger consideration was approximately $1,127.19.
The value of the shares of Eagle common stock to be issued to FCB shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Eagle common stock.

See “Risk Factors – Because the sale price of the Eagle common stock will fluctuate, you cannot be sure of the value of the per share stock consideration that you will receive in the merger until the closing.”
Governing Documents
At the effective time, the Eagle certificate of incorporation will be the certificate of incorporation of the combined company until thereafter amended in accordance with applicable law, and the Eagle bylaws will be the bylaws of the combined company until thereafter amended in accordance with applicable law.
Closing and Effective Time of the Merger
Unless both Eagle and FCB otherwise agree, the closing of the merger will take place at 10:00 a.m., Mountain time, on a date which shall be no later than five business days after all the conditions to the closing (other than conditions to be satisfied at the closing, which shall be satisfied or waived at the closing) have been satisfied or waived in accordance with the terms of the merger agreement, unless another date or time is agreed to by Eagle and FCB. Eagle will file articles of merger with the Secretary of State of the State of Montana and a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at such time as the articles of merger and certificate of merger are filed or such other time as may be specified in the articles of merger and certificate of merger.
We currently expect that the merger will be completed in the first quarter of 2022, subject to the approval of the merger agreement by Eagle shareholders and FCB shareholders, certain bank regulators and other conditions. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Eagle and FCB will complete the merger. See “The Merger Agreement – Conditions to Completion of the Merger” on page 95 of this joint proxy statement/prospectus.
Exchange Procedures
Eagle has appointed as the exchange agent under the merger agreement its transfer agent, Computershare Inc. The merger agreement requires Eagle to cause the exchange agent as promptly as practicable after the effective time but in no event later than five business days after the closing date, to mail or otherwise deliver transmittal materials, which will include instructions to effect the surrender of certificates, to each holder of FCB common stock. Upon surrender to the exchange agent of its certificates representing outstanding shares of FCB common stock, an FCB shareholder will be entitled to receive the merger consideration and any cash in lieu of a fractional share or Eagle common stock to be issued.
Subject to law, following the surrender of any certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Eagle common stock issued, and cash in exchange for FCB common stock, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Eagle common stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to shares of Eagle common stock with a record date after the effective time of the merger and with a payment date subsequent to surrender.
After the effective time of the merger, there will be no registration of transfers on the stock transfer books of FCB of FCB common stock.
Representations and Warranties
The merger agreement contains generally customary representations and warranties of FCB and Eagle relating to their respective businesses. The representations and warranties of each of FCB and Eagle have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement – the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;
•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.
The representations and warranties made by FCB and Eagle to each other primarily relate to:
•	corporate organization, standing, and authority;
•	capitalization;
•	ownership of subsidiaries;
•	corporate power to carry on its business as it is currently conducted;
•	corporate authorization to enter into the merger agreement and to consummate the merger;
•	regulatory approvals required in connection with the merger;
•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;
•	financial statements;
•	reports filed with governmental entities, including, in the case of Eagle, the SEC;
•	absence of a material adverse effect since June 30, 2021;
•	litigation;
•	compliance with laws;
•	the absence of regulatory agreements;
•	fees paid to financial advisors;
•	employee benefits;
•	tax matters;
•	regulatory capitalization; and
•	Community Reinvestment Act compliance.
FCB has also made representations and warranties to Eagle with respect to:
•	accuracy of books and records;
•	material contracts;
•	labor matters;
•	environmental matters;
•	loan matters and classified assets;
•	adequacy of allowances for loan and lease losses;
•	administration of fiduciary accounts;
•	investment management and related activities;
•	repurchase agreements;
•	deposit insurance;
•	privacy of customer information;

•	transactions with affiliates;
•	real and personal property;
•	intellectual property;
•	maintenance of insurance policies;
•	anti-money laundering laws, questionable payments and OFAC;
•	contingency planning;
•	the inapplicability to the merger of state takeover laws;
•	liquidity of investment portfolio;
•	board recommendation;
•	fairness opinion; and
•	accuracy of the information contained in the representations and warranties.
Eagle has also made a representation and warranty to FCB with respect to the legality of Eagle common stock to be issued in connection with the merger and its ability to finance the merger.
Certain of the representations and warranties of FCB and Eagle are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to any party, any event, occurrence, fact, condition, change, development or effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs the ability of such party to timely consummate the merger, the bank merger or the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (i) only, the following shall not constitute a “material adverse effect”, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a “material adverse effect”: (A) changes after the date of the merger agreement in laws of general applicability to companies in the industry in which the applicable party or its subsidiaries operate or interpretations thereof by governmental authorities including laws newly enacted for, relating to or arising out of efforts to implement contagion event measures and address the spread of any contagion event, (B) changes after the date of the merger agreement in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof, (C) changes after the date of the merger agreement in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates or adverse credit events resulting in deterioration in the credit markets generally including any such change resulting from or arising out of a contagion event, (D) changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, including any contagion event (and the related contagion event measures), any government shutdown, any declaration of martial law or similar directive, guidance, policy or other action by any governmental authority, (E) solely in the case of whether a material adverse effect has or may occur with respect to Eagle, changes after the date of the merger agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of material adverse effect may be considered in determining whether a material adverse effect exists), (F) solely in the case of whether a material adverse effect has or may occur with respect to Eagle, any change in the trading price or trading volume of Eagle common stock on the Nasdaq Global Market (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of material adverse effect may be considered in determining whether a material adverse effect exists), and (G) the impact of the merger agreement and the transactions contemplated by the merger agreement, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement), except that, with respect to clauses (A), (B) and (C), such effect, circumstance, occurrence or change disproportionately adversely affects the party and its subsidiaries compared to similar companies operating in the commercial banking industry, in which case only the disproportionate effect will be taken into account.

Covenants and Agreements
Conduct of Business Pending the Merger
Pursuant to the merger agreement, FCB has agreed to certain restrictions on its activities until the effective time of the merger. FCB has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law, or with the prior written consent of Eagle, it will:
•	carry on its business, including the business of its subsidiary, in the ordinary course of business and in compliance in all material respects with all applicable laws;
•
operate in all material respects in the ordinary course of business in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact FCB’s equity capital;

•	use commercially reasonable efforts to preserve intact its business organizations and assets;
•	use commercially reasonable efforts to keep available the present services of the current officers and employees of FCB and its subsidiaries;
•	use commercially reasonable efforts to preserve the goodwill of its customers, employees, lessors and others with whom business relationships exist; and
•	use commercially reasonable efforts to continue diligent collection efforts with respect to delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.
Until the effective time of the merger, Eagle has agreed to use commercially reasonable efforts to carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws. Eagle has also agreed not to (i) amend or propose to amend its certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to FCB shareholders or prohibit or hinder, impede or delay in any material respect the transactions contemplated by the merger agreement, (ii) take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or reasonably likely to (x) prevent, delay or impair Eagle’s ability to consummate the merger or the transactions contemplated by the merger agreement or (y) prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (x) payments from Opportunity Bank or any other subsidiary to Eagle or from any subsidiary of Opportunity Bank to Opportunity Bank and (y) quarterly dividends in the ordinary, usual and customary course of business of Eagle consistent with past practice to holders of Eagle’s common stock or holders of trust preferred securities; or (iv) agree to take, make any commitment to take or adopt any resolutions of its board of directors in support of any of the actions prohibited as described above.
Each of Eagle and FCB have agreed to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated by the merger agreement as promptly as practicable.
FCB has also agreed that except as otherwise permitted by the merger agreement or required by applicable law, or with the prior written consent of Eagle (not to be unreasonably withheld or delayed) it will not:
•
issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any award or grant under any FCB stock plan or otherwise, or any other securities of FCB or its subsidiaries, or enter into any agreement with respect to any of the foregoing;

•
except as expressly permitted by the merger agreement, accelerate the vesting of any existing rights of FCB shareholders that would obligate FCB to issue or dispose of any of its capital stock or other ownership interests;

•	adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock;

•
make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) payments from First Community Bank to FCB or from any subsidiary of First Community Bank to First Community Bank and (ii) a special dividend in the event that its adjusted tangible shareholders’ equity exceeds $29.5 million as of a certain date prior to closing of the merger;

•
enter into, establish, adopt, amend, terminate or renew any FCB benefit plan, or grant any salary, wage or fee increase, increase any employee benefit or grant or pay any incentive or bonus payments, adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, accelerate any rights or benefits under any FCB benefit plan (including accelerating the vesting of FCB option awards) or hire or terminate (other than for cause) any employee or other service provider with annual base salary, anticipated service fees or wages that is reasonably anticipated to exceed $250,000, except (i) normal increases in base salary to non-officer employees in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (ii) as may be required by law, and (iii) to satisfy contractual obligations under the terms of FCB benefit plans as of the date of the merger agreement and certain bonus payments;

•
except as disclosed to Eagle, engage in certain transactions (other than compensation, business expense advancements, reimbursements in the ordinary course of business or as part of the terms of employment or service as a director and other than deposits held by First Community Bank in the ordinary course of business consistent with past practice) with any director, officer or any of their immediate family members or any affiliates or associates of any of its officers or directors;

•
except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed;

•
acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person with a value or purchase price in the aggregate in excess of $50,000;

•	except in the ordinary course of business, make any capital expenditures exceeding $100,000 individually, or $350,000 in the aggregate;
•	amend or propose to amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;
•
revalue any of its or its subsidiaries’ assets or implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•
except with respect to contracts relating to loans or loan participations made in the ordinary course of business, enter into, amend, modify, terminate, extend or waive any material provision of any material contract, lease or insurance policy or make any change in any instrument or agreement governing the terms of any of its securities or enter into any material contract;

•
enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•
change, in any material respect, its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority;

•
make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies;

•
make any changes in the mix, rates, terms or maturities of First Community Bank’s deposits or other liabilities, except in a manner and pursuant to policies in the ordinary course of business and competitive factors in the market place;

•	open any new branch or deposit taking facility or close, relocate or materially renovate any existing branch or facility;
•
other than purchases of investment securities in the ordinary course of business, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•
incur, modify, extend or renegotiate any indebtedness of FCB or First Community Bank or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person (other than creation of deposit liabilities, purchases of federal funds, FHLB borrowings and sales of certificates of deposits in the ordinary course of business);

•
cancel, release or assign any indebtedness of any person or any claims against any person except pursuant to contracts currently in force and disclosed to Eagle or in the ordinary course of business, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

•
commit any act or omission which constitutes a breach or default by FCB or any of its subsidiaries under any agreement with any governmental authority or under any material contract or that could reasonably be expected to result in one of the conditions to the merger not being satisfied on the closing date;

•
take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) result in any of the conditions to the merger not being satisfied, except as may be required by applicable law, (ii) prevent, delay or impair FCB’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (iii) prevent the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	merge or consolidate FCB or any of its subsidiaries with any other person;
•	restructure, reorganize or completely or partially liquidate or dissolve FCB or any of its subsidiaries;
•
make any investment in any other person (either by purchase of stock or securities, contributions to capital, property transfers, or purchases of any property or assets), other than in the ordinary course of business;

•	transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property;
•
commence, settle or agree to settle any litigation claims, actions or proceedings, except in the ordinary course of business that (i) involves only the payment of money damages not in excess of $250,000 individually or $400,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, FCB or its applicable subsidiary and (iii) would not create precedent for claims that are reasonably likely to be material to FCB or any of its subsidiaries, or, after the closing, Eagle or any of its subsidiaries;

•	file or amend any income tax return;
•	settle or compromise any income tax liability claims or assessment;
•	make, change or revoke any material tax election or change any method of tax accounting;
•	enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision or state, local or foreign law);
•	surrender any claim for a refund of taxes;
•	consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

•	change its fiscal or tax year;
•	make any extension of credit that, when added to other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits;
•
make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from First Community Bank’s written loan policies (subject to certain exceptions and thresholds and provided that First Community Bank may extend or renew credit or loans in the ordinary course of business or in connection with the workout or renegotiation of current loans);

•
charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business) any of its portfolio of loans or sell any asset held as other real estate owned or other foreclosed assets for an amount less than its book value, except for the taking of any real estate by any governmental authority by eminent domain proceedings or litigation;

•	terminate or allow to be terminated any of the policies of insurance maintained on its business or property other than renewal of such policies on their present terms;
•	encumber any asset having a book value in excess of $100,000 except in the ordinary course of business for reasonable and adequate consideration; or
•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions set forth above.
Shareholder Approvals
Each of Eagle and FCB has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement (in the case of the FCB shareholders) (the “requisite FCB vote”) and the approval of the merger agreement, including the Eagle share issuance (in the case of the Eagle shareholders) (the “requisite Eagle vote”), and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Each of Eagle and FCB and their respective boards of directors has agreed to use its reasonable best efforts to obtain from Eagle and FCB shareholders the vote required to approve the approval of the merger agreement (in the case of the FCB shareholders) and the vote required to approve the merger agreement, including the Eagle share issuance (in the case of the Eagle shareholders), including by communicating to Eagle and FCB shareholders the Eagle board recommendation that Eagle shareholders approve the merger agreement, including the Eagle share issuance (the “Eagle board recommendation”) and the FCB board recommendation that FCB shareholders approve the merger agreement (the “FCB board recommendation”), as applicable.
Eagle and FCB must adjourn or postpone the Eagle shareholders meeting or the FCB shareholders meeting, as applicable, if there are insufficient shares of Eagle common stock or FCB common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Eagle or FCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Eagle vote or the requisite FCB vote, and subject to the terms and conditions of the merger agreement, Eagle or FCB, as applicable, will continue to use reasonable best efforts to solicit proxies from its shareholders. Notwithstanding any recommendation change by the Eagle board of directors or the FCB board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders, and to submit the Eagle merger proposal (in the case of the Eagle shareholders) and the FCB merger proposal (in the case of the FCB shareholders) to a vote of such shareholders.
Regulatory Matters
This joint proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Eagle has filed with the SEC. Each of Eagle and FCB has agreed to use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after filing.
Eagle also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.

Each of Eagle and FCB has agreed to use reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement, and each of Eagle and FCB has agreed to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable.
Additionally, each of Eagle and FCB has agreed to furnish information to the other party, and each party has the right to review and approve in advance all characterizations of the information relating to such party that appear in any filing made in connection with the transactions contemplated by the merger agreement. Each party has agreed to promptly notify and apprise the other party of the substance of any communication from any governmental authority received by such party with respect to the regulatory applications filed solely in connection with the transactions contemplated by the merger agreement.
In connection with seeking regulatory approval for the merger, Eagle is not required to take any action or agree to any condition or restriction that would reasonably be likely to have a material and adverse effect on Eagle and its subsidiaries, taken as a whole and after giving effect to the merger, measured on a scale relative to FCB and its subsidiaries taken as a whole.
Nasdaq Listing
Eagle has agreed to use commercially reasonable efforts to cause the shares of Eagle common stock to be issued to the holders of FCB common stock in the merger to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Under the merger agreement, FCB agreed, upon Eagle’s reasonable request, to facilitate discussions between Eagle and FCB employees regarding arrangements to be effective prior to or following the effective time of the merger and, if directed by Eagle, take all actions required to fully fund, terminate or merge any benefit plan of FCB. Following the closing, if Eagle terminates an FCB benefit plan and there is a comparable Eagle benefit plan, FCB employees who continue to be employed with Eagle and its affiliates after closing will be entitled to participate in such Eagle benefit plans to the same extent as similarly-situated employees of Eagle or Opportunity Bank, except for closed or frozen benefit plans. To the extent allowable under Eagle benefit plans, continuing FCB employees will be given credit for prior service or employment with FCB for all purposes, except to the extent that it would result in duplication of benefits. For continuing FCB employees who participate in Eagle benefit plans, Eagle will waive certain pre-existing condition limitations and waiting periods or evidence of insurability requirements and provide credit for deductibles from the same year and analogous FCB benefit plans.
Under the merger agreement, Eagle agreed to provide each full-time employee of FCB, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who is terminated by Eagle or its subsidiaries (other than for cause) within six months following the effective time with a lump sum severance payment in a specified amount based upon length of service, subject to such employee entering into a release of claims in a form satisfactory to Eagle.
Eagle has agreed to take all actions necessary to fund, pay, provide for, administer and maintain the SERPs and the annuity contracts for each participant in accordance with the terms of such agreements and arrangements, including any distribution terms, except to the extent any such agreement or arrangement is superseded or terminated, with the consent of the participant (or beneficiary, as applicable) provided that it does not result in any tax under Section 409(A)(a) or (b) of the Code payable by the participant (or beneficiary, as applicable).
Indemnification and Directors’ and Officers’ Insurance
For a period of six years from and after the effective time of the merger, Eagle has agreed to indemnify and hold harmless the present and former directors and officers of FCB and First Community Bank against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for FCB or First Community Bank or any of their respective subsidiaries occurring at or before the effective time of the merger, to the fullest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of FCB or its subsidiaries and the MBCA.
For a period of six years after the effective time of the merger, Eagle will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of FCB or its subsidiaries with respect to claims against them arising from acts and omissions occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified persons as the coverage currently provided by FCB. In no event shall Eagle be required to expend for the tail insurance a premium in an aggregate amount in excess of 250% of the annual premiums paid by FCB for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.
Third Party Proposals
FCB has agreed that it will not, and will cause its subsidiaries and their respective officers, directors, employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agent to, directly or indirectly: (a) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, inquiries, offers or proposals which constitute, or could reasonably be expected to lead to an acquisition proposal, (b) participate in any discussions or negotiations regarding any acquisition proposal or furnish or otherwise afford access to any person any non-public information or data with respect to FCB or its subsidiaries in connection with any acquisition proposal, (c) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which FCB is a party, or (d) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to any acquisition proposal. An “acquisition proposal” is defined as any inquiry, offer or proposal (other than an inquiry, offer or proposal from Eagle), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” is defined as: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FCB or First Community Bank that, in any such case, results in any person (or, in the case of a direct merger between such third party and FCB, First Community Bank or any other subsidiary of FCB, the shareholders of such third party) acquiring 15% or more of any class of equity of FCB or First Community Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 15% or more of the consolidated assets of FCB or First Community Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of FCB or First Community Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of FCB or First Community Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
However, the merger agreement provides that at any time prior to the date of the shareholder meeting for FCB shareholders to vote on approval of the merger agreement, if FCB receives a bona fide unsolicited written acquisition proposal that does not violate the “no shop” provisions in the merger agreement and FCB’s board of directors reasonably determines in good faith (after consultation with and having considered the advice of its outside legal counsel and financial advisor) that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below) and the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, then FCB may: (i) enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to FCB than the confidentiality agreement entered into by FCB and Eagle prior to the execution of the merger agreement; (ii) furnish non-public information or data to the third party making the acquisition proposal pursuant to such confidentiality agreement (and provide to Eagle any information not previously provided to Eagle); and (iii) participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal. FCB must promptly advise Eagle in writing within 24 hours following receipt of any proposal or offer, or of any request for information, or request for any negotiations or discussions, each in connection with any acquisition proposal. FCB must furnish a copy of, or a description of the material terms and conditions of such proposal or offer and must keep Eagle informed on a reasonably current basis of the status of any proposal, offer, information request, negotiations or discussions.
Eagle Board Recommendation
Eagle and its board of directors has agreed to use its reasonable best efforts to obtain from Eagle shareholders the vote required to approve the approval of the merger agreement, including the Eagle share issuance, including by communicating to Eagle shareholders the Eagle board recommendation. Eagle has agreed that its board of directors will not (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of FCB in connection with transactions contemplated by the merger agreement the Eagle board recommendation, or take any other action or make any other public statement inconsistent with, the Eagle board recommendation, (ii) submit the merger agreement, including the Eagle share issuance, to Eagle shareholders for approval without the Eagle board recommendation, or (iii) resolve to take, or publicly announce an intention to do any of the foregoing actions (any of the foregoing a “recommendation change”).
However, if at any time after the date of the merger agreement and prior to receipt of the requisite Eagle vote an “intervening event” occurs and the Eagle board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that the failure to make the Eagle board recommendation in response to such intervening event would more likely than not result in a violation of its fiduciary duties under applicable law then, prior to the receipt of the requisite Eagle vote, the Eagle board of directors may submit the merger agreement to the Eagle shareholders without recommendation and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) it gives FCB at least three (3) business days’ prior written notice of its intention to take such action, specifying the basis for the board’s determinations and a reasonable description of the intervening event, (ii) if requested by FCB, Eagle engages in good faith negotiations with FCB regarding any amendments or modifications to the merger agreement proposed by Eagle and intended to cause the intervening event to no longer warrant a recommendation change, and (iii) by no later than 5:00 p.m. Mountain Time on the last business day of such notice period, it takes into account any amendment or modification to the merger agreement proposed by FCB and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that even if such proposed amendment or modification to the merger agreement were given effect, the failure to make a recommendation change in response to such intervening event would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law. In the event of any change to the circumstances related to the intervening event that is adverse to Eagle or the Eagle shareholders, Eagle would be required to deliver a new written notice to FCB and to again comply with the requirements described above with respect to such new written notice.
An “intervening event” means any material event, circumstances, change, effect, development or condition occurring or arising after the date hereof that was not known to or reasonably foreseeable by the Eagle board of directors as of or prior to the date of the merger agreement, not relating to an acquisition proposal as to either FCB or Eagle and that becomes known by the Eagle board of directors after the date of the merger agreement and prior to the date the requisite Eagle vote is obtained provided that none of the following, either alone or in combination, shall be considered an intervening event: (i) events, circumstances, changes, effects, developments or conditions affecting general business, economic or political conditions, the industries or segments thereof in which Eagle operates, or the financial, credit or securities markets of the United States; (ii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable law or the interpretation or enforcement thereof, including any contagion event measures; (iii) events, circumstances, changes, effects, developments or conditions solely arising out of, or attributable to the announcement of the execution of the merger agreement, the identity of the other parties hereto, or the terms and conditions hereof; (iv) any change in the trading price or trading volume of Eagle common stock in and of itself; or (v) Eagle meeting or exceeding any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period in and of itself (in each case above, the underlying cause of such changes may be taken into account in determining whether there has been or there exists an intervening event unless such underlying cause would otherwise be excepted by this definition).

FCB Board Recommendation
The merger agreement generally prohibits FCB’s board of directors from making a company subsequent determination (i.e., from (i) withholding, withdrawing, changing, modifying, amending or qualifying, or publicly proposing to withdraw, change, qualify, amend or modify, in a manner adverse to Eagle the recommendation that the FCB shareholders vote to approve the merger agreement and the transactions contemplated thereby, or taking any other action or making any other public statement inconsistent with such recommendation, failing to reaffirm such recommendation within five business days following a request by Eagle, or making any public statement, filing or release inconsistent with such recommendation, (ii) approving, recommending, or endorsing (or publicly proposing to approve, recommend or endorse), any acquisition proposal, (iii) submitting the merger agreement to FCB’s shareholders for approval without recommendation or (iv) resolving to take, or publicly announcing an intention to take, any of the foregoing actions). In addition, FCB’s board of directors and any committee of the board of directors may not approve or recommend or propose to approve or recommend any acquisition proposal or enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any acquisition transaction or requiring FCB to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement. However, prior to the date of the shareholder meeting for FCB shareholders to vote on the approval of the merger agreement, the FCB board of directors may effect a company subsequent determination if the FCB board has determined reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that a bona fide unsolicited written acquisition proposal that it received after the date of the merger agreement (that did not result from a breach of its “no-shop” provisions under the merger agreement) constitutes a superior proposal if, but only if, the FCB board determined reasonably and in good faith after consultation with and having considered the advice of its outside legal counsel and its financial advisor, that because of the existence of such superior proposal, the failure to take such actions would be inconsistent with its fiduciary duties under applicable law.
The board of directors of FCB may not make a company subsequent determination without providing Eagle with at least five (5) business days’ prior written notice of its intention to take such action and with a reasonably detailed description of the acquisition proposal giving rise to its determination to take such action, and without cooperating and negotiating in good faith with Eagle during such five business day notice period (to the extent Eagle seeks to negotiate) and taking into account in good faith, at the end of such notice period, any adjustment, amendment or modification of the merger agreement proposed by Eagle and determining reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that such acquisition proposal continues to constitute a superior proposal and that because of the existence of such superior proposal, the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Any material amendment to any acquisition proposal will require a new notice period as referred to above, except that such notice period shall be three (3) business days.
A “superior proposal” means a bona fide, unsolicited written acquisition proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and FCB, First Community Bank or any other subsidiary of FCB, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding shares of FCB common stock or more than 50% of the assets of FCB and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the FCB board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by Eagle in response to such acquisition proposal, as contemplated by the merger agreement, and all financial, legal, regulatory and other aspects of such acquisition proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of FCB from a financial point of view than the merger and the other transactions contemplated by the merger agreement.
If the FCB board of directors makes a company subsequent determination or if FCB terminates the merger agreement to enter into an agreement with respect to a superior proposal, FCB could be required to pay Eagle a break-up fee of $1,600,000 in cash. See “The Merger Agreement – Termination,” beginning on page 96 of this joint proxy statement/ prospectus and “The Merger Agreement – Break-Up Fee” beginning on page 97 of this joint proxy statement/prospectus.

Restructuring Efforts
The merger agreement provides that if Eagle fails to obtain the required vote of Eagle shareholders to approve the Eagle merger proposal or if FCB fails to obtain the required vote of FCB shareholders to approve the FCB merger proposal (other than if a recommendation change or a company subsequent determination shall have occurred or if Eagle is entitled to terminate the merger agreement due to FCB’s failure to make the FCB board recommendation), then for a period of time from the date of such Eagle special meeting or FCB special meeting (as adjourned or postponed) to the earlier of 5:00 p.m. Mountain Time on the twentieth (20th) business day thereafter or the expiration date (which we refer to as the “discussion period”), each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any term of the merger agreement) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective shareholders for approval.
Conditions to Completion of the Merger
Mutual Closing Conditions
The obligations of Eagle and FCB to complete the merger are subject to the satisfaction of the following conditions:
•	the Eagle requisite vote and the FCB requisite vote having been obtained;
•
all regulatory approvals required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect, and all statutory waiting periods shall have expired or been terminated, and such regulatory approvals shall not impose any term, condition or restriction on Eagle or any of its subsidiaries that Eagle reasonably determines is a burdensome condition;

•
the absence of (i) any judgment, order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the merger or the bank merger or (ii) statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement;

•
the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act, and no stop order suspending such effectiveness having been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	the receipt by each of Eagle and FCB of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
•	the authorization for listing on the Nasdaq Global Market of the shares of Eagle common stock to be issued in the merger, subject to official notice of issuance;
•
the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the closing date of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not be material;

•	the performance in all material respects by the other party of its respective obligations under the merger agreement; and
•	the absence of any event which has had or is reasonably expected to have or result in a material adverse effect on the other party.
Additional Closing Conditions for the Benefit of Eagle
In addition to the mutual closing conditions, Eagle’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:
•	the plan of bank merger shall have been executed and delivered by First Community Bank;
•	the restrictive covenant agreements between certain officers of FCB and Eagle are in full force and effect;

•
the FCB board of directors shall not have, prior to approval of the merger agreement by the FCB shareholders (i) withheld, withdrawn or modified (or publicly proposed to do any of the foregoing), in a manner adverse to Eagle, its recommendation that FCB shareholders approve the merger agreement, (ii) approved or recommended (or publicly proposed to approve or recommend) any acquisition proposal, or (iii) allowed FCB or any FCB representative to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to an acquisition proposal;

•
the receipt of all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations required as a result of the transactions contemplated by the merger agreement pursuant to FCB’s material contracts;

•	the receipt of all claims letters and restrictive covenant agreements from FCB and First Community Bank’s directors;
•	dissenting shares shall not represent more than five percent of the outstanding shares of FCB common stock;
•
FCB’s adjusted tangible shareholders’ equity as of the last day of the month prior to the month in which the effective time of the merger is expected to occur shall be an amount not less than $29.5 million; and

•	the completion of an audit of the consolidated financial statements of FCB for the fiscal year ended December 31, 2020 with an unqualified opinion from its independent public accounting firm.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger, as follows:
•	by the mutual consent of the boards of directors of Eagle and FCB; or
•
by the boards of directors of either Eagle or FCB if any governmental authority has denied any required regulatory approval or requested any application for regulatory approval be permanently withdrawn; or

•
by Eagle or FCB if the Eagle requisite vote and the FCB requisite vote are not obtained at a meeting at which a vote was taken, provided that the discussion period shall have expired and the parties have not signed an amendment to the merger agreement; or

•
by Eagle or FCB in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within 30 days of written notice of such breach (provided that the right to cure may not extend beyond two business days prior to the “expiration date” described below); or

•
by Eagle or FCB if the merger is not consummated by 5:00 p.m., Mountain time, on the expiration date of June 30, 2022; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or

•	by Eagle or FCB if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or
•
by Eagle prior to the receipt of approval of the merger from FCB shareholders in the event that (i) the FCB board of directors or any committee thereof makes a company subsequent determination (see “The Merger Agreement – Covenants and Agreements—FCB Board Recommendation” beginning on page 94 of this joint proxy statement/prospectus), (ii) the FCB board of directors has materially breached its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting, or (iii) the FCB board of directors has agreed to an acquisition proposal; or

•
by FCB in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which FCB shareholder approval of the merger agreement is obtained or (z) the date on which Eagle shareholder approval of the merger agreement is obtained, is less than $18.67 per share, (ii) Eagle’s common stock underperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to increase the per share stock consideration by a formula-based amount outlined in the merger agreement; or

•
by Eagle in the event that (i) the average volume weighted average price of Eagle’s common stock for the 20 trading days ending on the trading day immediately prior to the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which FCB shareholder approval of the merger agreement is obtained or (z) the date on which Eagle shareholder approval of the merger agreement is obtained, is greater than $25.25 per share, (ii) Eagle’s common stock outperforms a peer group index (the Nasdaq Bank Index) by more than 15%, and (iii) Eagle does not elect to decrease the per share stock consideration by a formula-based amount outlined in the merger agreement, provided, however, that Eagle may not adjust the per share stock consideration in a manner that would result in the aggregate shares of Eagle common stock to be issued in the merger being less than 1,262,000 shares.

Termination Fees
FCB will pay Eagle a termination fee of $400,000 if Eagle terminates the merger agreement based on a FCB breach of its representations or breach of its covenants. Eagle will pay FCB a termination fee of $400,000 if FCB terminates the merger agreement based on an Eagle breach of its representations or breach of its covenants.
Break-up Fee
FCB will owe Eagle a $1,600,000 break-up fee if:
•	Eagle terminates the merger agreement as a result of a material breach of the “no-shop” provisions of the merger agreement by FCB; or
•
Eagle terminates the merger agreement as a result of the FCB board of directors or any committee thereof making a company subsequent determination (for more detail on company subsequent determinations, see “The Merger Agreement – Covenants and Agreements – FCB Board Recommendation” beginning on page 94 of this joint proxy statement/prospectus); or

•
Eagle terminates the merger agreement as a result of FCB materially breaching and not curing its obligations under the merger agreement by failing to call, give notice of, convene and hold the special meeting and such breach is not cured on or before the expiration of the fifth business day after the occurrence of such breach; or

•	Eagle terminates the merger agreement as a result of the FCB board of directors or any committee thereof agreeing to an acquisition proposal; or
•
after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal is made known to the board or senior management of FCB or has been made directly to FCB shareholders generally or a public announcement of an acquisition proposal has been made and not withdrawn and (i) thereafter the merger agreement is terminated by (A) either Eagle or FCB because the FCB shareholders have not approved the merger agreement and the merger is not consummated by the expiration date described above or (B) by Eagle because of a willful material breach by FCB of any covenant set forth in the merger agreement that is not cured in accordance with the merger agreement; and (ii) FCB enters into any agreement to consummate or consummates an acquisition transaction (provided, that for purposes of this provision, the definition of acquisition transaction is revised to replace “15%” with “50%”) within 12 months of such termination.

The payment of the break-up fee will fully discharge FCB from any losses that may be suffered by Eagle arising out of the termination of the merger agreement.

Expenses
Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, subject to certain exceptions set forth in the merger agreement.
Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived, or the time for compliance with such provision may be extended, by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as the merger agreement, except that after the required Eagle vote or the required FCB vote has been obtained, no amendment shall be made which by law requires further approval by the shareholders of Eagle and/or FCB without obtaining such approval. The failure of any party at any time or times to require performance of any provision of the merger agreement shall in no manner affect the right of such party at a later time to enforce the same or any other provision of the merger agreement. No waiver of any condition or of the breach of any term contained in the merger agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or waiver of any other condition or of the breach of any other term of the merger agreement.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Eagle and FCB are incorporated under the laws of the State of Delaware and the State of Montana, respectively, and, accordingly, the rights of their shareholders are governed by such laws and their respective certificate and articles of incorporation and bylaws. After the merger, the rights of former shareholders of FCB who receive shares of Eagle common stock in the merger will be determined by reference to the Eagle certificate of incorporation and the Eagle bylaws and Delaware law. Set forth below is a description of the material differences between the rights of FCB shareholders and Eagle shareholders.
	FCB	EAGLE
Capital Stock	Holders of FCB capital stock are entitled to all the rights and obligations provided to capital shareholders under the MBCA and the FCB articles of incorporation and the FCB bylaws.	Holders of Eagle capital stock are entitled to all the rights and obligations provided to capital shareholders under the DGCL and the Eagle certificate of incorporation and the Eagle bylaws.

Authorized	FCB’s authorized capital stock consists of 50,000 shares of common stock, no par value.	Eagle’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.
Outstanding	As of December 7, 2021, there were 37,000 shares of FCB common stock outstanding.	As of December 7, 2021, there were 6,794,811 shares of Eagle common stock outstanding and no shares of Eagle preferred stock outstanding.

Voting Rights	Holders of FCB common stock generally are entitled to one vote for each share having voting power registered on the books of the corporation.	Holders of Eagle common stock are entitled to one vote per share on all matters on which shareholders are generally entitled to vote.

Cumulative Voting	Shareholders have the right of cumulative voting in the election of directors.	Shareholders do not have the right of cumulative voting in the election of directors.

Stock Transfer Restrictions	The transfer of FCB common stock is not restricted by the articles of incorporation or bylaws, however, the bylaws provide FCB the right to impose such restrictions with proper notice to shareholders.	None.

Dividends
The FCB bylaws are silent on dividends.

Under the MBCA, a corporation may make a distribution, unless after giving effect to the distribution:

The corporation would not be able to pay its debts as they come due in the usual course of business; or

The corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed,

The Eagle bylaws permit the board to declare and pay dividends upon shares of, and authorize repurchase programs for, stock, but only out of funds available for the payment of dividends or repurchase of shares as provided by law.

Under the DGCL, Eagle may pay dividends out of statutory surplus (as defined and computed in accordance with the DGCL) or net profits (if no surplus), as and when declared by the board of directors.

	FCB	EAGLE

if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights on dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:

(i) its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or (iii) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:

(i) its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or (iii) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Number of Directors
The FCB bylaws provide that the number of directors serving on FCB’s board of directors will be not less than three (3) nor more than five (5) members. The board of directors may increase or decrease the number of directors, provided, however, the board of directors may only increase or decrease by 30% or less the number of directors last approved by shareholders.

There are currently six (6) directors serving on the FCB board of directors.

Each director holds office upon election for one year and until his or her successor is elected and qualified.

The Eagle bylaws provide that the number of directors serving on Eagle’s board of directors will be such number as determined from time to time under direction of the board, subject to any right of the holder of any series of preferred stock then outstanding to election additional directors under specified circumstances, but in no event will be fewer than five (5) directors nor greater than fifteen (15) directors.

There are currently ten (10) directors serving on the Eagle board of directors divided into three classes.

Each director holds office upon election and until the third succeeding annual meeting of shareholders after their election

Election of Directors	The FCB bylaws provide that directors shall be elected annually by the shareholders at the annual meeting. Shareholders may cumulate votes in the election of directors.
The Eagle board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder

	FCB	EAGLE

group at least two annual meetings of shareholders to replace a majority of the directors of Eagle. Each director holds office for the term for which he or she is elected and until the third succeeding annual meeting of shareholders after their election, subject to such directors’ death, resignation, retirement, disqualification, removal from office or other cause.

Removal of Directors
The MBCA provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. A director may be removed if the number of votes cast to remove exceeds the number of votes cast not to remove the director, except to the extent the articles of incorporation or bylaws require a greater number.  However, if cumulative voting is authorized, a director may not be removed if, in the case of a meeting, the number of votes sufficient to elect the director under cumulative voting is cast against removal and, if action is taken by less than unanimous written consent, voting shareholders entitled to the number of votes sufficient to elect the director under cumulative voting do not consent to the removal. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director, and the meeting notice must state that removal of the director is the purpose of the meeting.

The FCB articles of incorporation are silent on the removal of directors.

The FCB bylaws provide that any director may be removed, with or without cause, at any time, by an affirmative vote of the holders of a majority of the issued and outstanding shares of stock entitled to vote for the election of directors of the corporation given at a special meeting of the

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except in certain circumstances. Whenever the holders of any class or series are entitled to elect one or more directors, the DGCL provides that the preceding sentence shall apply in respect to the removal without cause of a director or directors to the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole.

However, the Eagle certificate of incorporation and the Eagle bylaws provide that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class.

	FCB	EAGLE

shareholders called and held for such purpose, provided, however, that if less than the entire board of directors is to be removed, no one director may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted for such director and an election of the entire board of directors.

Vacancies on the Board of Directors
The FCB bylaws provide that, in the case of a removal as discussed above, the vacancy caused by such removal may be filled by the shareholders at the special meeting or, if the shareholders at such meeting fail to fill the vacancy, the board of directors may fill the vacancy. The FCB bylaws provide that, except as described in the prior sentence, any vacancies in the FCB board of directors shall be filled by a majority vote of the remaining directors of the board even if less than a quorum, and any director so appointed shall hold office until the next election.

Vacancies on the board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Action by Written Consent
Under the MBCA, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action.  The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, be signed by all the shareholders entitled to vote on the action, and be delivered to the corporation for filing by the corporation with the minutes or corporate records. The articles of incorporation may provide that any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action to be taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  However, if a corporation's articles of incorporation

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken at an annual or special meeting of the shareholders of a corporation, or any action which may be taken at an annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation.

The Eagle certificate of incorporation provides that no action may be taken by shareholders by written consent.

	FCB	EAGLE

authorize shareholders to cumulate their votes when electing directors, directors may not be elected by less than unanimous written consent. A written consent must bear the date of signature of the shareholder who signs the consent and be delivered to the corporation for filing by the corporation with the minutes or corporate records.

The FCB articles of incorporation are silent on action by written consent of shareholders.

The FCB bylaws provide for shareholder action by written consent, when signed by all shareholders entitled to vote on the subject matter of the consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	None.
The Eagle bylaws provide that, at any meeting of its shareholders, only such business shall be conducted as shall have been properly brought before such meeting. Nominations of persons for election to the Eagle board and the proposal of business to be considered by Eagle shareholders may be made at an annual meeting of shareholders only (i) by or at the direction of the Eagle board; (ii) pursuant to Eagles proxy materials with respect to such meeting; (iii) by any shareholder who complies with the notice provisions set forth in the Eagle bylaws.

For director nominations, the shareholder’s notice to the secretary is required to set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of Eagle stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or

FCB	EAGLE

understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or any of its affiliates with respect to any share of Eagle common stock; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board; and (vi) the consent of each nominee to serve as a director if so elected. In addition, the shareholder making such nomination is required to promptly provide any other information reasonably requested by Eagle.

For business proposals other than nominations, the shareholder’s notice to the secretary is required to set forth: (1) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on Eagle’s books, of the shareholder proposing such business, (3) the class and number of Eagle shares that are beneficially owned by the shareholder, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the

	FCB	EAGLE

voting power of, such shareholder or any of its affiliates with respect to any share of Eagle common stock, and (5) as to each matter the shareholder proposes to bring before the meeting, any material interest of the shareholder in such business. In addition, the shareholder making such proposal is required to promptly provide any other information reasonably requested by Eagle.

To be timely, a shareholder’s notice must be delivered to the secretary of Eagle not later than 60 days in advance of the first anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting; and with respect to any other annual meeting of shareholders, not later than the close of business on the seventh day following the date of public announcement of such meeting.

Notice of Shareholder Meeting
The FCB bylaws provide that notice of the place, day and hour of each annual meeting and each special meeting shall be mailed not less than ten (10) days prior to such meeting, nor more than sixty (60) days prior to the meeting, provided, however, that if the authorized shares of the corporation are proposed to be increased, at least 30 days’ notice is required. In addition, for certain substantial transactions, the notice requirements of the MBCA will govern. The notice of a special meeting shall also state the purposes thereof.

The Eagle bylaws provide that written notice of the time, place and purpose of every meeting of shareholders to be mailed, or delivered personally, not less than ten (10) nor more than 60 days before the date of the meeting.

Amendments to Charter
The FCB articles of incorporation are silent on amendment and therefore may be amended in accordance with the MBCA.

Under the MBCA:

The proposed amendment must first be adopted by the board of directors. Subject to certain exceptions, the amendment must then be approved by the shareholders.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the shareholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the shareholders and (ii) the shareholders approve the

	FCB	EAGLE

The board of directors shall recommend the amendment to the shareholders unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation or the board of directors otherwise determines it can no longer recommend the mater, and communicates the basis for its determination to the shareholders with the amendment.

The board of directors may condition its submission of the proposed amendment on any basis.

If the amendment is required to be approved by the shareholders and the approval is to be given at a meeting, the corporation shall notify each shareholder, regardless of whether entitled to vote, of the meeting of shareholders at which the amendment is to be submitted for approval. The notice must state that the purpose or one of the purposes of the meeting is to consider the amendment.  The notice must contain or be accompanied by a copy of the amendment. Unless the articles of incorporation or the board of directors requires a greater vote or a lesser vote, approval of the amendment requires the approval of a majority of the votes entitled to be cast on the amendment and, if any class or series of shares is entitled to vote as a separate group on the amendment, the approval of a majority of the votes entitled to be cast on the amendment by that voting group.

amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The Eagle certificate of incorporation follows similar amendment provisions, except that (i) the affirmative vote of 80% of all votes entitled to be cast in the election of directors, voting as a single class, is required for Articles V (Business Combinations), VI (Board of Directors), VII (Stockholder Action), VIII (Bylaw Amendments), IX (Acquisition of Stock), X (Director Liability), XI (Amendments to Certification of Incorporation), or XIII (Indemnification), and (ii) the affirmative vote of the holders of at least 80% of the voting stock entitled to be cast at the election of directors, excluding voting stock beneficially owned by the interested stockholder, unless the amendment, repeal or adoption is declared advisable by two-thirds of the entire board of directors and a majority of the disinterested directors, is required for Article XII (Certain Business Combinations).

Amendments to Bylaws
The FCB bylaws provide that, subject to repeal or change by action of the shareholders, the power to alter, amend, or repeal the bylaws or adopt new bylaws is vested in the board of directors. The shareholders may also amend or repeal the bylaws.

The Eagle certificate of incorporation provides that the board of directors shall have the power to make, alter, amend and repeal the bylaws. Any bylaws made by the board of directors may be altered, amended or repealed by the board of directors or by shareholders. However, the affirmative vote of 80% of all votes entitled to be cast in the election of directors, voting as a single class, is required to amend Section 2 of Article II of the bylaws (special meetings) and Sections 1 through 6 of

	FCB	EAGLE

Article III of the bylaws (number of directors, terms of directors, resignation of directors and vacancies, removal of directors, newly created directorships and vacancies, and place and manner or meeting).

The Eagle bylaws provide that the shareholders may amend or repeal the bylaws or adopt new bylaws by a vote of the majority of the shares present or represented by proxy and entitled to vote at any annual or special meetings unless otherwise provided in the Eagle certificate of incorporation or the Eagle bylaws. The Eagle bylaws also provide that, except as otherwise required by law, the Eagle certificate of incorporation or the Eagle bylaws, the board of directors may amend or repeal the Eagle bylaws or adopt new bylaws by an affirmative vote of not less than a majority of the members of the board of directors then in office.

Special Meeting of Shareholders
The FCB bylaws provide that special meetings of the shareholders, for any purpose, may be called by the chairman, president, a majority of the board of directors, or by shareholders holding no less than ten percent (10%) of the shares entitled to vote on the matters to be presented at such meeting.

The Eagle certificate of incorporation and the Eagle bylaws provide that, except as otherwise required by law and subject to the rights of the holders of any class of preferred stock, special meetings of shareholders, for any purpose, may be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

Quorum	The FCB bylaws provide that the holders of a majority of the shares entitled to vote at a meeting of shareholders, when present in person or represented by proxy, shall constitute a quorum.
The Eagle bylaws provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum. The shareholders present in person or by proxy at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding withdrawal of enough shareholders to leave less than a quorum.

Proxy	The FCB bylaws provide that a proxy is valid for eleven (11) months after its date of execution unless the proxy provides for a longer period.	The Eagle bylaws provide that a proxy is valid for three years from the date of its signing, unless the proxy provides for a longer period.

	FCB	EAGLE
Preemptive Rights	Under the MBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. The FCB articles of incorporation do not provide for preemptive rights.	Eagle’s shareholders do not have preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	FCB does not have a rights plan. Neither FCB nor FCB shareholders are parties to a shareholders’ agreement with respect to FC’s common stock.	Eagle does not have a rights plan. Neither Eagle nor Eagle shareholders are parties to a shareholders’ agreement with respect to Eagle’s capital stock.

Indemnification of Directors and Officers
The FCB articles of incorporation are silent on indemnification of officers and directors.

The FCB bylaws provide that, to the extent permitted or required by the MBCA and any other applicable law, if any director or officer of the corporation is made a party to or is involved in any proceeding because such person is or was a director or officer of the corporation, the corporation shall indemnify such person from and against any judgments, penalties, fines, amounts paid in settlement and reasonable expenses incurred by such person in such proceeding and shall advance to such person expenses incurred in such proceeding.

Also under the MBCA, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against expenses incurred by the director in connection with the proceeding.

The MBCA allows a corporation to include a provision in their articles of incorporation permitting or making obligatory indemnification of a director for liability to any person for any action taken or any failure to take any action as a director, except liability for receipt of a financial benefit to which the director is not entitled, an intentional infliction of harm on the corporation or its shareholders, a violation of the

The Eagle certificate of incorporation provides that Eagle will indemnify to the fullest extent of Delaware law as outlined in the bylaws.

The Eagle bylaws provide that Eagle shall indemnify its current and former directors and officers serving at the request of Eagle, and may indemnify any employee and agent of Eagle, against liability incurred in connection with that employee made or threated to be made a party in an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of Eagle.

The Eagle bylaws state that the intention of this bylaw is to provide indemnification with the broadest and most inclusive coverage permitted by law (a) at the time of the act or omission to be indemnified against, or (b) so permitted at the time of carrying out such indemnification, whichever of (a) or (b) may be broader or more inclusive and permitted by law to be applicable. If the indemnification permitted by law at this present time, or at any future time, shall be broader or more inclusive than the provisions of this bylaw, then indemnification shall nevertheless extend to the broadest and most inclusive permitted by law at any time and this bylaw shall be deemed to have been amended accordingly.

Under the DGCL, a corporation must indemnify its present or former directors

	FCB	EAGLE

MBCA for unlawful distributions or an intentional violation of criminal law.

Under the MBCA, a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if the director acted in good faith and the director reasonably believed, in the case of conduct in an official capacity, that the conduct was in the best interests of the corporation and, in all other cases, that the conduct was at least not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, the director had no reasonable cause to believe the conduct was unlawful.

and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person’s conduct was unlawful.

However, under the DGCL, no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Limitation of Personal Liability of Officers and Directors
The MBCA allows a corporation to include a provision in their articles of incorporation eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the corporation or the shareholders, a violation of the MBCA for unlawful distributions or an intentional violation of criminal law.

The FCB articles of incorporation provides that there shall be no personal liability, either direct or indirect, of any director of the corporation to the corporation or its members for monetary

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The Eagle certificate of incorporation provides that a director of Eagle shall not be personally liable to Eagle or any

	FCB	EAGLE

damages for any breach or breaches of fiduciary duty as a director, except that it shall not eliminate the liability of a director to the corporation or to its members for monetary damages for any breach, act, omission or transaction as to which the MBCA prohibits expressly the elimination of liability.

of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s loyalty to Eagle or shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived a personal benefit.

Restrictions on Business Combinations with Significant Shareholders	The FCB articles of incorporation do not contain any provision regarding business combinations between FCB and significant shareholders.
The Eagle certificate of incorporation provides that, subject to certain exceptions, a business combination with any interested shareholder or any affiliate or associate of any interested shareholder or any person who after such business combination would be an affiliate or associate of such interested shareholder, shall require the approval of the board and the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock which is not owned by the interested shareholder or any affiliate or associate of such interested shareholder.

The Eagle certificate of incorporation provides that Eagle does not need the 80% affirmative if the transaction is approved by a majority of disinterested directors or if the following conditions are met:

(1) minimum price requirements. with respect to every class or series of voting stock of the corporation, whether or not the interested shareholder has previously acquired beneficial ownership of any shares of such class or series of voting stock:

(i) the aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of common stock in such business combination shall be at least equal to the higher of the following:

FCB	EAGLE

(a)(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the interested shareholder for any share of common stock in connection with the acquisition by the interested shareholder of beneficial ownership of shares of common stock (1) within the two-year period immediately prior to the first public announcement of the proposal of the business combination (the “announcement date”), or (2) in the transaction or series of related transactions in which it became an interested shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to common stock; and

(b) the fair market value per share of common stock on the announcement date or on the date on which the interested shareholder became an interested shareholder (such latter date is referred to in this article xii as the “determination date”), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to common stock.

(ii) the aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of shares of any other class or series of outstanding voting stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class or series of outstanding voting stock, whether or not the interested shareholder has previously acquired any shares of a particular class or series of voting stock):

(a)(if applicable) the highest per share price (including any brokerage

	FCB	EAGLE

commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the interested shareholder for any shares of such class or series of voting stock in connection with the acquisition by the interested shareholder of beneficial ownership of such shares (1) within the two-year period immediately prior to the announcement date, or (2) in the transaction in which it became an interested shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of voting stock;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of voting stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(c) the fair market value per share of such class or series of voting stock on the announcement date or on the determination date, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of voting stock.

Restrictions on Related Party Transactions	Neither the FCB articles of incorporation nor the FCB bylaws contain any provision that restricts related party transactions.	Neither the Eagle certificate of incorporation nor the Eagle bylaws contains any provision that restricts related party transactions.

Fundamental Business Transactions
Under the MBCA, a majority vote is generally required for approval of mergers or share exchanges, unless otherwise provided in a company’s articles of incorporation. The FCB articles of incorporation do not contain any provisions regarding shareholder approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets by holders of common stock.

The Eagle certification of incorporation does not contain any provisions regarding shareholder approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets by holders of common stock.

	FCB	EAGLE
Non-Shareholder Constituency Provision	The FCB articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	The Eagle certificate of incorporation does not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Appraisal/Dissenters’ Rights
Under the MBCA, a shareholder generally has the right to appraisal and obtain payment of fair value of his or her shares for any merger to which the corporation is a party, shareholder approval is required for the merger and the shareholder is entitled to vote on the merger.

A shareholder entitled to dissent and to obtain payment for shares may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation

Under the DGCL, a shareholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, shareholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of shareholders entitled to vote at the meeting of shareholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to shareholders of the surviving corporation if the merger did not require the vote of the shareholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if shareholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

The Eagle certificate of incorporation does not provide for appraisal rights in any additional circumstance.

BUSINESS OF FIRST COMMUNITY BANCORP, INC.
General
FCB is a bank holding company under the BHC Act for First Community Bank, and is subject to the supervision and regulation of the Federal Reserve and is a corporation organized under the laws of the State of Montana. Its main office is located at 540 2nd Avenue South, Glasgow, Montana 59230. First Community Bank is a Montana state member bank, which was established in 1891, and is subject to the supervision and regulation of the Montana Division and the Federal Reserve. First Community Bank is a full-service commercial bank, providing a wide range of business and consumer financial services to individual and corporate customers through its banking office located in Glasgow, Montana.
At September 30, 2021, FCB had total assets of approximately $376.9 million, total deposits of approximately $305.8 million, net loans of approximately $203.4 million, and shareholders’ equity of approximately $42.0 million.
Banking Services
First Community Bank serves the Northeast Montana market plus branches in Helena and Three Forks, Montana, and provides a range of agricultural, commercial and consumer banking services to small to medium size businesses, professionals and executives, and individuals. The business model incorporates a community banking relationship approach, delivered by experienced and highly trained professionals. First Community Bank’s range of loan products to consumers and businesses includes but is not limited to: first mortgage and home equity lines of credit for owner-occupied real estate, construction, multi-family properties, business assets, agricultural loans, and other consumer loan needs. First Community Bank also provides a range of depository services to consumers and businesses, including, but not limited to: non-interest bearing and interest-bearing demand deposit accounts, savings accounts, and certificates of deposits. First Community Bank’s services also include, but are not limited to: ATM, wire, ACH, online and mobile banking products, escrow and credit cards.
The revenues of First Community Bank are primarily derived from interest on, and fees received in connection with lending activities, from interest and dividends on cash and investment securities, as well as periodic loan sales. The principal sources of funds for First Community Bank’s lending activities are customer deposits, loan repayments, and proceeds from investment securities, as well as its equity. The principal expenses of First Community Bank include interest paid on deposits and operating and general administrative expenses. As is the case with banking institutions generally, First Community Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate, business, and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. First Community Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans.
Agricultural banking
First Community Bank provides operating, term, livestock, equipment and long term real estate loans. The bank is a certified lender for USDA Farm Service Agency guaranteed loan programs. First Community Bank’s experienced staff understands the unique characteristics of agricultural lending which is a large part of its credit portfolio.
Commercial Banking
First Community Bank focuses its commercial loan originations on small- and mid-sized businesses and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis, supported by collateral analysis and review. Commercial loan products include commercial real estate construction and owner-occupied and non-owner occupied term and construction loans; working capital loans and lines of credit; demand, term, and time loans; SBA guaranteed loans; and equipment, inventory and accounts receivable financing.

Retail Banking
First Community Bank’s consumer banking activities include consumer deposit and checking accounts, and residential 1-4 family loans, home equity loans and home equity lines of credit. In addition to traditional products and services, First Community Bank offers additional products and services, such as debit cards, online banking, mobile banking, and electronic bill payment services. Consumer loan products offered by First Community Bank include consumer loans, and unsecured personal credit lines.
Employees
As of September 30, 2021, First Community Bank had 86 full-time equivalent employees. The employees are not represented by a collective bargaining unit. First Community Bank considers relations with employees to be good.
Properties
The main office of FCB and First Community Bank is located at 540 2nd Avenue South, Glasgow, Montana 59230. First Community bank has nine branch offices in Glasgow, Ashland, Culbertson, Froid, Helena, Hinsdale, Three Forks and Wolf Point, Montana, and two loan production offices located in Bozeman and Helena, Montana.
Legal Proceedings
First Community Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. As of the date hereof, and except as disclosed in this joint proxy statement/prospectus, management does not believe that there is any pending or threatened proceeding against FCB or First Community Bank which, if determined adversely, would have a material adverse effect on FCB’s financial position, liquidity, or results of operations.
Competition
First Community Bank encounters strong competition both in making loans and in attracting deposits. In one or more aspects of its business, First Community Bank competes with other commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Many of these competitors have substantially greater resources and lending limits and may offer certain services that First Community Bank does not currently provide. In addition, many of First Community Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on First Community Bank’s operations.

Management
FCB Directors and Executive Officers
The board of directors of FCB is comprised of six individuals. The directors are elected for terms of one year or until their successors are duly qualified and elected. The officers of FCB serve at the pleasure of the board of directors.
Name	Position Held with FCB	Principal Occupation
Samuel D. Waters	President and Chairman	President and Chairman of the Board of Directors of FCB; Chairman of the Board of Directors of First Community Bank
Timothy M. Newton	Director	Retired Senior Vice President, First Community Bank
M. K. Maury Graham	Director	Retired Senior Vice President, First Community Bank
Randall Holom	Director	Chief Executive Officer, Frances Mahon Deaconess Hospital
Stephen Grobel	Director	Attorney, Bail USA, Inc.
Michael Mitchell	Director	Retired owner Unity Insurance and Realty
Gil Johnson	Secretary	Senior Vice President, First Community Bank
First Community Bank Directors and Executive Officers
The board of directors of First Community Bank is comprised of seven individuals. The directors are elected for terms of one year or until their successors are duly qualified and elected. The officers of First Community Bank serve at the pleasure of the board of directors.
Name	Position Held with First Community Bank	Principal Occupation
Samuel D. Waters	Chairman	President and Chairman of the Board of Directors of FCB; Chairman of the Board of Directors of First Community Bank
Timothy M. Newton	Director	Retired Senior Vice President, First Community Bank
Randall Holom	Director	Chief Executive Officer, Frances Mahon Deaconess Hospital
Darrell Morehouse	Director	Owner D&G Sports and Western
Marc Breigenzer	Director	Farmer
Lori Viste	Director	Retired Senior Vice President, First Community Bank
Kris Simensen	President and Director	President and Director, First Community Bank
Gil Johnson	Senior Vice President	Senior Vice President, First Community Bank

FCB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The words “we”, “us”, “our” and similar terms when used in this section refer to First Community Bancorp, Inc., unless the context indicates otherwise.
Introduction
Our discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of FCB at December 31, 2020, and the results of operations for the nine month periods ended September 30, 2021 and 2020, and the year ended December 31, 2020. This discussion should be read in conjunction with FCB’s consolidated financial statements and related footnotes, presented with this joint proxy statement/prospectus.
Critical Accounting Policies
Our accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the notes to the FCB consolidated financial statements. The critical accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies, involving significant management judgments.
Allowance for Loan and Lease Losses
The allowance for loan and lease losses (“ALLL”) consists of specific and general components. The specific component relates to impaired loans as defined by GAAP. For such loans that are classified as impaired, an allowance is established when the discounted cash flows, or the fair value of the collateral if the loan is collateral dependent, of the impaired loan is lower than the carrying value of that loan. The general component covers all loans not classified as impaired and is based on historical loss experience and general economic factors, adjusted for qualitative risk factors, both internal and external to FCB. The general component is calculated separately for each portfolio segment.
The ALLL represents FCB’s estimate of probable and estimable losses inherent to the loan portfolios as of the balance sheet date. Losses are charged to the ALLL when recognized. Generally, loans are charged off or charged down at the point at which they are determined to be uncollectible in whole or in part unless the loan is well secured and in the process of collection. FCB establishes the amount of the ALLL by loan type, at least quarterly, and adjusts the provision for loan losses so the ALLL is at an appropriate level at the balance sheet date.
FCB determines ALLL as the best estimate within a range of estimated losses. The methodologies FCB uses to estimate the ALLL depend upon the impairment status and portfolio segment of the loan. After applying historic loss experience, as described above, FCB reviews the quantitatively derived level of ALLL for each segment using qualitative criteria. FCB tracks various risk factors that influence the judgment regarding the level of the ALLL across the portfolio segments. Risk factors include changes in national, regional, and local economic conditions that affect the borrowers’ business, delinquency, and charge off trends, and data from peer groups, among others. FCB reviews changes in these factors to ensure that changes in the level of the ALLL are directionally consistent with changes in these factors.
Valuation of Investment Securities
Debt securities are classified as available for sale when they might be sold before maturity. Available for sale securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates debt securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For debt securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a debt security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Comparison of Results of Operations for the nine month periods ended September 30, 2021 and 2020, and the year ended December 31, 2020
Net Income
FCB’s net income for the nine months ended September 30, 2021 and 2020 was $4.39 million and $2.89 million, respectively. Net income for the year ended December 31, 2020 was $4.23 million. The increase of $1.50 million in net income for the nine months ended September 30, 2021 compared to the same period in the prior year was impacted by an increase in net interest income after provision for loan and lease losses of $1.89 million and an increase in noninterest income of $863,000. These increases were partially offset by an increase in noninterest expense of $744,000 and increase in provision for income tax of $511,000.
Net Interest Income/Margin
Comparison of net interest income for the nine months ended September 30, 2021 and 2020
Net interest income consists of interest income generated by earning assets, less interest expense. Net interest income was $10.35 million for the nine months ended September 30, 2021, compared to $8.98 million for the same period in 2020. The resulting net interest margin (net interest income divided by earning assets) increased from 3.91% for the nine months ended September 30, 2020 to 3.96% for the nine months ended September 30, 2021.
Total interest income was $10.90 million for the nine months ended September 30, 2021, compared to $10.15 million for the same period in 2020. Interest-earning assets averaged $349.77 million for the nine months ended September 30, 2021, compared to $305.93 million for the nine months ended September 30, 2020, a $43.84 million, or 14.33%, increase. The increase was largely driven by available for sale security purchase activity due to excess liquidity levels. The yield on average interest-earning assets decreased 26 basis points (“bps”) to 4.16% for the nine months ended September 30, 2021, compared to 4.42% for the nine months ended September 30, 2020. The decline in the yield on average interest-earning assets was offset by the increase in average earning assets and resulted in higher interest and dividend income period over period.
Interest expense on deposits was $506,000 for the nine months ended September 30, 2021 compared to $1.10 million for the nine months ended September 30, 2020. Interest-bearing liabilities averaged $226.60 million for the nine months ended September 30, 2021, compared to $213.53 million in average interest-bearing liabilities for the same period in 2020, a $13.07 million, or 6.12% increase. The cost of average interest-bearing liabilities decreased period over period by 41 bps to 0.32% for the nine months ended September 30, 2021, compared to 0.73% for the same period in 2020.

Average Balances, Interest Income and Expenses, Yields and Rates
	Nine Months Ended September 30,
	2021			2020
	Average Daily Balance	Interest and Dividends	Yield/ Cost	Average Daily Balance	Interest and Dividends	Yield/ Cost
	(Dollars in Thousands)
Assets:
Interest earning assets:
Available for sale securities	$117,093	$1,213	1.39%	$70,343	$1,155	2.19%
Other investments	1,558	55	4.72%	1,501	54	4.79%
Loans receivable(1)	214,382	9,595	5.98%	198,429	8,786	5.90%
Other earning assets	16,735	32	0.26%	35,653	153	0.57%
Total interest earning assets	349,768	10,895	4.16%	305,926	10,148	4.42%

Liabilities:
Interest bearing deposits	$202,002	$506	0.33%	$182,384	$1,100	0.80%
Borrowed funds	24,593	34	0.18%	31,145	69	0.30%
Total interest bearing liabilities	226,595	540	0.32%	213,529	1,169	0.73%

Net interest income/interest rate spread(2)		$10,355	3.84%		$8,979	3.69%

Net interest margin(3)			3.96%			3.91%
Total interest earning assets to interest bearing liabilities			154.36%			143.27%
(1)	Includes loans held for sale
(2)	Interest rate spread represents the difference between the average yield on interest earning assets and the average interest rate on interest bearing liabilities
(3)	Net interest margin represents income before the loan loss provision divided by average interest earning assets.
The table below details the components of the changes in net interest income, comparing the nine months ended September 30, 2021 to the same period in 2020. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volume and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.
Rate/Volume Analysis
	Nine Months Ended September 30, 2021
	Volume	Due to Rate	Net
	(In Thousands)
Interest earning assets:
Available for sale securities	$768	$(710)	$58
Other investments	2	(1)	1
Loans receivable	706	103	809
Other earning assets	(81)	(40)	(121)
Total interest earning assets	1,395	(648)	747

Interest bearing liabilities:
Interest bearing deposits	118	(712)	(594)
Borrowed funds	(15)	(20)	(35)
Total interest bearing liabilities	103	(732)	(629)

Change in net interest income	$1,292	$84	$1,376

Average Balances, Interest Income and Expenses, Yields and Rates
	Year Ended December 31, 2020
	Average Daily Balance	Interest and Dividends	Yield/ Cost
	(Dollars in Thousands)
Assets:
Interest earning assets:
Available for sale securities	$73,469	$1,529	2.08%
Other investments	1,497	76	5.08%
Loans receivable(1)	201,207	11,496	5.71%
Other earning assets	33,701	172	0.51%
Total interest earning assets	309,874	13,273	4.28%

Liabilities:
Interest bearing deposits	$182,638	$1,331	0.73%
Borrowed funds	29,643	96	0.32%
Total interest bearing liabilities	212,281	1,427	0.67%

Net interest income/interest rate spread(2)		$11,846	3.61%

Net interest margin(3)			3.82%
Total interest earning assets to interest bearing liabilities			145.97%
(1)	Includes loans held for sale
(2)	Interest rate spread represents the difference between the average yield on interest earning assets and the average interest rate on interest bearing liabilities
(3)	Net interest margin represents income before the loan and lease loss provision divided by average interest earning assets.
Provision for Loan and Lease Losses
There was no provision for loan and lease losses for the nine months ended September 30, 2021. The provision for loan and lease losses was $520,000 for the nine months ended September 30, 2020. The provision for loan and lease losses for the year ended December 31, 2020 was $945,000. FCB’s policy is to maintain the allowance for loan and lease losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan and lease losses, which is a charge to earnings, and is decreased by charge-offs, net of recoveries on prior loan charge-offs. In determining the adequacy of the allowance for loan and lease losses, we consider our historical loan loss experience, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan and lease loss provision changes.
Noninterest Income
Noninterest income for the nine months ended September 30, 2021 and September 30, 2020 was $5.14 million and $4.27 million, respectively. The fluctuations between periods were the result of the components listed in the following table:
	Nine Months Ended September 30,		$ Increase (Decrease)	% Increase (Decrease)
	2021	2020
	(Dollars in Thousands)
Noninterest income
Gain on sale of loans held for sale	$3,916	$3,232	$684	21.16%
Other fees and service charges	240	263	(23)	-8.75%
Other income	981	779	202	25.93%
Total noninterest income	$5,137	$4,274	$863	20.19%

Noninterest income for year ended December 31, 2020 was $6.55 million. The components of noninterest income were as follows:
Year Ended December 31, 2020
(In Thousands)
Noninterest income
Gain on sale of loans held for sale	$5,102
Other fees and service charges	361
Other income	1,090
Total noninterest income	$6,553
Noninterest Expense
Noninterest expense for the nine months ended September 30, 2021 and 2020 was $9.56 million and $8.81 million, respectively. The fluctuations between periods were the result of the components listed in the following table:
	Nine Months Ended September 30,		$ Increase (Decrease)	% Increase (Decrease)
	2021	2020
	(Dollars in Thousands)
Noninterest expense
Compensation and employee benefits	$6,199	$5,707	$492	8.62%
Office operations	2,286	2,082	204	9.80%
Occupancy and equipment	1,074	1,026	48	4.68%
Total noninterest expense	$9,559	$8,815	$744	8.44%
Noninterest expense for the year December 31, 2020 was $12.05 million. The components of noninterest expense were as follows:
Year Ended December 31, 2020
(In Thousands)
Noninterest expense
Compensation and employee benefits	$7,884
Office operations	2,773
Occupancy and equipment	1,390
Total noninterest expense	$12,047
Comparison of Balance Sheets at September 30, 2021 and December 31, 2020
Overview
Our total assets increased $32.25 million, or 9.36%, from December 31, 2020 to September 30, 2021. The primary driver of this was an increase in available for sale securities of $31.38 million.
Investment Securities
We classify our securities as available for sale and they are recorded at fair value. Unrealized holding gains and losses on available for sale securities are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.
We use our securities portfolio primarily as a source of liquidity, as a tool to manage our balance sheet sensitivity and regulatory capital ratios, and as a base from which to pledge assets for repurchase agreements and public deposits. When our liquidity position exceeds current needs and our expected loan demand, other investments are considered as a secondary earnings alternative. As investments mature, they are used to meet current cash needs or they are reinvested to maintain our desired liquidity position. We have designated all of our securities as available for sale to provide flexibility, in case an immediate need for liquidity arises and believe that the composition of the portfolio offers needed flexibility in managing our liquidity position and interest rate sensitivity, without adversely impacting our regulatory capital levels.
FCB is a member of the Federal Home Loan Bank (FHLB). Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Our average balance for available for sale securities was $117.09 million for the nine months ended September 30, 2021, compared to $70.34 million for the nine months ended September 30, 2020. This increase of $46.75 million is primarily due to purchase activity due to excess liquidity levels. The yield on average available for sale securities decreased 80 bps to 1.39% for the nine months ended September 30, 2021, compared to 2.19% for the nine months ended September 30, 2020. The increase in the average balance for available for sale securities was the primary driver for the $58,000 increase in investment securities interest income for the nine months ended September 30, 2021 compared to the same period in 2020.
Our available for sale securities portfolio totaled $120.92 million and $89.54 million at September 30, 2021 and December 31, 2020, respectively. A net unrealized gain of $1.05 million was recorded at September 30, 2021, compared to a net unrealized gain of $2.59 million at December 31, 2020.
	September 30, 2021		December 31, 2020
	Fair Value	Percentage of Total	Fair Value	Percentage of Total
	(Dollars in Thousands)
Available for sale securities:
U.S. agency mortgage-backed securities	$53,961	44.62%	$45,677	51.02%
U.S. treasury securities	9,918	8.20%	—	0.00%
State, county, and municipal securities	28,413	23.50%	32,576	36.38%
State, county, and municipal securities taxable	27,578	22.81%	10,205	11.40%
Corporate securities	1,053	0.87%	1,077	1.20%
Total available for sale securities	$120,923	100.00%	$89,535	100.00%
The aggregate amortized cost and fair value of available for sale securities by remaining contractual maturity are shown below. Actual expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities do not have a single maturity date, and are therefore shown separately.
Maturity Distribution of Available For Sale Securities
	September 30, 2021
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total
	(In Thousands)
Amortized cost:
U.S. agency mortgage-backed securities	$200	$5,126	$11,832	$36,277	$53,435
U.S. treasury securities	—	—	9,894	—	9,894
State, county, and municipal securities	1,777	12,987	9,489	3,472	27,725
State, county, and municipal securities taxable	240	485	1,846	25,263	27,834
Corporate securities		984	—	—	984
Total	$2,217	$19,582	$33,061	$65,012	$119,872

	September 30, 2021
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total
	(In Thousands)
Fair value:
U.S. agency mortgage-backed securities	$203	$5,298	$12,289	$36,171	$53,961
U.S. treasury securities	—	—	9,918	—	9,918
State, county, and municipal securities	1,783	13,330	9,858	3,442	28,413
State, county, and municipal securities taxable	241	517	1,838	24,982	27,578
Corporate securities	—	1,053	—	—	1,053
Total	$2,227	$20,198	$33,903	$64,595	$120,923
Loans
Lending income is the most important component of our net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenue. The absolute volume of loans and the volume of loans as a percentage of earnings assets is an important determinant of net interest margin, as loans are expected to produce higher yields than securities and other earning assets.
Average loans during the nine months ended September 30, 2021 were $214.38 million, compared to $198.43 million for the nine months ended September 30, 2020. The yield on average loans increased 8 bps to 5.98% for the nine months ended September 30, 2021, compared to 5.90% for the nine months ended September 30, 2020. Loan interest income increased by $809,000, or 9.21% for the nine months ended September 30, 2021 compared to the same period in 2020. This increase was due to the increase in average loans and loan yields period over period.
Total loans, net of the allowance for loan and lease losses at September 30, 2021 and December 31, 2020 were $203.35 million and $192.06 million, respectively, an increase of $11.29 million, or 5.88%. The allowance for loan and lease losses was $4.21 million at September 30, 2021 and December 31, 2020.
Construction loans: This includes 1-4 family residential and commercial construction.
Agricultural loans: This is the largest category of our loan portfolio. These loans include loans secured by farmland and agriculture production loans.
Commercial loans: This includes commercial real estate and other commercial business lending.
Residential real estate loans: These are predominantly single family home loans originated within our local market areas.
Consumer loans: This includes loans to individuals for household, family and other personal expenditures.

The table below provides a summary of the loan portfolio composition at the periods indicated below.
Loans Outstanding
	September 30, 2021		December 31, 2020
	Percent of Amount	Percent of Total	Amount	Total
	(Dollars in Thousands)

Real estate construction	$14,996	7.22%	$11,579	5.90%
Secured by farmland	54,563	26.29%	47,036	23.96%
1-4 family real estate	25,424	12.25%	29,733	15.15%
Commercial real estate	35,942	17.32%	31,257	15.93%
Loans to finance agricultural production	49,320	23.76%	46,073	23.47%
Commercial and industrial	21,533	10.37%	25,745	13.12%
Consumer	5,786	2.79%	4,851	2.47%
Total loans	207,564	100.00%	196,274	100.00%
Allowance for loan and lease losses	(4,210)		(4,212)
Total loans, net	$203,354		$192,062
The following table describes the contractual maturities and repricing dates of our loan portfolio at September 30, 2021.
Loan Maturity Distribution
(In Thousands)
3 months or less	$13,624
Over 3 months to 12 months	31,287
Over 1 year to 3 years	22,994
Over 3 years to 5 years	32,148
Over 5 years to 15 years	45,172
Over 15 years	62,339
Total	$207,564
Credit Quality and Allowance for Loan and Lease Losses
We maintain an allowance for loan and lease losses that we believe is adequate to absorb probable incurred losses inherent in our loan portfolio. The allowance is increased by the provision for loan and lease losses, which is a charge to current period earnings and decreased by loan charge-offs net of recoveries of prior period loan charge-offs. Loans are charged against the allowance when we believe collection of the principal is unlikely.
The allowance consists of two components. The first component consists of amounts reserved for impaired loans, as defined by ASC 310. Impaired loans are those loans that management has estimated will not repay as agreed pursuant to the loan contract. Each of these loans is required to have a written analysis supporting the amount of specific reserve allocated to the particular loan, if any. A loan may be impaired (i.e. not expected to repay as agreed), but it may be sufficiently collateralized such that we expect to recover all principle and interest eventually, and therefore no specific reserve is warranted.
The second component is a general reserve on all of our loans other than those identified as impaired and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced over the most recent eight quarters. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. The following portfolio segments have been identified:
•	Real estate construction;
•	Secured by farmland;

•	1-4 family real estate;
•	Commercial real estate;
•	Loans to finance agricultural production;
•	Commercial and industrial loans; and
•	Consumer loans.
The historical loss factors for each portfolio segment is adjusted for current internal and external environmental factors, as well as for certain loan grading factors. The environmental factors that we consider are listed below.
•
We consider changes in the levels of and trends in past due loans, non-accrual loans and impaired loans, and the volume and severity of adversely classified or graded loans. We also consider levels of and trends in charge-offs and recoveries.

•
We consider changes in the nature and volume of the portfolio, in the terms of loans and changes in lending policies, procedures and practices, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses. We also consider changes in the quality of our loan review system.

•
We consider changes in the experience, ability, and depth of our lending management and other relevant staff and the existence and effect of any concentrations of credit, and changes in the level of such concentrations.

•
We consider changes in national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments (national and local economic trends and conditions).

The aggregate of these two components results in our total allowance for loan and lease losses.
In the table below, we have shown the components of our allowance for loan and lease losses at September 30, 2021 and December 31, 2020.
ALLL Components
	September 30, 2021			December 31, 2020
	Recorded Investment	ALLL Balance	%	Recorded Investment	ALLL Balance	%
	(Dollars in Thousands)
Nonimpaired loans	$201,209	$4,171	2.07%	$189,946	$4,173	2.20%
Impaired loans	6,355	39	0.61%	6,328	39	0.62%
Total loans	$207,564	$4,210	2.03%	$196,274	$4,212	2.15%
The general loan and lease loss allowance for nonimpaired loans decreased by $2,000, or 13 bps, to 2.07% of the nonimpaired loan balance outstanding at September 30, 2021, compared to 2.20% at December 31, 2020. The loan and lease loss allowance for impaired loans decreased slightly by 1 bps as a percent of the impaired loan balance outstanding.
We believe our allowance for loan and lease losses was adequate at September 30, 2021. However, we recognize many factors can adversely impact various segments of our market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.

The table below sets forth the activity in the total allowance for loan losses for the periods presented.
Summary of Loan Loss Experience
	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
	(Dollars in Thousands)
Beginning balance	$4,212	$3,089
Provision for loan and lease losses	—	945
Loans charged-off
Commercial real estate	—	(12)
Consumer	(5)	(11)
Recoveries
Commercial real estate	—	9
Loans to finance agricultural production	—	189
Consumer	3	3
Net loans (charged-off) recovered	(2)	178
Ending balance	$4,210	$4,212

Allowance for loan and lease losses to total loans	2.03%	2.15%
Allowance for loan and lease losses to nonperforming loans	67.02%	69.53%
Net charge-offs to average loans outstanding during the period	0.001%	0.000%
Nonperforming loans consist of nonaccrual loans and loans past due 90 days or more and still accruing interest. Nonperforming assets consist of nonperforming loans plus (a) foreclosed real estate (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); (b) other repossessed assets that are not covered by real estate. We generally place loans on nonaccrual status when they are past due 90 days, or when management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of principal and interest per the contractual terms is in doubt. When we place a loan on nonaccrual, interest accruals cease and uncollected interest is reversed and charged against current income. Subsequent collections reduce the principal balance of the loan until the loan is returned to accrual status or interest is recognized only to the extent received in cash.
The largest component of nonperforming loans is nonaccrual loans, which as of September 30, 2021, totaled $1.10 million. Nonaccrual loans were $1.34 million at December 31, 2020. Another component of nonperforming loans are loans past due greater than 90 days and still accruing interest. Loans which are past due greater than 90 days are placed on nonaccrual status unless they are both well secured and in the process of collection, which rarely occurs in practice. There were no past due loans greater than 90 days and still accruing interest at September 30, 2021 and December 31, 2020.

The breakdown of non-performing assets is further delineated by loan category as follows:
Nonperforming Assets
	September 30, 2021	December 31, 2020
	(Dollars in Thousands)
Non-accrual loans
1-4 family real estate	$—	$102
Commercial real estate	406	419
Loans to finance agricultural production	502	501
Commercial and industrial	111	243
Consumer	80	74
Accruing loans delinquent 90 days or more	—	—
Restructured loans
Secured by farmland	2,091	2,117
1-4 family real estate	364	341
Commercial real estate	158	163
Commercial and industrial	2,570	2,098
Total nonperforming loans	6,282	6,058
Other real estate owned	—	450
Total nonperforming assets	$6,282	$6,508

Total nonperforming loans to total loans	3.03%	3.09%
Total nonperforming loans to total assets	1.67%	1.76%
Total allowance for loan and lease losses to nonperforming loans	67.02%	69.53%
Total nonperforming assets to total assets	1.67%	1.89%
We consider a loan to be impaired when full payment according to the terms of the loan agreement is not probable or when the terms of a loan are modified in a troubled debt restructuring. Once the loan has been identified as impaired, a written analysis is performed to determine if there is a potential for a loss. If it is probable a loss may occur, a specific allowance or a partial charge down for that particular loan is then recognized. The loan is then placed on nonaccrual status and included in nonperforming loans. If the analysis indicates a loss is not probable, then no specific allowance or partial charge down is recognized.
Loans that are monitored for impairment pursuant to ASC 310 generally include agricultural, commercial, commercial real estate and construction, single family first mortgages and land development loans. Smaller homogeneous loans such as single family second mortgages and consumer loans are not generally subject to impairment monitoring pursuant to ASC 310, but are analyzed for potential losses based on historical loss factors, current environmental factors and to some extent loan grading.
Interest income recognized on impaired loans for the nine months ended September 30, 2021 was $282,000. Interest income recognized on impaired loans for the year ended December 31, 2020 was $309,000. The average recorded investment in impaired loans during the nine months ended September 30, 2021 was $4.86 million. The average recorded investment in impaired loans during the year ended December 31, 2020 was $6.03 million.
In certain circumstances, it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, instead of forcing the property into foreclosure and having to dispose of it in an unfavorable real estate market. The modification of the terms of such loans has included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. At September 30, 2021, there were no new troubled debt restructured loans. Troubled debt restructured loans are included in impaired loans, whether they are performing or nonperforming.
The table below summarizes troubled debt restructured loans at the periods indicated.
Troubled Debt Restructurings
	September 30, 2021	December 31, 2020
	(In Thousands)
Performing troubled debt restructured loans	$5,183	$4,719
Nonperforming troubled debt restructured loans	—	—
Total troubled debt restructured loans	$5,183	$4,719

TDRs at September 30, 2021 quantified by loan type classified separately as accrual (performing loans) and nonaccrual (nonperforming loans) are presented in the table below.
	September 30, 2021
	Performing	Nonperforming	Total
	(In Thousands)
Secured by farmland	$2,091	$—	$2,091
1-4 family real estate	364	—	364
Commercial real estate	158	—	158
Commercial and industrial	2,570	—	2,570
Total TDRs	$5,183	$—	$5,183
Our policy is to return nonaccrual troubled debt restructured loans to accrual status when all the principal and interest amounts due, pursuant to its modified terms, are brought current and future payments are reasonably assured. Our policy also considers the payment history of the borrower in assessing the confidence that future payments are reasonably assured, which typically requires nine months of prompt payments. Loans are modified to minimize loan losses when we believe the modification will improve the borrower’s financial condition and their ability to repay the loan. We typically do not forgive principal. We generally either reduce interest rates or decrease monthly payments for a temporary period of time and those reductions of cash flows are capitalized into the loan balance. We may also extend maturities, convert balloon loans to longer term amortizing loans, or vice versa, or change interest rates between variable and fixed rate. Each borrower and situation is unique and we try to accommodate the borrower and minimize FCB’s potential losses. There does not appear to be any significant difference in success rates with one type of concession versus another.
We are continually analyzing our loan portfolio in an effort to recognize and resolve our problem assets as quickly and efficiently as possible. While we believe we use the best information available at the time to make a determination with respect to the allowance for loan and lease losses, we recognize that many factors can adversely impact various segments of our markets, and subsequent adjustments in the allowance may be necessary if future economic indications or other factors differ from the assumptions used in making the initial determination or if regulatory policies change. We continuously focus our attention on promptly identifying and providing for potential problem loans, as they arise.
As of September 30, 2021, loans that were past-due 30-89 days totaled $157,000. The table below summarizes our accruing loans past due greater than 30 days and less than 90 days for the periods presented.
Loans Past Due Still Accruing
	September 30, 2021	December 31, 2020
	(Dollars in Thousands)
Past due loans 30-89 days	$157	$702
As a percentage of total loans	0.08%	0.36%
Although the total allowance for loan and lease losses is available to absorb losses from all loans, management allocates the allowance among loan portfolio categories for informational and regulatory reporting purposes. Regulatory examiners may require us to recognize additions to the allowance based upon the regulators’ judgments about the information available to them at the time of their examination, which may differ from our judgments about the allowance for loan and lease losses.
While no portion of the allowance is in any way restricted to any individual loan or group of loans, and the entire allowance is available to absorb losses from any and all loans, the following table summarizes our allocation of allowance for loan and lease losses by loan category and loans in each category as a percentage of total loans, for the periods presented.

Allocation of the Allowance for Loan and Lease Losses
	September 30, 2021			December 31, 2020
	Amount	Percentage of Allowance to Total Allowance	Loan Category to Total Loans	Amount	Percentage of Allowance to Total Allowance	Loan Category to Total Loans
	(Dollars in Thousands)
Real estate construction	$140	3.33%	7.22%	$108	2.57%	5.90%
Secured by farmland	1,040	24.70%	26.29%	865	20.54%	23.96%
1-4 family real estate	235	5.58%	12.25%	279	6.62%	15.15%
Commercial real estate	325	7.72%	17.32%	323	7.67%	15.93%
Loans to finance agricultural production	1,454	34.54%	23.76%	1,359	32.26%	23.47%
Commercial and industrial	72	1.71%	10.37%	78	1.85%	13.12%
Consumer	54	1.28%	2.79%	48	1.14%	2.47%
Unallocated	890	21.14%	0.00%	1,152	27.35%	0.00%
Total allowance for loan and lease losses	$4,210	100.00%	100.00%	$4,212	100.00%	100.00%
Other Real Estate Owned
At September 30, 2021 there was no other real estate owned compared to $450,000 at December 31, 2020. Other real estate owned was related to two residential real estate properties.
Premises and Equipment
Premises and equipment was $6.54 million at September 30, 2021, compared to $7.19 million at December 31, 2020. At September 30, 2021, we operated from nine banking locations in Glasgow, Ashland, Culbertson, Helena, Hinsdale, Froid, Three Forks and Wolf Point, Montana. We currently own all of the banking locations.
Deposits
Average total deposits during the nine months ended September 30, 2021 was $299.32 million, as compared to $254.76 million for the nine months ended September 30, 2020. The yield on total average deposits decreased period over period. The yield on total deposits was 0.23% for the nine months ended September 30, 2021, compared to 0.80% for the nine months ended September 30, 2020. Deposit interest expense decreased by $594,000 for the nine months ended September 30, 2021 compared to the same period in 2020. This decrease was due to the decrease in yields period over period.
Total deposits increased $25.52 million, or 9.11%, to $305.76 million at September 30, 2021, from $280.24 million at December 31, 2020. All deposit products increased during the period with the exception of time deposits. Noninterest-bearing deposits increased $13.29 million or 14.94%, to $102.24 million at September 30, 2021. Interest bearing deposits increased $14.54 million or 9.83%, to $162.41 million at September 30, 2021. Time deposits decreased $2.32 million or 5.34%, to $41.10 million at September 30, 2021.
Our strategy has been to attract and grow relationships in our core deposit accounts, which we define as non-time deposit accounts, and not aggressively seek deposits based on pricing.
The tables below summarize selected deposit information at and for the periods indicated.
Core and non-core deposits
	September 30, 2021	December 31, 2020
	(In Thousands)
Non time deposits	$264,659	$236,811
Time deposits	41,101	43,425
Total deposits	$305,760	$280,236

Deposit Balance by Type
	September 30, 2021		December 31, 2020
	Balance	Percent of Total	Balance	Percent of Total
	(Dollars in Thousands)
Noninterest-bearing	$102,245	33.44%	$88,946	31.74%
Interest bearing	162,414	53.12%	147,865	52.76%
Time deposits	41,101	13.44%	43,425	15.50%
Total deposits	$305,760	100.00%	$280,236	100.00%
The following table shows the amount of certificates of deposit with balances of $250,000 and greater by time remaining until maturity as of September 30, 2021.
Maturity of Certificates of Deposit of $250,000 or More
Balance
$250,000 and Greater
(In Thousands)
3 months or less	$1,769
Over 3 months to 12 months	6,503
Over 1 year to 3 years	1,057
Over 3 years	502
Total	$9,831
Borrowed Funds
First Community Bank maintains a line of credit with the FHLB. The advances are collateralized by FHLB stock, pledged loans, and debt securities, under an Advances, Pledge, and Security Agreement between the FHLB and First Community Bank. The market value of loans pledged as collateral at September 30, 2021 and December 31, 2020 were $38.61 million and $30.75 million, respectively. Based on the qualifying collateral, the agreement provides for a maximum borrowing amount of $31.28 million and $24.60 million at September 30, 2021 and December 31, 2020, respectively. There were no outstanding borrowings at September 30, 2021 or December 31, 2020.
Securities Sold Under Agreements to Repurchase
Repurchase agreements are secured borrowings, which had a balance of $23.92 million and $20.93 million as of September 30, 2021 and December 31, 2020, respectively. FCB pledges investment securities to secure those borrowings. At September 30, 2021 and December 31, 2020, retail purchase agreements carried interest rates of 0% to 0.25%. They are secured by the pledge of certain U.S. agency mortgage-backed securities and state, county, and municipal services with a carrying value of $15.81 million and $16.58 million at September 30, 2021 and December 31, 2020, respectively. FCB has the right to pledge or sell these securities, but they must replace it with substantially the same securities.
Liquidity and Market Risk Management
Market and public confidence in our financial strength and financial institutions in general will largely determine our access to appropriate levels of liquidity. This confidence is significantly dependent on our ability to maintain sound asset quality and appropriate levels of capital reserves.
Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. We measure our liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a regular basis.
Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.
There are no known trends, commitments or events which are expected to result in a material change in our liquidity.
The Bank is required to maintain minimum levels of liquidity. For internal reporting purposes, First Community Bank uses policy minimums of 10.00% for its liquidity ratio. The liquidity ratio is the ratio of total liquidity sources to total assets. Liquidity sources include interest bearing deposits in banks and investment securities available for sale. First Community Bank exceeded these minimum ratios as of September 30, 2021 and December 31, 2020.
Interest rate risk is the potential for loss of future earnings resulting from adverse changes in the level of interest rates. Interest rate risk results from several factors and could have a significant impact on FCB’s net interest income, which is FCB’s primary source of income. Net interest income is affected by changes in interest rates, the relationship between rates on interest bearing assets and liabilities, the impact of interest fluctuations on asset prepayments and the mix of interest bearing assets and liabilities.
Although interest rate risk is inherent in the banking industry, banks are expected to have sound risk management practices in place to measure, monitor and control interest rate exposures. The objective of interest rate risk management is to contain the risks associated with interest rate fluctuations. The process involves identification and management of the sensitivity of net interest income to changing interest rates.
First Community Bank has established acceptable levels of interest rate risk as follows: Projected net interest income over the next 12 months will not be reduced by more than 10.00% given a change in interest rates of up to 200 basis points (+ or -). Projected net interest income over the next 24 months will not be reduced by more than 15.00% given a change in interest rates of up to 200 basis points (+ or -). The following table includes First Community Banks’s net interest income sensitivity analysis.
Interest Rate Sensitivity Analysis
Changes in Market Interest Rates (Basis Points)	Rate Sensitivity As of September 30, 2021
	Year 1	Year 2
+200	-0.16%	-2.94%
-200	-4.56%	-11.43%
Capital Resources
Total shareholders’ equity at September 30, 2021 was $41.99 million. At December 31, 2020 total shareholders’ equity was $39.97 million. The $2.02 million net increase from December 31, 2020 to September 30, 2021 is the result of the combination of $4.39 million in net income partially offset by $1.26 million in shareholder dividends and $1.11 million in other comprehensive loss.
At September 30, 2021, First Community Bank’s internally determined measurement of sensitivity to interest rate movements as measured by a 200 basis point rise in interest rates scenario, decreased the economic value of equity by 9.79% compared to a decrease of 0.25% at December 31, 2020. First Community Bank is within its internal policy limits.
The bank regulatory agencies have established risk-based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off-balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital.

Certain items such as goodwill and other intangible assets are deducted from total capital in arriving at the various regulatory capital measures such as Tier 1 capital and total risk based capital. FCB’s objective is to maintain its current status and First Community Bank’s current status as a “well-capitalized institution” as that term is defined by its regulators.
Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk weighted assets of 8.00%, a minimum ratio of tier 1 capital to risk weighted assets of 6.00%, a minimum ration of common equity tier 1 to risk weighted assets of 4.5% and a minimum ratio of tier 1 capital to average assets of 4.00%. In addition, the guidelines establish a “capital conservation buffer” of 2.50% above the minimum capital ratios and result in the following ratios: a total capital to risk weighted assets ratio of 10.50%, a tier 1 capital to risk weighted assets ratio of 8.50% and a common equity tier 1 to risk weighted assets ratio of 6.00%. Adherence to these guidelines has not had an adverse impact on FCB.
Selected capital ratios for First Community Bank at September 30, 2021 and December 31, 2020 were as follows:
Capital Ratios:
	Actual		Minimum Required for Capital Adequacy Purposes		Excess
	Amount	Ratio	Amount	Ratio	Amount
	(Dollars in Thousands)
As of September 30, 2021:
Tier 1 capital to average assets	$40,263	10.95%	$14,703	4.00%	$25,560
Tier 1 capital to risk weighted assets	40,263	15.60	15,481	6.00	24,782
Total capital to risk weighted assets	43,500	16.86	20,641	8.00	22,859
Common equity tier 1 to risk weighted assets	40,263	15.60	11,611	4.50	28,652
As of December 31, 2020:
Tier 1 capital to average assets	$37,148	11.06%	$13,430	4.00%	$23,718
Tier 1 capital to risk weighted assets	37,148	15.45	14,429	6.00	22,719
Total capital to risk weighted assets	40,169	16.70	19,239	8.00	20,930
Common equity tier 1 to risk weighted assets	37,148	15.45	10,822	4.50	26,326
Off-Balance Sheet Arrangements
FCB generally does not have any off-balance sheet arrangements, other than approved and unfunded loans and lines of credit to our customers in the ordinary course of business. Undisbursed loan financing at September 30, 2021 and December 31, 2020, respectively, was $44.91 million and $42.83 million.
Accounting Pronouncements
Refer to Note 1 in FCB’s notes to consolidated financial statements for a discussion on the effects of new accounting pronouncements.

BENEFICIAL OWNERSHIP OF FCB COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FCB
The following table sets forth the beneficial ownership of FCB common stock as of December 7, 2021 by: (i) each person who is known by FCB to beneficially own more than 5% of the outstanding shares of FCB common stock; (ii) each director and executive officer of FCB; and (iii) all directors and executive officers of FCB as a group. The information has been obtained from FCB, or from information furnished directly by the person named below to FCB.
Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated based upon 37,000 shares of FCB common stock issued and outstanding as of December 7, 2021. As of December 7, 2021, there were no outstanding options or other rights to acquire shares of FCB common stock.
In connection with the merger agreement, each director and executive officer of FCB and First Community Bank entered into a company shareholder support agreement with Eagle by which such shareholders agreed to vote the shares of FCB owned by them in favor of the FCB merger proposal, subject to the terms and conditions of such agreement.
Unless otherwise indicated, to FCB’s knowledge, the persons identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name and Address of Beneficial Owner(1)	Shares of FCB Common Stock Beneficially Owned	Percent of Class
More than 5% Shareholder:
Flora A. Coghlan Family Trust 9817 Triton Dr. NW Seattle, WA 98117	2,148	5.8%

Directors and Executive Officers:
Samuel D. Waters(2)	853	2.3
Maurice K. Graham	2,338	6.3
Stephen Grobel(3)	4,447	12.1
Randall Holom(4)	29	*
Michael R. Mitchell(5)	271	*
Timothy M. Newton(6)	907	2.5
Kris Simensen(7)	338	*
Gil Johnson(8)	341	*

All Directors and Executive Officers as a Group (8 individuals)(9)	9,554	25.8
*	Less than 1%
(1)	The address of each of FCB’s executive officers and directors is c/o First Community Bancorp, Inc., 540 2nd Avenue South, Glasgow, Montana 59230.
(2)	Includes 792 shares held in an IRA and 11 shares held by spouse.
(3)	Includes 250 shares held by the Grobel Scholarship Trust, of which Mr. Grobel is the trustee.
(4)	Includes 19 shares held in an IRA.
(5)	Shares are held in an IRA.
(6)	Includes 853 shares held in a revocable living trust and 54 shares held in an IRA.
(7)	Includes 330 shares held in an IRA.
(8)	Shares are held in an IRA.
(9)
There are three persons who serve as directors of First Community Bank, but who are not a director or executive officer of FCB. Collectively, these three individuals beneficially owned as of December 7, 2021, an aggregate of 1,213 shares of FCB common stock. The total shares of FCB common stock held by the directors and executive officers of FCB, First Community Bank and their affiliates is 10,767 shares, representing 29.1% of the outstanding shares of FCB common stock as of December 7, 2021.

DESCRIPTION OF EAGLE CAPITAL STOCK
The following is a description of our capital stock and a summary of the rights of our shareholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our amended and restated certificate of incorporation and bylaws, which are incorporated by reference in this joint proxy statement/prospectus, and to Delaware law.
General
Eagle has an authorized capitalization of 21,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of December 7, 2021, we had a total of 277,759 shares of our common stock reserved and remaining to be issued for grants of options and restricted stock awards under our stock plans. As of December 7, 2021 there were 6,794,811 shares of common stock, and no shares of preferred stock outstanding. As of such date, there were approximately 876 holders of record of common stock.
Common Stock
Subject to the prior or special rights of holders of shares of preferred stock:
Dividends. The holders of shares of common stock are entitled to any dividends that may be declared by our board of directors out of legally available funds;
Liquidation, Dissolution or Winding Up. In the event of a liquidation, dissolution or winding up of Eagle, the holders of shares of our common stock are entitled upon liquidation to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any outstanding shares of preferred stock;
Redemption. The holders of shares of our common stock are not subject to, or entitled to the benefits of, any redemption or sinking fund provision;
Conversion. No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of Eagle;
Preemptive Rights. No holder of common stock has preemptive rights; and
Voting. Each share of common stock entitles the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of shareholders generally. Voting is non-cumulative. The outstanding shares of our common stock are fully paid and non-assessable. Except as specifically provided in the DGCL or in the Eagle certificate of incorporation or the Eagle bylaws, the affirmative vote required for shareholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). Directors are elected by a plurality of the votes cast in the election.
Preferred Stock
Under the Eagle certificate of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share. The preferred stock may be issued from time to time by our board of directors as shares of one or more classes or series. Subject to the provisions of the Eagle certificate of incorporation and limitations prescribed by law, our board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.
The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or the issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of the stock. The board of directors does not currently intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.
Transfer Agent and Registrar
The transfer agent and registrar for Eagle common stock is Computershare Inc.
Certain Anti-Takeover Effects of Certain Provisions of the Eagle Certificate of Incorporation, the Eagle Bylaws and the Delaware General Corporation Law
The following discussion is a general summary of the material provisions of the Eagle certificate of incorporation and the Eagle bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and reference should be made in each case to the actual document or regulatory provision in question.
The Eagle Certificate of Incorporation and the Eagle Bylaws
The Eagle certificate of incorporation and the Eagle bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Eagle more difficult.
Prohibition of Cumulative Voting. The Eagle certificate of incorporation prohibits cumulative voting for the election of directors.
Restrictions on Removing Directors from Office. The Eagle certificate of incorporation provides that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote.
Classified Board of Directors. The Eagle certificate of incorporation provides for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Eagle’s directors serve three-year terms rather than one-year terms. The classification of Eagle’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Eagle’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Eagle’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Eagle’s board of directors would be beneficial to Eagle and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.
The classification or Eagle’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Eagle, even though such an attempt might be beneficial to Eagle and its shareholders. The classification of Eagle’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Eagle’s board of directors may discourage accumulations of large blocks or its stock by purchasers whose objective is to take control of Eagle and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Eagle’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Authorized but Unissued Shares. Eagle has authorized but unissued shares of common and preferred stock. Eagle is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Eagle that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Eagle. The board of directors has no present plan or understanding to issue any preferred stock.
Amendments to the Eagle Certificate of Incorporation and the Eagle Bylaws. Amendments to the Eagle certificate of incorporation must be approved by our board of directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:
(i)	the applicability of Section 203 of the Delaware General Corporation Law;
(ii)	the division of the board of directors into three classes;
(iii)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;
(iv)	the indemnification of current and former directors and officers by Eagle;
(v)	the requirement of an 80% shareholder approval for business combination transactions with interested shareholders;
(vi)	the prohibition of shareholder action by written consent;
(vii)	the requirement that the holders of at least 80% of the outstanding shares of common stock must vote to remove directors, and can only remove directors for cause;
(viii)	the limitation of liability of officers and directors to Eagle for money damages; and
(ix)
the provision of the Eagle certificate of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the Eagle certificate of incorporation provided in (i) through (viii) of this list.

The Eagle certificate of incorporation also provides that certain bylaws may be amended by the affirmative vote of a majority of our directors or by the shareholders and that specified provisions in the bylaws may only be amended by the shareholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.
Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Eagle certificate of incorporation requires the approval of the holders of at least 80% of Eagle’s outstanding shares of voting stock to approve certain “business combinations,” as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of Eagle and any other affected class of stock. Under the Eagle certificate of incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an interested stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of Eagle’s board of directors who are unaffiliated with the interested stockholder and were directors prior to the time when the interested stockholder became an interested stockholder or (ii) if the proposed transaction meets certain conditions set forth in the Eagle certificate of incorporation, which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.
The term “interested stockholder” is defined to include any individual, corporation, partnership or other entity (other than Eagle or its subsidiary) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of voting stock of Eagle. This provision of the Eagle certificate of incorporation applies to any “business combination,” which is defined to include (i) any merger, consolidation or share exchange of Eagle or any of its subsidiaries with or into any interested stockholder or affiliate of an interested stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested stockholder or affiliate of assets of Eagle having an aggregate market value of 10% or more of either the aggregate market value of the total consolidated assets of Eagle or the aggregate market value of the outstanding stock of Eagle; (iii) the issuance or transfer to any interested stockholder or its affiliate by Eagle (or any subsidiary) of any securities of Eagle subject to certain exceptions; (iv) the adoption of any plan for the liquidation or dissolution of Eagle proposed by or on behalf of any interested stockholder or affiliate thereof; (v) any reclassification of securities, recapitalization, merger or consolidation of Eagle which has the effect of increasing the proportionate share of outstanding shares of common stock or any class of equity or convertible securities of Eagle owned directly or indirectly by an interested stockholder or affiliate thereof; (vi) any transaction involving Eagle or any subsidiary that has the effect of increasing the proportionate share of the stock of any class or securities convertible into stock of any class or series owned by the interested stockholder except for immaterial changes due to fractional share adjustments or as a result of stock repurchases not caused by the interested stockholder; and (vii) any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through Eagle or any subsidiary.
Our board of directors believes that the provisions described above or below are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. Our board of directors believes these provisions are in the best interests of Eagle and its shareholders. Our board of directors believes that it will be in the best position to determine the true value of Eagle and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, our board of directors believes that it is in the best interests of Eagle and its shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Eagle and that is in the best interests of all shareholders.
Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Eagle for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Eagle’s assets.
Despite our belief as to the benefits to shareholders of these provisions of the Eagle certificate of incorporation and the Eagle bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.
Pursuant to applicable law and, if required, following the approval by shareholders, we may adopt additional anti-takeover provisions in the Eagle certificate of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Delaware business corporation.
The cumulative effect of the restrictions on acquisition of Eagle contained in the Eagle certificate of incorporation and the Eagle bylaws and in Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders of Eagle may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.
Delaware Corporate Law
In addition, the state of Delaware has a statute designed to provide Delaware corporations, such as Eagle, with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general Section 203 provides that a “person” who owns 15% or more of the outstanding voting stock of a Delaware corporation (referred to in Section 203 as an “interested shareholder”) may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such “person” became an interested shareholder. The term “business combination” is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.
The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he or she became an interested shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans; (iii) any business combination with an interested shareholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the board of directors does not intend to propose any such amendment.
Bank Regulatory Requirements
The BHC Act requires any “bank holding company,” as defined in the BHC Act, to obtain the approval of the FRB before acquiring 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain the approval of the FRB before acquiring 25% or more of our voting stock and in certain circumstances, more than 10% of our voting stock. Under the Change in Bank Control Act of 1978, as amended (the “Control Act”), a 60-day prior written notice must be submitted to the FRB if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the FRB determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition.

EXPERTS
The consolidated financial statements of Eagle Bancorp Montana, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Moss Adams LLP, an independent registered accounting firm, as stated in their report included therein, which is incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of such firm, given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of First Community Bancorp, Inc. as of and for the year ended December 31, 2020, have been included in this joint proxy statement/prospectus in reliance upon the report of Moss Adams LLP, independent auditors, as stated in their report included herein. Such consolidated financial statements are included herein in reliance upon the report of such firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the shares of Eagle common stock to be issued by Eagle in connection with the merger will be passed upon by Nixon Peabody LLP, Washington D.C.
OTHER MATTERS
No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meeting.
DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS
Eagle
Eagle will hold its 2022 annual meeting of shareholders (the “Eagle 2022 annual meeting”), regardless of whether the merger has been completed.
SEC Rule 14a-8
In order for a shareholder proposal for the Eagle 2022 annual meeting to be eligible for inclusion in Eagle’s proxy statement pursuant to SEC Rule 14a-8, Eagle must have received the proposal at its principal executive offices no later than November 16, 2021. An Eagle shareholder must provide its proposal to Eagle in writing, and it must comply with the requirements of SEC Rule 14a-8.
Advance Notice Procedures
The Eagle bylaws state that no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the board of directors or by a shareholder who has delivered notice to the corporate secretary of Eagle (containing the information specified in the Eagle bylaws) no later than 60 days prior to the first anniversary of the previous year’s annual meeting of shareholders, if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting of shareholders, and otherwise not later than the close of business on the seventh day following the date of public announcement of such meeting. These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Eagle’s proxy statement pursuant to SEC Rule 14a-8. A shareholder wishing to submit a proposal for consideration at the Eagle 2022 annual meeting should do so no later than February 21, 2022.

WHERE YOU CAN FIND MORE INFORMATION
Eagle Bancorp Montana, Inc.
Eagle electronically files annual, quarterly, current and special reports, proxy statements and other business and financial information with the SEC. The SEC maintains a website located at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Eagle. You also will be able to obtain these documents, free of charge, from Eagle by accessing Eagle’s website at www.opportunitybank.com. The web addresses of the SEC and Eagle are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus. Copies can also be obtained, free of charge, by directing a written or oral request to:
Eagle Bancorp Montana, Inc.
1400 Prospect Avenue
Helena, Montana 59601
Attn: Corporate Secretary
Telephone: (406) 442-3080
You may also request additional copies from Eagle’s proxy solicitor using the following contact information:
MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018
(800) 322-2885
(212) 929-5500
Eagle has filed a Registration Statement on Form S-4 to register with the SEC up to 1,396,720 shares of Eagle common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Eagle or upon written or oral request to Eagle at the address or telephone number set forth above.
Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. The SEC allows Eagle to “incorporate by reference” information in this joint proxy statement/prospectus. This means that Eagle can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Eagle incorporates by reference is considered to be part of this joint proxy statement/prospectus, and later information that Eagle files with the SEC will automatically update and supersede the information Eagle included in this joint proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Eagle has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
•	Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 10, 2021;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed on May 6, 2021, August 5, 2021 and November 4, 2021, respectively.
•	The information incorporated by reference into Part III of Eagle’s Annual Report from Eagle’s Proxy Statement for 2021 Annual Meeting, filed on March 10, 2021;
•	Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on April 27, 2021, August 24, 2021, October 1, 2021, November 3, 2021 and November 12, 2021; and
•	The description of Eagle’s common stock contained in Exhibit 4.4 to Eagle’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 11, 2020.

These documents are available free of charge upon written or oral request to Eagle at the address listed above.
Eagle also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this joint proxy statement/prospectus and before the Eagle special meeting and FCB special meeting. Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.
First Community Bancorp, Inc.
FCB does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of FCB common stock, please contact Gil Johnson, Corporate Secretary of FCB at (406) 228-8231.
You may also request additional copies from Eagle’s proxy solicitor using the following contact information:
MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018
(800) 322-2885
(212) 929-5500
Except where the context otherwise specifically indicates, Eagle supplied all information contained in, or incorporated by reference into, this joint proxy statement/prospectus relating to Eagle, and FCB supplied all information contained in this joint proxy statement/prospectus relating to FCB.
You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Eagle or FCB that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this joint proxy statement/prospectus to Eagle and FCB shareholders nor the issuance of Eagle common stock in the merger shall create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or joint proxy solicitation in such jurisdiction.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma combined financial statements present the historical consolidated financial positions and results of operations of Eagle and FCB as an acquisition by Eagle of FCB. Under the acquisition method of accounting, the assets and liabilities of FCB are, as of the effective date of the merger, recorded at their respective fair values and added to Eagle.
The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Eagle and FCB as of September 30, 2021, and assumes the merger was consummated on that date. The unaudited pro forma combined consolidated condensed statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020 combined the historical consolidated statements of income of Eagle and FCB giving effect to the merger as if the merger had been consummated on January 1, 2020.
The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred if the merger had been consummated during the period or as of the date of which the pro forma data are presented, nor is it necessarily indicative of future results. The pro forma data includes transaction costs such as change in control payments, investment banker fees, and contract termination costs. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses. In addition, the pro forma data assumes changes to the combined capitalization, such as increases in long-term debt. However, there were no assumptions for the repurchase of shares issued in connection with the merger.
The unaudited pro forma combined condensed financial information is based on and should be read in conjunction with the historical consolidated financial statements and the related notes of Eagle, which are incorporated in this document by reference and the historical consolidated financial statements of FCB, which are included in this joint proxy statement/prospectus beginning on page F-1.
As of the date of this joint proxy statement/prospectus, Eagle has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of FCB’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain FCB assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of FCB’s assets and liabilities will be based on FCB’s actual assets and liabilities as of the closing date and therefore cannot be made prior to the completion of the merger. In addition, the value of the merger consideration to be paid by Eagle in shares of Eagle common stock upon the completion of the merger will be determined based on the closing price of Eagle common stock on the closing date and the number of issued and outstanding shares of FCB common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial information, and the differences may be material.
Further, Eagle has not identified all adjustments necessary to conform FCB’s accounting policies to Eagle’s accounting policies. Upon completion of the merger, or as more information becomes available, Eagle will perform a more detailed review of FCB’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial information. Eagle estimated the fair value of certain FCB assets and liabilities based on a preliminary valuation analysis and due diligence information. Until the merger is completed, both companies are limited in their ability to share certain information.
Upon completion of the merger, a final determination of the fair value of FCB’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Condensed Balance Sheet
As of September 30, 2021
	Eagle Bancorp Montana, Inc.	First Community Bancorp, Inc.	Transaction Accounting Adjustments	Pro Forma Combined
	(In Thousands)
Cash and due from banks(a)	$16,320	$5,961	$(3,916)	$18,365
Interest bearing deposits in banks	78,620	20,606		99,226
Securities available-for-sale	240,033	120,923		360,956
Federal Home Loan Bank and Federal Reserve Bank stock	4,676	1,438		6,114
Investment in LIHTC Projects	935	—		935
Investment in Eagle Bancorp Statutory Trust I	155	—		155
Mortgage loans held-for-sale	42,059	3,967		46,026
Loans receivable(b)	884,905	207,564	(4,800)	1,087,669
Allowance for loan losses(c)	(12,200)	(4,210)	4,210	(12,200)
Net loans	872,705	203,354	(590)	1,075,469
Accrued interest and dividends receivable	6,218	3,509		9,727
Mortgage servicing rights, net	12,941	—		12,941
Premises and equipment, net(d)	66,537	6,543		73,080
Cash surrender value of life insurance	36,265	8,519		44,784
Real estate and other repossessed assets acquired in settlement of loans, net	117	—		117
Goodwill(e)	20,798	905	905	20,798
Core deposit intangible, net(f)	1,919	—	1,330	3,249
Deferred tax asset, net(g)	—	604	1,176	1,780
Other assets	6,625	525		7,150
Total assets	$1,406,923	$376,854	$(2,905)	$1,780,872
Deposit accounts:
Noninterest bearing	$367,127	$102,245		$469,372
Interest bearing	827,422	203,515		1,030,937
Total deposits	1,194,549	305,760	—	1,500,309
Accrued expenses and other liabilities	21,001	5,181		26,182
Federal Home Loan Bank advances and other borrowings	5,000	23,921		28,921
Other long-term debt less unamortized debt issuance costs(h)	29,850	—	10,224	40,074
Total liabilities	1,250,400	334,862	10,224	1,595,486
Preferred stock	—	—		—
Common stock(i)	71	10,541	(10,527)	85
Additional paid-in capital(i)(j)	80,957	—	31,063	112,020
Unallocated common stock held by Employee Stock Ownership Plan	(5,883)	—		(5,883)
Treasury stock, at cost	(7,631)	—		(7,631)
Retained earnings(j)	84,505	30,692	(32,906)	82,291
Net accumulated other comprehensive income (loss)(k)	4,504	759	(759)	4,504
Total shareholders' equity	156,523	41,992	(13,129)	185,386
Total liabilities and shareholders' equity	$1,406,923	$376,854	$(2,905)	$1,780,872
See notes to the unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Income
For the Nine Months Ended September 30, 2021
	Eagle Bancorp Montana, Inc.	First Community Bancorp, Inc.	Transaction Accounting Adjustments	Pro Forma Combined
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income
Interest and fees on loans(b)	$33,660	$9,595	$1,125	$44,380
Securities available-for-sale	2,989	1,300		4,289
Federal Home Loan Bank and Federal Reserve Bank dividends	194	—		194
Interest on deposits in banks(l)	71	—		71
Other interest income	19	—		19
Total interest and dividend income	36,933	10,895	1,125	48,953
Interest expense
Deposits	1,118	506		1,624
Federal Home Loan Bank advances and other borrowings(h)	152	35	230	417
Other long-term debt	1,168	—		1,168
Total interest expense	2,438	541	230	3,209
Net interest income	34,495	10,354	895	45,744
Loan loss provision	576	—		576
Net interest income after loan loss provision	33,919	10,354	895	45,168
Total noninterest income	38,054	5,138		43,192
Total noninterest expense(f)(m)	55,050	9,559	(2,258)	62,351
Income before income taxes	16,923	5,933	3,153	26,009
Income tax expense(n)	4,231	1,539	788	6,558
Net income	$12,692	$4,394	$2,365	$19,451
Basic earnings per share	$1.90	$118.76		$2.40
Diluted earnings per share	$1.89	$118.76		$2.40
Weighted average shares outstanding, basic	6,691,256	37,000	1,359,721	8,087,977
Weighted average shares outstanding, diluted	6,709,376	37,000	1,359,721	8,106,097
See notes to the unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 2020
	Eagle Bancorp Montana, Inc.	First Community Bancorp, Inc.	Transaction Accounting Adjustments	Pro Forma Combined
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income
Interest and fees on loans(b)	$45,381	$11,496	$1,500	$58,377
Securities available-for-sale	3,742	1,777		5,519
Federal Home Loan Bank and Federal Reserve Bank dividends	370	—		370
Interest on deposits in banks(l)	139	—		139
Other interest income	22	—		22
Total interest and dividend income	49,654	13,273	1,500	64,427
Interest expense
Deposits	3,614	1,331		4,945
Federal Home Loan Bank advances and other borrowings(h)	1,183	96	307	1,586
Other long-term debt	1,687	—		1,687
Total interest expense	6,484	1,427	307	8,218
Net interest income	43,170	11,846	1,193	56,209
Loan loss provision	3,130	945		4,075
Net interest income after loan loss provision	40,040	10,901	1,193	52,134
Total noninterest income	49,067	6,554		55,621
Total noninterest expense(f)(m)	60,667	12,047	(1,658)	74,372
Income before income taxes	28,440	5,408	(465)	33,383
Income tax expense(n)	7,234	1,175	(116)	8,293
Net income	$21,206	$4,233	$(349)	$25,090
Basic earnings per share	$3.12	$114.41		$3.06
Diluted earnings per share	$3.11	$114.41		$3.05
Weighted average shares outstanding, basic	6,795,503	37,000	1,359,721	8,192,224
Weighted average shares outstanding, diluted	6,820,306	37,000	1,359,721	8,217,027
See notes to the unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except per share data, unless otherwise indicated)
Note 1—Basis of Pro Forma Presentation
The unaudited pro forma combined balance sheet as of September 30, 2021 and the unaudited pro forma combined statements of income for the nine months ended September 30, 2021 and the year ended December 31, 2020 are based on the historical financial statements of Eagle and FCB after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such financial statements reflect no revenue synergies expected to result from the merger, or the costs to achieve any revenue synergies, or any anticipated disposition of assets that may result from the integration of operations. The pro forma financial statements do include other transaction adjustments as it relates to compensation arrangements as a result of the acquisition.
The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.
Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, Eagle and FCB will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional depreciation and possibly impairment charges will be recorded after management completes the integration plan.
The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.
Note 2—Preliminary Estimated Acquisition Consideration
Had the FCB merger occurred on September 30, 2021, the preliminary estimated acquisition consideration is as follows:
	(In Thousands, Except Per Share Data)
Cash consideration		$10,224
Shares to be issued:	1,396,721
Price per share at 9-30-21	$22.25
Stock consideration		31,077
Calculated purchase price		$41,301
The estimated total merger consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of Eagle common stock from the baseline price of $22.50, which is the closing price per share of Eagle common stock reported on the Nasdaq Global Market on December 9, 2021, reflects total consideration of $44.79 million and $38.51 million, respectively, and goodwill of $2.89 million and a bargain purchase gain of $(3.40) million, respectively.
Note 3—Preliminary Estimated Acquisition Consideration Allocation
Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of FCB based on the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to FCB is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Eagle management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the Eagle common stock in accordance with the merger agreement. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.
The total preliminary estimated acquisition consideration as shown in the table above is allocated to FCB’s tangible and intangible assets and liabilities as of September 30, 2021 based on their preliminary estimated fair values, with the excess recoded to preliminary goodwill, as follows.
(In Thousands)
Cash and cash equivalents	$25,467
Investment securities	120,923
Mortgage loans held-for-sale	3,967
Loans	202,764
OREO	—
Bank premises and equipment	6,543
Other assets	13,991
Deferred tax asset	1,780
Intangible assets	1,330
Bargain purchase gain	(602)
Deposits	(305,760)
Other borrowings	(23,921)
Other liabilities	(5,181)
Total preliminary estimated acquisition consideration	$41,301
Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments
The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods.
The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which Eagle, as the acquirer. The descriptions related to these preliminary adjustments are as follows.
Balance Sheet – As of September 30, 2021 and Income Statement – For the Nine Months Ended September 30, 2021 and the Year Ended December 31, 2020
(a)
Reflects proceeds from new term debt of $10.22 million less cash consideration paid to FCB for acquisition of $10.22 million. Adjustment of $2.92 million to cash to reflect seller and buyer expenses paid at closing, and an additional $1.00 million related to remaining transaction costs.

(b)
A fair value discount of approximately $4.80 million to reflect the credit risk of the loan portfolio, net of any adjustment to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be recognized over approximately 3.2 years using an amortization method based upon the expected life of the loans.

(c)	Reversal of First Community Bank’s allowance for loan losses of $4.21 million in accordance with acquisition method of accounting for the merger.

(d)
An adjustment to reflect the fair value of bank premises and equipment cannot be estimated at this time. In addition, the fair value of interest bearing deposits cannot be determined at this time. We do anticipate that upon receipt of real estate appraisals and other valuation measures, that there will be an adjustment to record bank premises and equipment and interest bearing deposits at fair value when the merger is completed.

(e)	An adjustment to reflect the elimination of FCB’s goodwill of $905,000.
(f)
Adjustment to record the core deposit intangible associated with the merger of approximately $1.33 million. The fair value of this asset and the related amortization uses an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $242,000 in the first year following consummation.

(g)
Adjusts the deferred tax assets resulting from the acquisition. The estimated increase in deferred tax asset of $1.18 million stems primarily from the fair value adjustments and is preliminary and subject to change based on the final determination of the fair value of assets acquired and liabilities assumed.

(h)	Reflects new term debt of $10.22 million to fund the cash portion of the acquisition. The rate on the term debt is 3.0% and interest expense in the first year of $307,000 is expected.
(i)
Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $0.01 par value for the 1,396,721 shares of Eagle common stock issuable in the merger to the holders of FCB shares, which rounded to $14,000. FCB common stock of $10.54 million is eliminated. The adjustment to additional paid-in capital represents the amount of equity consideration above the par value of Eagle common stock issuable in the merger and the close out of FCB common stock.

(j)	Adjustment to reflect elimination of FCB’s retained earnings, and adds remaining transaction costs of $1 million, as well as the estimated bargain purchase gain of $602,000.
(k)	Reflects an adjustment to eliminate FCB’s accumulated comprehensive income (loss), net of tax.
(l)
Deposits at other banks are expected to diminish thereby reducing the interest income. The reduced interest income will be offset with reduced interest expense from other borrowings. The amounts are considered immaterial and are not adjusted.

(m)
Includes transaction costs of $3.9 million and amortization of the core deposit intangible of $242,000, and reflects compensation agreements and offers, as well as specific reductions contemplated outside the merger $(2.5) million.

(n)	Reflects the income tax effect of pro forma adjustments based on the estimated blended of the combined Company’s federal and state tax rate of 25%.

Report of Independent Auditors
To the Board of Directors
First Community Bancorp, Inc.
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of First Community Bancorp, Inc., which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Bancorp, Inc. as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Moss Adams LLP
Spokane, Washington
December 10, 2021

First Community Bancorp, Inc.
Consolidated Balance Sheet
December 31, 2020
ASSETS
Cash and due from banks	$31,997,291
Certificates of deposit held at other financial institutions	2,232,000
Available for sale securities, at fair value	89,535,233
Other investments, at cost	1,298,500
Loans held for sale	6,469,652
Loans receivable, net	192,061,700
Accrued interest receivable	3,302,665
Premises and equipment, net	7,191,332
Bank owned life insurance, net	8,363,451
Other assets	2,150,589
Total assets	$344,602,413
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$280,236,350
Repurchase agreements	20,930,065
Accrued interest payable	248,254
Other liabilities	3,218,018
Total liabilities	304,632,687
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, no par value; 50,000 shares authorized; 37,000 shares issued and outstanding	10,540,701
Retained earnings	27,555,795
Accumulated other comprehensive income	1,873,230
Total shareholders’ equity	39,969,726
Total liabilities and shareholders’ equity	$344,602,413
See accompanying notes.

First Community Bancorp, Inc.
Consolidated Statement of Income
Year Ended December 31, 2020
INTEREST INCOME
Interest on loans	$11,496,315
Interest on investment securities, cash equivalents, and certificates of deposit held at other financial institutions	1,776,561
Total interest income	13,272,876
INTEREST EXPENSE
Deposits	1,330,771
Borrowed funds	95,713
Total interest expense	1,426,484
Net interest income	11,846,392
PROVISION FOR LOAN LOSSES	945,000
Net interest income after provision for loan and lease losses	10,901,392
NONINTEREST INCOME
Gain on sale of loans held for sale	5,102,032
Other fees and service charges	360,861
Other income	1,090,467
Total noninterest income	6,553,360
NONINTEREST EXPENSE
Compensation and employee benefits	7,884,421
Office operations	2,772,591
Occupancy and equipment	1,390,160
Total noninterest expense	12,047,172
Income before provision for income tax	5,407,580
PROVISION FOR INCOME TAX	1,174,531
NET INCOME	$4,233,049
Basic and diluted earnings per common share	$114.41
See accompanying notes.

First Community Bancorp, Inc.
Consolidated Statement of Comprehensive Income
Year Ended December 31, 2020
NET INCOME	$4,233,049
Other comprehensive income
Unrealized holding gain on available for sale securities	1,559,108
Income tax expense related to unrealized holding gain on available for sale securities	(343,004)
Reclassification adjustment for losses included in net income	56,404
Income tax expense related to reclassification adjustment for losses included in net income	(12,409)
Other comprehensive income	1,260,099
Total comprehensive income	$5,493,148
See accompanying notes.

First Community Bancorp, Inc.
Consolidated Statement of Changes in Shareholders’ Equity
	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders Equity
	Shares	Amount
BALANCE, January 1, 2020	37,000	$10,540,701	$24,506,746	$613,131	$35,660,578
Net income	—	—	4,233,049	—	4,233,049
Other comprehensive income	—	—	—	1,260,099	1,260,099
Shareholder dividends	—	—	(1,184,000)	—	(1,184,000)
BALANCE, December 31, 2020	37,000	$10,540,701	$27,555,795	$1,873,230	$39,969,726
See accompanying notes.

First Community Bancorp, Inc.
Consolidated Statement of Cash Flows
Year Ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,233,049
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	424,162
Provision for loan losses	945,000
Amortization and accretion of securities, net	449,018
Origination of loans held for sale	(127,321,190)
Net gain on sale of loans	(5,102,032)
Proceeds from sales of loans held for sale	130,037,386
Net realized loss on sale of securities	43,995
Changes in assets and liabilities
Accrued interest receivable	(89,211)
Other assets	(57,193)
Accrued interest payable	(77,194)
Other liabilities	(400,609)
Net cash from operating activities	3,085,181
CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans	(11,914,053)
Proceeds from sales of available for sale securities	9,733,942
Proceeds from maturities and principal reductions of available for sale securities	6,856,366
Purchases of available for sale securities	(35,149,256)
Proceeds from maturities of certificate of deposits held at other financial institutions	1,240,000
Purchase of Federal Home Loan Bank stock	(133,100)
Proceeds from sale of bank premises and equipment	1,878
Purchase of bank premises and equipment	(345,094)
Net cash used in investing activities	(29,709,317)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$36,630,499
Net increase in repurchase agreements	1,757,019
Advancements of borrowed funds	10,000,000
Payments made on borrowed funds	(10,000,000)
Dividends paid	(1,184,000)
Net cash from financing activities	37,203,518
NET CHANGE IN CASH AND CASH EQUIVALENTS	10,579,382
CASH AND CASH EQUIVALENTS, beginning of year	21,417,909
CASH AND CASH EQUIVALENTS, end of year	$31,997,291
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year Interest	$1,503,678
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Unrealized holding gain on investment securities available for sale	$1,559,108
Transfer of loans to OREO and other assets held for sale	$620,867
See accompanying notes.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies
Nature of business and organization – First Community Bancorp, Inc. (Company) was incorporated in the State of Montana on June 23, 1994, after which First Community Bancorp, Inc. acquired 100% of First Community Bank (Bank) on October 14, 1994. The Bank was incorporated in the state of Montana on June 23, 1994, and its bank application was approved by the state of Montana on June 24, 1994. The Bank is primarily engaged in the business of providing commercial loans to companies primarily in the state of Montana.
The Company and Bank are subject to comprehensive regulation, examination, and supervision of the Federal Reserve Bank, Federal Deposit Insurance Corporation (FDIC), and the Montana Division of Banking and Financial Institutions. The accounting and reporting policies of the Company and Bank are in accordance with accounting principles generally accepted in the United States of America (GAAP) and general practice within the banking industry.
Principles of consolidation – The consolidated financial statements include the accounts of First Community Bancorp, Inc. and its wholly owned subsidiary, First Community Bank. All significant intercompany balances and transactions have been eliminated in consolidation.
COVID-19 – On March 11, 2020, the World Health Organization declared COVID-19 to be a global pandemic. Local and national governments and regulatory authorities have systematically implemented remedial measures to try to slow and curb the spread of COVID-19, including business closures and operating restrictions, travel bans, shelter in place, stay home, and similar directives and orders. In response to the COVID-19 pandemic and in adherence with state and local guidelines, the Company has implemented the business continuity plan and other measures and activities to protect the Company's employees and, at the same time, to assist the Company’s clients and the communities of which the Company is a part, including increased mobile banking and electronic transaction options for clients, payment deferral assistance to commercial and consumer borrowers, and participation in the Small Business Administration’s (SBA’s) Paycheck Protection Program (PPP) for loans to qualifying small businesses.
On March 22, 2020, the federal banking agencies issued an “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus.” This guidance encourages financial institutions to work prudently with borrowers that may be unable to meet their contractual obligations because of the effects of COVID-19. The Coronavirus Aid, Relief and Economic Security (CARES) Act was passed by Congress on March 27, 2020. In conjunction with the passage of the CARES Act, financial institutions have been provided the option, for loans meeting specific criteria, to temporarily suspend certain requirements under GAAP related to Troubled Debt Restructurings (TDRs) for a limited time to assist borrowers experiencing financial hardship due to the COVID-19 Pandemic (the Pandemic). As a result, the Company has not recognized eligible CARES Act loan modifications as TDRs. Additionally, loans qualifying for these modifications are not required to be reported as delinquent, nonaccrual, impaired or criticized solely as a result of loan modification resulting from the economic effects of the Pandemic. Modifications include deferral of payments and interest only periods. The Company accrues and recognizes interest income on loans under payment relief based on the original contractual interest rates. When payments resume at the end of the relief period, the payments will generally be applied to accrued interest due until accrued interest is fully paid. Accrued interest balances are assessed for collectability on a periodic basis.
Significant concentrations of credit risk – All of the Company’s activities are with business customers located primarily in the state of Montana.
Ongoing analysis of the Company’s loan portfolio is performed to evaluate whether there is any significant exposure to an individual borrower or group(s) of borrowers as a result of any concentrations of credit risk. Such credit risks (whether on- or off-balance sheet) may occur when groups of borrowers or counterparties have similar economic characteristics and are similarly affected by changes in economic or other conditions. Credit risk also includes the loss that would be recognized subsequent to the reporting date if counterparties failed to perform as contracted. Analysis as of December 31, 2020, concluded that no significant exposure exists from such concentrations of credit risks.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
The largest customer concentrations are within the state of Montana. As of December 31, 2020, the larger concentrations of risk were in the real estate, commercial, and agricultural industries.
Use of estimates – In preparing the consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of certain assets and liabilities as of the date of the consolidated balance sheets and certain revenues and expenses for the period. Actual results could differ, either positively or negatively, from those estimates.
Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses.
Management believes the allowance for loan losses is adequate. While management uses currently available information to recognize losses on loans and other real estate (when owned), future additions to the allowance may be necessary based on economic conditions.
Cash and cash equivalents – The Company considers all highly liquid debt instruments with an original maturity of three months or less (including cash, amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold) to be cash equivalents.
The Company maintains its cash in deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.
Certificates of deposits held at other financial institutions – Consists of certificates of deposits with other institutions and are stated at cost.
Debt securities – Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Available for sale securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates debt securities for other-than-temporary impairment (OTTI) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For debt securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a debt security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Equity securities – Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment.
Federal Home Loan Bank (FHLB) stock – The Company is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Loan receivables, net – Loan receivables are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and deferred fees and costs. Interest income on loans is recognized on an accrual basis commencing in the month of origination using the interest method. Delinquency fees are recognized in income when chargeable and when collectability is reasonably assured.
The Company requires its loans to be substantially collateralized by real estate, equipment, vehicles, accounts receivable, inventories, or other tangible or intangible assets. Real estate collateral is in the form of first and second mortgages on various types of property.
Loans held for sale – Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains or losses on sales of loans are recognized based on the difference between the selling price and the carrying value of the related loans sold. All sales are made without recourse, other than standard representations and warranties. All servicing rights are released upon the sale of loans.
Allowance for loan losses – The allowance for loan losses (ALL) consists of specific and general components. The specific component relates to impaired loans as defined by GAAP. For such loans that are classified as impaired, an allowance is established when the discounted cash flows, or the fair value of the collateral if the loan is collateral dependent, of the impaired loan is lower than the carrying value of that loan. The general component covers all loans not classified as impaired and is based on historical loss experience and general economic factors, adjusted for qualitative risk factors, both internal and external to the Company. The general component is calculated separately for each portfolio segment.
The ALL represents the Company’s estimate of probable and estimable losses inherent to the loan portfolios as of the balance sheet date. Losses are charged to the ALL when recognized. Generally, loans are charged off or charged down at the point at which they are determined to be uncollectible in whole or in part unless the loan is well secured and in the process of collection. The Company establishes the amount of the ALL by loan type, at least quarterly, and the Company adjusts the provision for loan losses so the ALL is at an appropriate level at the balance sheet date.
The Company determines ALL as the best estimate within a range of estimated losses. The methodologies the Company uses to estimate the ALL depend upon the impairment status and portfolio segment of the loan. After applying historic loss experience, as described above, the Company reviews the quantitatively derived level of ALL for each segment using qualitative criteria. The Company tracks various risk factors that influence the judgment regarding the level of the ALL across the portfolio segments. Risk factors include changes in national, regional, and local economic conditions that affect the borrowers’ business, delinquency, and charge off trends, and data from peer groups, among others. The Company reviews changes in these factors to ensure that changes in the level of the ALL are directionally consistent with changes in these factors.
Nonaccrual loans – The Company’s policy is to place loans on a nonaccrual status when 1) payment is in default for 90 days or more unless the loan is well secured and in the process of collection; or 2) full repayment of principal and interest is not foreseen. When a loan is placed on nonaccrual status, all accrued and uncollected interest on that loan is reversed. A loan is relieved of its nonaccrual status when all principal and interest payments are brought current, the loan is well secured, and an analysis of the borrower’s financial condition provides reasonable assurance that the borrower can repay the loan as scheduled.
A nonaccrual loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement; the loan, if secured, is well secured; the borrower has paid according to the contractual terms for a minimum of six months; and analysis of the borrower indicates a reasonable assurance of the ability to maintain payments. Payments received on nonaccrual loans are applied as a reduction to the principal outstanding.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
Impaired loans – Loans are considered impaired when, based on current information and events; it is probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled interest payments. When a loan is impaired, the Company estimates a specific reserve for the loan based on the fair value of the loan’s underlying collateral, less the cost to sell, or the projected present value of future cash flows. Payments received on impaired loans that are accruing are recognized in interest income, according to the contractual loan agreement. Payments received on impaired loans that are on nonaccrual are not recognized in interest income but are applied as a reduction of the outstanding principal. Payments are recognized when cash is received.
Troubled debt restructurings (TDR) – Loans may be modified in the normal course of business for competitive reasons or to strengthen the Company’s position. Loan modifications and restructurings may also occur when the borrower experiences financial difficulty and needs temporary or permanent relief from the original contractual terms of the loan. These modifications are structured on a loan-by-loan basis and, depending on the circumstances, may include extended payment terms, a modified interest rate, forgiveness of principal, or other concessions. Loans that have been modified to accommodate a borrower who is experiencing financial difficulties, and for which the Company has granted a concession that it would not otherwise consider, are considered a TDR.
The Company considers many factors in determining whether to agree to a loan modification involving concessions, and seeks a solution that will both minimize potential loss to the Company and attempt to help the borrower. The Company evaluates borrowers’ current and forecasted future cash flows, their ability and willingness to make current contractual or proposed modified payments, the value of the underlying collateral, the possibility of obtaining additional security or guarantees, and the potential costs related to a repossession or foreclosure and the subsequent sale of the collateral.
TDRs may be classified as either accrual or nonaccrual loans. A loan on nonaccrual and restructured as a TDR will remain on nonaccrual status until the borrower has proven the ability to perform under the modified structure for a minimum of six months, and there is evidence that such payments can and are likely to continue as agreed. Performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual at the time of restructuring or after a shorter performance period. If the borrower’s ability to meet the revised payment schedule is uncertain, the loan remains classified as a nonaccrual loan.
Premises and equipment – Company premises and equipment are recorded at cost, less accumulated depreciation. Depreciation on premises and equipment is determined using the straight-line method over the estimated useful lives of the assets ranging from two to ten years. Expenditures for maintenance and repairs are expensed when incurred.
Other real estate owned – Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of carrying amount or fair value, less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property are charged to expense. Subsequent to foreclosure, valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the statement of income.
Advertising costs – Advertising costs are expensed as incurred. Advertising costs were approximately $325,000 for the year ended December 31, 2020.
Transfers of financial assets – Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Income taxes – Deferred income taxes reflect the effect of temporary differences between the tax basis of assets and liabilities and the reported amounts of those assets and liabilities for financial reporting purposes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Financial Accounting Standards Board (FASB) ASC 740-10, Income Taxes, requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach. The Company’s approach to FASB ASC 740-10 consisted of an examination of its financial statements, its income tax provision, and its federal and state income tax returns. The Company analyzed its tax positions including the permanent and temporary differences as well as the major components of income and expense. As of December 31, 2020, the Company did not believe that it had any uncertain tax positions that would rise to the level of having a material effect on its financial statements. In addition, the Company had no accrued interest or penalties as of December 31, 2020. It is the Company’s policy to record interest and penalties as a component of income tax expense.
Annuity – The purpose of the annuities is to provide a future source of funds for lifetime benefits under bank Supplemental Executive Retirement Plan (SERP) Agreements. The Fixed Index Annuity is purchased with a single premium which is invested in the general account of the insurance company. The Account Value of the annuity is credited a fixed rate of interest that resets annually. It is available at any time to the Policy Holder (bank) through surrender but may be subject to surrender charges. Growth in the account value is taxable to the bank. The policy is never annuitized allowing the policyholder to maintain control over the cash value at all points during the life of the contract. There is an income rider attached to the annuity and through the income account provides guaranteed lifetime income for the retired executive. Income account is a phantom account used solely for the purpose of calculating the retirement benefit. The income account growth is fixed and guaranteed at exception of the plan thus providing for a known corresponding lifetime benefit. There is no other financial values associated with the income account. The balance of annuities is included within other assets on the consolidated balance sheet.
Bank–owned life insurance – The carrying amount of bank owned life insurance approximates its fair value. Fair value of bank owned life insurance is estimated using the cash surrender value, net of surrender charges.
Repurchase agreements – Repurchase agreements are secured borrowings. The Company pledges investment securities to secure these borrowings. The table below shows the remaining contractual maturity of agreement by collateral.
Other comprehensive income – Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the shareholders’ equity section of the consolidated balance sheets.
Off-balance-sheet instruments – In the ordinary course of business, the Company has entered into off-balance-sheet financial instrument arrangements consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded. They involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated balance sheets. Losses would be experienced when the Company is contractually obligated to make a payment under these instruments and must seek repayment from the borrower, which may not be as financially sound in the current period as they were when the commitment was originally made. Commitments to extend credit are agreements to lend to a

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company enters into credit arrangements that generally provide for the termination of advances in the event of a covenant violation or other event of default.
Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. The commitments are collateralized by the same types of assets used as loan collateral.
Note 2 – Investment Securities
The amortized cost, unrealized gains and losses, and estimated fair values of the Company’s available for sale and held to maturity securities at December 31, 2020, are summarized as follows:
December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale securities
U.S. Agency mortgage-backed securities	$44,426,693	$1,288,558	$(38,000)	$45,677,251
State, County, and Municipal securities	31,555,984	1,030,316	(10,477)	32,575,823
State, County, and Municipal securities taxable	9,979,057	226,312	—	10,205,369
Corporate securities	980,794	95,996	—	1,076,790
Total available for sale securities	$86,942,528	$2,641,182	$(48,477)	$89,535,233
As of December 31, 2020, the Company’s investment securities consisted of 255 securities, 2 of which were in an unrealized loss position. These securities with unrealized losses are presented in the following table by the length of time individual securities have been in a continuous unrealized loss position. The Bank does not consider these investments to be other-than-temporarily impaired at December 31, 2020.
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale securities
U.S. Agency mortgage-backed securities	$6,228,198	$(38,000)	$—	$—	$6,228,198	$(38,000)
State, County, and Municipal securities	1,286,586	(10,477)	—	—	1,286,586	(10,477)
	$7,514,784	$(48,477)	$—	$—	$7,514,784	$(48,477)
The amortized cost and estimated market value of debt securities at December 31, 2020, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties:
	Amortized Costs	Estimated Fair Value
Available for sale securities
Due in one year or less	$2,762,284	$2,776,898
Due after one year through five years	16,400,035	16,956,992
Due after five years through ten years	11,370,554	11,895,600
Due after ten years	11,982,962	12,228,492
Mortgage-backed securities	44,426,693	45,677,251
	$86,942,528	$89,535,233

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 2 – Investment Securities(continued)
The contractual maturity of certificates of deposit held at other financial institutions is as follows:
Years ending December 31,
2021	$1,243,000
2022	494,000
2023	495,000
2024	—
2025	—
Thereafter	—
Total	$2,232,000
Note 3 – Loans Receivable
Loans are summarized as follows at December 31, 2020, according to major portfolio segment:
Real estate construction	$11,578,792
Secured by farmland	47,036,329
1-4 family real estate	29,732,484
Commercial real estate	31,257,276
Loans to finance agricultural production	46,073,170
Commercial and industrial	25,744,615
Consumer	4,851,465
Total loans	196,274,131
Allowance for loan losses	(4,212,431)
Total loans, net	$192,061,700
Pursuant to the CARES Act passed in March 2020, the Company funded 210 loans to eligible small businesses and non-profit organizations who participated in the Paycheck Protection Program (PPP) administered by the U.S. Small Business Administration (SBA). PPP loans have terms of two to five years and earn interest at 1%. In addition, the Bank received a fee of 1%-5% from the SBA depending on the loan amount, which was netted with loan origination costs and amortized into interest income under the effective yield method over the estimated life of the loan. The recognition of fees and costs is accelerated when the loan is forgiven by the SBA and/or paid off prior to maturity. PPP loans are fully guaranteed by the SBA and are expected to be forgiven by the SBA if they meet the requirements of the program. At December 31, 2020, the Company held 135 SBA PPP loans totaling $11.3 million included in Commercial and Industrial loans above. As of December 31, 2020, bank customers have applied for and received forgiveness from the SBA for $3.3 million of PPP loan principal. Total loan fees recognized on PPP loans during the year ended December 31, 2020, were $393,000.
On June 5, 2020, the PPP Flexibility Act was signed into law that modified, among other things, rules governing the PPP payment deferral period. In October 2020, due to updated guidance from the SBA that PPP loan payments were to be deferred until SBA had remitted forgiveness funds to the lender if the Borrower applied for forgiveness within ten months after the end of their covered period, the Bank modified the first payment due dates for PPP loans that originated prior to June 5, 2020, and extended the payment deferral period from 6 to 16 months.
Allowance for loan losses – The Company has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the Company’s portfolio. For purposes of determining the allowance for loan losses, the Company segments certain loans in its portfolio by product type. Each class of loans requires significant judgment to determine the estimation method that fits the credit risk characteristic of its portfolio segment. Management must use judgment in establishing additional input metrics for the modeling processes. The models and assumptions the Company uses to determine the allowance are

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented. Loans are pooled by portfolio class and a historical loss percentage is applied to each class.
Changes in the allowance for loan losses are summarized as follows as of December 31, 2020:
	Real Estate Construction	Secured by Farmland	1-4 Family Real Estate	Commercial Real Estate	Loans to Finance Agricultural Production	Commercial and Industrial	Consumer	Unallocated	Total
Beginning balance	$60,669	$619,563	$282,801	$285,211	$1,611,562	$61,604	$40,835	$126,546	$3,088,791
Provision (recapture) for loan losses	47,595	245,429	(3,656)	39,951	(441,944)	16,734	14,825	1,026,066	945,000
Charge-offs	—	—	—	(11,360)	—	—	(11,000)	—	(22,360)
Recoveries	—	—	—	9,000	189,000	—	3,000	—	201,000
Ending balance	$108,264	$864,992	$279,145	$322,802	$1,358,618	$78,338	$47,660	$1,152,612	$4,212,431
Allowance for loan losses
Ending balance individually evaluated for impairment	$—	$—	$—	$37,186	$—	$1,356	$—	$—	$38,542
Ending balance collectively evaluated for impairment	108,264	864,992	279,145	285,616	1,358,618	76,982	47,660	1,152,612	4,173,889
Ending balance	$108,264	$864,992	$279,145	$322,802	$1,358,618	$78,338	$47,660	$1,152,612	$4,212,431
Loans receivable
Ending balance individually evaluated for impairment	$—	$2,117,291	$218,334	$2,176,089	$917,800	$898,590	$—	$—	$6,328,104
Ending balance collectively evaluated for impairment	11,578,792	44,919,038	29,514,150	29,081,187	45,155,370	24,846,025	4,851,465	—	189,946,027
Ending balance	$11,578,792	$47,036,329	$29,732,484	$31,257,276	$46,073,170	$25,744,615	$4,851,465	$—	$196,274,131
The following table summarizes impaired loans as of December 31, 2020:
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no specific reserve recorded
Real estate construction	$—	$—	$—	$—	$—
Secured by Farmland	2,117,291	2,117,291	—	2,142,750	130,000
1-4 Family real estate	218,334	218,334	—	274,160	—
Commercial real estate	1,772,679	1,772,679	—	1,816,969	96,090
Loans to finance agricultural production	917,800	917,800	—	740,362	12,227
Commercial and industrial	875,976	875,976	—	778,180	70,769
Consumer	—	—	—	—	—
	$5,902,080	$5,902,080	$—	$5,752,421	$309,086

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With specific reserve recorded
Real estate construction	$—	$—	$—	$—	$—
Secured by Farmland	—	—	—	—	—
1-4 Family real estate	—	—	—	—	—
Commercial real estate	403,410	403,410	37,186	259,817	—
Loans to finance agricultural production	—	—	—	—	—
Commercial and industrial	22,614	22,614	1,356	21,936	—
Consumer	—	—	—	—	—
	$426,024	$426,024	$38,542	$281,753	$—
Total
Real estate construction	$—	$—	$—	$—	$—
Secured by Farmland	2,117,291	2,117,291	—	2,142,750	130,000
1-4 Family real estate	218,334	218,334	—	274,160	—
Commercial real estate	2,176,089	2,176,089	37,186	2,076,786	96,090
Loans to finance agricultural production	917,800	917,800	—	740,362	12,227
Commercial and industrial	898,590	898,590	1,356	800,116	70,769
Consumer	—	—	—	—	—
	$6,328,104	$6,328,104	$38,542	$6,034,174	$309,086
Nonaccrual and past due loans are summarized below as of December 31, 2020:
	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Loans	Non-accrual
Real estate construction	$—	$—	$—	$—	$11,578,792	$11,578,792	$—
Secured by farmland	359,122	—	—	359,122	46,677,207	47,036,329	—
1-4 Family real estate	65,172	—	—	65,172	29,667,312	29,732,484	102,433
Commercial real estate	200,065	—	—	200,065	31,057,211	31,257,276	418,791
Loans to finance agricultural production	—	—	—	—	46,073,170	46,073,170	501,364
Commercial and industrial	35,276	42,716	—	77,992	25,666,623	25,744,615	242,567
Consumer	—	—	—	—	4,851,465	4,851,465	74,200
Total	$659,635	$42,716	$—	$702,351	$195,571,780	$196,274,131	$1,339,355
There were no loans 90+ days past due and still accruing interest at December 31, 2020. The amount of interest income for the year ended December 31, 2020, that was not recorded on nonaccrual loans was $103,570.
In addition to past due and nonaccrual criteria, the Company also evaluates loans using a loan grading system. Internal loan grades are based on current financial information, historical payment experience, and credit documentation, among other factors. Performance-based grades are summarized below:
Pass – A Pass asset is higher quality and does not fit any of the other categories described below. The likelihood of loss is considered remote.
Special Mention – Grade 4, meaning the loans have potential weaknesses which need to be monitored and reviewed.
Substandard – Grade 5, meaning the loans have well defined repayment weaknesses, such as inadequate cash flow to meet the repayment schedule, and/or deterioration or inadequate collateral when loan is dependent on sale of the collateral for repayment. Substandard loans do not always have to contain an identified loss amount; however, contain enough risk that if the weaknesses are not corrected then the chances for a loss to occur are increased substantially.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
Doubtful – Grade 6, meaning the loans have pronounced weaknesses where collection or liquidation in full, based on existing facts and conditions, is highly questionable and improbable. The possibility of total or substantial loss is high, but there may be pending factors which could strengthen the loan. Such factors among others could include pending lawsuits, pending sales offers or improved financial conditions. Loans classified Doubtful will normally be on non-accrual status.
Loss – Grade 7, will be charged off within 30 days of being listed as Loss, and appropriate steps taken to begin collection procedures. The Chief Credit Officer is responsible for working with the loan officers to ensure a collection plan is established.
Outstanding loan balances categorized by these credit quality indicators are summarized as follows at December 31, 2020:
	Pass (1-3)	Special Mention	Substandard	Doubtful	Loss	Total
Real estate construction	$11,578,792	$—	$—	$—	$—	$11,578,792
Secured by farmland	37,779,544	3,724,821	5,531,964	—	—	47,036,329
1-4 family real estate	29,136,869	298,594	297,021	—	—	29,732,484
Commercial real estate	27,622,289	2,849,140	785,847	—	—	31,257,276
Loans to finance agricultural production	40,139,421	745,652	5,188,097	—	—	46,073,170
Commercial and industrial	25,132,912	38,390	573,313	—	—	25,744,615
Consumer	4,746,109	44,359	60,997	—	—	4,851,465
Total	$176,135,936	$7,700,956	$12,437,239	$—	$—	$196,274,131
When the Company modifies a loan into a TDR, an evaluation of any possible impairment is performed similar to other impaired loans based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, or use of the value of the collateral, less selling costs for collateral dependent loans. If it is determined the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs, and unamortized premium or discount), impairment is recognized through an increase in or charge-off from the ALL. TDRs are evaluated in periods subsequent to modification, including those that have payment defaults, for possible impairment.
There were no loans modified and recorded as TDRs during the year ended December 31, 2020. No restructured loans incurred a default within 12 months of the restructure date during the year ended December 31, 2020.
As discussed in Note 1, the federal banking agencies issued guidance in March 2020 that short-term modifications (for example, six months) made to a borrower affected by the COVID-19 pandemic do not need to be identified as a TDR if the loan was current at the time of modification. Section 4013 of the CARES Act and Section 541 of the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 (the Coronavirus Relief Act) passed in January 2021 provided optional, temporary relief from evaluating loans that may have been considered TDRs under GAAP. This relief applies to loan modifications executed between March 1, 2020, and the earlier of 60 days after the national emergency related to the Pandemic is terminated, or January 1, 2022. The Company elected to apply these temporary accounting provisions to payment relief loans beginning in March 2020. During 2020, loans totaling $27.2 million had been in a CARES Act deferment at some point during the year. There were no loans under the CARES Act deferment as of December 31, 2020.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 4 – Premises and Equipment
Premises and equipment at December 31, 2020, consist of the following:
Buildings and improvements	$9,538,646
Furniture and fixtures	3,776,917
Software	473,640
Artwork	32,883
13,822,086
Less accumulated depreciation and amortization	(6,630,754)
$7,191,332
Depreciation and amortization expenses were $424,162 for December 31, 2020.
Note 5 – Deposits
Major classes of deposits at December 31, 2020, consist of the following:
Noninterest-bearing	$88,946,226
Interest bearing	147,865,243
Time deposits	43,424,881
Total deposits	$280,236,350
At December 31, 2020, the scheduled maturities of time deposits were as follows:
Years ending December 31,
2021	$30,772,288
2022	7,807,357
2023	1,864,401
2024	2,199,763
2025	781,072
Thereafter	—
Total	$43,424,881
Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at year end 2020 were $6,476,030.
Note 6 – Borrowed Funds
The Company maintains a line of credit with the Federal Home Loan Bank (FHLB). The advances are collateralized by FHLB stock and pledged loans, under an Advances, Pledge, and Security Agreement between the FHLB and the Company. The principal balance of loans pledged as collateral at December 31, 2020, are $30,752,193. Based on the qualifying collateral, the agreement provides for a maximum borrowing amount of $24,601,754 at December 31, 2020. There were no outstanding borrowings at December 31, 2020.
Note 7 – Securities Sold Under Agreements to Repurchase
Repurchase agreements are secured borrowings which had a balance of $20,930,065 as of December 31, 2020. The Company pledges investment securities to secure those borrowings. At December 31, 2020, retail purchase agreements carried interest rates of 0% to 0.25%. They are secured by the pledge of certain U.S. agency mortgage-backed securities and state, county, and municipal services with a rate of 2% to 4% and a carrying value of $16,579,894 at December 31, 2020. The Company has the right to pledge or sell these securities, but they must replace it with substantially the same securities.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 7 – Securities Sold Under Agreements to Repurchase(continued)
At December 31, 2020 31, 2020, the scheduled maturities of repurchase agreements were as follows:
Years ending December 31,
2021	$14,035,993
2022	6,894,072
2023	—
2024	—
2025	—
Thereafter	—
Total	$20,930,065
Note 8 – Capital Requirements
The Company is subject to various regulatory capital requirements administered by the Companying agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The net unrealized gain or loss on available for sale securities is included in computing regulatory capital. Management believes as of December 31, 2020, the Company meets all capital adequacy requirements to which it is subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).
As of December 31, 2020, the Company was considered to be well capitalized based on its regulatory framework. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since December 31, 2020, that management believes have changed the Company’s category.
The capital adequacy requirements are quantitative measures established by regulation that requires the Company to maintain minimum amounts and ratios of capital. The FDIC requires the Company to maintain minimum ratios of Total Capital, Tier 1 Capital, and Common Equity Tier 1 Capital to risk-weighted assets as well as Tier 1 Leverage Capital to average assets. In addition to the minimum capital ratios, the Company is required to maintain a capital conservation buffer consisting of additional Common Equity Tier 1 Capital of more than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses. At December 31, 2020, the Company each exceeded all regulatory capital requirements.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 8 – Capital Requirements(continued)
The Company’s actual capital amounts and ratios are presented in the following table (in thousands):
	Actual		Capital Requirements		To Be Well Capitalized Under Prompt Corrective Actions Regulations
As of December 31, 2020	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital to average assets	$37,148	11.06%	$13,430	4.00%	$16,788	5.00%
Tier 1 capital to risk weighted assets	37,148	15.45%	14,429	6.00%	19,239	8.00%
Total capital to risk weighted assets	40,169	16.70%	19,239	8.00%	24,048	10.00%
Common equity tier 1 to risk weighted assets	37,148	15.45%	10,822	4.50%	15,631	6.50%
Note 9 – Commitments and Contingencies
Undisbursed loan and lease financing – The Company carries financial instruments with off-balance-sheet risk, which involve varying degrees and elements of credit and interest rate risk in excess of the amount stated on the consolidated balance sheet. These financial instruments represent loans extended to borrowers wherein the Company has committed to extend a contract amount greater than the amount disbursed.
The Company’s exposure to credit loss in the event of nonperformance by the borrower extends to the undisbursed amount as well as the disbursed amount. The Company uses the same credit policy when committing to off-balance-sheet credit risk as it does when committing to on-balance-sheet credit risk. Undisbursed loan and lease financing credit is extended provided there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained by the Company upon extension of credit is based on management's credit evaluation of the borrower.
Undisbursed loan financing at December 31, 2020, are as follows:
Home equity lines of credit	$5,542,000
Real estate	4,886,000
Commercial and industrial	5,362,000
Standby letters of credit	2,279,000
Other	24,761,000
$42,830,000
Lease agreement – Future minimum lease payments under noncancelable lease agreements as of December 31, 2020, are as follows:
2021	$23,200
2022	23,200
2023	23,200
2024	23,200
2025	23,200
Thereafter	23,200
Total future minimum lease payments	$139,200
Rent expense totaled $20,500 for the year ended December 31, 2020, and is included in occupancy and equipment expense in the statements of income and comprehensive income.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 9 – Commitments and Contingencies(continued)
In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which will not, in management’s opinion and based on discussions with legal counsel, have a material impact on the financial condition, results of operations, or the liquidity of the Company.
Note 10 – Income Tax Expense
The income tax expense (benefit) consists of the following for the years ended December 31, 2020:
Income tax (benefit) expense
Federal
Current	$1,003,558
Deferred	420,406
Total federal	1,423,964
State
Current	(157,006)
Deferred	(92,427)
Total state	(249,433)
Income tax expense (benefit)	$1,174,531
A reconciliation of the provision for income tax expense from the amounts that would have been incurred at federal statutory income tax rates for the years ended December 31, 2020 is as follows:
Income tax expense (benefit) computed at U.S. federal statutory rate	$1,135,592
State tax (benefit) expense, net of U.S. federal effect	259,104
Non-taxable income	(214,815)
Other	(5,350)
Income tax expense (benefit)	$1,174,531
Effective rate	21.72%
Deferred income taxes represent the tax effect of differences in timing between financial statement income and taxable income. The asset and liability components related to deferred taxes at December 31, 2020, consisted of the following:
Deferred tax assets
Allowance for loan loss	$896,710
Other	74,543
Total deferred tax assets	971,252
Deferred tax liabilities
Accumulated accretion	(27,163)
Property, plant, and equipment	(48,678)
Net unrealized gains on available-for-sale	(719,475)
Total deferred tax liabilities	(795,316)
Valuation allowance	—
Net deferred tax assets/(liabilities)	$175,936
Management determined, based upon the Bank’s historical performance and future projections, the deferred tax assets will be realized in the normal course of operations, and determined that no valuation allowance is necessary at December 31, 2020.
There was no interest and penalties accrued for the years ended December 31, 2020.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 11 – Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:
Level 1 – Valuations based on quoted prices for identical assets or liabilities in active markets.
Level 2 – Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3 – Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistently applied with reasonably available assumptions made by other market participants. These valuations require significant judgment.
Assets measured at fair value on a recurring and nonrecurring basis are summarized as follows:
		Fair Value Measurements Using
Description of Financial Instrument	Fair Value	Level 1	Level 2	Level 3
December 31, 2020
Recurring assets
Available for sale securities	$89,535,233	$—	$89,535,233	$—
Nonrecurring assets
Other real estate owned	450,000	—	—	450,000
Impaired loans	426,025	—	—	426,025
Securities – The Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things. When market quotes are not readily accessible or available, alternative approaches are utilized, such as matrix or model pricing methodologies.
Other real estate owned – This represents real estate the Bank has taken control of in partial or full satisfaction of loans. At the time of foreclosure, other real estate owned is recorded at the lower of the carrying amounts of the loan or estimated fair value of real estate less costs to sell, which becomes the property’s new basis. After foreclosure, management periodically performs valuations to ensure the real estate is carried at the lower of its new cost basis or fair value, net of estimated costs to sell. Any subsequent write-downs are recorded as a charge to operations.
Impaired loans – The loan amount above represents impaired as of year-end that have been adjusted to fair value. When collateral-dependent loans are identified as impaired, the impairment is measured using the current fair value of the collateral securing these loans, less selling costs. The fair value of real estate collateral is determined using collateral valuations or a discounted cash flow analysis using inputs such as discount rates, sale prices of similar assets, and term of expected disposition. Some appraised values are adjusted based on management’s review and analysis, which may include historical knowledge, changes in market conditions, estimated selling, and other anticipated costs, and/or expertise and knowledge. The loss represents charge-offs or impairments on loans for adjustments made based on the fair value of the collateral.
Quantitative information about Level 3 fair value measurements – The range and weighted-average of the significant unobservable inputs used to fair value Level 3 nonrecurring assets during the year ended December 31, 2020, along with the valuation techniques used, are shown in the following table:
	Fair Value at December 31, 2020	Valuation Technique	Unobservable Input	Range (Weighted- Average)
Other real estate owned	$450,000	Market comparable	Adjustment for estimated selling costs	10%
Impaired loans	426,025	Market comparable	Adjustment for estimated selling costs	10%

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 12 – Related-Party Transactions
In the normal course of business, the Company extends credit to directors, audit committee members, and executive officers. The aggregate loans at December 31, 2020, amounted to approximately $196,000. Deposits from those related parties at December 31, 2020, amounted to approximately $3,204,000.
Note 13 – Retirement Plans
The Company provides a 401(k) profit sharing employee benefit plan (Plan) covering substantially all employees who have met certain age and service requirements. Under this Plan, employees may elect to make pre-tax contributions. The Company provides for discretionary contributions to be made to this Plan. The employee must contribute to the Plan to be eligible for Company contributions to this Plan. Employee contributions to this Plan are 100% vested, where the Company’s contribution vesting is based on credited years of service. Contribution expense totaled $462,524 for the year ended December 31, 2020.
Note 14 – Subsequent Events
Subsequent events are events or transactions that occur after the date of the consolidated statement of financial condition but before the consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated statement of financial condition, including the estimates inherent in the process of preparing of the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated statement of financial condition but arose after the date of the consolidated statement of financial condition and before the consolidated financial statements are available to be issued.
On September 30, 2021, Eagle Bancorp Montana, Inc. (“Eagle”) and Eagle’s wholly-owned subsidiary, Opportunity Bank of Montana, a Montana chartered commercial bank (“Opportunity Bank”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Community Bancorp, Inc., a Montana corporation (FCB), and FCB’s wholly-owned subsidiary, First Community Bank, a Montana chartered commercial bank. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, FCB will merge with and into Eagle, with Eagle continuing as the surviving corporation (the “Merger”). Immediately following the effective time of the Merger, First Community Bank is expected to merge with and into Opportunity Bank (the “Bank Merger”), with Opportunity Bank surviving and continuing its corporate existence under the name “Opportunity Bank of Montana.”
The Company has evaluated subsequent events through December 10, 2021, which is the date the consolidated financial statements are available to be issued.

First Community Bancorp, Inc.
Consolidated Balance Sheet
	September 30, 2021	December 31, 2020
ASSETS
Cash and due from banks	$25,330,094	$31,997,291
Certificates of deposit held at other financial institutions	1,237,000	2,232,000
Available for sale securities, at fair value	120,923,091	89,535,233
Other investments, at cost	1,438,200	1,298,500
Loans held for sale	3,967,116	6,469,652
Loans receivable, net	203,354,308	192,061,700
Accrued interest receivable	3,508,900	3,302,665
Premises and equipment, net	6,543,049	7,191,332
Bank owned life insurance, net	8,518,796	8,363,451
Other assets	2,033,579	2,150,589
Total assets	$376,854,133	$344,602,413
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$305,759,808	$280,236,350
Repurchase agreements	23,920,998	20,930,065
Accrued interest payable	188,308	248,254
Other liabilities	4,992,948	3,218,018
Total liabilities	334,862,062	304,632,687
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, no par value; 50,000 shares authorized; 37,000 shares issued and outstanding	10,540,701	10,540,701
Retained earnings	30,692,052	27,555,795
Accumulated other comprehensive income	759,318	1,873,230
Total shareholders’ equity	41,992,071	39,969,726
Total liabilities and shareholders’ equity	$376,854,133	$344,602,413
The accompanying notes are an integral part of these consolidated financial statements.

First Community Bancorp, Inc.
Consolidated Statement of Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
INTEREST INCOME
Interest on loans	$2,780,518	$3,084,557	$9,595,343	$8,785,957
Interest on investment securities, cash equivalents, and certificates of deposit held at other financial institutions	448,008	419,147	1,299,877	1,361,847
Total interest income	3,228,526	3,503,704	10,895,220	10,147,804
INTEREST EXPENSE
Deposits	148,654	274,213	505,553	1,099,883
Borrowed funds	10,730	15,975	35,094	68,452
Total interest expense	159,384	290,188	540,647	1,168,335
Net interest income	3,069,142	3,213,516	10,354,573	8,979,469
PROVISION FOR LOAN LOSSES	—	225,000	—	520,000
Net interest income after provision for loan and lease losses	3,069,142	2,988,516	10,354,573	8,459,469
NONINTEREST INCOME
Gain on sale of loans held for sale	1,225,292	1,498,163	3,915,834	3,231,758
Other fees and service charges	81,098	80,212	240,137	263,348
Other income	300,022	318,086	981,349	778,971
Total noninterest income	1,606,412	1,896,461	5,137,320	4,274,077
NONINTEREST EXPENSE
Compensation and employee benefits	1,968,528	2,077,961	6,199,107	5,707,152
Office operations	741,388	732,324	2,286,183	2,081,514
Occupancy and equipment	361,462	343,736	1,073,679	1,026,198
Total noninterest expense	3,071,378	3,154,021	9,558,969	8,814,864
INCOME BEFORE PROVISION FOR INCOME TAX	1,604,176	1,730,956	5,932,924	3,918,682
PROVISION FOR INCOME TAX	344,910	498,280	1,538,667	1,027,839
NET INCOME	1,259,266	1,232,676	4,394,257	2,890,843
Basic and diluted earnings per common share	$34.03	$33.32	$118.76	$78.13
The accompanying notes are an integral part of these consolidated financial statements.

First Community Bancorp, Inc.
Consolidated Statement of Comprehensive Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
NET INCOME	$1,259,266	$1,232,676	$4,394,257	$2,890,843
Other comprehensive income
Unrealized holding gain (loss) on available for sale securities	(285,571)	398,457	(1,428,092)	1,049,031
Income tax (expense) benefit related related to unrealized holding gain on available for sale securities	62,826	(87,661)	314,180	(230,787)
Reclassification adjustment for losses included in net income	—	333	—	56,404
Income tax (expense) benefit related to reclassification adjustment for losses included in net income	—	(73)	—	(12,409)
Other comprehensive income (loss)	(222,745)	311,056	(1,113,912)	862,239
Total comprehensive income	$1,036,521	$1,543,732	$3,280,345	$3,753,082
The accompanying notes are an integral part of these consolidated financial statements.

First Community Bancorp, Inc.
Consolidated Statement of Changes in Shareholders’ Equity
	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders' Equity
	Shares	Amount
BALANCE, January 1, 2020	37,000	$10,540,701	$24,506,746	$613,131	$35,660,578
Net income	—	—	2,890,843	—	2,890,843
Other comprehensive income	—	—	—	862,239	862,239
Shareholder dividends	—	—	(1,184,000)	—	(1,184,000)
BALANCE, September 30, 2020	37,000	10,540,701	26,213,589	1,475,370	38,229,660
Net income	—	—	1,342,206	—	1,342,206
Other comprehensive income	—	—	—	397,860	397,860
Shareholder dividends	—	—	—	—	—
BALANCE, December 31, 2020	37,000	$10,540,701	$27,555,795	$1,873,230	$39,969,726
	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Amount
BALANCE, January 1, 2021	37,000	$10,540,701	$27,555,795	$1,873,230	$39,969,726
Net income	—	—	4,394,257	—	4,394,257
Other comprehensive loss	—	—	—	(1,113,912)	(1,113,912)
Shareholder dividends	—	—	(1,258,000)	—	(1,258,000)
BALANCE, September 30, 2021	37,000	$10,540,701	$30,692,052	$759,318	$41,992,071
The accompanying notes are an integral part of these consolidated financial statements.

First Community Bancorp, Inc.
Consolidated Statement of Cash Flows
	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,394,257	$2,890,843
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	325,541	309,041
Provision for loan losses	—	520,000
Amortization and accretion of securities, net	1,006,710	258,196
Origination of loans held for sale	(94,216,304)	(86,167,303)
Net gain on sale of loans	(3,915,834)	(3,231,758)
Proceeds from sales of loans held for sale	100,634,674	84,621,263
Net realized loss on sale of securities	—	43,955
Changes in assets and liabilities
Accrued interest receivable	(206,235)	(968,964)
Other assets	389,500	93,256
Accrued interest payable	(59,946)	(747,965)
Other liabilities	1,774,930	2,377,034
Net cash from operating activities	10,127,293	(2,402)
CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans	(11,292,608)	(25,462,769)
Proceeds from sales of available for sale securities	—	9,733,942
Proceeds from maturities and principal reductions of available for sale securities	18,769,193	4,445,529
Purchases of available for sale securities	(52,705,508)	(22,480,972)
Proceeds from maturities of certificate of deposits held at other financial institutions	995,000	743,000
Purchase (redemption) of Federal Home Loan Bank stock	10,300	(535,000)
Purchase (redemption) of Federal Reserve Bank stock	(150,000)	—
Proceeds from sale of bank premises and equipment	512,627	1,878
Purchase of bank premises and equipment	(189,885)	(214,751)
Net cash used in investing activities	(44,050,881)	(33,769,143)
The accompanying notes are an integral part of these consolidated financial statements.

First Community Bancorp, Inc.
Consolidated Statement of Cash Flows (continued)
	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$25,523,458	$15,674,459
Net increase in repurchase agreements	2,990,933	2,953,406
Advancements of borrowed funds	35,044,000	10,000,000
Payments made on borrowed funds	(35,044,000)	—
Dividends paid	(1,258,000)	(1,184,000)
Net cash from financing activities	27,256,391	27,443,865
NET CHANGE IN CASH AND CASH EQUIVALENTS	(6,667,197)	(6,327,680)
CASH AND CASH EQUIVALENTS, beginning of year	31,997,291	21,417,909
CASH AND CASH EQUIVALENTS, end of year	$25,330,094	$15,090,229
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year Interest	$219,330	$41,934
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Unrealized holding gain (loss) on investment securities available for sale	$(278,431)	$388,495
Transfer of loans to OREO and other assets held for sale	$—	$620,867
The accompanying notes are an integral part of these consolidated financial statements.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies
Nature of business and organization – First Community Bancorp, Inc. (Company) was incorporated in the State of Montana on June 23, 1994, after which First Community Bancorp, Inc. acquired 100% of First Community Bank (Bank) on October 14, 1994. The Bank was incorporated in the state of Montana on June 23, 1994, and its bank application was approved by the state of Montana on June 24, 1994. The Bank is primarily engaged in the business of providing commercial loans to companies primarily in the state of Montana.
The Company and Bank are subject to comprehensive regulation, examination, and supervision of the Federal Reserve Bank, Federal Deposit Insurance Corporation (FDIC), and the Montana Division of Banking and Financial Institutions. The accounting and reporting policies of the Company and Bank are in accordance with accounting principles generally accepted in the United States of America (GAAP) and general practice within the banking industry.
Principles of consolidation – The consolidated financial statements include the accounts of First Community Bancorp, Inc. and its wholly owned subsidiary, First Community Bank. All significant intercompany balances and transactions have been eliminated in consolidation.
COVID-19 – On March 11, 2020, the World Health Organization declared COVID-19 to be a global pandemic. Local and national governments and regulatory authorities have systematically implemented remedial measures to try to slow and curb the spread of COVID-19, including business closures and operating restrictions, travel bans, shelter in place, stay home, and similar directives and orders. In response to the COVID-19 pandemic and in adherence with state and local guidelines, the Company has implemented the business continuity plan and other measures and activities to protect the Company's employees and, at the same time, to assist the Company’s clients and the communities of which the Company is a part, including increased mobile banking and electronic transaction options for clients, payment deferral assistance to commercial and consumer borrowers, and participation in the Small Business Administration’s (SBA’s) Paycheck Protection Program (PPP) for loans to qualifying small businesses.
On March 22, 2020, the federal banking agencies issued an “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus.” This guidance encourages financial institutions to work prudently with borrowers that may be unable to meet their contractual obligations because of the effects of COVID-19. The Coronavirus Aid, Relief and Economic Security (CARES) Act was passed by Congress on March 27, 2020. In conjunction with the passage of the CARES Act, financial institutions have been provided the option, for loans meeting specific criteria, to temporarily suspend certain requirements under GAAP related to Troubled Debt Restructurings (TDRs) for a limited time to assist borrowers experiencing financial hardship due to the COVID-19 Pandemic (the Pandemic). As a result, the Company has not recognized eligible CARES Act loan modifications as TDRs. Additionally, loans qualifying for these modifications are not required to be reported as delinquent, nonaccrual, impaired or criticized solely as a result of loan modification resulting from the economic effects of the Pandemic. Modifications include deferral of payments and interest only periods. The Company accrues and recognizes interest income on loans under payment relief based on the original contractual interest rates. When payments resume at the end of the relief period, the payments will generally be applied to accrued interest due until accrued interest is fully paid. Accrued interest balances are assessed for collectability on a periodic basis.
Significant concentrations of credit risk – All of the Company’s activities are with business customers located primarily in the state of Montana.
Ongoing analysis of the Company’s loan portfolio is performed to evaluate whether there is any significant exposure to an individual borrower or group(s) of borrowers as a result of any concentrations of credit risk. Such credit risks (whether on- or off-balance sheet) may occur when groups of borrowers or counterparties have similar economic characteristics and are similarly affected by changes in economic or other conditions. Credit risk also includes the loss that would be recognized subsequent to the reporting date if counterparties failed to perform as contracted. Analysis as of September 30, 2021, and December 31, 2020, concluded that no significant exposure exists from such concentrations of credit risks.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
The largest customer concentrations are within the state of Montana. As of September 30, 2021, and December 31, 2020, the larger concentrations of risk were in the real estate, commercial, and agricultural industries.
Use of estimates – In preparing the consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of certain assets and liabilities as of the date of the consolidated balance sheets and certain revenues and expenses for the period. Actual results could differ, either positively or negatively, from those estimates.
Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses.
Management believes the allowance for loan losses is adequate. While management uses currently available information to recognize losses on loans and other real estate (when owned), future additions to the allowance may be necessary based on economic conditions.
Cash and cash equivalents – The Company considers all highly liquid debt instruments with an original maturity of three months or less (including cash, amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold) to be cash equivalents.
The Company maintains its cash in deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.
Certificates of deposits held at other financial institutions – Consists of certificates of deposits with other institutions and are stated at cost.
Debt securities – Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Available for sale securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates debt securities for other-than-temporary impairment (OTTI) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For debt securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a debt security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Equity securities – Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
Federal Home Loan Bank (FHLB) stock – The Company is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Loan receivables, net – Loan receivables are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and deferred fees and costs. Interest income on loans is recognized on an accrual basis commencing in the month of origination using the interest method. Delinquency fees are recognized in income when chargeable and when collectability is reasonably assured.
The Company requires its loans to be substantially collateralized by real estate, equipment, vehicles, accounts receivable, inventories, or other tangible or intangible assets. Real estate collateral is in the form of first and second mortgages on various types of property.
Loans held for sale – Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains or losses on sales of loans are recognized based on the difference between the selling price and the carrying value of the related loans sold. All sales are made without recourse, other than standard representations and warranties. All servicing rights are released upon the sale of loans.
Allowance for loan losses – The allowance for loan losses (ALL) consists of specific and general components. The specific component relates to impaired loans as defined by GAAP. For such loans that are classified as impaired, an allowance is established when the discounted cash flows, or the fair value of the collateral if the loan is collateral dependent, of the impaired loan is lower than the carrying value of that loan. The general component covers all loans not classified as impaired and is based on historical loss experience and general economic factors, adjusted for qualitative risk factors, both internal and external to the Company. The general component is calculated separately for each portfolio segment.
The ALL represents the Company’s estimate of probable and estimable losses inherent to the loan portfolios as of the balance sheet date. Losses are charged to the ALL when recognized. Generally, loans are charged off or charged down at the point at which they are determined to be uncollectible in whole or in part unless the loan is well secured and in the process of collection. The Company establishes the amount of the ALL by loan type, at least quarterly, and the Company adjusts the provision for loan losses so the ALL is at an appropriate level at the balance sheet date.
The Company determines ALL as the best estimate within a range of estimated losses. The methodologies the Company uses to estimate the ALL depend upon the impairment status and portfolio segment of the loan. After applying historic loss experience, as described above, the Company reviews the quantitatively derived level of ALL for each segment using qualitative criteria. The Company tracks various risk factors that influence the judgment regarding the level of the ALL across the portfolio segments. Risk factors include changes in national, regional, and local economic conditions that affect the borrowers’ business, delinquency, and charge off trends, and data from peer groups, among others. The Company reviews changes in these factors to ensure that changes in the level of the ALL are directionally consistent with changes in these factors.
Nonaccrual loans – The Company’s policy is to place loans on a nonaccrual status when 1) payment is in default for 90 days or more unless the loan is well secured and in the process of collection; or 2) full repayment of principal and interest is not foreseen. When a loan is placed on nonaccrual status, all accrued and uncollected interest on that loan is reversed. A loan is relieved of its nonaccrual status when all principal and interest payments are brought current, the loan is well secured, and an analysis of the borrower’s financial condition provides reasonable assurance that the borrower can repay the loan as scheduled.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
A nonaccrual loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement; the loan, if secured, is well secured; the borrower has paid according to the contractual terms for a minimum of six months; and analysis of the borrower indicates a reasonable assurance of the ability to maintain payments. Payments received on nonaccrual loans are applied as a reduction to the principal outstanding.
Impaired loans – Loans are considered impaired when, based on current information and events; it is probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled interest payments. When a loan is impaired, the Company estimates a specific reserve for the loan based on the fair value of the loan’s underlying collateral, less the cost to sell, or the projected present value of future cash flows. Payments received on impaired loans that are accruing are recognized in interest income, according to the contractual loan agreement. Payments received on impaired loans that are on nonaccrual are not recognized in interest income but are applied as a reduction of the outstanding principal. Payments are recognized when cash is received.
Troubled debt restructurings (TDR) – Loans may be modified in the normal course of business for competitive reasons or to strengthen the Company’s position. Loan modifications and restructurings may also occur when the borrower experiences financial difficulty and needs temporary or permanent relief from the original contractual terms of the loan. These modifications are structured on a loan-by-loan basis and, depending on the circumstances, may include extended payment terms, a modified interest rate, forgiveness of principal, or other concessions. Loans that have been modified to accommodate a borrower who is experiencing financial difficulties, and for which the Company has granted a concession that it would not otherwise consider, are considered a TDR.
The Company considers many factors in determining whether to agree to a loan modification involving concessions, and seeks a solution that will both minimize potential loss to the Company and attempt to help the borrower. The Company evaluates borrowers’ current and forecasted future cash flows, their ability and willingness to make current contractual or proposed modified payments, the value of the underlying collateral, the possibility of obtaining additional security or guarantees, and the potential costs related to a repossession or foreclosure and the subsequent sale of the collateral.
TDRs may be classified as either accrual or nonaccrual loans. A loan on nonaccrual and restructured as a TDR will remain on nonaccrual status until the borrower has proven the ability to perform under the modified structure for a minimum of six months, and there is evidence that such payments can and are likely to continue as agreed. Performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual at the time of restructuring or after a shorter performance period. If the borrower’s ability to meet the revised payment schedule is uncertain, the loan remains classified as a nonaccrual loan.
Premises and equipment – Company premises and equipment are recorded at cost, less accumulated depreciation. Depreciation on premises and equipment is determined using the straight-line method over the estimated useful lives of the assets ranging from two to ten years. Expenditures for maintenance and repairs are expensed when incurred.
Other real estate owned – Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of carrying amount or fair value, less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property are charged to expense. Subsequent to foreclosure, valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the statement of income.
Advertising costs – Advertising costs are expensed as incurred. Advertising costs were approximately $254,000 and $248,000 for the period ended September 20, 2021 and 2020, respectively.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
Transfers of financial assets – Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Income taxes – Deferred income taxes reflect the effect of temporary differences between the tax basis of assets and liabilities and the reported amounts of those assets and liabilities for financial reporting purposes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Financial Accounting Standards Board (FASB) ASC 740-10, Income Taxes, requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach. The Company’s approach to FASB ASC 740- 10 consisted of an examination of its financial statements, its income tax provision, and its federal and state income tax returns. The Company analyzed its tax positions including the permanent and temporary differences as well as the major components of income and expense. As of December 31, 2020, the Company did not believe that it had any uncertain tax positions that would rise to the level of having a material effect on its financial statements. In addition, the Company had no accrued interest or penalties as of December 31, 2020. It is the Company’s policy to record interest and penalties as a component of income tax expense.
Annuity – The purpose of the annuities is to provide a future source of funds for lifetime benefits under bank Supplemental Executive Retirement Plan (SERP) Agreements. The Fixed Index Annuity is purchased with a single premium which is invested in the general account of the insurance company. The Account Value of the annuity is credited a fixed rate of interest that resets annually. It is available at any time to the Policy Holder (bank) through surrender but may be subject to surrender charges. Growth in the account value is taxable to the bank. The policy is never annuitized allowing the policyholder to maintain control over the cash value at all points during the life of the contract. There is an income rider attached to the annuity and through the income account provides guaranteed lifetime income for the retired executive. Income account is a phantom account used solely for the purpose of calculating the retirement benefit. The income account growth is fixed and guaranteed at exception of the plan thus providing for a known corresponding lifetime benefit. There is no other financial values associated with the income account. The balance of annuities is included within other assets on the consolidated balance sheet.
Bank–owned life insurance – The carrying amount of bank owned life insurance approximates its fair value. Fair value of bank owned life insurance is estimated using the cash surrender value, net of surrender charges.
Repurchase agreements – Repurchase agreements are secured borrowings. The Company pledges investment securities to secure these borrowings. The table below shows the remaining contractual maturity of agreement by collateral.
Other comprehensive income – Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the shareholders’ equity section of the consolidated balance sheets.
Off-balance-sheet instruments – In the ordinary course of business, the Company has entered into off-balance-sheet financial instrument arrangements consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded. They involve, to varying

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 – Summary of Significant Accounting Policies(continued)
degrees, elements of credit risk in excess of amounts recognized in the consolidated balance sheets. Losses would be experienced when the Company is contractually obligated to make a payment under these instruments and must seek repayment from the borrower, which may not be as financially sound in the current period as they were when the commitment was originally made. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company enters into credit arrangements that generally provide for the termination of advances in the event of a covenant violation or other event of default.
Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. The commitments are collateralized by the same types of assets used as loan collateral.
Note 2 – Investment Securities
The amortized cost, unrealized gains and losses, and estimated fair values of the Company’s available for sale and held to maturity securities at September 30, 2021, and December 31, 2020, are summarized as follows:
September 30, 2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale securities
U.S. agency mortgage-backed securities	$53,435,528	$1,001,566	$(475,833)	$53,961,261
U.S. Treasury securities	9,893,862	25,002	(1,189)	9,917,675
State, county, and municipal securities	27,724,644	740,900	(52,014)	28,413,530
State, county, and municipal securities taxable	27,833,999	167,051	(423,085)	27,577,965
Corporate securities	984,099	68,561	—	1,052,660
Total available for sale securities	$119,872,132	$2,003,080	$(952,121)	$120,923,091
December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale securities
U.S. agency mortgage-backed securities	$44,426,693	$1,288,558	$(38,000)	$45,677,251
State, county, and municipal securities	31,555,984	1,030,316	(10,477)	32,575,823
State, county, and municipal securities taxable	9,979,057	226,312	—	10,205,369
Corporate securities	980,794	95,996	—	1,076,790
Total available for sale securities	$86,942,528	$2,641,182	$(48,477)	$89,535,233

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 2 – Investment Securities(continued)
As of September 30, 2021, and December 31, 2020, the Company’s investment securities consisted of 255 securities, 2 of which were in an unrealized loss position. These securities with unrealized losses are presented in the following table by the length of time individual securities have been in a continuous unrealized loss position. The Bank does not consider these investments to be other-than-temporarily impaired at September 30, 2021, and December 31, 2020.
September 30, 2021	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale securities
U.S. agency mortgage-backed securities	$22,551,646	$(467,748)	$928,879	$(8,085)	$23,480,525	$(475,833)
U.S. Treasury securities	2,577,164	(1,189)	—	—	2,577,164	(1,189)
State, county, and municipal securities	1,299,355	(20,356)	1,286,733	(31,658)	2,586,088	(52,014)
State, county, and municipal securities taxable	18,457,320	(423,085)	—	—	18,457,320	(423,085)
	$44,885,485	$(912,378)	$2,215,612	$(39,743)	$47,101,097	$(952,121)
December 31, 2020	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale securities
U.S. agency mortgage-backed securities	$6,228,198	$(38,000)	$—	$—	$6,228,198	$(38,000)
State, county, and municipal securities	1,286,586	(10,477)	—	—	1,286,586	(10,477)
	$7,514,784	$(48,477)	$—	$—	$7,514,784	$(48,477)
The amortized cost and estimated market value of debt securities at September 30, 2021, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties:
	Amortized Costs	Estimated Fair Value
Available for sale securities
Due in one year or less	$2,016,585	$2,023,690
Due after one year through five years	14,455,805	14,900,464
Due after five years through ten years	21,229,093	21,613,207
Due after ten years	28,735,121	28,424,469
Mortgage-backed securities	53,435,528	53,961,261
	$119,872,132	$120,923,091
The contractual maturity of certificates of deposit held at other financial institutions is as follows:
Years ending September 30,
2022	$248,000
2023	494,000
2024	495,000
2025	—
2026	—
Thereafter	—
Total	$1,237,000

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable
Loans are summarized as follows at September 30, 2021, and December 31, 2020, according to major portfolio segment:
	September 30, 2021	December 31, 2020
Real estate construction	$14,995,645	$11,578,792
Secured by farmland	54,563,674	47,036,329
1-4 family real estate	25,423,816	29,732,484
Commercial real estate	35,942,207	31,257,276
Loans to finance agricultural production	49,319,807	46,073,170
Commercial and industrial	21,532,986	25,744,615
Consumer	5,786,166	4,851,465
Total loans	207,564,301	196,274,131
Allowance for loan losses	(4,209,993)	(4,212,431)
Total loans, net	$203,354,308	$192,061,700
Pursuant to the CARES Act passed in March 2020, the Company funded 757 loans to eligible small businesses and non-profit organizations who participated in the Paycheck Protection Program (PPP) administered by the U.S. Small Business Administration (SBA). PPP loans have terms of two to five years and earn interest at 1%. In addition, the Bank received a fee of 1%-5% from the SBA depending on the loan amount, which was netted with loan origination costs and amortized into interest income under the effective yield method over the estimated life of the loan. The recognition of fees and costs is accelerated when the loan is forgiven by the SBA and/or paid off prior to maturity. PPP loans are fully guaranteed by the SBA and are expected to be forgiven by the SBA if they meet the requirements of the program. At September 30, 2021, and December 31, 2020, the Company held 106 and 135 SBA PPP loans totaling $5.3 million and $11.3 million, respectively, included in commercial and industrial loans above. As of September 30, 2021, and December 31, 2020, bank customers have applied for and received forgiveness from the SBA for $15.3 million and $3.3 million, respectively, of PPP loan principal. Total loan fees recognized on PPP loans during the period and year ended September 30, 2021, and December 31, 2020, were $1,306,000 and $393,000, respectively.
On June 5, 2020, the PPP Flexibility Act was signed into law that modified, among other things, rules governing the PPP payment deferral period. In October 2020, due to updated guidance from the SBA that PPP loan payments were to be deferred until SBA had remitted forgiveness funds to the lender if the Borrower applied for forgiveness within 10 months after the end of their covered period, the Bank modified the first payment due dates for PPP loans that originated prior to June 5, 2020, and extended the payment deferral period from 6 to 16 months.
Allowance for loan losses – The Company has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the Company’s portfolio. For purposes of determining the allowance for loan losses, the Company segments certain loans in its portfolio by product type. Each class of loans requires significant judgment to determine the estimation method that fits the credit risk characteristic of its portfolio segment. Management must use judgment in establishing additional input metrics for the modeling processes. The models and assumptions the Company uses to determine the allowance are independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented. Loans are pooled by portfolio class and a historical loss percentage is applied to each class.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
Changes in the allowance for loan losses are summarized as follows for the three and nine months ended September 30, 2021, and December 31, 2020:
Nine Months Ended September 30, 2021	Beginning Balance	Provision (Recapture) for Loan Losses	Charge-offs	Recoveries	Ending Balance
Real estate construction	$108,264	$31,949	$—	$—	$140,213
Secured by farmland	864,992	175,015	—	—	1,040,007
1-4 family real estate	279,145	(44,339)	—	—	234,806
Commercial real estate	322,802	1,997	—	—	324,799
Loans to finance agricultural production	1,358,618	95,612	—	—	1,454,230
Commercial and industrial	78,338	(6,704)	—	—	71,634
Consumer	47,660	8,467	(5,438)	3,000	53,689
Unallocated	1,152,612	(261,997)	—	—	890,615
Total	$4,212,431	$—	$(5,438)	$3,000	$4,209,993
Nine Months Ended September 30, 2020	Beginning Balance	Provision (Recapture) for Loan Losses	Charge-offs	Recoveries	Ending Balance
Real estate construction	$60,669	$20,293	$—	$—	$80,962
Secured by farmland	619,563	233,500	—	—	853,063
1-4 family real estate	282,801	18,139	—	9,000	309,940
Commercial real estate	285,211	(111,322)	(11,618)	189,000	351,271
Loans to finance agricultural production	1,611,562	93,274	—	—	1,704,836
Commercial and industrial	61,604	11,911	—	—	73,515
Consumer	40,835	16,575	(10,000)	2,000	49,410
Unallocated	126,546	237,630	—	—	364,176
Total	$3,088,791	$520,000	$ (21,618)	200,000	$3,787,173
Three Months Ended September 30, 2021	Beginning Balance	Provision (Recapture) for Loan Losses	Charge-offs	Recoveries	Ending Balance
Real estate construction	$167,430	$(27,217)	$—	$—	$140,213
Secured by farmland	1,023,194	16,813	—	—	1,040,007
1-4 family real estate	238,886	(4,080)	—	—	234,806
Commercial real estate	283,850	40,949	—	—	324,799
Loans to finance agricultural production	1,549,544	(95,314)	—	—	1,454,230
Commercial and industrial	123,131	(51,497)	—	—	71,634
Consumer	51,321	3,401	(3,033)	2,000	53,689
Unallocated	773,670	116,945	—	—	890,615
Total	$4,211,026	$—	$(3,033)	$2,000	$4,209,993

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
Three Months Ended September 30, 2020	Beginning Balance	Provision (Recapture) for Loan Losses	Charge-offs	Recoveries	Ending Balance
Real estate construction	$69,284	$11,678	$—	$—	$80,962
Secured by farmland	838,732	14,331	—	—	853,063
1-4 family real estate	275,240	31,700	—	3,000	309,940
Commercial real estate	355,054	(191,406)	(1,377)	189,000	351,271
Loans to finance agricultural production	1,717,737	(12,901)	—	—	1,704,836
Commercial and industrial	65,161	8,354	—	—	73,515
Consumer	48,208	2,202	(2,000)	1,000	49,410
Unallocated	3,134	361,042	—	—	364,176
Total	$3,372,550	$225,000	$(3,377)	$193,000	$3,787,173
September 30, 2021	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance
Allowance for loan losses
Real estate construction	$—	$140,213	$140,213
Secured by farmland	—	1,040,007	1,040,007
1-4 family real estate	—	234,806	234,806
Commercial real estate	38,771	286,028	324,799
Loans to finance agricultural production	—	1,454,230	1,454,230
Commercial and industrial	—	71,634	71,634
Consumer	—	53,689	53,689
Unallocated	—	890,615	890,615
Total	$38,771	$4,171,222	$4,209,993
September 30, 2021	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance
Loans receivable
Real estate construction	$—	$14,995,645	$14,995,645
Secured by farmland	2,091,511	52,472,163	54,563,674
1-4 family real estate	213,765	25,210,051	25,423,816
Commercial real estate	1,839,974	34,102,233	35,942,207
Loans to finance agricultural production	816,223	48,503,584	49,319,807
Commercial and industrial	1,393,393	20,139,593	21,532,986
Consumer	—	5,786,166	5,786,166
Unallocated	—	—	—
Total	$6,354,866	$201,209,435	$207,564,301

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
September 30, 2020	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance
Allowance for loan losses
Real estate construction	$—	$80,962	$80,962
Secured by farmland	—	853,063	853,063
1-4 family real estate	—	309,940	309,940
Commercial real estate	—	351,271	351,271
Loans to finance agricultural production	—	1,704,836	1,704,836
Commercial and industrial	3,868	69,647	73,515
Consumer	—	49,410	49,410
Unallocated	—	364,176	364,176
Total	$3,868	$3,783,305	$3,787,173
September 30, 2020	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance
Loans receivable
Real estate construction	$—	$8,659,325	$8,659,325
Secured by farmland	2,168,210	44,345,616	46,513,826
1-4 family real estate	219,077	32,009,915	32,228,992
Commercial real estate	1,854,561	30,238,825	32,093,386
Loans to finance agricultural production	917,627	55,917,358	56,834,985
Commercial and industrial	1,639,716	26,869,622	28,509,338
Consumer	—	4,982,737	4,982,737
Unallocated	—	—	—
Total	$6,799,191	$203,023,398	$209,822,589
The following tables summarize impaired loans as of September 30, 2021, and December 31, 2020:
September 30, 2021	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no specific reserve recorded
Real estate construction	$—	$—	$—	$—	$—
Secured by farmland	2,091,511	2,091,511	—	2,104,401	131,965
1-4 family real estate	213,765	213,765	—	216,050	40,516
Commercial real estate	1,551,203	1,551,203	—	1,661,941	58,464
Loans to finance agricultural production	816,223	816,223	—	867,012	9,354
Commercial and industrial	1,393,393	1,393,393	—	—	41,230
Consumer	—	—	—	—	—
	$6,066,095	$6,066,095	$—	$4,849,404	$281,529

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
September 30, 2021	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With specific reserve recorded
Secured by farmland	$—	$—	$—	$—	$—
1-4 family real estate	—	—	—	—	—
1-4 Family real estate	—	—	—	—	—
Commercial real estate	288,771	288,771	38,771	—	—
Loans to finance agricultural production	—	—	—	—	—
Commercial and industrial	—	—	—	11,307	678
Consumer	—	—	—	—	—
	$288,771	$288,771	$38,771	$11,307	$678
Total
Real estate construction	$—	$—	$—	$—	$—
Secured by farmland	2,091,511	2,091,511	—	2,104,401	131,965
1-4 family real estate	213,765	213,765	—	216,050	40,516
Commercial real estate	1,839,974	1,839,974	38,771	1,661,941	58,464
Loans to finance agricultural production	816,223	816,223	—	867,012	9,354
Commercial and industrial	1,393,393	1,393,393	—	11,307	41,908
Consumer	—	—	—	—	—
	$6,354,866	$6,354,866	$38,771	$4,860,711	$282,207
December 31, 2020	Unpaid Principal Balance	Average Recorded Investment	Interest Related Allowance	Recorded Investment	Income Recognized
With no specific reserve recorded
Real estate construction	$—	$—	$—	$—	$—
Secured by farmland	2,117,291	2,117,291	—	2,142,750	130,000
1-4 Family real estate	218,334	218,334	—	274,160	—
Commercial real estate	1,772,679	1,772,679	—	1,816,969	96,090
Loans to finance agricultural production	917,800	917,800	—	740,362	12,227
Commercial and industrial	875,976	875,976	—	778,180	70,769
Consumer	—	—	—	—	—
	$5,902,080	$5,902,080	$—	$5,752,421	$309,086
With specific reserve recorded
Real estate construction	$—	$—	$—	$—	$—
Secured by farmland	—	—	—	—	—
1-4 Family real estate	—	—	—	—	—
Commercial real estate	403,410	403,410	37,186	259,817	—
Loans to finance agricultural production	—	—	—	—	—
Commercial and industrial	22,614	22,614	1,356	21,936	—
Consumer	—	—	—	—	—
	$426,024	$426,024	$38,542	$281,753	$—

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
December 31, 2020	Unpaid Principal Balance	Average Recorded Investment	Interest Related Allowance	Recorded Investment	Income Recognized
Total
Real estate construction	$2,117,291	$2,117,291	$—	$2,142,750	$130,000
Secured by farmland	218,334	218,334	—	274,160	—
1-4 Family real estate	1,772,679	1,772,679	—	1,816,969	96,090
Commercial real estate	1,321,210	1,321,210	37,186	1,000,179	12,227
Loans to finance agricultural production	875,976	875,976	—	778,180	70,769
Commercial and industrial	22,614	22,614	1,356	21,936	—
Consumer	—	—	—	—	—
	$6,328,104	$6,328,104	$38,542	$6,034,174	$309,086
Nonaccrual and past due loans are summarized below as of September 30, 2021, and December 31, 2020:
September 30, 2021	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Loans	Non-accrual
Real estate construction	$—	$—	$—	$—	$14,995,645	$14,995,645	$—
Secured by farmland	—	—	—	—	54,563,674	54,563,674	—
1-4 Family real estate	—	—	—	—	25,423,816	25,423,816	—
Commercial real estate	—	—	—	—	35,942,207	35,942,207	406,538
Loans to finance agricultural production	—	—	—	—	49,319,807	49,319,807	502,089
Commercial and industrial	133,353	23,486	—	156,839	21,376,147	21,532,986	110,583
Consumer	—	—	—	—	5,786,166	5,786,166	79,613
Total	$133,353	$23,486	$—	$156,839	$207,407,462	$207,564,301	$1,098,823
December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Loans	Non-accrual
Real estate construction	$—	$—	$—	$—	$11,578,792	$11,578,792	$—
Secured by farmland	359,122	—	—	359,122	46,677,207	47,036,329	—
1-4 Family real estate	65,172	—	—	65,172	29,667,312	29,732,484	102,433
Commercial real estate	200,065	—	—	200,065	31,057,211	31,257,276	418,791
Loans to finance agricultural production	—	—	—	—	46,073,170	46,073,170	501,364
Commercial and industrial	35,276	42,716	—	77,992	25,666,623	25,744,615	242,567
Consumer	—	—	—	—	4,851,465	4,851,465	74,200
Total	$659,635	$42,716	$—	$702,351	$195,571,780	$196,274,131	$1,339,355
There were no loans 90+ days past due and still accruing interest at September 30, 2021, and December 31, 2020. The amount of interest income for the period and year ended September 30, 2021, and December 31, 2020, that was not recorded on nonaccrual loans was $60,530 and $78,168, respectively.
In addition to past due and nonaccrual criteria, the Company also evaluates loans using a loan grading system. Internal loan grades are based on current financial information, historical payment experience, and credit documentation, among other factors. Performance-based grades are summarized below:
Pass – A Pass asset is higher quality and does not fit any of the other categories described below. The likelihood of loss is considered remote.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
Special Mention – Grade 4, meaning the loans have potential weaknesses which need to be monitored and reviewed.
Substandard – Grade 5, meaning the loans have well defined repayment weaknesses, such as inadequate cash flow to meet the repayment schedule, and/or deterioration or inadequate collateral when loan is dependent on sale of the collateral for repayment. Substandard loans do not always have to contain an identified loss amount; however, contain enough risk that if the weaknesses are not corrected then the chances for a loss to occur are increased substantially.
Doubtful – Grade 6, meaning the loans have pronounced weaknesses where collection or liquidation in full, based on existing facts and conditions, is highly questionable and improbable. The possibility of total or substantial loss is high, but there may be pending factors which could strengthen the loan. Such factors among others could include pending lawsuits, pending sales offers or improved financial conditions. Loans classified Doubtful will normally be on non-accrual status.
Loss – Grade 7, will be charged off within 30 days of being listed as Loss, and appropriate steps taken to begin collection procedures. The Chief Credit Officer is responsible for working with the loan officers to ensure a collection plan is established.
Outstanding loan balances categorized by these credit quality indicators are summarized as follows at September 30, 2021, and December 31, 2020:
September 30, 2021	Pass (1-3)	Special Mention	Substandard	Doubtful	Loss	Total
Real estate construction	$14,995,645	$—	$—	$—	$—	$14,995,645
Secured by farmland	48,172,281	776,123	5,615,270	—	—	54,563,674
1-4 family real estate	24,979,554	289,447	154,815	—	—	25,423,816
Commercial real estate	32,791,825	2,800,333	350,049	—	—	35,942,207
Loans to finance agricultural production	44,051,819	292,422	4,975,566	—	—	49,319,807
Commercial and industrial	21,305,235	37,208	190,543	—	—	21,532,986
Consumer	5,750,346	35,820	—	—	—	5,786,166
Total	$192,046,705	$4,231,353	$11,286,243	$—	$—	$207,564,301
December 31, 2020	Pass (1-3)	Special Mention	Substandard	Doubtful	Loss	Total
Real estate construction	$11,578,792	$—	$—	$—	$—	$11,578,792
Secured by farmland	37,779,544	3,724,821	5,531,964	—	—	47,036,329
1-4 family real estate	29,136,869	298,594	297,021	—	—	29,732,484
Commercial real estate	27,622,289	2,849,140	785,847	—	—	31,257,276
Loans to finance agricultural production	40,139,421	745,652	5,188,097	—	—	46,073,170
Commercial and industrial	25,132,912	38,390	573,313	—	—	25,744,615
Consumer	4,746,109	44,359	60,997	—	—	4,851,465
Total	$176,135,936	$7,700,956	$12,437,239	$—	$—	$196,274,131
When the Company modifies a loan into a TDR, an evaluation of any possible impairment is performed similar to other impaired loans based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, or use of the value of the collateral, less selling costs for collateral dependent loans. If it is determined the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs, and unamortized premium or discount), impairment is recognized through an increase in or charge-off from the ALL. TDRs are evaluated in periods subsequent to modification, including those that have payment defaults, for possible impairment.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 – Loans Receivable(continued)
There were no loans modified and recorded as TDRs during the period and year ended September 30, 2021, and December 31, 2020. No restructured loans incurred a default within 12 months of the restructure date during the period and year ended September 30, 2021, and December 31, 2020.
As discussed in Note 1, the federal banking agencies issued guidance in March 2020 that short-term modifications (for example, six months) made to a borrower affected by the COVID-19 pandemic do not need to be identified as a TDR if the loan was current at the time of modification. Section 4013 of the CARES Act and Section 541 of the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 (the Coronavirus Relief Act) passed in January 2021 provided optional, temporary relief from evaluating loans that may have been considered TDRs under GAAP. This relief applies to loan modifications executed between March 1, 2020, and the earlier of 60 days after the national emergency related to the Pandemic is terminated, or January 1, 2022. The Company elected to apply these temporary accounting provisions to payment relief loans beginning in March 2020. During 2020, loans totaling $27.2 million had been in a CARES Act deferment at some point during the year. There were no loans under the CARES Act deferment as of September 30, 2021, and December 31, 2020.
Note 4 – Premises and Equipment
Premises and equipment at September 30, 2021, and December 31, 2020, consist of the following:
	September 30, 2021	December 31, 2020
Buildings and improvements	$9,064,370	$9,538,646
Furniture and fixtures	3,910,157	3,776,917
Software	491,934	473,640
Artwork	32,883	32,883
	13,499,344	13,822,086
Less accumulated depreciation and amortization	(6,956,295)	(6,630,754)
	$6,543,049	$7,191,332
Depreciation and amortization expenses were $325,541 and $309,041 for the period and year ended September 30, 2021, and December 31, 2020, respectively.
Note 5 – Deposits
Major classes of deposits at September 30, 2021, and December 31, 2020, consist of the following:
	September 30, 2021	December 31, 2020
Noninterest-bearing	$102,244,904	$88,946,226
Interest bearing	162,414,375	147,865,243
Time deposits	41,100,529	43,424,881
Total deposits	$305,759,808	$280,236,350
At September 30, 2021, the scheduled maturities of time deposits were as follows:
Years ending September 30,
2022	$29,652,397
2023	5,401,996
2024	2,681,907
2025	2,714,259
2026	649,970
Thereafter	—
Total	$41,100,529

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 5 – Deposits(continued)
Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at September 30, 2021, and December 31, 2020, were $7,063,546 and $6,476,030, respectively.
Note 6 – Borrowed Funds
The Company maintains a line of credit with the Federal Home Loan Bank (FHLB). The advances are collateralized by FHLB stock, pledged loans, and debt securities, under an Advances, Pledge, and Security Agreement between the FHLB and the Company. The principal balance of loans pledged as collateral at September 30, 2021, and December 31, 2020, are $38,614,015 and $30,752,193, respectively. Based on the qualifying collateral, the agreement provides for a maximum borrowing amount of $31,277,352 and $24,601,754 at September 30, 2021, and December 31, 2020, respectively. There were no outstanding borrowings at September 30, 2021, and December 31, 2020.
Note 7 – Securities Sold Under Agreements to Repurchase
Repurchase agreements are secured borrowings, which had a balance of $23,920,998 and $20,930,065 as of September 30, 2021, and December 31, 2020, respectively. The Company pledges investment securities to secure those borrowings. At September 30, 2021, and December 31, 2020, retail purchase agreements carried interest rates of 0% to 0.25%. They are secured by the pledge of certain U.S. agency mortgage-backed securities and state, county, and municipal services with a rate of 2% to 4% and a carrying value of $15,808,160 and $16,579,894 at September 30, 2021, and December 31, 2020, respectively. The Company has the right to pledge or sell these securities, but they must replace it with substantially the same securities.
At September 30, 2021, the scheduled maturities of repurchase agreements were as follows:
Years ending September 30,
2022	$22,183,674
2023	1,737,324
2024	—
2025	—
2026	—
Thereafter	—
Total	$23,920,998
Note 8 – Capital Requirements
The Company is subject to various regulatory capital requirements administered by the Companying agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The net unrealized gain or loss on available for sale securities is included in computing regulatory capital. Management believes as of September 31, 2021 and December 31, 2020, the Company meets all capital adequacy requirements to which it is subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 8 – Capital Requirements(continued)
As of September 30, 2021 and December 31, 2020, the Company was considered to be well capitalized based on its regulatory framework. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since September 30, 2021 and December 31, 2020, that management believes have changed the Company’s category.
The capital adequacy requirements are quantitative measures established by regulation that requires the Company to maintain minimum amounts and ratios of capital. The FDIC requires the Company to maintain minimum ratios of Total Capital, Tier 1 Capital, and Common Equity Tier 1 Capital to risk-weighted assets as well as Tier 1 Leverage Capital to average assets. In addition to the minimum capital ratios, the Company is required to maintain a capital conservation buffer consisting of additional Common Equity Tier 1 Capital of more than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses. At December 31, 2020, the Company each exceeded all regulatory capital requirements.
The Company’s actual capital amounts and ratios are presented in the following table (in thousands):
As of September 30, 2021	Actual		Capital Requirements		To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital to average assets	$40,263	10.95%	$14,703	4.00%	$18,379	5.00%
Tier 1 capital to risk weighted assets	40,263	15.60%	15,481	6.00%	20,641	8.00%
Total capital to risk weighted assets	43,500	16.86%	20,641	8.00%	25,802	10.00%
Common equity tier 1 to risk weighted assets	40,263	15.60%	11,611	4.50%	16,771	6.50%
As of December 31, 2020	Actual		Capital Requirements		To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital to average assets	$37,148	11.06%	$13,430	4.00%	$16,788	5.00%
Tier 1 capital to risk weighted assets	37,148	15.45%	14,429	6.00%	19,239	8.00%
Total capital to risk weighted assets	40,169	16.70%	19,239	8.00%	24,048	10.00%
Common equity tier 1 to risk weighted assets	37,148	15.45%	10,822	4.50%	15,631	6.50%
Note 9 – Commitments and Contingencies
Undisbursed loan and lease financing – The Company carries financial instruments with off-balance-sheet risk, which involve varying degrees and elements of credit and interest rate risk in excess of the amount stated on the consolidated balance sheet. These financial instruments represent loans extended to borrowers wherein the Company has committed to extend a contract amount greater than the amount disbursed.
The Company’s exposure to credit loss in the event of nonperformance by the borrower extends to the undisbursed amount as well as the disbursed amount. The Company uses the same credit policy when committing to off-balance-sheet credit risk as it does when committing to on-balance-sheet credit risk.
Undisbursed loan and lease financing credit is extended provided there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained by the Company upon extension of credit is based on management's credit evaluation of the borrower.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 9 – Commitments and Contingencies(continued)
Undisbursed loan financing at September 30, 2021, and December 31, 2020, are as follows:
	September 30, 2021	December 31, 2020
Home equity lines of credit	$2,320,000	$5,542,000
Real estate	3,817,000	4,886,000
Commercial and industrial	4,966,000	5,362,000
Standby letters of credit	2,434,000	2,279,000
Other	31,373,000	24,761,000
	$44,910,000	$42,830,000
Lease agreement – Future minimum lease payments under noncancelable lease agreements as of September 30, 2021, and December 31, 2020, are as follows:
2022	$17,400
2023	23,200
2024	23,200
2025	23,200
2026	23,200
$110,200
Rent expense totaled $15,750 and $15,300 for the period and year ended September 30, 2021 and 2020, respectively, and is included in occupancy and equipment expense in the statements of income and comprehensive income.
In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which will not, in management’s opinion and based on discussions with legal counsel, have a material impact on the financial condition, results of operations, or the liquidity of the Company.
Note 10 – Income Tax Expense
The income tax expense (benefit) consists of the following for the periods ended September 30, 2021, and December 31, 2020:
	September 30, 2021	December 31, 2020
Income tax (benefit) expense
Federal
Current	$1,222,294	1,003,558
Deferred	316,373	420,406
Total federal	1,538,667	1,423,964
State
Current	—	(157,006)
Deferred	—	(92,427)
Total state	—	(249,433)
Income tax expense (benefit)	$1,538,667	1,174,531

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 10 – Income Tax Expense(continued)
A reconciliation of the provision for income tax expense from the amounts that would have been incurred at federal statutory income tax rates for the periods ended September 30, 2021, and December 31, 2020, is as follows:
	September 30, 2021	December 31, 2020
Income tax expense (benefit) computed at U.S. federal statutory rate	$1,245,914	1,135,592
State tax (benefit) expense, net of U.S. federal effect	316,373	259,104
Non-taxable income	(37,380)	(214,815)
Other	13,760	(5,350)
Income tax expense (benefit)	$1,538,667	1,174,531
Effective rate	25.93%	21.72%
Deferred income taxes represent the tax effect of differences in timing between financial statement income and taxable income. The asset and liability components related to deferred taxes at September 30, 2021, and December 31, 2020, consisted of the following:
	September 30, 2021	December 31, 2020
Deferred tax assets
Allowance for loan loss	$896,710	896,710
Other	74,542	74,542
Total deferred tax assets	971,252	971,252
Deferred tax liabilities
Accumulated accretion	(27,163)	(27,163)
Property, plant, equipment	(48,678)	(48,678)
Net unrealized gains on available-for-sale	(291,641)	(719,475)
Total deferred tax liabilities	(367,482)	(795,316)
Valuation allowance	—	—
Net deferred tax assets/(liabilities)	$603,770	175,936
Management determined, based upon the Bank’s historical performance and future projections, the deferred tax assets will be realized in the normal course of operations, and determined that no valuation allowance is necessary at September 30, 2021, and December 31, 2020.
There was no interest and penalties accrued for the periods ended September 30, 2021, and December 31, 2020.
Note 11 – Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:
Level 1 – Valuations based on quoted prices for identical assets or liabilities in active markets.
Level 2 – Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 11 – Fair Value of Financial Instruments(continued)
Level 3 – Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistently applied with reasonably available assumptions made by other market participants. These valuations require significant judgment.
Assets measured at fair value on a recurring and nonrecurring basis are summarized as follows:
Description of Financial Instrument	Fair Value	Fair Value Measurements Using
		Level 1	Level 2	Level 3
September 30, 2021
Recurring assets
Available for sale securities	$120,923,091	$—	$120,923,091	$—
Nonrecurring assets
Other real estate owned	—	—	—	—
Impaired loans	288,771	—	—	288,771
Description of Financial Instrument	Fair Value	Fair Value Measurements Using
		Level 1	Level 2	Level 3
December 31, 2020
Recurring assets
Available for sale securities	$89,535,233	$—	$89,535,233	$—
Nonrecurring assets
Other real estate owned	450,000	—	—	450,000
Impaired loans	426,025	—	—	426,025
Securities – The Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things. When market quotes are not readily accessible or available, alternative approaches are utilized, such as matrix or model pricing methodologies.
Other real estate owned – This represents real estate the Bank has taken control of in partial or full satisfaction of loans. At the time of foreclosure, other real estate owned is recorded at the lower of the carrying amounts of the loan or estimated fair value of real estate less costs to sell, which becomes the property’s new basis. After foreclosure, management periodically performs valuations to ensure the real estate is carried at the lower of its new cost basis or fair value, net of estimated costs to sell. Any subsequent write-downs are recorded as a charge to operations.
Impaired loans – The loan amount above represents impaired as of year-end that have been adjusted to fair value. When collateral-dependent loans are identified as impaired, the impairment is measured using the current fair value of the collateral securing these loans, less selling costs. The fair value of real estate collateral is determined using collateral valuations or a discounted cash flow analysis using inputs such as discount rates, sale prices of similar assets, and term of expected disposition. Some appraised values are adjusted based on management’s review and analysis, which may include historical knowledge, changes in market conditions, estimated selling, and other anticipated costs, and/or expertise and knowledge. The loss represents charge-offs or impairments on loans for adjustments made based on the fair value of the collateral.

First Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 11 – Fair Value of Financial Instruments(continued)
Quantitative information about Level 3 fair value measurements – The range and weighted-average of the significant unobservable inputs used to fair value Level 3 nonrecurring assets during the period and year ended September 30, 2021, and December 31, 2020, along with the valuation techniques used, are shown in the following table:
	September 30, 2021	Valuation Technique	Unobservable Input	Range (Weighted Average)
Other real estate owned	$—	Market comparable	Adjustment for estimated selling costs	10%
Impaired loans	288,771	Market comparable	Adjustment for estimated selling costs	10%
	December 31, 2020	Valuation Technique	Unobservable Input	Range (Weighted Average)
Other real estate owned	$450,000	Market comparable	Adjustment for estimated selling costs	10%
Impaired loans	426,025	Market comparable	Adjustment for estimated selling costs	10%
Note 12 – Related-Party Transactions
In the normal course of business, the Company extends credit to directors, audit committee members, and executive officers. The aggregate loans at September 30, 2021, and December 31, 2020, amounted to approximately $825,476 and $196,000, respectively. Deposits from those related parties at September 30, 2021, and December 31, 2020, amounted to approximately $7,517,267 and $3,204,000, respectively.
Note 13 – Retirement Plans
The Company provides a 401(k) profit sharing employee benefit plan (Plan) covering substantially all employees who have met certain age and service requirements. Under this Plan, employees may elect to make pre-tax contributions. The Company provides for discretionary contributions to be made to this Plan. The employee must contribute to the Plan to be eligible for Company contributions to this Plan. Employee contributions to this Plan are 100% vested, where the Company’s contribution vesting is based on credited years of service. Contribution expense totaled $423,891 and $363,386 for the period and year ended September 30, 2021 and 2020, respectively.
Note 14 – Subsequent Events
Subsequent events are events or transactions that occur after the date of the consolidated statement of financial condition but before the consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated statement of financial condition, including the estimates inherent in the process of preparing of the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated statement of financial condition but arose after the date of the consolidated statement of financial condition and before the consolidated financial statements are available to be issued.
On September 30, 2021, Eagle Bancorp Montana, Inc. (Eagle) and Eagle’s wholly owned subsidiary, Opportunity Bank of Montana, a Montana chartered commercial bank (Opportunity Bank), entered into an Agreement and Plan of Merger (the Merger Agreement) with First Community Bancorp, Inc., a Montana corporation (FCB), and FCB’s wholly owned subsidiary, First Community Bank, a Montana chartered commercial bank. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, FCB will merge with and into Eagle, with Eagle continuing as the surviving corporation (the Merger). Immediately following the effective time of the Merger, First Community Bank is expected to merge with and into Opportunity Bank (the Bank Merger), with Opportunity Bank surviving and continuing its corporate existence under the name “Opportunity Bank of Montana.”
The Company has evaluated subsequent events through December 10, 2021, which is the date the consolidated financial statements are available to be issued.

Appendix A
AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 30, 2021

BY AND AMONG

EAGLE BANCORP MONTANA, INC.,

OPPORTUNITY BANK OF MONTANA,

FIRST COMMUNITY BANCORP, INC.

AND

FIRST COMMUNITY BANK

A-i

A-ii

A-iii

LIST OF EXHIBITS
Exhibits
A-1	Form of Company Shareholder Support Agreement
A-2	Form of Buyer Shareholder Support Agreement
B	Continuing Director
C	Form of Officer Agreement
D	Form of Plan of Bank Merger
E	Form of Claims Letter
F	Form of Restrictive Covenant Agreement
A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 30, 2021, by and among Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), First Community Bancorp, Inc., a Montana corporation (“Company”), and First Community Bank, a Montana state bank and wholly-owned subsidiary of Company (“Company Bank”).
WITNESSETH
WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders, and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;
WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (unless otherwise determined by Buyer) (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);
WHEREAS, in furtherance thereof, the respective Boards of Directors of Buyer and the Company have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and have resolved to submit this Agreement to their respective shareholders for approval and to recommend that their respective shareholders approve this Agreement.
WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”);
WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of the Company and Company Bank who hold shares of Company Common Stock have entered into an agreement in substantially the form of Exhibit A-1 (each a “Company Shareholder Support Agreement” and collectively, the “Company Shareholder Support Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Company Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and to waive appraisal rights in connection with the Merger;
WHEREAS, as a material inducement and as additional consideration to the Company to enter into this Agreement, each of the directors and executive officers of Buyer who hold shares of Buyer Common Stock have entered into an agreement into an agreement in substantially the form of Exhibit A-2 (each a “Buyer Shareholder Support Agreement” and collectively, the “Buyer Shareholder Support Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Buyer Common Stock owned by such Person in favor of the approval of the Buyer Share Issuance (as defined below), upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and
WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

THE MERGER
Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the DGCL. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 1.02. Certificate of Incorporation and Bylaws. The Amended and Restated Certificate of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the Amended and Restated Certificate of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.
Section 1.03. Directors and Officers of Surviving Entity.
(a) The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time plus the individual identified on Exhibit B. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
(b) Concurrently herewith, certain officers of Company and Company Bank are entering into a restrictive covenant agreement with Buyer, in substantially the form of Exhibit C, to be effective upon the Effective Time (the “Officer Agreement”).
Section 1.04. Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer in its sole discretion), Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Merger and Merger Agreement, substantially in the form attached hereto as Exhibit D (the “Plan of Bank Merger”).
Section 1.05. Effective Time; Closing.
(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the appropriate documents (the “Certificates of Merger”) related to the Merger that shall be filed with the Secretaries of State of the States of Delaware and Montana on or before the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Certificates of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Certificates of Merger.
(b) The Bank Merger shall become effective as set forth in the Plan of Bank Merger providing for the Bank Merger, at the later of immediately following the Effective Time or as promptly as practicable thereafter (unless otherwise determined by Buyer in its sole discretion). Prior to the Effective Time (unless otherwise determined by Buyer in its sole discretion), Buyer shall cause Buyer Bank, and Company shall cause Company Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.
(c) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Mountain time, on a date which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) at the offices of the Buyer, or such other place, date or time as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Certificates of Merger, the Plan of Bank Merger and such other certificates and other documents required to be delivered under Section 1.05(a), Section 1.05(b) and Article 6 hereof.

Section 1.06. Structure Change. Buyer may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Company with a wholly-owned Subsidiary of Buyer) if and to the extent requested by Buyer, and Company agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount, kind, or value of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Company’s shareholders or (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Regulatory Approvals to be prevented or materially delayed.
ARTICLE 2.

MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company, subject to Section 2.09 and any applicable withholding Tax:
(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b) Each share of Company Common Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers, or as a result of debts previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.
(c) Each share of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b) above) shall be automatically converted into the right to receive the following consideration (collectively the “Merger Consideration”), without interest: (i) $276.32 in cash (the “Cash Consideration”) and (ii) 37.7492 validly issued, fully paid and nonassessable shares of Buyer Common Stock (the “Stock Consideration” and the issuance by Buyer of shares of Buyer Common Stock as Stock Consideration pursuant to this Agreement, the “Buyer Share Issuance”).
Section 2.02. Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of Company Common Stock, when converted in accordance with Section 2.01(c) above, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 (subject to the provisions of Section 2.06). At the Effective Time, the non-dissenting holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth exclusively in Section 2.03) in accordance with this Article 2. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.
Section 2.03. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu thereof, Buyer shall pay or cause to be paid to each non-dissenting holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth (1/100th) of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the VWAP for the twenty (20) Trading Days immediately preceding the fifth Trading Day immediately preceding the Closing Date.
Section 2.04. Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and through the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.05. Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably required by the Exchange Agent, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock immediately prior to the Effective Time and whose shares of Company Common Stock were converted pursuant to Section 2.01 into the right to receive the Merger Consideration (each, a “Holder”), a letter of transmittal, which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and/or bonds in such amounts as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify, and (ii) specify instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 as provided for in this Agreement (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of the Holders, which books shall be conclusive with respect thereto.
Section 2.06. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of the MBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of Company or the Surviving Entity with respect to shares of Company Common Stock, except those provided under applicable provisions of the MBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the fair value of each share of Company Common Stock held by him or her in accordance with the applicable provisions of the MBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of his, her or its Certificates pursuant to Section 2.05. Company shall give Buyer prompt notice of any written notice of intent to demand payment, attempted withdrawals of such notices, and any other instruments served pursuant to applicable Law received by Company relating to shareholders’ rights of appraisal. Buyer shall have the right to direct all discussions, negotiations and proceedings with respect to any such notices of intent to demand payment. Company shall not, except with the prior written consent of Buyer, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such notice of intent to demand payment. Company shall not waive any failure to timely deliver a written notice of intent to demand payment or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the MBCA. Any payments made in respect of Dissenting Shares shall be made by Buyer as the Surviving Entity.
Section 2.07. Deposit of Merger Consideration.
(a) Prior to the Effective Time, Buyer shall designate a bank or trust company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Certificates, but shall obtain no rights or interests in the shares represented thereby. At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent (i) evidence of Buyer Common Stock issuable pursuant to Section 2.01(c) in book-entry form equal to the aggregate Buyer Common Stock portion of the Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration and, to the extent then determinable, any cash payable in lieu of shares of Buyer Common Stock as set forth in Section 2.03 (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Buyer; provided, however, that no such investment or loss thereon shall affect the amounts payable to Holders of Certificates pursuant to this Article 2.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 deliverable in respect of each share of Company Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Holder represented by any Certificate for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 2.08. Delivery of Merger Consideration.
(a) Upon surrender to the Exchange Agent of its Certificate(s) (or an affidavit of loss in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article 2, any fractional share consideration that such holder has the right to receive pursuant to the provisions of Section 2.03, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Buyer Common Stock in accordance with Section 2.08(c) for each share of Company Common Stock formerly represented by such Certificate, to be mailed within five (5) Business Days. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates representing the shares of Company Common Stock for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.
(b) In the event of a transfer of ownership of a Certificate for Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Buyer that the tax has been paid or is not applicable, and the person requesting payment for such Certificate shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c) All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a record date for a dividend, other distribution, notice of meeting or vote of the holders of Buyer Common Stock is fixed at or after the Effective Time, the shares of Buyer Common Stock to be issued pursuant to the Merger shall be entitled to such dividend, distribution, notice of meeting or vote in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)), there shall be issued and/or paid to the holder of the whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(d) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable. Buyer shall provide written information to Holder regarding such deduction or withholding.
Section 2.09. Anti-Dilution Provisions. In the event that before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, the Merger Consideration shall be proportionally adjusted as needed to preserve the relative economic benefit of the parties.
ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK
Section 3.01. Making of Representations and Warranties.
(a) On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a Schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more of its covenants contained in Article 5.
(b) Except as set forth in the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer as follows in this Article 3.
Section 3.02. Organization, Standing and Authority.
(a) Company is a Montana corporation duly organized, validly existing and in good standing under the Laws of the State of Montana, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, meets the applicable requirements for qualification as such, and which is not being treated as a financial holding company under such Act. Company has the requisite corporate power and authority to carry on its business as now conducted by it and to own, lease and operate its properties and assets. Company is duly licensed or qualified to do business in the State of Montana and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.
(b) Company Bank is a Montana state-chartered member bank duly organized, validly existing and in good standing under the Laws of the State of Montana. Company Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Company Bank as a duly chartered Montana bank is duly licensed or qualified to do business in Montana and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. Company Bank is a member of the Federal Home Loan Bank of Des Moines.
Section 3.03. Capital Stock.
(a) The authorized capital stock of Company consists solely of 50,000 shares of Company Common Stock, no par value, of which, as of the date of this Agreement, 37,000 shares are issued and 37,000 shares are outstanding (none of which are subject to transfer or forfeiture restrictions). As of the date of this Agreement, no shares of Company Common Stock were reserved for issuance. The capitalization table set forth on Company Disclosure Schedule 3.03(a) sets forth a true, correct and complete list of the shareholders of Company, showing the number of shares of Company Common Stock held by each such shareholder.
(b) There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any current or past Company shareholder. All shares of Company’s capital stock issued and outstanding have been issued in compliance in all material respects with applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(c) There are no outstanding shares of capital stock of any class of Company, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock options, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the Company Shareholder Support Agreements, there are no agreements, arrangements or other understandings with respect to the voting or transfer of Company’s capital stock to which Company or any of its Subsidiaries is a party and to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on Company Disclosure Schedule 3.03(c), since January 1, 2020 through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, or (B) issued or awarded any stock options. Neither Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Company or such Subsidiary on any matter.
(d) All of the outstanding shares of capital stock of each of Company’s Subsidiaries are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, other than restrictions on transfers under applicable securities Laws. Neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
Section 3.04. Subsidiaries.
(a) Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof; are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
(b) Neither Company nor any of its Subsidiaries, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Company Bank. Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(c) (i) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to so qualify has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. A complete and accurate list of all such jurisdictions is set forth in Company Disclosure Schedule 3.04(a); and (ii) Company Bank is an insured depository institution as defined in 12 U.S.C. 1813(c)(2).
Section 3.05. Corporate Power.
(a) Company, Company Bank and each of their Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval.
(b) Company has made available to Buyer a complete and correct copy of the Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the terms of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of Company and each of its Subsidiaries contain records since 2012 of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects and a correct and complete copy of such records has been delivered to Buyer prior to the date hereof. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of Company Common Stock.
Section 3.06. Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting and the Company Bank Shareholder Approval, this Agreement and the transactions contemplated hereby have been approved and authorized by all necessary corporate action of Company and Company Bank on or prior to the date hereof. Promptly, but not later than ten (10) Business Days, following the execution of this Agreement, in accordance with Section 5.20, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Company Bank Shareholder Approval”). Company Board has directed, or will direct, that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the MBCA and Company’s Articles of Incorporation and Bylaws and the receipt of the Company Bank Shareholder Approval, no other vote of the shareholders of Company or Company Bank is required by Law, the Articles of Incorporation of Company and

Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).
Section 3.07. Regulatory Approvals; No Defaults.
(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and the Montana Division of Banking, the filing of the Certificates of Merger with the Secretaries of State of the States of Delaware and Montana, the filing or issuance of the articles of merger relating to the Bank Merger with or by the Montana Secretary of State, the Montana Division of Banking and the FRB, respectively, and the filing with the SEC of the Joint Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, compliance with the applicable requirements of the Exchange Act, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states, the Requisite Buyer Shareholder Approval and the approval of the listing of such Buyer Common Stock on Nasdaq in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation, Bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.
(b) As of the date of this Agreement, Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.08. Financial Statements.
(a) (i) Company has made available or delivered to Buyer true and complete in all material respects copies of (A) all monthly reports and financial statements of Company and its Subsidiaries that were prepared for Company or the Company Bank’s Board of Directors since December 31, 2018 (the “Management Statements”); (B) the annual report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2020, of Company and each of its Subsidiaries required to file such reports (the “FR Y-9”); and (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, filed with the Federal Reserve Board and the FDIC since December 31, 2018, of Company and each of its Subsidiaries required to file such reports (the “Filed Reports”) (collectively, the Management Statements, the FR Y-9 and the Filed Reports, the “Company Unaudited Financial Statements”).
(ii) The Management Statements have been prepared in accordance with Company’s books and records and fairly present in all material respects the financial position of Company and its Subsidiaries as of the respective dates indicated and the results of the operations of Company and its Subsidiaries for the periods indicated. The FR Y-9 and the Filed Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed, including applicable regulatory accounting principles and practices (the “Regulatory Requirements”) and fairly present (and all financial statements to be delivered to Buyer as required by this Agreement will fairly present) in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Company and its Subsidiaries as of the dates thereof and for the periods covered thereby (subject to normal year-end adjustments that are not or will not be material in amount or effect and the absence of notes). As of the date of the latest balance sheet forming part of the Filed Reports (the “Company Latest Balance Sheet”), none of Company or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with Regulatory Requirements. No report, including any report filed with the FDIC, the Federal Reserve Board, the Montana Division of Banking, or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Company or the Company Bank, in each case, since December 31, 2018, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Unaudited Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Buyer. Company and the Company Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the FRB. The call reports of the Company Bank and accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date have been prepared in accordance with the Regulatory Requirements.
(b) Since January 1, 2019, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Company or any Subsidiary thereof, whether or not employed by Company or any such Subsidiary, has reported evidence of a violation of law by Company or any Subsidiary thereof or any officers, directors, employees or agents of Company or any of its Subsidiaries to the Company Board or any committee thereof or to any director or officer of Company.
(c) Each of Company and its Subsidiaries maintains accurate books and records in all material respects reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Company in accordance with Regulatory Requirements and to maintain accountability for Company’s consolidated assets; (iii) access to Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries. The books of Company and its Subsidiaries are true, complete and accurate in all material respects and reflect only actual transactions.
(d) Neither Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by Regulatory Requirements to be included on a consolidated balance sheet of Company, except for those liabilities that are reflected or reserved against on the Company Latest Balance Sheet and for liabilities incurred (A) in the Ordinary Course of Business since June 30, 2021 that are not, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, or (B) in connection with this Agreement and the transactions contemplated hereby.
Section 3.09. Regulatory Reports. Since January 1, 2019, Company and its Subsidiaries have timely filed with the FRB, the Montana Division of Banking and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as disclosed in Company Disclosure Schedule 3.09, and other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated or has pending any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2019 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2019.
Section 3.10. Absence of Certain Changes or Events. Since June 30, 2021, except as disclosed in the Company Unaudited Financial Statements, (a) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Company Bank; (b) except as otherwise expressly contemplated by this Agreement, Company and each of its Subsidiaries has conducted its business in all material respects in the Ordinary Course of Business; and (c) there has not been (i) any material change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) (1) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other arrangement that would be a Company Benefit Plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than in the Ordinary Course of Business), or (2) any grant of change-in-control, retention, severance or termination pay, or any contract or arrangement entered into to make or grant any change-in-control, retention, severance or termination pay, (3) any payment of any bonus, or (4) the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than investment securities of Company or Company Bank, or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property; or (viii) any issuance of capital stock or Rights to acquire capital stock of Company or any of its Subsidiaries.
Section 3.11. Legal Proceedings. Except as set forth in Company Disclosure Schedule 3.11:
(a) There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Company or any of its Subsidiaries, any benefit plan or any director, officer or employee or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenges the validity or propriety of the transactions contemplated by this Agreement. There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened, against any officer, director, or employee of Company or its Subsidiaries, in each case by reason of any person being or having been an officer, director, or employee of Company or its Subsidiaries.
(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.
Section 3.12. Compliance with Laws.
(a) Company and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Contagion Event Measures, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans and consumer loans. Since January 1, 2018, neither Company nor any of its Subsidiaries has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b) Company and each of its Subsidiaries and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and Company Bank do not have any approved but unopened offices or branches.
(c) Neither Company nor Company Bank has received, since January 1, 2018 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in material compliance with any of the Laws which such Governmental Authority enforces, or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor, to the Knowledge of Company, do any grounds for any of the foregoing exist).
(d) Neither Company nor Company Bank (nor to Company’s Knowledge any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.
(e) Except as required by the Bank Secrecy Act, to Company’s Knowledge, no employee of Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Company or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
Section 3.13. Company Material Contracts; Defaults.
(a) Except as set forth in Company Disclosure Schedule 3.13(a) as of the date hereof, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries, or entitle any other third party, to indemnification from Company or any of its Subsidiaries; (iii) to which any Affiliate, officer, director, employee or consultant of Company or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the Ordinary Course of Business and in accordance with all applicable regulatory requirements with respect to it); (iv) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, termination, retirement, consulting, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such person upon a change-of-control; (v) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (vi) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vii) that provides any rights to investors in Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board; (viii) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (ix) relating to the lease of personal property having a value in excess of $100,000; (x) relating to the formation, creation, operation, management or control any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement or which limits payments of dividends; (xi) which relates to capital expenditures and involves future payments by Company or any of its Subsidiaries in excess of $100,000 individually or $350,000 in the aggregate, or has a term exceeding twelve (12) months in duration outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xii) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xiii) which is not terminable by Company or its relevant Subsidiary on sixty (60) days or less notice and involving the payment to or from the Company or any Subsidiary of more than $100,000 per annum outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xiv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any of its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xv) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xvi) that involves any Intellectual Property rights (other than non-exclusive licenses to generally available commercial “off-the-shelf” software licensed pursuant to “shrink wrap” or “click and accept” licenses), including any assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material); (xvii) relating to the provision of data processing, network communications or other material technical services to or by Company or any of its Subsidiaries; or (xviii) that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Company were required to file such with the SEC. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Company Disclosure Schedule 3.13(a), and, is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.
(b) (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy; (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default; and (iii) no other party to any such Company Material Contract is, to the Knowledge of Company, in default in any material respect or has repudiated or waived any material provision of any such Company Material Contract. No material power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding. No third-party counterparty to any Company Material Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse nonperformance or performance delays in any Company Material Contract as a result of a Contagion Event or the Contagion Event Measures.
(c) Company Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
(d) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for Company’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in the Ordinary Course of Business and in accordance with all applicable Laws and (ii) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy), and is in full force and effect. Neither Company nor any of its Subsidiaries, nor to the Knowledge of Company, any other party thereto, is in default of any of its obligations under any such agreement or arrangement.
Section 3.14. Agreements with Regulatory Agencies. Except as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) other than those of general application, and since January 1, 2018, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.
Section 3.15. Brokers. Neither Company nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than ProBank Austin, pursuant to letter agreements, true and complete copies of which have been previously provided to Buyer and which provide for payment of the amounts set forth on Company Disclosure Schedule 3.15.
Section 3.16. Employee Benefit Plans.
(a) All benefit and compensation plans, policies or arrangements (i) covering current or former employees or service providers of Company, Company Bank or any of its Subsidiaries (such current and former employees and other service providers collectively, the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries or (iii) with respect to which Company or any of its Subsidiaries has any liability or contingent liability (including liability arising from affiliation under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, cafeteria, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock-based, incentive, bonus plans, severance, retirement plans, pension plans, “multiemployer plans” (as defined in Section 3(37) of ERISA) and other similar plans, contracts, policies or arrangements whether or not subject to ERISA, whether written or unwritten (and for any unwritten plan, a description thereof) (all such plans, contracts, policies or arrangements are collectively referred to as the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). None of Company nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new plan, contract, policy or arrangement that would be a Company Benefit Plan or to materially modify any Company Benefit Plan except as required by applicable Law.
(b) Company has provided Buyer with true and complete current copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto, summary plan descriptions and summary of material modifications, the three most recent annual reports (IRS Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, material communications within the past six (6) years to or from the IRS, the Pension Benefit Guaranty Corporation or any other Governmental Authority with respect to the Company Benefit Plans, all current material written contracts relating to each Company Benefit Plan, including administrative service agreements and group insurance contracts, and the most recent IRS determination, opinion, notification and advisory letters, if any, with respect thereto.
(c) All reports, notices and information required to be filed with or delivered to the United States Department of Labor, the IRS or plan participants with respect to the Company Benefit Plans have been timely filed or delivered. Each of the Company Benefit Plans intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that such plan was so qualified, as of the date set forth in the letter and nothing has occurred with respect to the operation of any such plan which, either individually or in the aggregate, would impair such qualification or result in the imposition of any material liability, penalty or tax under ERISA or the Code.
(d)  None of Company nor any of its Subsidiaries or ERISA Affiliates (or their predecessors) has within the past six (6) years maintained, sponsored or contributed to (or been obligated to contribute to) a plan subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” within the meaning of Section 3(37) of ERISA. None of Company nor its Subsidiaries or ERISA Affiliates has incurred within the past six (6) years, and there are no circumstances under which any could reasonably incur, any liability with respect to Title IV of ERISA or Section 412 of the Code.
(e) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles. All amounts due and payable under any Company Benefit Plan have been timely paid to participants. All general ledger entries and required tax withholdings have been made in connection with the Supplemental Executive Retirement Plans set forth in Company Disclosure Schedule 5.11(g).
(f) Each of the Company Benefit Plans has been maintained, in all material respects, in accordance with the terms and all provisions of all applicable laws and regulations. None of the Company Benefit Plans provides continuing welfare benefits after the termination of employment (other than (i) as required by Section 4980B of the Code or similar state law, (ii) benefits through the end of the month of termination of employment, or (iii) life insurance benefits attributable to a death on or prior to the date of termination of employment, and all at the former employee’s own expense or subsidized pursuant to applicable law), and the Company has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder. The Company is not currently liable and has not previously in the past six (6) years incurred any liability for any tax or penalty arising under Chapter 43 of Subtitle D of the Code or Section 502 of ERISA, and no facts or event exists which could reasonably give rise to any such liability. Company may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination, other than ordinary administrative expenses typically incurred in a termination event and the obligation for ordinary benefits accrued prior to the termination of such plan.
(g) Except as set forth in Company Disclosure Schedule 3.16(g), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (other than as initiated by Buyer in accordance with Section 5.11) will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code for which a deduction would be disallowed by reason of Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, and without regard to payments made or promised by Buyer after the Effective Time except to the extent disclosed to the Company in accordance with Section 5.04(c), or (v) limit or restrict the right of Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans unless otherwise agreed to by Buyer.
(h) No Company Benefit Plan has resulted or would, if operated in accordance with its terms, result in the material payment by any participant therein of interest or additional tax on nonqualified deferred compensation under Section 409A of the Code. None of Company nor any of its Subsidiaries has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any tax, including the interest and the penalties specified in Section 409A of the Code that may be currently due or triggered in the future.

Section 3.17. Labor Matters.
(a) None of Company nor any of its Subsidiaries is currently negotiating or is or has been a party to or bound by any collective bargaining agreement, contract or other similar agreement or understanding with a labor union or labor organization. There is not any proceeding pending before the National Labor Relations Board or any other Governmental Authority involving the Company or any of its Subsidiaries, nor has there ever been, nor is such a proceeding, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed or engaged in any unfair labor practice (within the meaning of the National Labor Relations Act, as amended) with respect to any employee under any Law or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. None of the Company’s Employees are represented by a labor union or other organization representing, purporting to represent or attempting to represent any employees. There is not and has never been, any activities or proceedings of any labor union (or representatives thereof) to organize any employees of the Company or any of its Subsidiaries, or of any strikes, slowdowns, picketing, work stoppages, concerted refusal to work regular or overtime hours, lockouts or threats thereof, or other similar labor activity by or with respect to any such Company Employees or Company Employee Group and, to the Company’s Knowledge, within the prior twelve (12) months, no such activities or proceedings are or were underway or to the Company’s Knowledge been threatened, and no event has occurred or circumstance exists that would be reasonably expected to provide the basis for the commencement of any strike, slowdown, picketing, work stoppage, concerted refusal to work regular or overtime hours, or other similar labor activity.
(b) Except as set forth on Company Disclosure Schedule 3.17(b), there are no written employment contracts, confidentiality agreements, disclosure or proprietary information agreements, non-competition agreements, non-solicitation agreements or, any other agreements or any restrictive covenants applicable to any Company Employee that could be adverse to such Company Employee’s ability to provide services to the Company. No officer, director, employee, agent, or contractor of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality agreement, disclosure or proprietary information agreement, non-competition agreement, non-solicitation agreement or, any other agreement or any restrictive covenant, order, writ, or judgment that prohibits, limits, or purports to limit such Person from: (i) engaging in or continuing any conduct, activity, duty or practice relating to the business of the Company or any of its Subsidiaries; or (ii) assigning to the Company or its Subsidiaries, as the case may be, any rights to any invention, improvement, discovery or other similar proprietary rights, and the continued employment or engagement of each such officers, directors, employees, agents, or contractors does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.
(c) Company and its Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with, and to the Knowledge of Company are not under investigation with respect to, applicable Laws with respect to labor and employment and employee matters (including employment or termination of employment of the Company Employees), including, but not limited to, all such laws relating to employment practices, employee benefits, labor relations, terms and conditions of employment, tax withholding and tax payment, discrimination, harassment, retaliation, equal employment opportunities, fair employment practices, prohibited discrimination, collective bargaining, leaves of absence, immigration, employee classification, human rights, pay equity, workers’ compensation, unemployment, employee safety and health, facility closings and layoffs, wages and hours (including hours of work and the payment of wages or overtime wages), payment of social security and other taxes, and all other labor and employment activities. There are no current U.S. Department of Labor, National Labor Relations Board, Office of Federal Contract Compliance Programs, Equal Employment Opportunity Commission or other Governmental Authority conciliation agreements, noncompliance findings, or to the Knowledge of the Company, audits pending or in effect with respect to the Company or the Company Employees. As of the Closing Date, neither the Company nor any of its Subsidiaries will be liable for the payment of any Taxes, fines, penalties or other amounts for the failure to comply with any of the foregoing requirements of Law.

(d) No Company Employees provide services to Company or any of its Subsidiaries outside of the United States.
(e) Company Disclosure Schedule 3.17(e) sets forth a correct and complete list of the name, date of hire, job title, work location, full-time/part-time status, exempt/non-exempt status, bonus eligibility, commission eligibility, equity holdings in the Company or any Subsidiary, severance entitlement, current compensation paid or payable, including annual vacation, sick time and/or paid leave (both allotted annually and accrued but unused as of the date hereof) and status (e.g., leave of absence, disability, layoff, active, temporary), of all current employees of the Company or any Subsidiary. The Company and its Subsidiaries have paid in full or accrued in the Company Unaudited Financial Statements all wages, salaries, commissions, incentives, bonuses, and other compensation due to any current or former employee, independent contractor, or other worker who is currently providing or previously provided services to the Company or any Subsidiary or otherwise arising under any employee benefit plan, contract, or Law prior to the Closing.
(f) There is no officer of the Company, key Company Employee or group of Employees who have given written or, to the Knowledge of the Company, oral notice of the intention to terminate his, her or their employment with the Company to the Company except as set forth on Company Disclosure Schedule 3.17(f). To the Knowledge of the Company, other than persons (if any) who have not been offered employment by Buyer for the post-closing period, no current officer of the Company, key Company Employee or group of Company Employees have any plans to terminate their employment with the Company except as set forth on Company Disclosure Schedule 3.17(f). Except as set forth in Company Disclosure Schedule 3.17(f), none of the Company Employees are on short-term or long-term disability, military, medical or other leave of absence.
(g) Except as set forth on Company Disclosure Schedule 3.17(g), there are no written personnel policies, handbooks, rules or procedures applicable to any Company Employee.
(h) Set forth on Company Disclosure Schedule 3.17(h) is a list of the employees terminated or laid-off or whose hours of work have been reduced by more than fifty percent (50%) by the Company or any of its Subsidiaries within the last three (3) calendar years, together with a complete and accurate list of the following information in respect to each former employee who has been terminated or laid-off, or whose hours of work have been reduced by more than fifty percent (50%) in the prior three (3) years: (i) the date of such termination, layoff or reduction in hours; (ii) the reason therefor; (iii) the employee’s base salary/hourly rate, as well as any bonus or commission eligibility; (iv) whether the employee executed a general release of claims or other separation agreement; and (v) the employee’s work location. To the extent that any of the employees listed on Company Disclosure Schedule 3.17(h) have executed a general release of claims or other separation agreement, the Company has provided a true, correct and complete copy of such document to Buyer.
(i) Set forth on Company Disclosure Schedule 3.17(i) is a complete list of all current and former (in the past three (3) calendar years) Persons other than employees (e.g., consultants, independent contractors, etc.) who or that provide services to the Company or its Subsidiaries, together with a complete and accurate list of the following information with respect to each such Person: (i) name; (ii) dates of engagement; (iii) nature and description of services performed and anticipated to be performed in the future; (iv) compensation or fees paid; and (v) service location. To the extent that any of the Persons listed on Company Disclosure Schedule 3.17(i) have entered into any written agreement with the Company, the Company has provided a true, correct and complete copy of such document to Buyer.
(j) All independent contractors and persons providing services to the Company within the past three (3) years have been properly classified for purposes of federal, state and local Laws, including Laws applicable to employee benefits.
(k) To the Company’s Knowledge, no event has occurred that has resulted in, or that could reasonably be expected to result in, any material claim for indemnification, reimbursement, contribution or the advancement of expenses by any Company Employee or independent contractor of the Company.
(l) There are no, and during the past three (3) years there has not been any, pending or, to the Company’s Knowledge, threatened, audits, investigations, information requests, claims, suits, demands or charges against the Company or any of its Subsidiaries or any of its or their employees regarding any Laws relating to labor and employment and employee matters, including, but not limited to, employment practices, employee benefits, labor relations, terms and conditions of employment, tax withholding and tax payment, discrimination, harassment, retaliation, equal employment, fair employment practices, collective bargaining, leaves of absence, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs. There are no unsatisfied obligations, claims, lawsuits, grievances, workers’ compensation proceedings or similar proceedings in respect of the Company or its Subsidiaries.
(m) Neither the Company nor its Subsidiaries is a party to or otherwise bound by any consent decree or order with, or citation by, any Governmental Authority relating to any employee or employment practices, wages, hours or terms or conditions of employment.
(n) The Company and its Subsidiaries have complied in all material respects with any obligation they may have pursuant to a contract, agreement, policy, Law, or otherwise to provide severance payments and/or benefits to any current or former Company Employee, independent contractor or other worker who is currently providing or previously provided services to the Company or any of its Subsidiaries. The Company or, its Subsidiaries, as applicable, has paid or made provisions for payment in full to all current and former Company Employees and independent contractors, any wages, salaries, commissions, bonuses, benefits, compensation, overtime, reimbursement, cash outs of accrued unused vacation, paid time-off or other leave and, in the case of former Company Employees, severance, in each case that are due and payable.
Section 3.18. Environmental Matters.
(a) Neither Company nor Company Bank, and, to the Company’s Knowledge, no other party, has released, discharged, spilled or disposed of Hazardous Substances at, on, under or from any real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures, and ownership or operation, directly or indirectly, as a fiduciary, lender or secured creditor) or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor (including buildings or other structures, and ownership or operation, directly or indirectly, in a fiduciary capacity), that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.
(b) There is no litigation or Environmental Claim pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, asserted by any Person or before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.
(c) Company and each of its Subsidiaries and their respective currently or formerly owned, operated or leased real properties and facilities are, and have been, in compliance in all material respects with all Environmental Laws, and there are no past or present events, conditions, circumstances, activities or plans related to such properties or facilities that did or would materially violate or prevent compliance or continued compliance in all material respects with any of the Environmental Laws.
(d) Except as set forth on Company Disclosure Schedule 3.18(d), as of the date of this Agreement there are no contracts or agreements of the Company or any of its Subsidiaries or any predecessor with any Person pursuant to which it assumes responsibility or liability for any Environmental Claim or relating to the presence or release into the environment of any Hazardous Substance.
Section 3.19. Tax Matters.
(a) The Company and each of its Subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns are correct, accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by

Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid over to the appropriate taxing authority other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Company Disclosure Schedule 3.19(a), (i) neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and (ii) the Company and each of its Subsidiaries has made available to Buyer accurate and complete copies of all Tax Returns and statements of deficiencies filed, assessed against or agreed to by Company or any of its Subsidiaries for all open tax years. No written claim has been made by any Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings) upon any of the assets of Company or any of its Subsidiaries.
(b) Company and each of its Subsidiaries, as applicable, have timely withheld and paid all Taxes required to have been withheld and paid over to the appropriate taxing authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority, in each case, against Company or any of its Subsidiaries.
(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income and other material Tax Returns filed with respect to Company and each of its Subsidiaries for the years ended December 31, 2019 and 2018. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company and each of its Subsidiaries with respect to income and other material Taxes filed for the years ended December 31, 2019 and 2018. Company and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.
(e) Neither Company nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any tax authority, nor have any been issued by any tax authority, in each case that have any continuing effect.
(f) Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.
(g) Company and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
(h) Except as set forth in Company Disclosure Schedule 3.19(h), neither Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement relating to the allocation of liabilities for Taxes between related parties. Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, unincorporated organization or other Person (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(j) Neither Company nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(k) The unpaid Taxes of Company and each of its Subsidiaries (A) did not, as of the date of the latest Company Unaudited Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet reflected on the latest Financial Statement (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and each of its Subsidiaries in filing their Tax Returns. Since the date of the latest Company Unaudited Financial Statements, neither Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.
(l) Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Section 1.6011-4(b) (1) of the Regulations or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction.
Section 3.20. Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Montana Division of Banking. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.
Section 3.21. Loans; Nonperforming and Classified Assets.
(a) Company Disclosure Schedule 3.21(a) (i) sets forth the aggregate outstanding principal amount of all Loans as of June 30, 2021, (ii) contains a true and correct list of the borrowers with the 25 largest individual or aggregate extensions of credit from Company Bank, and (iii) identifies, as of June 30, 2021, any Loans under the terms of which the obligor was over thirty (30) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date or that are, to Company’s Knowledge, otherwise in material default for more than thirty (30) days.
(b) Company Disclosure Schedule 3.21(b) identifies, as of June 30, 2021, each Loan that was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.
(c) Company Disclosure Schedule 3.21(c) identifies each asset of Company or any of its Subsidiaries that as of June 30, 2021 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since June 30, 2021 and any sales of OREO between June 30, 2021 and the date hereof, reflecting any gain or loss with respect to any OREO sold.
(d) Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected, (iii) was at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the Ordinary Course of Business of Company and its Subsidiaries and is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iv) is not the subject of any written notice from an obligor asserting defense, set-off or counterclaim with respect thereto that, if valid, would materially and adversely affect the value of the related Loan.
(e) All currently outstanding Company Loans were solicited, originated, administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Bank of Des Moines). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Company Bank. Except as set forth in Company Disclosure Schedule 3.21(e), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.
(f) Except as would not reasonably be expected to be material, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(g) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(h) Neither Company nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.
(i) Company and Company Bank have not, since January 1, 2019, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O. Company Disclosure Schedule 3.21(i) identifies any loan or extension of credit maintained by Company and Company Bank to which Regulation O applies, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.
(j) Since December 31, 2019, the Company and Company Bank have not engaged in (A) any foreclosures in violation in any material respect of any applicable Law, including but not limited to the Service members Civil Relief Act, or in breach of any binding regulatory agreement or (B) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.
Section 3.22. Allowance for Loan and Lease Losses. Company’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in (a) the Company Unaudited Financial Statements and (b) the Company Latest Balance Sheet, are, in the Company’s opinion, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with

Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by the applicable Governmental Authority, the Financial Accounting Standards Board and GAAP. To the Knowledge of Company, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance).
Section 3.23. Trust Business; Administration of Fiduciary Accounts. Neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.24. Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.25. Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.26. Deposit Insurance and Deposits. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened. Except as disclosed in Company Disclosure Schedule 3.26, Company Bank has no “brokered deposits” as defined in 12 C.F.R. 337.6(a)(2). Company Disclosure Schedule 3.26 contains a true and correct list of the depositors who own the 25 largest deposit relationships of Company Bank.
Section 3.27. Community Reinvestment Act and Privacy and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Company or Company Bank’s operations, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Company’s and Company Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory” or better. Neither Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that could reasonably be expected to cause Company or Company Bank: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed not to be in compliance with the applicable privacy of consumer or customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Company and Company Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016, who are consumers, customers and former customers that will be transferred to Buyer and Buyer Bank pursuant to this Agreement.
Section 3.28. Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.28, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer or five percent (5%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates, or any Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.28, neither Company nor any of its Subsidiaries is a party to any transaction or agreement, or is contemplated to be a party to any proposed transaction or agreement, with any of its respective directors or executive officers or to any of their respective Affiliates or Associates or other Affiliates of Company other than part of the terms of an individual’s employment or service as a director, and no such person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by Company or its Subsidiaries, other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2019, between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act 23A and 23B and Regulation W of the FRB.
Section 3.29. Tangible Properties and Assets.
(a) Company Disclosure Schedule 3.29(a) sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.29(a), the Company and its Subsidiaries are not a party to any real property lease or license, whether as landlord, tenant, guarantor or otherwise. Company or its Subsidiaries has good, valid and marketable title to or otherwise legally enforceable rights to use all of the real property, all buildings, structures and other improvements on the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) Liens for taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP, (ii) Liens, easements, rights of way, and other similar encumbrances that do not materially detract from the value or the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP. Each of Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by Company or such Subsidiary or, to the Knowledge of Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that, individually or in the aggregate, has not had a Material Adverse Effect. Except as set forth on Company Disclosure Schedule 3.29(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank. None of the Company or its Subsidiaries have granted any right, title or interest in any mineral rights that are unrecorded.
(b) Except as set forth on Company Disclosure Schedule 3.29(b), all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, vaults, safety deposit boxes, wiring and cable installations, included in the owned real property are, to Company’s and Company Bank’s Knowledge, in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries as currently conducted except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank.

(c) To the Company’s Knowledge, since the Company or one of its Subsidiaries has owned the real property, there have been no material interruptions in the delivery of adequate service of any utilities required in the operation of the business currently conducted at the real property. To the Company’s Knowledge, since the Company or one of its Subsidiaries has owned the real property, no property has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service. To the Company’s Knowledge, all utilities servicing the property are publicly provided and maintained.
(d) The real property and improvements thereof have access to and from all adjoining streets, roads and highways necessary for the use and operation by the Company and its Subsidiaries as currently conducted, and none of the Company or its Subsidiaries has received written notice from any Governmental Authority of any pending action that would result in the termination or reduction of the current access from the real property and improvements to existing roads and highways, or to sewer or other utility services available to the real property and improvements, in each case as necessary for the use and operation of the real property and improvements as currently used and operated.
Section 3.30. Intellectual Property and IT Assets.
(a) Company Disclosure Schedule 3.30(a) sets forth a true, complete and correct list of all registered and, to Company’s Knowledge, unregistered material Company Intellectual Property owned by the Company or any of its Subsidiaries, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.
(b) Company or its Subsidiaries own all right, title and interest in and to, or has a valid license or otherwise possess legally enforceable rights to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to “off-the-shelf” Software at standard commercial rates).
(c) The Company Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Company and its Subsidiaries as currently conducted. Company is the owner or licensee of all right, title and interest in and to each of the items of Company Intellectual Property, free and clear of all Liens, and has the right to use without payment to any other Person all of the Company Intellectual Property.
(d) The Company Intellectual Property owned by Company or its Subsidiaries is valid, subsisting and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Company Intellectual Property.
(e) None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any material Company Intellectual Property.
(f) Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.
(g) Set forth on Company Disclosure Schedule 3.30(g) is a complete and accurate list and summary description, including any royalties paid or received by Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the Company Intellectual Property (other than non-exclusive licenses to generally available commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with respect to any such contract. Included in Company Disclosure Schedule 3.30(g) is a list of all items of Company Intellectual Property that are licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensor of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial “off-the-shelf” software licensed pursuant to “shrink wrap” or “click and accept” licenses).
(h) Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Company and each of its Subsidiaries in connection with their respective businesses and (ii) to Company’s Knowledge, have not materially malfunctioned or failed within the past two (2) years. Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of Company’s and its Subsidiaries’ respective IT Assets to continue by the Surviving Entity and its Subsidiaries to the same extent and in the same manner that such IT Assets have been used by Company and its Subsidiaries prior to the Effective Time.
(i) Except for ongoing payments due under contracts with third parties, Company’s and its Subsidiaries’ respective IT Assets are free from any Liens (except for (i) statutory Liens for amounts not yet delinquent, and (ii) Liens for Taxes and other governmental charges and assessments, which are not yet due and payable and for which adequate reserves are being maintained in accordance with GAAP). Neither Company nor any of its Subsidiaries, has received notice of or is aware of any circumstances, including the execution of this Agreement or the Plan of Bank Merger or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Company’s or its Subsidiaries’ agreements or arrangements relating to their respective IT Assets (including maintenance and support).
(j) Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two (2) years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Buyer’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.
Section 3.31. Insurance.
(a) Company Disclosure Schedule 3.31(a) identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”). Company and each of its Subsidiaries is insured with what the Company believes are reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined necessary and all the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion. Neither Company nor any of its Subsidiaries is now liable for, nor has any such Person received notice of, any material retroactive premium adjustment. Company has not received notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, (ii) is materially increasing its premium or (iii) has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement. Within the last three (3) years, none of Company or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Company nor Company Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.
(b) Company Disclosure Schedule 3.31(b) sets forth a true, correct and complete description in all material respects of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of such BOLI as of the end of the month prior to the date hereof. The value of the BOLI is and has been fairly and accurately reflected in Company’s financial statements in accordance with GAAP in all material respects. All BOLI is owned solely by Company Bank and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom. The Company and each Subsidiary, as applicable, has obtained written consent for each employee on whose behalf BOLI has been purchased, complied with the notice and consent requirements of Section 101(j) of the Code and has filed all required Forms 8925 with the IRS. Neither Company nor its Subsidiaries has any outstanding borrowings secured in whole or in part by its BOLI.
Section 3.32. Questionable Payments. Neither Company, nor to Company’s Knowledge, any Affiliate thereof: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.
Section 3.33. Anti-Money Laundering Laws. Neither Company nor Company Bank has Knowledge of, has been advised of, or has reason to believe that any facts or circumstances exist that would cause any either: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the U.S. Anti-Money Laundering Laws. Management of Company has reasonably and in good faith concluded that the Board of Directors of each Company Subsidiary that qualifies as a “financial institution” has adopted, and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all material reports and other necessary material documents as required.
Section 3.34. OFAC. Neither Company nor Company Bank is, nor would either reasonably be expected to become, a Person or entity with whom a United States Person or entity is restricted from doing business under regulation of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including those named on OFAC’s Specially Designated and Blocked Persons List, or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Management of the Company has reasonably and in good faith concluded that Company Bank has implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the Knowledge of Company no Company Subsidiary is engaging nor engaged in any dealings or transactions with or has been otherwise associated with, such Persons or entities.
Section 3.35. Disaster Recovery and Business Continuity. Company has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Bank. To Company’s Knowledge, such program ensures that Company can recover its mission critical functions, and complies in all material respects with the requirements of the FFIEC and the FDIC.
Section 3.36. Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Laws”) is applicable to the Company with respect to this Agreement and the transactions contemplated hereby.

Section 3.37. Company Information. No representation or warranty by Company or Company Bank in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.38. Investment Securities.
(a) Except for pledges to secure public and trust deposits, FHLB borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Company Unaudited Financial Statements, and none of the material investments made by Company or any of its Subsidiaries since June 30, 2021, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
(b) Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Company Unaudited Financial Statements or to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP.
(c) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses and Company and its Subsidiaries have, since January 1, 2019, been in compliance in all material respects with such policies, practices and procedures. Prior to the date of this Agreement, Company has made available to Buyer the material terms of such policies, practices and procedures.
Section 3.39. Board Recommendation. The board of directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and Bank Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of the Company Common Stock approve this Agreement.
Section 3.40. Opinion. Prior to the execution of this Agreement, Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from ProBank Austin to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 3.41. No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties, including without limitation no representation or warranty as to (a) the collectability of any of the Company Loans or (b) the realizable value of any collateral or the value of any other real estate or other assets owned by the Company Bank.
ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK
Section 4.01. Making of Representations and Warranties.
(a) On or prior to the date hereof, Buyer has delivered to Company a Schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4.

(b) Except as set forth in (i) the Buyer Reports filed prior to the date hereof (excluding any disclosures set forth under the heading “Risk Factors” and in any section relating to forward-looking, safe harbor or similar statements) or (ii) the Buyer Disclosure Schedule (subject to Section 9.12), Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company as follows in this Article 4.
Section 4.02. Organization, Standing and Authority.
(a) Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the “Buyer Certificate”), and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has the requisite corporate power and authority to carry on its business as now conducted by it. Buyer is duly licensed or qualified to do business in the State of Delaware and as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
(b) Buyer Bank is a Montana state-chartered member bank duly organized and validly existing under the laws of the State of Montana. Buyer Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed or qualified to do business in the State of Montana and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Des Moines.
Section 4.03. Capital Stock.
(a) The authorized capital stock of Buyer consists of (i) 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement, zero shares of Buyer Preferred Stock are outstanding, and (ii) 20,000,000 shares of Buyer Common Stock, of which, 6,776,703 shares were issued and outstanding as of the close of business on the Business Day immediately prior to the date of this Agreement. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement and subject to the receipt of the Requisite Buyer Shareholder Approval, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance in all material respects with applicable federal or state securities Laws. All shares of Buyer’s capital stock have been issued in compliance in all material respects with applicable federal or state securities Laws.
(b) Except (i) any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the board of directors of Buyer, or (ii) as otherwise set forth in Buyer Disclosure Schedule 4.03(b), as of the date hereof, there are no outstanding securities of Buyer or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Buyer or any of Buyer’s Subsidiaries. As of the close of business on the Business Day immediately prior to the date of this Agreement, no shares of Buyer Common Stock or Buyer preferred stock were reserved for issuance, except for 323,042 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to the compensatory equity plans of Buyer.
(c) Except as set forth in this Section 4.03(c), as of the close of business on the Business Day immediately prior to the date of this Agreement, there are no outstanding shares of capital stock of any class of Buyer, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Buyer or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of

Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any shares of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Buyer or any of Buyer’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or capital stock of any of Buyer’s Subsidiaries or any other securities of Buyer or any of Buyer’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. There are no agreements, arrangements or other understandings with respect to the voting of Buyer’s capital stock to which Buyer or any of its Subsidiaries is a party and to the Knowledge of Buyer as of the date hereof, no such agreements between any Persons exist. Neither Buyer nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Buyer or such Subsidiary on any matter.
Section 4.04. Corporate Power.
(a) Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.
(b) Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective Certificate of Incorporation, Bylaws or equivalent organizational documents.
Section 4.05. Corporate Authority. Subject only to the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting and Buyer Bank Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank and Buyer and Buyer Bank’s respective duly constituted boards of directors on or prior to the date hereof. Promptly, but not later than ten (10) Business Days, following the execution of this Agreement, in accordance with Section 5.20, Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Buyer Bank Shareholder Approval”). Buyer Board has directed, or will direct, that the Buyer Share Issuance be submitted to Buyer’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Buyer Shareholder Approval in accordance with the MBCA and Buyer’s Certificate of Incorporation and Bylaws and the receipt of the Buyer Bank Shareholder Approval, no other vote of the shareholders of Buyer or Buyer Bank is required by Law, the Buyer Certificate, the Articles of Incorporation of Buyer Bank, the Bylaws of Buyer and Buyer Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. Section 1818 (b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).
Section 4.06. SEC Documents; Financial Statements.
(a) Buyer has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed by the Buyer with the SEC or furnished to the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2019 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments, has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Buyer Reports when filed with the SEC subsequent to the date of this Agreement and prior to the Effective Time will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. None of Buyer’s Subsidiaries, including the Bank, is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Buyer Reports.
(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements, including GAAP, and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited quarterly statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount, and to the absence of footnote disclosure).
(c) Buyer and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP. Since January 1, 2019, except as disclosed in the Buyer Reports, Buyer has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting which could adversely affect Buyer’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves or involved management or other employees who have or had a significant role in Buyer’s internal control over financial reporting. Since January 1, 2019, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Buyer other than as has been disclosed in the Buyer Reports.
(d) Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to ensure that material information relating to Buyer required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to Buyer’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting Buyer’s principal executive officer and its principal financial officer to all material information required to be disclosed by Buyer in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.
(e) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, since January 1, 2019, neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(f) Buyer is in compliance in all material respects with the applicable listing rules and regulations of Nasdaq.
Section 4.07. Regulatory Reports. Since January 1, 2019, Buyer and its Subsidiaries have timely filed with the FDIC, the FRB, and any other applicable Governmental Authority (other than the SEC), in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as would not be material, other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified Buyer or any of its Subsidiaries that it has initiated or has pending any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2019. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2019.
Section 4.08. Regulatory Approvals; No Defaults.
(a) Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer and Buyer Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and the Montana Division of Banking, the filing of the Certificate and Articles of Merger with the Secretaries of State of the States of Delaware and Montana, the filing or issuance of the articles of merger relating to the Bank Merger with or by the Montana Secretary of State, the Montana Division of Banking and the FRB, respectively, the filing with the SEC of the Joint Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement and compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states and authorization of Nasdaq for listing in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Buyer Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Certificate, Buyer Bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of, or any filing or notice to, any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
(b) As of the date of this Agreement, Buyer has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) why any Burdensome Condition would be imposed, or (iii) why the Merger would not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.09. Legal Proceedings. Except as set forth in the Buyer Reports, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer:
(a) There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its

Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenge the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.
Section 4.10. Absence of Certain Changes or Events. Since June 30, 2021, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Since June 30, 2021 and through the date of this Agreement: (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects, and (ii) except for normal quarterly cash dividends, Buyer has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock.
Section 4.11. Compliance with Laws.
(a) Buyer and each of its Subsidiaries is, and have been since January 1, 2018, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans. Since January 1, 2018, neither Buyer nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b) Buyer and Buyer Bank and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer and Buyer Bank do not have any approved but unopened offices or branches.
(c) Neither Buyer nor Buyer Bank has received, since January 1, 2018 to the date hereof, written or, to Buyer’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in material compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

Section 4.12. Brokers. With the exception of the engagement of D.A. Davidson & Co., neither Buyer nor any Subsidiary thereof, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
Section 4.13. Regulatory Capitalization. Buyer Bank is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Buyer is, and, assuming the accuracy of Company’s and Company Bank’s representations and warranties set forth in Article 3, will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.
Section 4.14. Buyer Regulatory Agreements. Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, a “Buyer Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, and since January 1, 2018, Buyer has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.
Section 4.15. Community Reinvestment Act. As of the date hereof, Buyer’s and Buyer Bank’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.
Section 4.16. Financing. As of the date of this Agreement, Buyer has access to, and, assuming satisfaction or waiver of the conditions in Section 6.01 and Section 6.03, at the Effective Time, Buyer will have, sufficient funds to enable it to (i) pay the aggregate cash portion of the Merger Consideration in cash to the Exchange Agent in accordance with this Agreement, (ii) pay any and all fees and expenses required to be paid by Buyer or Buyer Bank in connection with the Merger or the Bank Merger, and (iii) satisfy all of the other payment obligations of Buyer or Buyer Bank contemplated hereunder.
Section 4.17. Tax Matters.
(a) The Buyer and each of its Subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns are correct, accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid over to the appropriate taxing authority other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. No written claim has been made by any Governmental Authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that Buyer or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings) upon any of the assets of Buyer or any of its Subsidiaries.
(b) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Buyer’s Knowledge, pending with respect to Buyer or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer and/or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority, in each case, against Buyer or any of its Subsidiaries.
Section 4.18. Subsidiaries.
(a) Buyer Disclosure Schedule 4.18(a) sets forth a complete and accurate list of all Subsidiaries of Buyer and Buyer Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Buyer Disclosure Schedule 4.18(a), (i) Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each Buyer Subsidiary, (ii) no equity securities of any of Buyer’s Subsidiaries are or may become required to be issued (other than to Buyer) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Buyer or a wholly-owned Subsidiary of Buyer), (iv) there are no contracts, commitments, understandings or arrangements relating to Buyer’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Buyer, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights; and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Buyer or any Subsidiary thereof; are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
(b) Except as set forth in Buyer Disclosure Schedule 4.18(b), neither Buyer nor any of its Subsidiaries, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Buyer Bank. Except as set forth in Buyer Disclosure Schedule 4.18(b), neither Buyer nor any of Buyer’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(c) Each of Buyer’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to so qualify has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer Bank is an insured depository institution as defined in 12 U.S.C. 1813(c)(2).
Section 4.19. Employee Benefits. The Buyer Benefit Plans have been operated in material compliance with applicable Law and in accordance with their respective terms. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Buyer Benefit Plan. Buyer and Buyer Bank have the authority, and the Buyer Benefit Plans permit, the Buyer and the Buyer Bank to honor the covenants of Buyer and Buyer Bank with respect to Company and Company Bank’s employees included in this Agreement.
Section 4.20. No Other Representations and Warranties. Except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Buyer Bank hereby disclaim any such other representations or warranties.
ARTICLE 5.

COVENANTS
Section 5.01. Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this

Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in all material respects in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed). Except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and Company Bank will use commercially reasonable efforts to (i) preserve intact its business organizations and assets, (ii) keep available to itself and, after the Effective Time, Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and, after the Effective Time, Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries to:
(a) Stock. (i) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (other than the issuance of Company Common Stock pursuant to the exercise of Company Option Awards outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement), any Rights, any award or grant under the Company Stock Plan or otherwise, or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time.
(b) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank and (ii) if the Adjusted Tangible Stockholders Equity of Company as of the Measurement Date is greater than $29,500,000, the Company may, in its discretion, elect to declare and pay a special cash dividend to its shareholders in such excess amount provided, however, the Company provides written notice to Buyer not less than five (5) Business Days prior to Closing and the dividend is made effective immediately prior to the Effective Time and provided further, that the amount of such dividend may be limited to the extent necessary to cause the Merger to effect a transfer of “substantially all of the properties” of the Company and Company Bank within the meaning of Section 368(a)(2)(D) of the Code occurs in connection with the Merger and that the sum of the special dividend and the aggregate Cash Consideration will be less than or equal to 60% of the aggregate value of the total Merger Consideration, in each case as determined in the sole discretion of Buyer in consultation with its tax counsel.
(c) Compensation; Employment Arrangements. Enter into, establish, adopt, amend, terminate or renew any Company Benefit Plan, or grant any salary, wage or fee increase, increase any employee benefit or grant or pay any incentive or bonus payments, adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, accelerate any rights or benefits under any Company Benefit Plan (including accelerating the vesting of Company Option Awards) or hire or terminate (other than for cause) any employee or other service provider with annual base salary, anticipated service fees or wages that is reasonably anticipated to exceed $250,000, except (i) consistent with past practices (A) normal increases in base salary to non-officer employees in the Ordinary Course of

Business and pursuant to policies currently in effect, (B) as may be required by Law, and (C) to satisfy contractual obligations under the terms of Company Benefit Plans as of the date hereof and (ii) bonus payments to employees of Company Bank not to exceed the amount set forth in Company Disclosure Schedule 5.01(c), to be paid prior to Closing.
(d) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(d), pay, loan or advance any material amount to, or sell, transfer or lease any material properties or assets to, or buy, acquire, or lease any material properties or assets from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business or other than part of the terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.
(e) Dispositions and Acquisitions. Except in the Ordinary Course of Business, (i) sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries or (ii) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person with a value or purchase price in the aggregate in excess of $50,000.
(f) Capital Expenditures. Except in the Ordinary Course of Business make any capital expenditures in amounts exceeding $100,000 individually, or $350,000 in the aggregate.
(g) Governing Documents. Amend or propose to amend (i) Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries, or (ii) any resolution or agreement concerning indemnification of Company’s or any Company Subsidiary’s directors or officers.
(h) Accounting Methods. Revalue any of Company’s or its Subsidiaries’ assets or implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.
(i) Contracts. Except with respect to contracts relating to loans or loan participations made in the Ordinary Course of Business and in accordance with Section 5.01(t), enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease, or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement.
(j)  Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; (iv) make any changes in the mix, rates, terms or maturities of Company Bank’s deposits or other liabilities, except in a manner and pursuant to policies in the Ordinary Course of Business and competitive factors in the market place; (v) open any new branch or deposit taking facility; or close, relocate or materially renovate any existing branch or facility; or (vi) other than purchases of investment securities in the Ordinary Course of Business, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.
(k) Indebtedness. (i) Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, FHLB borrowings and sales of certificates of deposit, which are in each case in the Ordinary Course of Business),

(iii) cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Company Disclosure Schedule 5.01(k)(iii) or in the Ordinary Course of Business, or waive any right of substantial value or discharge or satisfy any material noncurrent liability.
(l) Compliance with Agreements. Commit any act or omission which constitutes a breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract or that could reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.
(m) Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except as may be required by applicable Law, (ii) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (iii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(n) Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(o) Investments. Other than in the Ordinary Course of Business, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person.
(p) Intellectual Property. Transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property.
(q) Litigation. Commence, settle or agree to settle any litigation claims, actions or proceedings, except in the Ordinary Course of Business that (i) involves only the payment of money damages not in excess of $250,000 individually or $400,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Company or the applicable Subsidiary thereof and (iii) would not create precedent for claims that are reasonably likely to be material to Company or any of its Subsidiaries, or, after the Closing, Buyer or any of its Subsidiaries.
(r) Taxes. (i) File or amend any income Tax Return; (ii) settle or compromise any income Tax liability claim or assessment; (iii) make, change or revoke any material Tax election or change any method of Tax accounting; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (v) surrender any claim for a refund of Taxes; or (vi) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes.
(s) Tax Year. Change its fiscal or Tax year.
(t) Extensions of Credit. Make any extension of credit that, when added to all other extensions of credit to a borrower and its Affiliates, would exceed its applicable regulatory lending limits; make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Buyer; provided, that this covenant shall not prohibit Company Bank from extending or renewing credit or Loans in the Ordinary Course of Business or in connection with the workout or renegotiation of Loans currently in its Loan portfolio; provided, further, that from the date hereof, any new individual Loan or new extension of credit in excess of $300,000 and which is unsecured, or $1,500,000 and which is secured, shall require at least five (5) Business Days’ written notice (including a copy of the related loan package) to the chief executive officer or chief credit officer of Buyer Bank prior to issuing a loan commitment.
(u) Loan Portfolio. (i) Charge off (except as may otherwise be required by Law or by regulatory authorities or by GAAP) or sell (except in the Ordinary Course of Business) any of its portfolio of Loans, or (ii) sell any asset held as OREO or other foreclosed assets for an amount less than its book value, except that this provision shall not be applicable to resolving the taking of any real estate by any Governmental Authority by eminent domain proceedings or litigation.

(v) Insurance. Terminate or allow to be terminated any of the policies of insurance it maintains on its business or property other than in connection with the renewal of such policies on their present terms.
(w) Encumbrance of Any Asset. Encumber any asset having a book value in excess of $100,000 except in the Ordinary Course of Business for reasonable and adequate consideration.
(x) Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
Section 5.02. Covenants of Buyer. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by applicable Law, without the prior written consent of Company (such consent not to be unreasonably withheld or delayed), Buyer will not, and will cause each of its Subsidiaries not to:
(a) Amend or propose to amend the Buyer Certificate or Buyer Bylaws or any equivalent documents of Buyer’s Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the shareholders of Company or in any manner that would prohibit or hinder, impede or delay in any material respect the transactions contemplated by this Agreement;
(b) Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or reasonably likely to (x) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement or (y) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(c) Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) payments from Buyer Bank or any other Subsidiary to Buyer or from any Subsidiary of Buyer Bank to Buyer Bank and (ii) quarterly dividends in the ordinary, usual and customary course of business of Buyer consistent with past practice (including consistent to past practice with respect to timing and amount as compared to the quarterly dividends for the quarter immediately preceding the date of this Agreement) to holders of Buyer’s Common Stock or holders of trust preferred securities; or
(d) Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
Section 5.03. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided this section will not require Buyer to agree to, or take, any Burdensome Condition.
Section 5.04. Shareholder Approvals.
(a) (i) Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as soon as reasonably practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and, if mutually agreed, any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.09 and the last sentence of this Section 5.04(a), use its reasonable best efforts to solicit such approval by such shareholders. Company shall use its commercially reasonable efforts to cause the Company meeting to occur as soon as reasonably practicable and on the same date as the Buyer Meeting and to set the same record date as Buyer for the Buyer Meeting. The Company Meeting may be held virtually, subject to applicable Law and the Company’s organizational documents. Subject to Section 5.09 and the last sentence of this Section 5.04(a), Company shall use its reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Meeting are solicited in compliance with the MBCA, the Articles of Incorporation and Bylaws of Company and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If the Company Board changes the Company Recommendation in accordance with Section 5.09, Company shall not be required to use commercially reasonable efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its reasonable best efforts to obtain the Requisite Shareholder Approval to consummate the Merger; provided, however, that notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting, for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger), and nothing contained herein shall be deemed to relieve Company of such obligation.
(ii) Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval by the shareholders of Company of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not make a Company Subsequent Determination and the Joint Proxy Statement-Prospectus and any other proxy soliciting material relating to the Requisite Company Shareholder Approval shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.
(b) (i) Buyer shall call, give notice of, convene and hold a meeting of its shareholders (the “Buyer Meeting”) as soon as reasonably practicable after the Registration Statement is declared effective, for the purpose of obtaining (i) the Requisite Buyer Shareholder Approval required in connection with this Agreement and the Buyer Share Issuance, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders, in connection with the approval of a merger agreement or the transactions contemplated thereby, and Buyer shall use commercially reasonable efforts to cause the Buyer Meeting to occur as soon as reasonably practicable and on the same date as the Company Meeting and to set the same record date as Company for the Company Meeting. The Buyer Meeting may be held virtually, subject to applicable Law and the Buyer’s organizational documents.
(ii) Subject to Section 5.04(b)(iii), (i) Buyer and its Board of Directors shall use its commercially reasonable efforts to obtain from the shareholders of Buyer, the Requisite Buyer Shareholder Approval, including by communicating to the shareholders of Buyers its recommendation (and including such recommendation in the Joint Proxy Statement-Prospectus) that the shareholders of Buyer approve the Buyer Share Issuance (the “Buyer Board Recommendation”); and (ii) Buyer and its Board of Directors shall not (A) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Company in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Buyer Board Recommendation, (B) submit this Agreement, including the Buyer Share Issuance, to Buyer’s shareholders for approval without recommendation; or (C) resolve to take, or publicly announce an intention to take any of the foregoing actions (any of the foregoing, a “Buyer Recommendation Change”).
(iii) Subject to Section 7.01, if at any time after the date of this Agreement and prior to receipt of the Requisite Buyer Shareholder Approval an Intervening Event occurs and the Buyer Board, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that the failure to make a Buyer Recommendation Change in response to such Intervening Event would more likely than not result in a violation of its fiduciary duties under applicable Law the Buyer Board may, prior to the receipt of the Requisite Buyer Shareholder Approval, submit the Buyer Share Issuance to its shareholders without recommendation

(which, for the avoidance of doubt, shall constitute a Buyer Recommendation Change), in which event the Buyer Board may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by Law subject to Section 5.05; provided, that the Buyer Board may not take any actions under this clause (iii) unless (A) Buyer gives the Company at least three (3) Business Days’ prior written notice of its intention to take such action, specifying the basis for Buyer Board’s determinations and a reasonable description of the Intervening Event; (B) if requested by the Company, Buyer shall have engaged in good faith negotiations with the Company regarding any amendments or modifications to this Agreement proposed by Buyer and intended to cause the Intervening Event to no longer warrant a Buyer Recommendation Change; and (C) by no later than 5:00 p.m. Mountain Time on the last Business Day of such notice period, taking into account any amendment or modification to this Agreement proposed by the Company and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, the Buyer Board determines, in good faith that even if such proposed amendment or modification to this Agreement were given effect, the failure to make a Buyer Recommendation Change in response to such Intervening Event would nevertheless more likely than not result in a violation of its fiduciary duties under applicable Law. In the event of any change to the circumstances related to the Intervening Event that is adverse to Buyer or the shareholders of Buyer, Buyer shall be required to deliver a new written notice to the Company and to again comply with the requirements of this Section 5.04(b)(iii) with respect to such new written notice.
(c) Buyer or Company shall adjourn or postpone the Buyer Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Buyer Common Stock or Company Common Stock as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Buyer or Company, as applicable has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Buyer Shareholder Approval or Requisite Company Shareholder Approval and subject to the terms and conditions of this Agreement, Buyer or Company shall continue to use commercially reasonable efforts to solicit proxies from its shareholders in order to obtain the Requisite Buyer Shareholder Approval or Requisite Company Shareholder Approval. Notwithstanding anything to the contrary in this Agreement, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (i) the Buyer Meeting shall be convened and the Buyer Share Issuance shall be submitted to the shareholders of Buyer at the Buyer Meeting and (ii) the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting, and nothing contained in this Agreement shall be deemed to relieve Buyer or Company of such obligation.
(d) Buyer shall timely disclose to Company the material terms and estimated value of any payments after the Effective time that may constitute a “parachute payment” to any “disqualified individuals” as defined in and in accordance with Section 280G of the Code for purposes of the Company’s determination whether such payments, together with any parachute payments by Company would result in an “excess parachute payment” as set forth in Section 3.16(g). If the Company determines with the concurrence of Buyer, which concurrence shall not be unreasonably withheld, that the aggregate parachute payments my result in an “excess parachute payment,” the Company will (i) solicit from each disqualified individual entitled to receive any excess parachute payment, a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be excess parachute payments within the meaning of Section 280G of the Code and (ii) submit, in accordance with the “shareholder approval exemption” under Section 280G of the Code, the material terms of such “excess parachute payments” by the “disqualified individuals” for the approval or disapproval by the shareholders of the Company at the Company Meeting with a recommendation by the Company to approve such “excess parachute payments.” Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Buyer for its reasonable review no later than four (4) Business Days prior to soliciting such waivers and soliciting such approval. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Buyer evidence reasonably acceptable to Buyer that a shareholder vote was solicited in accordance with the foregoing provisions of this Section 5.04(c) and that either (1) the requisite number of votes of holders of Company Common Stock was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (2) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.
Section 5.05. Registration Statement; Joint Proxy Statement-Prospectus; Nasdaq Listing.
(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the Buyer Share Issuance (including the Joint Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors and financial advisor in connection with the Registration Statement and the Joint Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Each of Buyer and Company, at its own expense, shall promptly mail or cause to be mailed the Joint Proxy Statement-Prospectus to its shareholders.
(b) The Joint Proxy Statement-Prospectus and the Registration Statement (and each supplement or amendment) shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Buyer Meeting to consider and vote upon approval of the Buyer Share Issuance and Company Meeting to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Buyer and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Joint Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Joint Proxy Statement-Prospectus. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will promptly provide Company with copies of any such stop order, notice of or correspondence relating to any suspension of qualification or correspondence from the SEC or its staff, including all written comments. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement, each supplement or amendment thereto, and the Joint Proxy Statement-Prospectus and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Buyer Meeting and/or Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Joint Proxy Statement-Prospectus or the Registration Statement, Buyer shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders and mail such amendment or supplement to Buyer Shareholders (in each case if required under applicable Law).
(c) Buyer agrees to use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
Section 5.06. Regulatory Filings; Consents.
(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their commercially reasonable efforts (i) to prepare all documentation (including the Joint Proxy Statement-Prospectus), to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein (provided, however, that the Company’s obligation to participate in such Regulatory Approvals shall be non-financial), (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement, or take any action or omit to take any action, which would prohibit or limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or otherwise be reasonably likely, individually or in the aggregate, to have a material and adverse effect on Buyer and its Subsidiaries, taken as a whole and giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries taken as a whole) (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and other Governmental Authority consents and approvals required to consummate the Merger. Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company or their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement, (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, and (C) Buyer and Company will notify the other promptly and shall promptly apprise the other of the substance of any communication from any Governmental Authority received by it with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and its response thereto); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any Affiliates or any pending merger transaction, other than the Merger. Company shall provide Buyer with the opportunity to participate in meetings or substantive telephone discussions that it or its representatives may from time to time have with any Governmental Authority with respect to the transactions contemplated thereby.
(b) Company will use its commercially reasonable efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedule 3.13(c); provided that neither Company nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith (and shall not make any such payment or grant any such concession without the prior written consent of Buyer). Each party will, to the extent permitted by applicable Law, notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07. Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Buyer may, without the prior consent of Company (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may be required by Law or the rules and regulations of Nasdaq. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08. Access; Current Information.
(a) Subject to Section 5.08(e), upon reasonable notice, as may be reasonable in light of Contagion Event Measures, and subject to applicable Laws, each of Buyer and Company, for the purposes of verifying the representations and warranties of the other party and preparing for the Merger and the other matters contemplated by this Agreement, agrees to afford to the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as such party may reasonably request and shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and its privacy policy.
(b) As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, Company will furnish to Buyer copies of the board packages distributed to Company’s Board or the board of directors of its subsidiary bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to its Board or any committee thereof relating to its financial performance and risk management.
(c) During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular basis with representatives of Buyer and to report the general status of the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, Company agrees to provide to Buyer, to the extent permitted by applicable Law, a copy of each report filed by it or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof. During the period from the date of this Agreement to the Effective Time, each party will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule or which is necessary to correct any information in its Disclosure Schedule which has been rendered materially inaccurate thereby.
(d) No investigation by a party or its representatives, or updating of any Disclosure Schedule, shall be deemed to modify or waive any representation, warranty, covenant or agreement of any party or its subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation pursuant to this Section 5.08 and Section 5.16 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries. The Company and Buyer will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.08, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents in confidence and treat such information and documents as secret and confidential and to use all reasonable efforts to safeguard the confidentiality of such information and documents.
(e) Notwithstanding anything in this Section 5.08 to the contrary, no party shall be required to provide the other with any documents that disclose confidential discussions or information relating to this Agreement or the transactions contemplated hereby or any other matter that a party or its subsidiary bank’s board of directors has been advised by counsel that such distribution of which to the other party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in its waiver of attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, each party shall use commercially reasonable efforts to obtain such consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the parties will use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09. No Solicitation by Company; Superior Proposals.
(a) Subject to Section 5.09(b), Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates or other agents of Company or any of Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly: (i) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable Law, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Buyer and its Affiliates and its and their representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” shall mean: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring 15% or more of any class of equity of Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 15% or more of the consolidated assets of Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding shares of Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement.
(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, if, but only if, (A) Company has after the date of this Agreement received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09, (B) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (C) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from the Person making such Acquisition Proposal an Acceptable Confidentiality Agreement (it being understood that nothing therein shall have the effect of a standstill provision), Company may take the actions described in clause (ii) of Section 5.09(a) solely with respect to such Acquisition Proposal. Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.
(c) Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials including e-mails or other electronic communications. Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d) Subject to Section 5.09(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any public statement, filing or release inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve, recommend or endorse, or publicly propose to approve, recommend or endorse, any Acquisition Proposal; (iii) submit this Agreement to Company’s shareholders for approval without recommendation; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a “Company Subsequent Determination”); or (v) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e) Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may make a Company Subsequent Determination (although the Company Subsequent Determination will have no effect on any previously adopted resolutions of the Company Board except as expressly permitted by this paragraph) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has determined reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, that a bona fide unsolicited written Acquisition Proposal that it received after the date of this Agreement (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined reasonably and in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that because of the existence of such Superior Proposal the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again reasonably and in good faith, after consultation with and considering the advice of its outside legal counsel and its financial advisor, made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days. Any Notice of Superior Proposal shall include a reasonably detailed description of the Acquisition Proposal subject thereto, including the latest material terms and conditions and the identity of the third party in such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or supplement thereto.
(f) Nothing contained in this Section 5.09 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a Company Subsequent Determination unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.
Section 5.10. Indemnification.
(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank or any of their respective Subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the fullest extent as such persons have the right to be indemnified pursuant to the Articles of

Incorporation and Bylaws of Company in effect on the date of this Agreement and applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such persons have the right to expense advancement pursuant to the Articles of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law, provided, the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such person is not entitled to indemnification.
(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) (x) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (y) Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless in the case of this clause (y) such settlement does not provide for any additional monetary or equitable relief against the Indemnified Party and contains an unconditional release of such Indemnified Party for the matters to which such settlement relates and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws. All rights to indemnification in respect of any Claim asserted or made prior to the period ending six (6) years after the Effective Time shall continue until the final disposition of such Claim.
(c) For a period of six (6) years following the Effective Time, Buyer will purchase and provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the Maximum D&O Tail Premium or, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 6-year period).
(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

(e) These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification.
(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.
Section 5.11. Employees; Benefit Plans.
(a) Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated with Company or Company Bank.
(b) Except as provided in Section 5.11(g), prior to the Closing Date, if directed by Buyer, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants to be fully funded to the extent required under applicable Law and (ii) terminate or merge any Company Benefit Plan. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of the first sentence of this Section 5.11(b) shall be subject to Buyer’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(c) For any Company Benefit Plan terminated by Buyer for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees who are retained by Buyer or Buyer Bank shall be entitled to immediately participate in such Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent allowable under any Buyer Benefit Plans in which Company Employees participate, Company Employees shall be given credit for prior service or employment with Company or Company Bank (as well as service with any predecessor employer) for purposes of eligibility for and vesting of all benefits under such plans and for purposes of accruals or levels of severance, vacation pay, paid time off or similar benefits; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.
(d) Buyer shall cause Buyer Benefit Plans in which Company Employees participate to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible incurred by the employees and their beneficiaries under an analogous Company Benefit Plan during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time for the plan year in which the Effective Time occurs.
(e) Each full-time employee of Company or Company Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who is terminated by Buyer or its Subsidiaries (other than for cause) within six (6) months following the Effective Time shall receive a lump sum severance payment from Buyer or Buyer Bank or to the extent required by Section 409A of the Code, within the time period and in the form specified in the applicable agreement, in accordance with Company Disclosure Schedule 5.11(e) provided that such employee enters into a release of claims for the benefit of Company and Buyer and their Subsidiaries and Affiliates in a form satisfactory to Buyer.

(f) Except as provided in Section 5.11(g), nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person (including any Company Employee) any rights or remedies of any nature whatsoever. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries or ERISA Affiliates, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.11, expressed or implied, unless otherwise agreed to by Buyer, is intended (i) to amend in accordance with its terms and applicable Law any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to terminate in accordance with its terms and applicable Law any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan (iii) require Buyer to establish or maintain any employee benefit plan, (iv) interfere with Buyer’s right from and after the Effective Time to terminate the employment of or provision of services by any director, employee, independent contractor or consultant or (v) interfere with Buyer’s right from and after the Effective Time to change, terminate or add to the terms and conditions of employment or provisions of services by any director, employee, independent contractor or consultant, subject to the terms of any applicable employment contract or agreement.
(g) Buyer will take or cause its Subsidiaries to take all actions necessary to fund, pay, provide for, administer and maintain the Supplemental Executive Retirement Plan and the annuity contracts for each participant as set forth in Company Disclosure Schedule 5.11(g) in accordance with the terms of such agreements and arrangements, including any distribution terms, except to the extent any such agreement or arrangement is superseded or terminated, with the consent of the participant (or beneficiary, as applicable) provided that any such action shall not result in any tax under Section 409(A)(a) or (b) of the Code payable by the participant (or beneficiary, as applicable).
Section 5.12. Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on such party or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.12, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.
Section 5.13. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.14. Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened litigation against it and/or the members of its Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Each party shall: (a) permit the other party to review and discuss in advance, and consider in good faith its views in connection with, any proposed written or oral response to such litigation; and (b) furnish the other party’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation. Company shall consult with Buyer regarding the defense or settlement of any such litigation, shall give due consideration to Buyer’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.15. Director Matters. Company shall cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.16. Systems Integration; Operating Functions
(a) From and after the date hereof, Company and Company Bank shall and shall cause their directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause Company Bank’s data processing consultants and software providers to, cooperate and assist Buyer in connection with an electronic and systems conversion of all applicable data of Company Bank and Company to the Buyer systems, including the training of Company and Company Bank employees. Company and its Subsidiaries shall cooperate with Buyer in connection with the planning for the efficient and orderly combination of the parties and the operation of Buyer Bank (including the former operations of Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.
(b) Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time (unless otherwise determined by Buyer in its sole discretion).
Section 5.17. Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article 5 in accordance with the terms of that certain Form of Mutual Confidentiality Agreement between the parties dated March 15, 2021 (the “Confidentiality Agreement”).
Section 5.18. Tax Matters. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and through the Effective Time, each of Buyer and Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 5.19. Closing Date Share Certification. At least two (2), but not more than four (4), Business Days prior to the Closing Date, Company shall deliver to Buyer a draft Closing Date Share Certification and, on the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.
Section 5.20. Company Bank and Buyer Bank Approval. Promptly, but not less than ten (10) Business Days, following execution of this Agreement, (a) Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger, and (b) Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger.
Section 5.21. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Company and the members of the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.22. Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director of the Company and the Company Bank to execute and deliver a Claims Letter in the form attached hereto as Exhibit E (the “Claims Letter”).
Section 5.23. Restrictive Covenant Agreement. Concurrently with the execution and delivery of this Agreement, Company has caused each non-employee director of Company and Company Bank to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit F.
Section 5.24. Real Property Matters. At its option and expense, Buyer may cause to be conducted: (i) a title examination, physical survey, zoning compliance review, and structural inspection of the real property and improvements thereon that is used by any of the Company or its Subsidiaries as a banking or administrative office (collectively, the “Property Examination”); and (ii) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the real property as Buyer shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i) Buyer’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any of the Company or its Subsidiaries, (ii) Buyer’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any of the Company or its Subsidiaries, and (iii) Buyer’s right to request and to obtain from any of the Company or its Subsidiaries any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any such entity’s possession or control relating to the matters described in this Section 5.24. In order to perform or to conduct any such investigation(s) described in this Section 5.24, the Company and each of its Subsidiaries shall grant Buyer the right to gain reasonable access to any businesses and properties of any such entity. Should Buyer elect to complete an Environmental Survey of any real property, it shall notify the Company or Company Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with the Company and Company Bank.
If, in the course of the Property Examination or Environmental Survey, Buyer discovers a “Material Defect” (as defined below) with respect to the real property, Buyer shall have the option, at its sole discretion, exercisable upon written notice to the Company (“Material Defect Notice”) to: (1) waive the Material Defect; (2) direct the Company to cure the Material Defect to Buyer’s satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 7.01(a)).
If Buyer elects to direct the Company or Company Bank to cure, then the Company or Company Bank shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to Buyer’s satisfaction. If the Company or Company Bank fails to cure a Material Defect to Buyer’s satisfaction within the period specified above, then Buyer may terminate this Agreement (with such termination being deemed to be a termination under Section 7.01(a)).
For purposes of this Agreement, a “Material Defect” shall consist of:
(a) the existence of any Lien (other than the Lien of real property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a material breach of the representations and warranties contained in Section 3.18 or Section 3.29, in either such case that Buyer reasonably believes could result in a Material Adverse Effect on its use of any parcel of the real property for the purpose for which it currently is used or the value or marketability of any parcel of the real property;
(b) except the repairs, and the estimated costs of such repairs, set forth in Company Disclosure Schedule 3.29(b), the existence of any structural defects or conditions of disrepair in the improvements on the real property (including any equipment, fixtures or other components related thereto) that Buyer reasonably believes would cost more than $250,000 in the aggregate to repair, remove or correct as to all such real property; or
(c) the existence of facts or circumstances relating to any of the real property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Substance on, from, under, at, or relating to the real property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the real property which constitutes or would constitute a violation of any Environmental Laws as to which Buyer reasonably believes, based on the advice of legal counsel or other consultants, that the Company or any of its Subsidiaries could become responsible or liable, or that Buyer could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which the Company or any of its Subsidiaries could incur, or for which Buyer could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $250,000 inclusive of legal fees, or more as to all such real property.
Section 5.25. Preparation of Certain Financial Statements.
(a) The Company has engaged Moss Adams LLP, the Company’s independent public accountants (“Moss Adams”) to perform an audit of the year-end financial statements of the Company for the fiscal year ended December 31, 2020 and, to the extent required, December 31, 2019 (the “Company Audited Financial Statements”) and review any unaudited interim financial statements of the Company required to be included in the Joint Proxy Statement-Prospectus and Registration Statement as well as SEC filings to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement and shall provide Buyer, as promptly as practicable after the date hereof, with the Company Audited Financial Statements, together with a report on such year-end financial statements from the independent accountants for the Company, and unaudited financial statements, including interim financial statements, of the Company required pursuant to Regulation S-X to be included in the Joint Proxy Statement-Prospectus and Registration Statement as well as SEC filings to be filed by the Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement, prepared from the books and records of the Company and in accordance with GAAP consistently applied and the rules and regulations of the SEC, including the requirements of Regulation S-X and the Public Company Accounting Oversight Board Rules, and which present fairly in all material respects the financial position and results of operations of the Company. If requested by Buyer, the Company and its officers shall deliver to Moss Adams (or such other firm of independent public accountants retained by Buyer) all engagement letters and management representation letters, as may be reasonably requested by Buyer or such accountants, which shall cover such periods as the Buyer may reasonably request. The Company shall use its reasonable best efforts to cause its employees and any outside accountants and auditors to cooperate with and assist Buyer and Moss Adams in connection with the audited and unaudited financial statements contemplated by this Section 5.25, including, without limitation, such cold comfort letters from Moss Adams as may be reasonably requested in connection with any reports or registration statements and/or prospectus supplements filed by Buyer with the SEC.
(b) The Company and the Company Bank shall use their reasonable best efforts during the pre-Closing period to cooperate with the Buyer and Moss Adams in Buyer’s preparation of pro forma financial statements that Buyer shall cause to comply with the rules and regulations of the SEC to the extent required for the Joint Proxy Statement-Prospectus and Registration Statement as well as SEC filings, including the requirements of Regulation S-X.
(c) Buyer shall pay for all fees, costs and expenses of (i) Moss Adams in connection with its services to the Company as contemplated by Section 5.25(a) and (ii) one third party independent accounting professional hired by Company and Company Bank to assist such parties with the evaluation and preparation of such financial statements contemplated by Section 5.25(a).
Section 5.26. Restructuring Efforts. If either the Company or Buyer shall have failed to obtain the Requisite Company Shareholder Approval or the Requisite Buyer Shareholder Approval at the duly convened Company Meeting or Buyer Meeting, as applicable, or any adjournment or postponement thereof (other than if a Buyer Recommendation Change or a Company Subsequent Determination shall have occurred or if Buyer is entitled to terminate this Agreement under Section 7.01(g)), then for a period of time from the date of such Company Meeting or Buyer Meeting (as adjourned or postponed) to the earlier of 5:00 p.m. Mountain Time on the twentieth (20th) Business Day thereafter or the Expiration Date (the “Discussion Period”), each of the parties shall in good faith use its reasonable efforts to negotiate a restructuring of the transactions provided for in this Agreement (it being understood that neither party shall have any obligation to alter or change any term of this Agreement) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 5.26) to its respective shareholders for approval.
ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01. Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:
(a) Shareholder Votes. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval and the Buyer Share Issuance shall have received the Requisite Buyer Shareholder Approval.
(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Buyer or any of its Subsidiaries that, individually or in the aggregate, is a Burdensome Condition.
(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.
(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Nixon Peabody LLP and Ballard Spahr LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer and Company to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Nixon Peabody LLP and Ballard Spahr LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such firm, substantially in the form set forth in Company Disclosure Schedule 6.01(e) and Buyer Disclosure Schedule 6.01(e).
(f) Listing. The shares of Buyer Common Stock to be issued to the non-dissenting holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.
Section 6.02. Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Buyer and Buyer Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.
(b) Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of their obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.
(c) No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Buyer and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Buyer, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.
Section 6.03. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Company and Company Bank set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects; provided that the representations and warranties set forth in Section 3.03 shall be true and correct except to a de minimis extent (relative to Section 3.03 taken as a whole). Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer to such effect.
(b) Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement to be performed at or prior to the Closing Date in all material respects, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer to such effect.
(c) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Company Bank.
(d) Officer Agreement. The Officer Agreements shall have been executed, and delivered to Buyer, and such agreements shall be in full force and effect as of the Effective Time and such Persons shall not have indicated an intention not to commence employment with Buyer.
(e) Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (except as permitted in Section 5.09(b)); provided, that clauses (i) and (ii) shall not apply to this condition after approval of the Merger by Company shareholders.
(f) No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has resulted in, individually or in the aggregate, a Material Adverse Effect on Company and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect on Company or Company Bank, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer to such effect.
(g) Third Party Consents. Company shall have obtained all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations required by any Person pursuant to any contract, agreement, arrangement, commitment, understanding, Law, order, or permit as a result of the transactions contemplated by this Agreement pursuant to the contracts set forth in Company Disclosure Schedule 3.13.
(h) Claims Letters. Buyer shall have received from the Persons listed in Section 5.22 an executed Claims Letter, each of which shall remain in full force and effect.
(i) Restrictive Covenant Agreement. Each of the Persons as set forth in Section 5.23 shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit F.
(j) Dissenting Shares. Dissenting shares shall represent not more than five percent (5%) of the outstanding shares of Company Common Stock.
(k) Company Adjusted Tangible Stockholders’ Equity. The Company’s Adjusted Tangible Stockholders Equity as of the last day of the month prior to the month in which the Effective Time is expected to occur or, in the event the Closing is scheduled to occur less than 5 Business Days after the beginning of the month, the last day of the second month prior to the month in which the Effective Time is expected to occur (the “Measurement Date”) shall be an amount not less than $29,500,000.
(l) Company Audit. The Company shall have delivered to Buyer the Company Audited Financial Statements with an unqualified opinion of Moss Adams on such Company Audited Financial Statements.
ARTICLE 7.

TERMINATION
Section 7.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the Company Board each so determines by vote of a majority of the members of its entire board.
(b) No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c) No Shareholder Approval. By either Buyer or Company if the Requisite Company Shareholder Approval or Requisite Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the duly held meeting of such holders or at any adjournment or postponement thereof provided that the Discussion Period provided by Section 5.26 shall have expired and the parties have not signed an amendment to this Agreement.
(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party which breach of any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before 5:00 p.m., Mountain time, on the nine (9) month anniversary of the date of this Agreement (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement, provided, however, that if, on the Expiration Date, all conditions to this Agreement have been satisfied or waived or, with respect to conditions that can only be satisfied at the Closing, are then capable of being satisfied at the Closing, except for the conditions set forth in Section 6.01(b), then either Buyer or Company shall have the right, by written notice to the other party not later than 5:00 p.m., Mountain time, on the Expiration Date, to extend the Expiration Date for an additional three (3) month period.
(g) Company Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.09; or (ii) the Company Board (or any committee thereof) (A) makes a Company Subsequent Determination, (B) materially breaches its obligations to call, give notice of and commence the Company Meeting, or adjourn or postpone the Company Meeting, in accordance with the provisions of Section 5.04, and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (C) agrees to an Acquisition Proposal.
(h) Permanent Injunction. By either Buyer or Company in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any order, injunction or decree restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Plan of Bank Merger and such order, injunction or decree shall have become final and non-appealable.
(i) Decline in Buyer Common Stock Price. By Company and Company Bank if the Company Board so determines by a vote of the majority of the members of the entire Company Board, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if the Average Closing Price is less than $18.67 per share and the price of Buyer Common Stock has, during the period from the date of this Agreement through the Determination Date, underperformed the Nasdaq Bank Index by more than 15 percent subject, however, to the following four (4) sentences. If Company and Company Bank elect to exercise the termination right pursuant to this Section 7.01(i), Company and Company Bank shall give written notice to Buyer not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option of increasing the Stock Consideration to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Consideration (as then in effect), the Starting Price and 0.85, and the denominator of which is the Average Closing Price. If within such five (5) Business Day period, Buyer delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 7.01(i), and this Agreement shall remain in effect in accordance with its terms (except as the Stock Consideration shall have been so modified).
For purposes of this Section 7.01(i) and Section 7.01(j), the following terms shall have the meanings indicated:
“Average Closing Price” means the VWAP of Buyer Common Stock during the twenty (20) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Requisite Company Shareholder Approval is obtained or (iii) the date on which the Requisite Buyer Shareholder Approval is obtained.
“Starting Price” means $21.96.
If Buyer or any company belonging in the Nasdaq Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for and amount of shares of the Buyer Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 7.01(i) and Section 7.01(j).
(j) Increase in Buyer Common Stock Price. If the Average Closing Price is more than $25.25 per share and the price of Buyer Common Stock has, during the period from the date of this Agreement through the Determination Date, outperformed the Nasdaq Bank Index by more than 15 percent, Buyer and Buyer Bank, if the Buyer Board so determines by a vote of the majority of the members of the entire Buyer Board, at any time during the five (5)-day period commencing with the Determination Date, shall have the option to either terminate this Agreement or adjust the Stock Consideration as set forth below. Buyer shall have the option of decreasing the Stock Consideration to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Consideration (as then in effect), the Starting Price and 1.15, and the denominator of which is the Average Closing Price. Notwithstanding anything contained herein to the contrary, Buyer may not adjust the Stock Consideration pursuant to this Section 7.01(j) such that Buyer would issue less than an aggregate of 1,262,000 shares of Buyer Common Stock to the Company shareholders. If within such five (5) days, Buyer delivers written notice to the Company that it intends to proceed with the Merger by issuing such decreased Stock Consideration as contemplated by the preceding two sentences, then no termination shall have occurred pursuant to this Section 7.01(j), and this Agreement shall remain in effect in accordance with its terms (except as the Stock Consideration shall have been so modified).
Section 7.02. Break-Up Fee.
(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a break-up fee equal to $1,600,000 (“Break-Up Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Break-Up Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company Board or senior management of Company or has been made directly to its shareholders generally (and not withdrawn) or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(f) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(e) as a result of willful breach of a covenant by Company, and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates, an Acquisition Transaction (whether or not the same Acquisition Transaction which was the subject of the foregoing Acquisition Proposal), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Break-Up Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%”.
(b) Company and Buyer each agree that the agreements contained in this Section 7.02 and in Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Company nor Buyer would have entered into this Agreement; accordingly, if Company fails to promptly pay any amounts due under this Section 7.02 or Company or Buyer fails to promptly pay any amounts due under Section 7.03, Company or Buyer, as applicable, shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition

(or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer or Company, as applicable, (including legal fees and expenses) reasonably incurred in connection with such suit.
(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Buyer or to Buyer Bank the Break-Up Fee in accordance with Section 7.02(a), neither Company nor Company Bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Buyer’s sole and exclusive remedy against Company, Company Bank, and their respective Affiliates, Representatives or successors in interest.
Section 7.03. Termination Fees.
(a) Due to expenses, direct and indirect, incurred by Company in negotiating and executing this Agreement and in taking steps to effect the Merger, Buyer will pay to Company a termination fee of $400,000 if Company terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e). If such termination fee becomes payable pursuant to this Section 7.03(a), it will be payable by Buyer within two (2) Business Days after receipt of the applicable notification of termination.
(b) Due to expenses, direct and indirect, incurred by Buyer in negotiating and executing this Agreement and in taking steps to effect the Merger, Company will pay to Buyer a termination fee of $400,000 if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e). If such termination fee becomes payable pursuant to this Section 7.03(b), it will be payable by Company within two (2) Business Days after receipt of the applicable notification of termination.
(c) Notwithstanding the foregoing, if Company becomes liable for a Break-Up Fee, it shall not be liable under this Section 7.03 for any termination fee. In no event shall Company or Buyer be required to pay any termination fee amount or any Break-Up Fee on more than one occasion.
Section 7.04. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(c) and Section 7.03(c); provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.04 and Section 5.17, Section 7.02, Section 7.03 and Article 9 shall survive any termination hereof pursuant to Section 7.01.
ARTICLE 8.

DEFINITIONS
Section 8.01. Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms substantially similar to and no less favorable in the aggregate to Company than the terms of the Confidentiality Agreement.
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Adjusted Tangible Stockholders’ Equity” shall mean the consolidated stockholders’ equity of Company as set forth on its balance sheet on the Measurement Date calculated in accordance with GAAP, less intangible assets, plus Permitted Expenses aggregating up to $2,775,000 to the extent they either have been paid or accrued by the Measurement Date and are reflected in GAAP consolidated stockholders’ equity at the Measurement Date. The calculation of the Adjusted Tangible Stockholders’ Equity shall be delivered by Company to Buyer, accompanied by appropriate supporting detail, no later than the close of business on the fourth (4th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Buyer, which approval shall not be unreasonably withheld.

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.
“Average Closing Price” has the meaning set forth in Section 7.01(i).
“Bank Merger” has the meaning set forth in the recitals.
“Bank Merger Certificates” has the meaning set forth in Section 1.05(b).
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BOLI” has the meaning set forth in Section 3.31(b).
“Break-Up Fee” has the meaning set forth in Section 7.02(a).
“Burdensome Conditions” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Montana are authorized or obligated to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Bank” has the meaning set forth in the preamble to this Agreement.
“Buyer Bank Shareholder Approval” has the meaning set forth in Section 4.05.
“Buyer Benefit Plans” means all retirement plans, welfare benefit plans, contracts, policies or arrangements (i) covering employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA.
“Buyer Board” means the Board of Directors of Buyer.
“Buyer Bylaws” has the meaning set forth in Section 4.02(a).
“Buyer Certificate” has the meaning set forth in Section 4.02(a).
“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.
“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).
“Buyer Meeting” has the meaning set forth in Section 5.04(b)(i).
“Buyer Regulatory Agreement” has the meaning set forth in Section 4.14.
“Buyer Reports” has the meaning set forth in Section 4.06(a).
“Buyer Share Issuance” has the meaning set forth in Section 2.01(c).
“Buyer Shareholder Support Agreement” has the meaning set forth in the recitals.
“Cash Consideration” has the meaning set forth in Section 2.01(c).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.

“Certificates of Merger” has the meaning set forth in Section 1.05(a).
“Claim” has the meaning set forth in Section 5.10(a).
“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).
“Code” has the meaning set forth in the Recitals to this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Audited Financial Statements” has the meaning set forth in Section 5.25(a).
“Company Bank Shareholder Approval” has the meaning set forth in Section 3.06.
“Company Bank” has the meaning set forth in the preamble to this Agreement.
“Company Benefit Plans” has the meaning set forth in Section 3.16(a).
“Company Board” means the Board of Directors of Company.
“Company Common Stock” means the common stock, no par value, of Company.
“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).
“Company Employees” has the meaning set forth in Section 3.16(a).
“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.
“Company Latest Balance Sheet” has the meaning set forth in Section 3.08(a).
“Company Loan” has the meaning set forth in Section 3.21(d).
“Company Material Contract” has the meaning set forth in Section 3.13(a).
“Company Meeting” has the meaning set forth in Section 5.04(a).
“Company Recommendation” has the meaning set forth in Section 5.04(b).
“Company Regulatory Agreement” has the meaning set forth in Section 3.14.
“Company Representatives” has the meaning set forth in Section 5.09(a).
“Company Shareholder Support Agreement” or “Company Shareholder Support Agreements” shall have the meaning set forth in the recitals to this Agreement.
“Company Subsequent Determination” has the meaning set forth in Section 5.09(d).
“Company Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).
“Confidentiality Agreement” has the meaning set forth in Section 5.17.
“Contagion Event” means the outbreak or continued presence of contagious disease, epidemic or pandemic (including SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza)), and the governmental responses thereto.
“Contagion Event Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, or other directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Contagion Event.
“Criticized Loans” has the meaning set forth in Section 3.21(b).
“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Determination Date” has the meaning set forth in Section 7.01(i).
“DGCL” means the Delaware General Corporation Law.
“Dissenting Shares” has the meaning set forth in Section 2.06.
“Dissenting Shareholders” has the meaning set forth in Section 2.06.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.05(a).
“Environmental Claim” means any asserted or threatened complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law, including relating to any actual or threatened release of a Hazardous Substance.
“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources (including ambient air, surface water, ground water, land surface, or subsurface strata), (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Environmental Survey” has the meaning set forth in Section 5.24.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, treated as a single employer with such Person under Sections 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 2.07(a).
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.26.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Filed Reports” has the meaning set forth in Section 3.08(a)(i).
“FR Y-9” has the meaning set forth in Section 3.08(a)(i).
“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts, arbitrators or arbitration panels, other judicial bodies, administrative agencies, commissions, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Montana Division of Banking, any Federal Home Loan Bank, any state attorney general, all federal and state regulatory agencies having jurisdiction over the parties to this Agreement and their respective Subsidiaries, FINRA, and any other self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing (including, in each case, the staff thereof).
“Government Shutdown” means any shutdown or material limiting of certain U.S. or foreign federal, state or local government services.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or that otherwise are or become regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). “Hazardous Substance” also means emerging contaminants, which include but are not limited to PFOS, PFOA and 1,4-dioxane. “Hazardous Substance” does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“HOLA” means the Home Owners’ Loan Act of 1933, as amended.
“Holder” has the meaning set forth in Section 2.05.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Parties” has the meaning set forth in Section 5.10(a).
“Insurance Policies” has the meaning set forth in Section 3.31.
“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) copyrights, domain names, websites and all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, website content, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; and (f) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Intervening Event” shall mean any material event, circumstances, change, effect, development or condition occurring or arising after the date hereof that was not known to or reasonably foreseeable by the Buyer Board as of or prior to the date hereof, not relating to an Acquisition Proposal as to either the Company or Buyer (substituting Buyer for Company in the definition thereof) and that becomes known by the Buyer Board after the date of this Agreement and prior to the date the Requisite Buyer Shareholder Approval is obtained provided that none of the following, either alone or in combination, shall be considered an Intervening Event: (i) events, circumstances, changes, effects, developments or conditions affecting general business, economic or political conditions, the industries or segments thereof in which Buyer operates, or the financial, credit or securities markets of the United States; (ii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof, including any Contagion Event Measures; (iii) events, circumstances, changes, effects, developments or conditions solely arising out of, or attributable to the announcement of the execution of this Agreement, the identity of the other parties hereto, or the terms and conditions hereof; (iv) any change in the trading price or trading volume of Buyer Common Stock in and of itself; or (v) Buyer meeting or exceeding any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period in and of itself (it being understood, in each case above, that the underlying cause of such changes may be taken into account in determining whether there has been or there exists an Intervening Event unless such underlying cause would otherwise be excepted by this definition).
“IRS” means the United States Internal Revenue Service.
“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.
“Joint Proxy Statement-Prospectus” means Company’s and Buyer’s joint proxy statement and Buyer’s prospectus and other solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement and holders of Buyer Common Stock in connection with the solicitation of their approval of the Buyer Share Issuance.
“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Company Disclosure Schedule 3.01(a), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit promulgated, interpreted, or enforced by any Governmental Authority that is applicable to a referenced Person or its assets, liabilities, or business.
“Letter of Transmittal” has the meaning set forth in Section 2.05.
“Licensed Business Intellectual Property” has the meaning set forth in Section 3.30(g).
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, right of first refusal, encumbrance, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.
“Management Statements” has the meaning set forth in Section 3.08(a)(i).
“Material Adverse Effect” with respect to any party means any event, occurrence, fact, condition, change, development or effect that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or otherwise materially impairs the ability of such party to timely consummate the Merger, the Bank Merger or the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, the following shall not constitute a “Material Adverse Effect”, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a “Material Adverse Effect”: (A) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which the applicable party or its Subsidiaries operate or interpretations thereof by Governmental Authorities including Laws newly enacted for, relating to or arising out of efforts to implement Contagion Event Measures and address the spread of any Contagion Event, (B) changes after the date of this Agreement in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof, (C) changes after the date of this Agreement in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates or adverse credit events resulting in deterioration in the credit markets generally including any such change resulting from or arising out of a Contagion Event, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, including any Contagion Event (and the related Contagion Event Measures), any Government Shutdown, any declaration of martial law or similar directive, guidance, policy or other action by any Governmental Authority, (E) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, changes after the date of this Agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), (F) solely in the case of whether a Material Adverse Effect has or may occur with respect to Buyer, any change in the trading price or trading volume of Buyer Common Stock on the Nasdaq (it being understood that the circumstances giving rise thereto that are not otherwise excluded from the definition of Material Adverse Effect may be considered in determining whether a Material Adverse Effect exists), and (G) the impact of this Agreement and the transactions contemplated hereby, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), except that, with respect to clauses (A), (B) and (C), such effect, circumstance, occurrence or change disproportionately adversely affects the party and its Subsidiaries compared to similar companies operating in the commercial banking industry, in which case only the disproportionate effect will be taken into account).
“Material Defect” has the meaning set forth in Section 5.24.
“Material Defect Notice” has the meaning set forth in Section 5.24.
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).
“MBCA” shall mean the Montana Business Corporation Act.
“Measurement Date” has the meaning set forth in Section 6.03(k).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 2.01(c).
“Montana Division of Banking” means the Division of Banking and Financial Institutions of the Montana Department of Administration.
“Nasdaq” means the National Market System of The Nasdaq Stock Market.
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Notice Period” has the meaning set forth in Section 5.09(e).
“OCC” means the Office of the Comptroller of the Currency.
“Officer Agreement” shall have the meaning set forth in Section 1.03(b).
“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice.
“OFAC” has the meaning set forth in Section 3.34.
“OREO” has the meaning set forth in Section 3.21(c).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”
“Permitted Expenses” means (i) the reasonable expenses of Company incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or investment bankers, including the cost of a fairness opinion) (ii) payments due and payable under any employment contracts, deferred compensation programs or retention agreements with Company officers and employees (including change-in-control payments and employee bonuses) and (iii) any expense incurred by Company or Buyer related to the termination of any contract, including but not limited to, information technology or card services, or early repayment of any debt triggered by a change of control.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.
“Plan of Bank Merger” has the meaning set forth in Section 1.04.
“Property Examination” has the meaning set forth in Section 5.24.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from, or notice to or filing with, any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.
“Regulatory Requirements” has the meaning set forth in Section 3.08(a)(ii).
“Requisite Buyer Shareholder Approval” means the approval required by Section 251 of the DGCL of the Agreement and by Nasdaq Listing Rule 5635(a) of the Buyer Share Issuance by the holders of at least a majority of the total votes cast at the Buyer Meeting.
“Requisite Company Shareholder Approval” means the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases, database rights, and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“Starting Price” has the meaning set forth in Section 7.01(i).
“Stock Consideration” has the meaning set forth in Section 2.01(c).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.
Any reference in this Agreement to a Subsidiary of Company means, unless the context otherwise requires, any current or former Subsidiary of Company and Company Bank and any current or former Subsidiary of Company Bank.

“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Entity” has the meaning set forth in Section 1.01.
“Takeover Laws” has the meaning set forth in Section 3.36.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.
“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the Nasdaq, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“Unlawful Gains” has the meaning set forth in Section 3.33.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“VWAP” means, for any date or period, the volume weighted average price of the Buyer Common Stock for such date (or the nearest preceding date) or period on the Trading Market on which the Buyer Common Stock is then listed or quoted as reported by the Nasdaq Stock Market on its website (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).
ARTICLE 9.

MISCELLANEOUS
Section 9.01. Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.
Section 9.02. Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived, or the time for compliance with such provision may be extended, by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Requisite Buyer Shareholder Approval or the Requisite Company Shareholder Approval has been obtained, no amendment shall be made which by Law requires further approval by the shareholders of Company without obtaining such approval. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 9.03. Governing Law; Choice of Forum; Jurisdiction; Waiver of Right to Trial by Jury; Process Agent.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, provided that the Laws of the State of Montana shall govern the consummation of the Bank Merger.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM DIRECTLY OR INDIRECTLY BASED ON, ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03.
Section 9.04. Expenses. Except as otherwise provided in Section 5.05(a), Section 5.25, Section 7.02(a) and Section 7.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.
Section 9.05. Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service or overnight carrier to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
If to Buyer or Buyer Bank: Eagle Bancorp Montana, Inc. P. O. Box 4999 Helena, Montana 59604-4999 Attn: Peter J. Johnson, Chief Executive Officer Email: pjohnson@oppbank.com	With a copy (which shall not constitute notice) to: Nixon Peabody LLP 799 9th Street, Suite 500 Washington D.C. 20001 Attn: Lloyd H. Spencer Email: lspencer@nixonpeabody.com

If to Company or Company Bank: First Community Bancorp, Inc. 540 2nd Avenue South Glasgow, MT 59230 Attn: Samuel Waters Email: swaters@fcbank.net	With a copy (which shall not constitute notice) to: Ballard Spahr LLP 2000 IDS Center, 80 S. Eighth Street Minneapolis, MN 55402 Attn: Mark C. Dietzen Email: dietzenm@ballardspahr.com
Section 9.06. Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Exhibits) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made, other than the Confidentiality

Agreement, which shall remain in effect. Except for the Indemnified Parties’ rights under Section 5.10 and the rights of shareholders of Company who properly surrender their shares of Company Common Stock in accordance with Article 2 to receive the Merger Consideration after the Effective Time, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 9.08. Enforcement of the Agreement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Delaware, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Delaware or federal court located in the State of Montana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Delaware or federal court located in the State of Montana.
Section 9.09. Interpretation.
(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.
(d) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.
Section 9.10. Assignment. No party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 9.11. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 9.12. Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section of this Agreement and any other representations, warranties or covenants of such party that are contained in this Agreement. The mere inclusion of an item in either the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
EAGLE BANCORP MONTANA, INC.

By:	/s/ Peter J. Johnson
Name: Peter J. Johnson
Title: President and Chief Executive Officer

OPPORTUNITY BANK OF MONTANA

By:	/s/ Peter J. Johnson
Name: Peter J. Johnson
Title: President and Chief Executive Officer

FIRST COMMUNITY BANCORP, INC.

By:	/s/ Samuel Waters
Name: Samuel Waters
Title: President & Chairman of the Board

FIRST COMMUNITY BANK

By:	/s/ Samuel Waters
Name: Samuel Waters
Title: Chairman of the Board
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1
FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT
COMPANY SHAREHOLDER SUPPORT AGREEMENT, dated as of September 30, 2021 (this “Agreement”), by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”), and the shareholder identified on the signature pages hereto (the “Shareholder”).
WHEREAS, concurrently herewith, First Community Bancorp, Inc., a Montana corporation (“FCB”), First Community Bank, a Montana chartered commercial bank and wholly owned subsidiary of FCB (the “Bank”), Opportunity Bank of Montana, a Montana chartered commercial bank and wholly owned subsidiary of Eagle (“Opportunity Bank”), and Eagle are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which FCB will merge with and into Eagle on the terms and conditions set forth therein, with Eagle surviving such merger (the “Merger”) and as provided therein the Bank will merge with and into Opportunity Bank (the “Bank Merger”), and, in connection therewith, the shares of common stock, no par value, of FCB (“FCB Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.01(b) of the Merger Agreement and any Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, and has the right to vote and dispose of, the number of shares of FCB Common Stock set forth on the signature page of the Shareholder hereto (such FCB Common Stock, together with any other capital stock of FCB acquired by the Shareholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by FCB that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);
WHEREAS, receiving the FCB Shareholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as an inducement to Eagle to enter into the Merger Agreement and incur the obligations therein, Eagle has required that the Shareholder enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies.
(a) Agreement to Vote FCB Common Stock. The Shareholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of FCB’s shareholders, however called or in connection with any written consent of FCB’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Shareholder as of the relevant time (the “Owned Shares”), (1) in favor of the approval of the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of FCB by the Board of Directors of FCB concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Articles of Incorporation and Bylaws of FCB or the Articles of Incorporation and Bylaws of the Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of FCB in the Merger Agreement.
(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively “Transfer”) other than in connection with bona fide estate planning purposes to his or her affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Shareholder) and provided, further that the assigning Shareholder shall remain jointly and severally liable for the breaches of any of his or her affiliates or immediate family members of the terms hereof. Any Transfer in violation of this provision shall be void. The Shareholder further agrees to authorize and request FCB to notify FCB’s transfer agent, if any, or registrar that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the voting of the Shareholder’s Shares.
(c) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.
(d) Acquired Shares. Any Shares or other voting securities of FCB with respect to which beneficial ownership is acquired by the Shareholder or its affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of FCB, if any, after the date hereof shall automatically become subject to the terms of this Agreement.
(e) Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.
Section 2. Non-Solicit. Except as expressly permitted pursuant to the exceptions set forth in Sections 5.04(a) and 5.09 of the Merger Agreement, the Shareholder shall not, and shall use his or her reasonable best efforts to cause his or her affiliates and each of their respective officers, directors, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to an Acquisition Proposal, (ii) continue, engage or participate in any negotiations concerning an Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to an Acquisition Proposal, (iv) approve, recommend, agree to or accept any Acquisition Proposal, (v) solicit proxies or become a participant in a solicitation with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (vi) initiate a shareholders’ vote or action by consent of FCB’s shareholders with respect to an Acquisition Proposal, (vii) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of FCB that takes any action in support of an Acquisition Proposal, or (viii) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal.
Section 3. Representations, Warranties and Covenants of the Shareholder.
(a) Representations and Warranties. The Shareholder represents and warrants to Eagle as follows:
(i) Capacity. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Eagle, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of its affiliates (a) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to any Shares, in either case, which is inconsistent with the Shareholder’s obligations pursuant to this Agreement.
(v) Ownership of Shares. Except for restrictions in favor of Eagle pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has voting power and power of disposition with respect to the Shareholder’s Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Shareholder’s signature page hereto.
(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Eagle of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(vii) Reliance. The Shareholder understands and acknowledges that Eagle is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.
(b) Covenants. From the date hereof until the Expiration Time:
(i) the Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;
(ii) the Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Eagle of the number of any new shares of FCB Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof; and
(iii) the Shareholder hereby authorizes Eagle and FCB to publish and disclose in any announcement or disclosure required by the SEC and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligations under this Agreement.

Section 4. Further Assurances. From time to time, at the request of Eagle and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.
Section 5. Termination. Other than with respect to this Section and Section 7, which shall survive any termination of this Agreement, this Agreement will terminate upon the earliest of (A) the Merger Agreement being approved by the requisite affirmative vote of the shareholders of FCB and (B) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.
Section 6. Appraisal Rights. The Shareholder hereby waives any rights of appraisal, or rights to dissent or other rights that the Shareholder may have under applicable law, including Sections 35-14-1301 through 35-14-1340 of the MBCA.
Section 7. Miscellaneous.
(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
(i)	If to Eagle, to:

Eagle Bancorp Montana, Inc.
P.O. Box 4999
Helena, Montana 59604-4999
Attn: Peter J. Johnson
Email: pjohnson@oppbank.com
Telecopy Number: (406) 457-4013

(ii)	with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
799 9th Street, N.W., Suite 500
Washington, D.C. 20001
Attn: Lloyd H. Spencer
Email: lspencer@nixonpeabody.com
Telecopy Number: (202) 585-8080

(iii)	If to the Shareholder, to the address for the Shareholder set forth on the signature pages hereto.
(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Eagle and the Shareholder.
(d) Successors and Assigns. No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Eagle may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Eagle. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of FCB Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.
(e) No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 7(d).
(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
(g) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
(i) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.
(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.
(k) Confidentiality. The Shareholder recognizes and acknowledges that he or she may have access to certain confidential information of Eagle and its Subsidiaries (including that obtained from FCB and its shareholders in connection with the Merger, the Bank Merger and any transaction contemplated hereby or thereby), FCB and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of Eagle, FCB and Eagle’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the Shareholder, is herein referred to as “Confidential Information.” The Shareholder will not disclose or directly or indirectly utilize in any manner any such Confidential Information for the Shareholder’s own benefit or the benefit of anyone other than Eagle and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement; provided that the Shareholder may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

(l) Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.
(m) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(n) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.
(o) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.
(p) Capacity. This Agreement shall only apply to actions taken by the Shareholder in his or her capacity as a shareholder of FCB and, if applicable, shall not in any way limit or affect actions the Shareholder or any of his or her Representatives may take in such Person’s capacity as a director, officer, or employee of FCB, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of FCB.
(q) Counterparts. This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.
(r) Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
EAGLE BANCORP MONTANA, INC.

By:
Name: Peter J. Johnson
Title: President and Chief Executive Officer
[Signature Page to Company Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
Name:
Address:

Shares of FCB Common Stock:
[Signature Page to Company Shareholder Support Agreement]

EXHIBIT A-2
FORM OF BUYER SHAREHOLDER SUPPORT AGREEMENT
BUYER SHAREHOLDER SUPPORT AGREEMENT, dated as of September 30, 2021 (this “Agreement”), by and between First Community Bancorp, Inc., a Montana corporation (“FCB”), and the shareholder identified on the signature pages hereto (the “Shareholder”).
WHEREAS, concurrently herewith, FCB, First Community Bank, a Montana chartered commercial bank and wholly owned subsidiary of FCB (the “Bank”), Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”) and Opportunity Bank of Montana, a Montana chartered commercial bank and wholly owned subsidiary of Eagle (“Opportunity Bank”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which FCB will merge with and into Eagle on the terms and conditions set forth therein, with Eagle surviving such merger (the “Merger”) and as provided therein the Bank will merge with and into Opportunity Bank (the “Bank Merger”), and, in connection therewith, the shares of common stock, no par value, of FCB (“FCB Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.01(b) of the Merger Agreement and any Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, and has the right to vote and dispose of, the number of shares of Eagle Common Stock set forth on the signature page of the Shareholder hereto (such Eagle Common Stock, together with any other capital stock of Eagle acquired by the Shareholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by Eagle that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);
WHEREAS, receiving the Eagle Shareholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as an inducement to FCB to enter into the Merger Agreement and incur the obligations therein, FCB has required that the Shareholder enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies.
(a) Agreement to Vote Eagle Common Stock. The Shareholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of Eagle’s shareholders, however called or in connection with any written consent of Eagle’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Shareholder as of the relevant time (the “Owned Shares”), (1) in favor of the approval of the Merger Agreement, including the Buyer Share Issuance (as defined in the Merger Agreement), (2) against any agreement, amendment of any agreement (including the Certificate of Incorporation and Bylaws of Eagle or the Articles of Incorporation and Bylaws of the Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the Buyer Share Issuance or the transactions contemplated by the Merger Agreement, or (3) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Eagle in the Merger Agreement.
(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively “Transfer”) other than in connection with (i) bona fide estate planning purposes to his or her affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Shareholder) and provided, further that the assigning Shareholder shall remain jointly and severally liable for the breaches of any of his or her affiliates or immediate family members of the terms hereof or (ii) a plan, instruction or agreement made or entered into pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, prior to the date hereof and currently in effect. Any Transfer in violation of this provision shall be void. The Shareholder further agrees to authorize and request Eagle to notify Eagle’s transfer agent, if any, or registrar that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the voting of the Shareholder’s Shares.
(c) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.
(d) Acquired Shares. Any Shares or other voting securities of Eagle with respect to which beneficial ownership is acquired by the Shareholder or its affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Eagle, if any, after the date hereof shall automatically become subject to the terms of this Agreement.
(e) Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.
Section 2. Representations, Warranties and Covenants of the Shareholder.
(a) Representations and Warranties. The Shareholder represents and warrants to FCB as follows:
(i) Capacity. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.
(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by FCB, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of its affiliates (a) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to any Shares, in either case, which is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(v) Ownership of Shares. Except for restrictions in favor of FCB pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has voting power and power of disposition with respect to the Shareholder’s Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Shareholder’s signature page hereto.
(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by FCB of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(vii) Reliance. The Shareholder understands and acknowledges that FCB is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.
(b) Covenants. From the date hereof until the Expiration Time:
(i) the Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;
(ii) the Shareholder hereby agrees, while this Agreement is in effect, to promptly notify FCB of the number of any new shares of Eagle Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof; and
(iii) the Shareholder hereby authorizes Eagle and FCB to publish and disclose in any announcement or disclosure required by the SEC and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligations under this Agreement.
Section 3. Further Assurances. From time to time, at the request of FCB and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.
Section 4. Termination. Other than with respect to this Section and Section 5, which shall survive any termination of this Agreement, this Agreement will terminate upon the earliest of (A) the Merger Agreement, including the Buyer Share Issuance, being approved by the requisite affirmative vote of the shareholders of Eagle and (B) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.
Section 5. Miscellaneous.
(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)  Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
(i)	If to FCB, to:

First Community Bancorp, Inc.
540 2nd Avenue South
Glasgow, Montana 59230
Attn: Samuel Waters
Email: swaters@fcbank.net
Telecopy Number: (406) 228-4130

(ii)	with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
2000 IDS Center, 80 S. Eighth Street
Minneapolis, MN 55402
Attn: Mark C. Dietzen
Email: dietzenm@ballardspahr.com
Telecopy Number: (612) 371-3207

(iii)	If to the Shareholder, to the address for the Shareholder set forth on the signature pages hereto.
(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by FCB and the Shareholder.
(d) Successors and Assigns. No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except FCB may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of FCB. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Eagle Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.
(e) No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 5(d).
(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
(g) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
(i) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.
(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.
(k) Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Montana. The parties all expressly agree and acknowledge that the State of Montana has a reasonable relationship to the parties and/or this Agreement.
(l) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(m) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.
(n) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.
(o) Capacity. This Agreement shall only apply to actions taken by the Shareholder in his or her capacity as a shareholder of Eagle and, if applicable, shall not in any way limit or affect actions the Shareholder or any of his or her Representatives may take in such Person’s capacity as a director, officer, or employee of Eagle, and no such actions or omissions shall be deemed a breach of this Agreement or be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of Eagle.
(p) Counterparts. This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.
(q) Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
FIRST COMMUNITY BANCORP, INC.

By:
Name: Samuel Waters
Title: President and Chairman of the Board
[Signature Page to Buyer Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
Name:
Address:

Shares of Eagle Common Stock:
[Signature Page to Buyer Shareholder Support Agreement]

EXHIBIT B
Continuing Director
Samuel D. Waters

EXHIBIT C
FORM OF RESTRICTIVE COVENANT AGREEMENT (EMPLOYEE)
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of September 30, 2021, by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), and the undersigned officer (“Officer”) of First Community Bancorp, Inc., a Montana corporation (“Company”), and/or First Community Bank, a Montana state bank and wholly-owned subsidiary of Company (the “Company Bank” and collectively with Company, “FCB”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Company and Company Bank are parties to that certain Agreement and Plan of Merger, dated as of September 30, 2021, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Company with and into Buyer, and the subsequent merger of Company Bank with and into Buyer Bank;
WHEREAS, Officer is a shareholder[, director] and officer of FCB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Officer or an Affiliate of Officer is expected to receive Merger Consideration in exchange for the shares of Company Common Stock held by Officer and/or the Officer’s Affiliate;
WHEREAS, Officer has been offered, and has agreed to serve in, the position of [Officer Position Title] for the Buyer Bank commencing after the Effective Time of the Merger;
WHEREAS, prior to the date hereof, Officer has served as a [member of the Board of Directors and] officer of FCB, and, therefore, Officer has knowledge of the Confidential Information (hereinafter defined);
WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Company, as a condition and inducement to the willingness of Buyer and Buyer Bank to enter into the Merger Agreement, Officer will enter into and perform this Agreement.
NOW THEREFORE, for good and valuable consideration, including, without limitation, the Merger Consideration to be received by Officer and/or the Officer’s Affiliate, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
Section 1. Certain Definitions.
(a) “Affiliated Company” means, with respect to any specified person or entity, any company or entity controlled by, controlling or under common control with the specified person or entity.
(b) “Confidential Information” means all information regarding FCB, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by FCB, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by FCB, Buyer or their respective Affiliated Companies. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of FCB, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of FCB, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public other than by the act of one who Officer knows (or reasonably should know) does not have the right to disclose such information without violating any right or privilege of FCB or Buyer or their respective Affiliated Companies or any duty owed to any of them; (ii) is disclosed to Officer or an Affiliate of Officer by one who Officer knows (or reasonably should know) is not violating any right or privilege of FCB or Buyer or their respective Affiliated Companies or any duty owed to any of them (including any disclosure by a customer of FCB or Buyer to Officer); or (iii) is independently developed by a person or entity without reference to or use of Confidential Information. Officer acknowledges and agrees that the trading in Buyer securities using Confidential Information or other material non-public information may violate federal and state securities laws.
(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
Section 2. Restrictive Covenants.
(a)  Nondisclosure of Confidential Information. Commencing as of the Effective Time of the Merger as set forth in the Merger Agreement and continuing for a period of two (2) years after a termination of Officer’s employment with the Buyer Bank (other than a termination by Buyer Bank without Cause (as defined below)), Officer shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Officer shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Officer shall (i) if allowed by law or legal process, provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Officer; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a required waiver or protective order, Officer is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Officer is legally required to be disclosed. For purposes of this Agreement, “Cause” shall be defined as the Officer’s (i) removal from his or her position by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, (ii) material breach of this Agreement, (iii) material failure to perform his or her duties, or gross negligence in the performance of his or her duties, to Buyer Bank, (iv) dishonesty, misconduct or fraud in connection with his or her employment by Buyer Bank, the performance of his or her duties or adversely affecting the business of Buyer Bank or any of its indirect or direct subsidiaries or affiliates, (v) commission of any misappropriation or embezzlement in the course of his or her employment with Buyer Bank or in connection with Buyer Bank’s business or (vi) conviction of a felony.
(b)  Nonrecruitment and Nonhire of Employees. Officer hereby agrees that, for a period of two (2) years after a termination of Officer’s employment with the Buyer Bank (other than a termination by Buyer Bank without Cause), Officer shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies or hire, as employee, consultant or otherwise, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of FCB who both (A) worked at FCB or any of its Affiliated Companies during Officer’s services as a director and/or officer of FCB or any of its Affiliated Companies and (B) has not ceased employment with Buyer, FCB or any Affiliated Companies, as applicable, during the six (6) month period preceding such solicitation or recruitment. It is acknowledged that general advertisements not specifically targeted at any of the foregoing persons shall not be deemed to violate this provision.
(c)  Nonsolicitation of Customers. Officer hereby agrees that, for a period of two (2) years after a termination of Officer’s employment with the Buyer Bank (other than a termination by Buyer Bank without Cause), Officer shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than FCB, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of FCB, or any prospective customer or client that FCB has solicited in the last year, during Officer’s services as a director and/or officer of FCB or any of its Affiliated Companies, for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client of FCB, or prospective customer or client that FCB has solicited in the last year, to cease, reduce, restrict or divert its business with FCB, Buyer or any Affiliated Company. It is acknowledged that general advertisements not specifically targeted at customers or clients of FCB, or any prospective customers or clients that FCB has solicited in the last year, during Officer’s services as a director and/or officer of FCB or any of its Affiliated Companies shall not be deemed to violate this provision.
(d)  Noncompetition. Officer hereby agrees that, for a period of two (2) years after a termination of Officer’s employment with the Buyer Bank (other than a termination by Buyer Bank without Cause), Officer shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or otherwise on behalf of, any other Person, business or enterprise that competes in the Restricted Area with Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, FCB or any of their Affiliated Companies, which consist of, among others, commercial, agricultural or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, Internet or electronic banking, automated teller machines, mortgage loans, and home equity lines of credit. The “Restricted Area” shall mean Roosevelt, Valley, and Lewis and Clark counties in Montana.
(e)  Enforceability of Covenants. Officer acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Officer acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of FCB that are derived from the acquisition of FCB by Buyer. Officer acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Officer agrees that his or her position as a director and officer of FCB involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Officer further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Officer and Buyer agree that Officer’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Officer and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Officer acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Officer hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by Officer), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
Section 3.  Successors.
(a) This Agreement is personal to Officer, is not assignable by Officer, and none of Officer’s duties hereunder may be delegated.
(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of Buyer and any of its Affiliated Companies and their successors and assigns.

Section 4. Miscellaneous.
(a)  Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Officer and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of provisions or conditions at the same or any prior or subsequent time.
(b)  Litigation Expenses. In the event that a party seeks to obtain or enforce any right or benefit provided by this Agreement through litigation, and in the event that such party prevails in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such litigation, excluding the legal fees and charges of counsel.
(c)  Governing Law and Forum Selection. Buyer and Officer agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Montana without giving effect to its conflicts of law principles. Officer agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state and federal courts of Montana. With respect to any such court action, Officer hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of Montana are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(d)  Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), or (iii) in the case of Buyer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have been specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(d).
To Buyer:	Eagle Bancorp Montana, Inc.
P.O. Box 4999
Helena, Montana 59604-499
Facsimile Number: (406) 457-4013
Attention: Peter J. Johnson
Email: pjohnson@oppbank.com
To Officer: To the address set forth under Officer’s name on the signature page of this Agreement
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(e)  Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(f)  Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Officer with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(g)  Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.
(h)  Termination. If the Merger Agreement is terminated, this Agreement shall become null and void.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
Buyer:

EAGLE BANCORP MONTANA, INC.

By:
Name: Peter J. Johnson
Title: President and Chief Executive Officer
Officer:

[Officer Name]

Address

[Signature Page to Restrictive Covenant Agreement (Employee)]

EXHIBIT D
PLAN OF MERGER AND MERGER AGREEMENT
of
FIRST COMMUNITY BANK
with and into
OPPORTUNITY BANK OF MONTANA
THIS AGREEMENT is made this 30th day of September 2021, between Opportunity Bank of Montana (hereinafter referred to as “Buyer Bank” and the “Resulting Bank”), a Montana state bank, with its main office located at 1400 Prospect Avenue, Helena, Montana 59601, and First Community Bank, a Montana state bank, with its main office located at 540 Second Avenue South, Glasgow, Montana 59230 (hereinafter referred to as “Company Bank” and, together with Buyer Bank, the “Banks”).
WHEREAS, a majority of the entire Board of Directors of Buyer Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Montana Bank Act (the “Act”);
WHEREAS, a majority of the entire Board of Directors of Company Bank has approved this Agreement and authorized its execution;
WHEREAS, Eagle Bancorp Montana, Inc. (“Buyer”), which owns all of the outstanding shares of Buyer Bank, and First Community Bancorp, Inc. (“Company”), which owns all of the outstanding shares of Company Bank, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, contemplates the merger of Company with and into Buyer, all subject to the terms and conditions of the Merger Agreement (the “BHC Merger”); and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Company Bank with and into Buyer Bank, with Buyer Bank being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
Section 1. The Merger. Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Company Bank shall be merged with and into Buyer Bank (the “Merger”). Upon consummation of the Merger, Buyer Bank shall continue its existence as the surviving entity and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Company Bank shall cease. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Montana Department of Administration (the “Department”) pursuant to Section 32-1-371 of the Montana Code Annotated, and the Board of Governors of the Federal Reserve System (the “FRB”) pursuant to 12 U.S.C. §1828(c) or such other later time specified on the Articles of Merger submitted to the Department and filed with the Montana Secretary of the State (the “Effective Time”).
Section 2. Resulting Bank. The name of the Resulting Bank shall be “Opportunity Bank of Montana”.
Section 3. Business of Resulting Bank. The business of the Resulting Bank shall be that of a Montana state banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1400 Prospect Avenue, Helena, Montana 59601, and the other offices of the Resulting Bank listed in Appendix A.
Section 4. Assets and Liabilities. All assets, rights, franchises, and interests of Company Bank in and to every type of property (real, personal, and mixed) and choses in action as they exist at the Effective Time shall be transferred to and vested in the Resulting Bank by virtue of the Merger without any conveyance, deed or other transfer. The Resulting Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Company Bank and Buyer Bank at the time of the Merger. The Resulting Bank shall be considered the same business and corporate entity as each constituent bank to the Merger with all the rights, powers and duties of each such constituent bank. The Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Company Bank and Buyer Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
Section 5. Treatment of Company Bank Shares. At the Effective Time, each outstanding share of common stock of Company Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Company Bank shall be cancelled at the Effective Time.
Section 6. Treatment of Buyer Bank Shares. Upon the Effective Time, the then outstanding shares of Buyer Bank common stock shall continue to remain outstanding shares of Buyer Bank common stock, all of which shall continue to be owned by Buyer.
Section 7. Directors and Officers. The directors of the Resulting Bank following the Effective Time shall consist of those directors of Buyer Bank as of the Effective Time plus the individual identified in Appendix B, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Resulting Bank following the Effective Time shall consist of those officers of Buyer Bank as of the Effective Time plus the individuals identified in Appendix B, who shall serve until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.
Section 8. Conditions Precedent. This Agreement is also subject to the following terms and conditions:
(a) The BHC Merger shall have closed and become effective.
(b) The FRB and the Department shall have approved this Agreement and the Merger, and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.
(c) The respective sole shareholder of Company Bank and Buyer Bank, shall each have ratified and confirmed this Agreement, which ratification and confirmation may be by written consent.
Section 9. Access. Each of the Banks hereby invites and authorizes the FRB and the Department to examine each of such bank’s records in connection with the Merger.
Section 10. Articles of Incorporation and Bylaws. As of the Effective Time, the Articles of Incorporation and Bylaws of the Resulting Bank shall consist of the Articles of Incorporation and Bylaws of Buyer Bank as in effect immediately prior to the Effective Time.
Section 11. Termination. This Agreement shall terminate if and at the time of any termination of the Merger Agreement.
Section 12. Miscellaneous. This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by either Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Montana without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.
Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks. This Agreement may be executed in counterparts (including by facsimile or PDF), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Agreement effective as of the date and year first set forth above.
OPPORTUNITY BANK OF MONTANA

By:
Peter J. Johnson
As its: President and Chief Executive Officer
FIRST COMMUNITY BANK

By:
Samuel Waters
As its: Chairman of the Board
[Signature Page to Plan of Merger and Merger Agreement]

APPENDIX A
Location of Home Office and Other Offices of Resulting Institution
Main Office:
1400 Prospect Avenue Helena, Montana 59601

Branch Offices:
101 McLeod Street Big Timber, Montana 59011	1112 Shiloh Crossing Boulevard Billings, Montana 59102

1005 N. 27th Street Billings, Montana 59102	895 Main Street, Suite 1 Billings, Montana 59105

1455 W. Oak Street Bozeman, Montana 59715	5 W. Mendenhall, Suite 101 Bozeman, Montana 59715

4150 Valley Commons Drive Bozeman, Montana 59718	3401 Harrison Avenue Butte, Montana 59701

27 1st Street NW Choteau, Montana 59422	423 Broadway Ave Denton, Montana 59430

101 Main Street W Dutton, Montana 59433	501 River Drive S., Suite 100 Great Falls, Montana 59405

711 S. 1st Street Hamilton, Montana 59840	28 Neill Avenue Helena, Montana 59601

2090 Cromwell Dixon Lane Helena, Montana 59602	123 S. Main Street Livingston, Montana 59047

200 N. Higgins Missoula, Montana 59802	1821 South Avenue W., Suite 101 Missoula, Montana 59801

103 North Main Sheridan, Montana 59749	400 Broadway Street Townsend, Montana 59644

107 South Main Street Twin Bridges, Montana 59754	111 3rd Avenue South Wolf Point, Montana 59201
Branch Offices To Be Acquired:

540 2nd Avenue South Glasgow, Montana 59230	300 Main Street Ashland, Montana 59003

205 Broadway Avenue Culbertson, Montana 59218	109 Main Street Froid, Montana 59226

2987 Prospect Avenue Helena, Montana 59601	7517 Roughsawn Drive Helena, Montana 59602

203 Montana Street Hinsdale, Montana 59241	120 S. Montana Street Three Forks, Montana 59752

215 3rd Avenue South Wolf Point, Montana 59201

APPENDIX B
Continuing Director
Samuel D. Waters
Continuing Officers
Kris Simensen, Regional Market President
Gil Johnson, Vice President

EXHIBIT E
FORM OF CLAIMS LETTER
September 30, 2021
Eagle Bancorp Montana, Inc.
1400 Prospect Avenue
Helena, Montana 59601
Attention: Peter J. Johnson
Gentlemen:
This claims letter (“Claims Letter”) is delivered pursuant to Section 5.22 of that certain Agreement and Plan of Merger, dated as of September 30, 2021 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), Opportunity Bank of Montana, a Montana Bank and wholly owned subsidiary of Buyer (“Buyer Bank”), First Community Bancorp, Inc., a Montana corporation (“Company”), and First Community Bank, a Montana bank and wholly owned subsidiary of the Company (the “Company Bank”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.
Concerning claims which the undersigned may have against the Company or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of the Company or any Company entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.
Section 1.  Claims. The undersigned does not have, and is not aware of, any claims he or she might have against the Company or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and the Company Bank, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) any rights the undersigned has or may have to indemnification and advancement of expenses under the Company and/or Company Bank’s organizational documents and any contractual rights to indemnity or expense reimbursement the undersigned has or may have, including under Section 5.10 of the Merger Agreement; and (vi) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of the Company or as an officer or director of the Company (collectively, the “Disclosed Claims”).
Section 2.  Releases. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges the Company, Buyer, Buyer Bank, the Company Bank and all other Subsidiaries of the Company and Buyer, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to Buyer, as successor to the Company, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or the Company, the Company Bank or any other Subsidiary of the Company (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.
Section 3.  Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, Taxing Authority or other authority to collect or enforce any Claims which are released and discharged hereby.
Section 4.  Miscellaneous.
(a) This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles (other than the choice of law provisions thereof).
(b) This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.
(c) This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.
(d) In the event that a party seeks to obtain or enforce any right or benefit provided by this Claims Letter through Litigation, and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(e) IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.
(f) This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(g) The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h) This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.
[Signatures on following page]

Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director
On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of      , 2021.
EAGLE BANCORP MONTANA, INC.

By:
Name: Peter J. Johnson
Title: President and Chief Executive Officer
[Signature Page to Claims Letter]

EXHIBIT F
FORM OF RESTRICTIVE COVENANT AGREEMENT (DIRECTOR)
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of September 30, 2021, by and between Eagle Bancorp Montana, Inc., a Delaware corporation (“Buyer”), and the undersigned director (“Director”) of First Community Bancorp, Inc., a Montana corporation (“Company”), and/or First Community Bank, a Montana state bank and wholly-owned subsidiary of Company (the “Company Bank” and collectively with Company, “FCB”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Company and Company Bank are parties to that certain Agreement and Plan of Merger, dated as of September 30, 2021, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Company with and into Buyer, and the subsequent merger of Company Bank with and into Buyer Bank;
WHEREAS, Director is a shareholder and director of FCB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is expected to receive Merger Consideration in exchange for the shares of Company Common Stock held by Director and/or the Director’s Affiliate;
WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of FCB, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);
WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Company, as a condition and inducement to the willingness of Buyer and Buyer Bank to enter into the Merger Agreement, Director will enter into and perform this Agreement.
NOW THEREFORE, for good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
Section 1. Certain Definitions.
(a) “Affiliated Company” means, with respect to any specified person or entity, any company or entity controlled by, controlling or under common control with the specified person or entity.
(b) “Confidential Information” means all information regarding FCB, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by FCB, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by FCB, Buyer or their respective Affiliated Companies. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of FCB, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of FCB, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public other than by the act of one who Director knows (or reasonably should know) does not have the right to disclose such information without violating any right or privilege of FCB or Buyer or their respective Affiliated Companies or any duty owed to any of them; (ii) is disclosed to Director or an Affiliate of Director by one who Director knows (or reasonably should know) is not violating any right or privilege of FCB or Buyer or their respective Affiliated Companies or any duty owed to any of them (including any disclosure by a customer of FCB or Buyer to Director); or (iii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer securities using Confidential Information or other material non-public information may violate federal and state securities laws.
(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
Section 2. Restrictive Covenants.
(a) Nondisclosure of Confidential Information. From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a required waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is legally required to be disclosed.
(b) Nonrecruitment and Nonhire of Employees. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies or hire, as employee, consultant or otherwise, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of FCB who both (A) worked at FCB or any of its Affiliated Companies during Director’s services as a director of FCB or any of its Affiliated Companies and (B) has not ceased employment with Buyer, FCB or any Affiliated Companies, as applicable, during the six (6) month period preceding such solicitation or recruitment. It is acknowledged that general advertisements not specifically targeted at any of the foregoing persons shall not be deemed to violate this provision.
(c) Nonsolicitation of Customers. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or herself or of anyone other than FCB, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of FCB, or any prospective customer or client that FCB has solicited in the last year, during Director’s services as a director of FCB or any of its Affiliated Companies, for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client, or prospective customer or client that FCB has solicited in the last year, to cease, reduce, restrict or divert its business with FCB, Buyer or any Affiliated Company. It is acknowledged that general advertisements not specifically targeted at customers or clients of FCB, or any prospective customers or clients that FCB has solicited in the last year, during Director’s services as a director of FCB or any of its Affiliated Companies shall not be deemed to violate this provision. Nothing in this Section 2(c) is intended to restrict Director and Director’s Affiliates from making decisions regarding the banking relationships (or change in banking relationships) with respect to their own businesses and with respect to any accounts over which they have fiduciary responsibilities.
(d)  Noncompetition. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or otherwise on behalf of, any other Person, business or enterprise that competes in the Restricted Area with Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, FCB or any of their Affiliated Companies, which consist of, among others, commercial, agricultural or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, Internet or electronic banking, automated teller machines, mortgage loans, and home equity lines of credit. The “Restricted Area” shall mean Roosevelt, Valley, and Lewis and Clark counties in Montana. Notwithstanding the foregoing, nothing in this Section 2(d) shall prohibit (i) Director from serving on any board of directors as a non-employee director of a bank or bank holding company located within the Restricted Area (x) after the first (1st) anniversary of the Effective Time or (y) from and after the Effective Time to the extent that Director currently serves on the board of directors of such bank or bank holding company as of the date hereof and such bank or bank holding company is identified on Schedule A hereto; (ii) Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any business organization which may compete directly or indirectly with FCB, Buyer or any of their Affiliated Companies; or (iii) Director or any of Director’s Affiliated Companies from continuing to hold outstanding securities held by Director and any of Director’s Affiliated Companies as of the date of this Agreement so long as such investment in a financial institution engaged in Business Activities in the Restricted Area is disclosed on Schedule A hereto.
(e) Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of FCB that are derived from the acquisition of FCB by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his or her position as a director of FCB involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him or her from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
Section 3. Successors.
(a) This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.
(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of Buyer and any of its Affiliated Companies and their successors and assigns.

Section 4. Miscellaneous.
(a) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of provisions or conditions at the same or any prior or subsequent time.
(b) Litigation Expenses. In the event that a party seeks to obtain or enforce any right or benefit provided by this Agreement through litigation, and in the event that such party prevails in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such litigation, excluding the legal fees and charges of counsel.
(c) Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Montana without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state and federal courts of Montana. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of Montana are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(d) Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), or (iii) in the case of Buyer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have been specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(d).
To Buyer:	Eagle Bancorp Montana, Inc.
P.O. Box 4999
Helena, Montana 59604-499
Facsimile Number: (406) 457-4013
Attention: Peter J. Johnson
Email: pjohnson@oppbank.com
To Director: To the address set forth under Director’s name on the signature page of this Agreement
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(e) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(f) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(g) Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.
(h) Termination. If the Merger Agreement is terminated, this Agreement shall become null and void.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
Buyer:

EAGLE BANCORP MONTANA, INC.

By:
Name: Peter J. Johnson
Title: President and Chief Executive Officer
DIRECTOR:

Name:

Address

[Signature Page to Restrictive Covenant Agreement (Director)]

Appendix B
Board of Directors First Community Bancorp, Inc. September 30, 2021 Page 1
7205 W. Central Avenue Toledo, OH 43617 419.841.8521 www.probank.com www.austinassociates.com
September 30, 2021
Board of Directors
First Community Bancorp, Inc.
540 2nd Avenue South
Glasgow, Montana 59230
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of First Community Bancorp, Inc. (“FCB”) common stock pursuant to the Agreement and Plan of Merger dated September 30, 2021 (the "Agreement") among Eagle Bancorp Montana, Inc. (“EBMT”), Opportunity Bank of Montana (“Opportunity Bank”), FCB, and First Community Bank, Glasgow, Montana. Opportunity Bank is a wholly owned subsidiary of EBMT.
The Agreement provides for FCB to merge with and into EBMT, with EBMT as the surviving entity (the “Merger”), and immediately thereafter First Community Bank will merge into Opportunity Bank, with Opportunity Bank as the surviving entity (the “Bank Merger”). Following the Bank Merger, the banking offices of First Community Bank shall be operated as banking offices of Opportunity Bank. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.
The Agreement provides for each of the 37,000 shares of FCB common stock to be converted into the right to receive: (i) $276.32 in cash (the “Cash Consideration”); and (ii) 37.7492 shares of EBMT common stock (the “Stock Consideration”). No fractional shares of EBMT will be issued in connection with the Merger, and in lieu thereof, fractional shares will be paid in cash.
In addition to the stated Merger Consideration, pursuant to Section 5.01(b) of the Agreement, FCB is entitled to pay a special cash dividend equal to the amount Adjusted Tangible Shareholders’ Equity exceeds $29.5 million, subject to certain conditions. The term Adjusted Tangible Shareholders’ Equity is defined as FCB’s consolidated shareholders’ equity on the Measurement Date calculated in accordance with generally accepted accounting principles, less intangible assets, plus Permitted Expenses up to $2,775,000 to the extent they have been paid or accrued, subject to certain conditions.
ProBank Austin, as part of its investment banking practice, is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed and/or considered among other things, the following:
(i)	the Agreement dated September 30, 2021;
(ii)	certain publicly available financial statements and other historical financial information of FCB and EBMT that we deemed relevant;
(iii)	certain non-public internal financial and operating data of FCB and EBMT that were prepared and provided to us by the respective management of FCB and EBMT;
(iv)	internal financial projections for FCB for the year ending December 31, 2021, prepared by, and reviewed with, management of FCB;

Board of Directors First Community Bancorp, Inc. September 30, 2021 Page 2
(v)
the pro forma financial impact of the Merger on EBMT, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as discussed with representatives of EBMT;

(vi)
publicly reported historical stock price and trading activity for EBMT’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to EBMT;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;
(viii)	the current market environment generally and the banking environment in particular; and,
(ix)	such other information, financial studies, analyses, and investigations, financial, economic, and market criteria as we considered relevant.
We also discussed with certain members of senior management of FCB the business, financial condition, results of operations and prospects of FCB, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of EBMT regarding the business, financial condition, results of operations and prospects of EBMT.
ProBank Austin’s opinion was given in reliance on information and representations made or given by FCB and EBMT, and their respective officers, directors, auditors, counsel, and other agents, and on filings, releases and other information issued by FCB and EBMT, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. ProBank Austin assumed and relied upon the accuracy and completeness of all such information and data and did not independently verify any of such information or data for purposes of its opinion. ProBank Austin does not assume any responsibility or liability for the accuracy or completeness of such information or data provided by FCB, EBMT, or third-party independent source.
As part of the due diligence process, we made no independent verification as to the status and value of FCB’s or EBMT’s assets, including the value of their respective loan portfolios and allowances for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves in the aggregate. In addition, ProBank Austin assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to FCB and its shareholders.
This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by FCB shareholders. As part of the engagement, ProBank Austin reserves the right to review any public disclosures describing this fairness opinion or the firm. ProBank Austin has acted as financial advisor to the board of directors of FCB in rendering this opinion and will receive a fee for our services. In addition, FCB has agreed to indemnify ProBank Austin from and against certain liabilities.
ProBank Austin expresses no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger, any consequences of the Merger to FCB, its stockholders, creditors, or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger. ProBank Austin’s opinion does not address the fairness of the amount or nature of any compensation to any of FCB’s officers, directors or employees or any class of such persons, if any, to be received in the Merger. This opinion has been approved by the fairness opinion committee of ProBank Austin.

Board of Directors First Community Bancorp, Inc. September 30, 2021 Page 3
This opinion may be included in its entirety in any filing made by EBMT with the Securities and Exchange Commission in connection with the Merger. We also hereby consent to the inclusion of our written description or summary of this opinion in a proxy statement or other proxy soliciting materials to be sent to shareholders of FCB, and to the references to our firm name therein.
Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of FCB common stock.
Respectfully,

ProBank Austin

Appendix C

September 30, 2021
Board of Directors
Eagle Bancorp Montana, Inc.
1400 Prospect Avenue
Helena, MT 59601
Members of the Board:
We understand that Eagle Bancorp Montana, Inc. (“EBMT”) and Opportunity Bank of Montana, a wholly owned subsidiary of EBMT, propose to enter into an Agreement and Plan of Merger (the “Agreement”) with First Community Bancorp, Inc. (“FCB”) and its wholly owned subsidiary First Community Bank, pursuant to which, among other things, FCB will merge with and into EBMT (the “Merger”) and each outstanding share of the common stock of FCB (the “FCB Common Stock”) will be converted into the right to receive $276.32 per share in cash and 37.7492 shares of common stock of EBMT (the “Merger Consideration”). The Merger Consideration is subject to adjustments pursuant to Section 7.01 of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to EBMT of the Merger Consideration to be paid to the holders of the FCB Common Stock in the proposed Merger.
In connection with preparing our opinion, we have reviewed, among other things:
(i)	a draft of the Agreement, dated September 29, 2021;
(ii)
certain financial statements and other historical financial and business information about EBMT and FCB made available to us from published sources and/or from the internal records of EBMT and FCB that we deemed relevant;

(iii)
certain publicly available analyst earnings estimates for EBMT for the years ending December 31, 2021 and December 31, 2022 and an estimated growth rates for the years thereafter, in each case as discussed with, and confirmed by, senior management of EBMT;

(iv)
certain internal projections for FCB for the year ending December 31, 2021 and estimated growth rates for the years thereafter, in each case as discussed with, and confirmed by, senior management of EBMT;

(v)	the current market environment generally and the banking environment in particular;
(vi)	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;
(vii)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;
(viii)	the expected relative financial contributions of EBMT and FCB to the combined company as discussed with, and confirmed by, senior management of EBMT;
(ix)	the pro forma financial impact of the Merger, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;
Investment Banking
Davidson Building • 8 Third Street North • Great Falls, MT 59401 • (406) 268-3084 • FAX (406) 791-7315

(x)	the net present value of EBMT, FCB, or the combined entity with consideration of projected financial results; and
(xi)
other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with management and other representatives and advisors of EBMT and FCB concerning the business, financial condition, results of operations and prospects of EBMT and FCB.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of EBMT that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of EBMT or FCB. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of EBMT or FCB, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in EBMT’s or FCB’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of EBMT, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of EBMT as to the future financial performance of EBMT and FCB and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of EBMT that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of EBMT or FCB or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to EBMT or FCB. We have assumed, with your consent, that the respective allowances for loan and lease losses for both EBMT and FCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of EBMT’s or FCB’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of EBMT or FCB. We did not make an independent evaluation of the quality of EBMT’s or FCB’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of EBMT or FCB.
We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on EBMT or FCB or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated September 29, 2021, reviewed by us.
We have assumed in all respects material to our analysis that EBMT and FCB will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of EBMT and FCB or any other entity.
Our opinion is limited to the fairness, from a financial point of view, to EBMT of the Merger Consideration to be paid to the holders of the FCB Common Stock in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by EBMT to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of EBMT or FCB, or any class of such persons, relative to the Merger Consideration to be paid to the holders of FCB Common Stock in the Merger, or with respect to the fairness of any such compensation to EBMT.
We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that EBMT obtained such advice as it deemed necessary from qualified professionals.
We express no opinion as to the actual value of EBMT Common Stock when issued in the Merger or the prices at which EBMT Common Stock will trade following announcement of the Merger or at any future time.
We have not evaluated the solvency or fair value of EBMT or FCB under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of EBMT or FCB. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of EBMT or FCB or the ability of EBMT or FCB to pay their respective obligations when they come due.
We have acted as EBMT’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, EBMT has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.
During the two years preceding the date of this letter, we have provided investment banking and other financial services to EBMT, but did not receive compensation for such services.
In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of EBMT for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to EBMT or FCB in the future for which we would expect to receive compensation.
This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.
This opinion is solely for the information of the Board of Directors of EBMT (solely in its capacity as such) in connection with its consideration of the Merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of FCB Common Stock in the Merger is fair, from a financial point of view, to EBMT.
Very truly yours,

D.A. Davidson & Co.

Appendix D
Provisions of Montana Business Corporation Act Relating to Rights of Appraisal
35-14-1301. Definitions — appraisal rights. For the purposes of this part, the following definitions apply:
(1)
“Affiliate” means a person that directly, or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive of another person. For purposes of 35-14-1302(2)(d), a person is considered an affiliate of its senior executives.

(2)
“Beneficial owner” means any person who directly, or indirectly through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote or to direct the voting of shares. However, a member of a national securities exchange is not considered a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed is held to have acquired beneficial ownership, as of the date of the agreement, of all shares having voting power of the corporation that are beneficially owned by any member of the group.

(3)
“Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in 35-14-1322 through 35-14-1326, 35-14-1330, and 35-14-1331, includes the survivor of a merger.

(4)
“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(5)	“Fair value” means the value of the corporation's shares determined:
(a)	immediately before the effectiveness of the corporate action to which the shareholder objects;
(b)	using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and
(c)	without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles of incorporation pursuant to 35-14-1302(1)(d).
(6)
“Interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(7)	“Interested person” means a person or an affiliate of a person who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:
(a)	was the beneficial owner of 20% or more of the voting power of the corporation, other than as owner of excluded shares;
(b)
had the power, contractually or otherwise and other than as owner of excluded shares, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

(c)
was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders, other than:

(i)	employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
(ii)
employment, consulting, retirement, or similar benefits established in contemplation of or as part of the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in 35-14-862; or

(iii)
in the case of a director of the corporation who will, in the corporate action, become a director or governor of the acquiror or any of its affiliates, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquiror generally to other directors or governors of the entity or affiliate.

(8)
“Interested transaction” means a corporate action described in 35-14-1302(1), other than a merger pursuant to 35-14-1105, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted.

(9)	“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.
(10)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and any individual in charge of a principal business unit or function.
(11)	“Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.
35-14-1302. Right to appraisal.
(1)	A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder's shares in the event of any of the following corporate actions:
(a)	consummation of a merger to which the corporation is a party if:
(i)
shareholder approval is required for the merger by 35-14-1104 or would be required but for the provisions of 35-14-1104(10), except that appraisal rights are not available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or

(ii)	the corporation is a subsidiary and the merger is governed by 35-14-1105;
(b)
consummation of a share exchange to which the corporation is a party the shares of which will be acquired, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(c)
consummation of a disposition of assets pursuant to 35-14-1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights are not available to any shareholder of the corporation with respect to shares of any class or series if:

(i)
under the terms of the corporate action approved by the shareholders, the corporation's net assets, in excess of a reasonable amount reserved to meet claims of the type described in 35-14-1406 and 35-14-1407, are to be distributed to shareholders in cash:

(A)	within 1 year after the shareholders' approval of the action; and
(B)	in accordance with their respective interests determined at the time of distribution; and
(ii)	the disposition of assets is not an interested transaction;
(d)
an amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share created;

(e)
any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, the bylaws, or a resolution of the board of directors;

(f)
consummation of a domestication pursuant to 35-14-920 if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the foreign corporation, as the shares held by the shareholder before the domestication;

(g)	consummation of a conversion of the corporation to a nonprofit corporation pursuant to 35-14-930; or
(h)	consummation of a conversion of the corporation to an unincorporated entity pursuant to 35-14-930.

(2)	Notwithstanding subsection (1), the availability of appraisal rights under subsections (1)(a), (1)(b), (1)(c), (1)(d), (1)(f) and (1)(h) is limited in accordance with the following provisions:
(a)	Appraisal rights are not available for the holders of shares of any class or series of shares that is:
(i)	a covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933;
(ii)
traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of shares of that class or series held by the corporation's subsidiaries, senior executives, and directors and by any beneficial shareholder and any voting trust beneficial owner owning more than 10% of those shares; or

(iii)
issued by an open-end management investment company registered with the United States securities and exchange commission under the Investment Company Act of 1940 and that may be redeemed at the option of the holder at net asset value.

(b)	The applicability of subsection (2)(a) must be determined as of:
(i)
the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights or, in the case of an offer made pursuant to 35-14-1104(10), the date of the offer; or

(ii)
if there is no meeting of shareholders and no offer made pursuant to 35-14-1104(10), the day before the consummation of the corporate action or effective date of the amendment of the articles of incorporation, as applicable.

(c)	Subsection (2)(a) is not applicable and appraisal rights are available pursuant to subsection (1) for the holders of any class or series of shares:
(i)
who are required by the terms of the corporate action requiring appraisal rights to accept for those shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection (2)(a) at the time the corporate action becomes effective; or

(ii)
in the case of the consummation of a disposition of assets pursuant to 35-14-1202, unless the cash, shares, or proprietary interests received in the disposition are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in 35-14-1406 and 35-14-1407:

(A)	within 1 year after the shareholders' approval of the action; and
(B)	in accordance with their respective interests determined at the time of the distribution.
(d)
Subsection (2)(a) is not applicable and appraisal rights must be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(3)
Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a)
no limitation or elimination is effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a conversion under 35-14-930 or a merger having a similar effect as a conversion in which the converted entity is an eligible entity; and

(b)
any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any shares that are outstanding immediately before the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within 1 year after the effective date of the amendment if the action would otherwise afford appraisal rights.

35-14-1303. Assertion of rights — nominees — beneficial shareholders.
(1)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of a class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection must be determined as if the shares to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(2)	A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:
(a)	submits to the corporation the record shareholder's written consent to the assertion of the rights no later than the date referred to in 35-14-1322(2)(b)(ii); and
(b)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.
[35-14-1304 through 35-14-1319 reserved]
35-14-1320. Notice of appraisal rights.
(1)
When any corporate action specified in 35-14-1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice or, when no approval of the action is required pursuant to 35-14-1104(10), the offer made pursuant to 35-14-1104(10) must state that the corporation has concluded that appraisal rights are, are not, or may be available under this part. If the corporation concludes that appraisal rights are or may be available, a copy of this part must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2)
In a merger pursuant to 35-14-1105, the parent entity shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within 10 days after the corporate action became effective and include the materials described in 35-14-1322.

(3)	When any corporate action specified in 35-14-1302(1) is to be approved by written consent of the shareholders pursuant to 35-14-704:
(a)
written notice that appraisal rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited, and if the corporation has concluded that appraisal rights are or may be available, the notice must be accompanied by a copy of this part; and

(b)
written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by 35-14-704(5) and (6), may include the materials described in 35-14-1322, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this part.

(4)
When corporate action described in 35-14-1302(1) is proposed or a merger pursuant to 35-14-1104 is effected, the notice referred to in subsection (1) or (3) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (2) must be accompanied by:

(a)
financial statements of the corporation that issued the shares that may be subject to appraisal, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the notice, an income statement for that year, and a cash flow statement for that year, provided that if those financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

(b)	the latest interim financial statements of the corporation, if any.
(5)	The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action.

35-14-1321. Notice of intent to demand payment — consequences of voting or consenting.
(1)	If a corporate action specified in 35-14-1302(1) is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)	shall deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment if the proposed action is effected; and
(b)	may not vote, or cause or permit to be voted, any shares of that class or series in favor of the proposed action.
(2)
If a corporate action specified in 35-14-1302(1) is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares may not sign a consent in favor of the proposed action with respect to that class or series of shares.

(3)
If a corporate action specified in 35-14-1302(1) does not require shareholder approval pursuant to 35-14-1104(10), a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)	shall deliver to the corporation before the shares are purchased pursuant to the offer written notice of the shareholder's intent to demand payment if the proposed action is effected; and
(b)	may not tender or cause or permit to be tendered any shares of that class or series in response to the offer.
(4)	A shareholder who fails to satisfy the requirements of subsection (1), (2) or (3) is not entitled to payment under this part.
35-14-1322. Appraisal notice and form.
(1)
If a corporate action requiring appraisal rights under 35-14-1302(1) becomes effective, the corporation shall deliver the written appraisal notice and form required by subsection (2) of this section to all shareholders who satisfy the requirements of 35-14-1321(1), (2), or (3). In the case of a merger under 35-14-1105, the parent shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)	The appraisal notice must be delivered no earlier than the date the corporate action specified in 35-14-1302(1) became effective and no later than 10 days after that date and must:
(a)	supply a form that:
(i)	specifies the first date of any announcement to shareholders made before the date the corporate action became effective of the principal terms of the proposed corporate action; and
(ii)
if the announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and

(iii)	requires the shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction as to the class or series of shares for which appraisal is sought;
(b)	state:
(i)
where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which may not be earlier than the date by which the corporation must receive the required form under subsection (2)(b)(ii);

(ii)
a date by which the corporation must receive the form, which may not be fewer than 40 or more than 60 days after the date the appraisal notice required by subsection (1) is sent, and state that the shareholder has waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(iii)	the corporation's estimate of the fair value of the shares;
(iv)
that if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subsection (2)(b)(ii), the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under 35-14-1323 must be received, which must be within 20 days after the date specified in subsection (2)(b)(ii) of this section; and
(c)	be accompanied by a copy of this part.
35-14-1323. Perfection of rights — right to withdraw.
(1)
A shareholder who receives notice pursuant to 35-14-1322 and who wishes to exercise appraisal rights shall sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to 35-14-1322(2)(b)(ii). In addition, if applicable, the shareholder shall certify on the form whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to 35-14-1322(2)(a)(i). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under 35-14-1325. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (2).

(2)
A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by notifying the corporation in writing by the date set forth in the appraisal notice pursuant to 35-14-1322(2)(b)(v). A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(3)
A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in 35-14-1322(2), is not entitled to payment under this part.

35-14-1324. Payment.
(1)
Except as provided in 35-14-1325, within 30 days after the form required by 35-14-1322(2)(b)(ii) is due, the corporation shall pay in cash to those shareholders who complied with 35-14-1323(1) the amount the corporation estimates to be the fair value of their shares, plus interest.

(2)	The payment to each shareholder pursuant to subsection (1) must be accompanied by:
(a) (i)
financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, and a cash flow statement for that year or, if those annual financial statements are not reasonably available, reasonably equivalent financial information; and

(ii)	the latest interim financial statements of the corporation, if any;
(b)	a statement of the corporation's estimate of the fair value of the shares, which must equal or exceed the corporation's estimate given pursuant to 35-14-1322(2)(b)(iii); and
(c)
a statement that shareholders described in subsection (1) of this section have the right to demand further payment under 35-14-1326 and that if any shareholder does not do so within the time period specified in 35-14-1326(2), the shareholder is considered to have accepted the payment under subsection (1) of this section in full satisfaction of the corporation's obligations under this part.

35-14-1325. After-acquired shares.
(1)
A corporation may elect to withhold payment required by 35-14-1324 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to 35-14-1322(2)(a).

(2)
If the corporation elected to withhold payment under subsection (1) of this section, it shall, within 30 days after the form required by 35-14-1322(2)(b)(ii) is due, notify all shareholders who are described in subsection (1) of this section:

(a)	of the information required by 35-14-1324(2)(a);

(b)	of the corporation's estimate of fair value pursuant to 35-14-1324(2)(b);
(c)	that they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under 35-14-1326;
(d)	that those shareholders who wish to accept the offer shall notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and
(e)	that those shareholders who do not satisfy the requirements for demanding appraisal under 35-14-1326 are considered to have accepted the corporation's offer.
(3)
Within 10 days after receiving the shareholder's acceptance pursuant to subsection (2)(d), the corporation shall pay in cash the amount it offered under subsection (2)(b), plus interest, to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(4)
Within 40 days after delivering the notice described in subsection (2), the corporation shall pay in cash the amount it offered to pay under subsection (2)(b), plus interest, to each shareholder described in subsection (2)(e).

35-14-1326. Procedure if shareholder dissatisfied with payment or offer.
(1)
A shareholder paid pursuant to 35-14-1324 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate, less any payment under 35-14-1324, plus interest. A shareholder offered payment under 35-14-1325 who is dissatisfied with that offer may reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares, plus interest.

(2)
A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within 30 days after receiving the corporation's payment or offer of payment under 35-14-1324 or 35-14-1325, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

[35-14-1327 through 35-14-1329 reserved]
35-14-1330. Judicial appraisal of shares — court action.
(1)
If a shareholder makes demand for payment under 35-14-1326 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to 35-14-1326, plus interest.

(2)
The corporation shall commence the proceeding in the district court of the county in which its principal office is located or, if its principal office is not located in this state, in the first judicial district.

(3)
The corporation shall make all shareholders, regardless of whether they are residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(5)	Each shareholder made a party to the proceeding is entitled to judgment:
(a)	for the amount, if any, by which the court finds the fair value of the shareholder's shares exceeds the amount paid by the corporation to the shareholder for the shares, plus interest; or
(b)	for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under 35-14-1325.

35-14-1331. Court costs — expenses.
(1)
The court in an appraisal proceeding commenced under 35-14-1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(2)	The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable:
(a)
against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of 35-14-1320, 35-14-1322, 35-14-1324, or 35-14-1325; or

(b)
against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3)
If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against the corporation, the court may direct that those expenses be paid out of the amounts awarded the shareholders who were benefited.

(4)
To the extent the corporation fails to make a required payment pursuant to 35-14-1324, 35-14-1325, or 35-14-1326, any affected shareholder may sue directly for the amount owed and, to the extent successful, is entitled to recover from the corporation all expenses of the suit.

[35-14-1332 through 35-14-1339 reserved]
35-14-1340. Other remedies limited.
(1)
The legality of a proposed or completed corporate action described in 35-14-1302(1) may not be contested, and the corporate action may not be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(2)	Subsection (1) does not apply to a corporate action that:
(a)	was not authorized and approved in accordance with the applicable provisions of:
(i)	part 9, 10, 11, or 12 of this chapter;
(ii)	the articles of incorporation or bylaws; or
(iii)	the resolution of the board of directors authorizing the corporate action;
(b)
was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

(c)
is an interested transaction unless it has been recommended by the board of directors in the manner provided in 35-14-862 and has been approved by the shareholders in the manner provided in 35-14-863 as if the interested transaction were a director's conflicting interest transaction; or

(d)	is approved by less than unanimous consent of the voting shareholders pursuant to 35-14-704 if:
(i)
the challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected; and

(ii)	the proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

Appendix E
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EAGLE BANCORP MONTANA, INC.
EAGLE BANCORP MONTANA, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
FIRST: The original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 2, 2009.
SECOND: The following Amended and Restated Certificate of Incorporation was unanimously adopted by the Board of Directors of the Corporation by resolution.
THIRD: The Corporation has not received any payment for any of its stock;
FOURTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware.
ARTICLE I
Name
The name of the corporation is EAGLE BANCORP MONTANA, INC. (the “Corporation”).
ARTICLE II
Registered Office
The address of the Corporation’s registered office in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, in the city of Dover, County of Kent, Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.
ARTICLE III
Purpose and Powers
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
ARTICLE IV
Capital Stock
SECTION 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 9,000,000 shares, divided into two classes consisting of 8,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The Board of Directors shall have authority by resolution to issue shares of Common Stock from time to time on such terms as it may determine. The Board of Directors shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:
(a) the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;
(b) the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;
(c) the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

(d) whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled the amount of such fund and the terms and provisions relative to the operation thereof;
(e) whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up or upon any distribution of the assets of the Corporation;
(g) whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on parity with or ranking junior to the share of such series in any respect;
(h) whether such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited; and
(i) any other powers, preferences, privileges, and relative participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.
The powers, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
SECTION 2. Rights of Holders of Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the holders of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors may determine. Upon the dissolution, liquidation or winding up of the Corporation (subject to (i) payment of provision of the Corporation’s debts and liabilities and (ii) distribution of the Liquidation Account established for certain depositors of American Federal Savings Bank pursuant to the Amended and Restated Plan of Conversion and Reorganization, Section 19 “Establishment of Liquidation Account,” dated February 16, 2010), after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.
There shall be no cumulation of votes for the election of Directors or for any other purpose.
Every share of Common Stock shall have the same relative rights as, and be identical in all respects with, all the other shares of Common Stock.
ARTICLE V
Business Combinations
The provisions of Section 203 of the Delaware General Corporation Law or any successor provision shall govern the Corporation.

ARTICLE VI
Board of Directors
SECTION 1. Number. The business and affairs of the Corporation shall be under the direction of the Board of Directors consisting of three classes whose terms and number shall be as set forth in the Bylaws of the Corporation.
SECTION 2. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
ARTICLE VII
Stockholder Action
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class of preferred stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.
ARTICLE VIII
Bylaw Amendments
The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any Bylaws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Board of Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Section 2 of Article II and Sections 1 through 6 of Article III of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of 80% of all votes entitled to be cast in the election of Directors, voting together as a single class.
ARTICLE IX
Acquisition of Stock
Notwithstanding anything contained in this Certificate of Incorporation to the contrary:
SECTION 1. Restriction. No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Corporation. This limitation shall not apply to any tax qualified employee stock benefit plan of the Corporation.
In the event shares are acquired in violation of this Article IX, all shares beneficially owned by any person in excess of 10% shall be considered “excess shares” and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.
SECTION 2. Certain Definitions. For the purposes of this Article IX, the following definitions apply:
(a) The term “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, and any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of the Corporation.
(b) The term “offer” includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.
(c) The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.
(d) The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer or a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
ARTICLE X
Director Liability
No Director or officer acting in the capacity of a Director or performing duties as Director shall be personally liable to the Corporation or any stockholder for monetary damages for a breach of fiduciary duty as a Director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of Title 8 of the Delaware Code (relating to the Delaware Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim, that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
Amendments to Certificate of Incorporation
Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 80% of all votes entitled to be cast in the election of Directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles V, VI, VII, VIII, IX, X, this Article XI or XIII of this Certificate of Incorporation.
ARTICLE XII
Certain Business Combinations
SECTION 1. Vote Required for Certain Business Combinations.
(a) Higher Vote for Certain Business Combinations. Unless otherwise required by law, in addition to any affirmative vote required by law or this Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article XII, a Business Combination with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder or any person who after such Business Combination would be an Affiliate or Associate of such Interested Stockholder, shall require the approval of the Board of Directors and the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock which is not owned by the Interested Stockholder or any Affiliate or Associate of such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.
(b) Definition of “Business Combination”. The term “Business Combination” as used in this Article XII shall mean:
(i) any merger, consolidation or share exchange of the Corporation or any Subsidiary with (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;
(ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Market Value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock of the Corporation;

(iii)  any transaction which results in the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any Subsidiary which securities were outstanding prior to the time the Interested Stockholder became such, (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any Subsidiary which security is distributed pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such, (C) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of such stock or (D) any issuance or transfer of stock by the Corporation, provided, however, that in no case under (B) through (D) above shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation;
(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or
(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, consolidation or share exchange of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;
(vi) any transaction involving the Corporation or any Subsidiary which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or securities convertible into the stock of any class or series owned by the Interested Stockholder of the Corporation or of any Subsidiary, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or
(vii) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(vi) above) provided by or through the Corporation or any Subsidiary.
SECTION 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article XII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this Certificate of Incorporation or the bylaws of the Corporation, if all of the conditions specified in either the following paragraphs (a) or (b) are met:
(a) Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors.
(b) Price and Procedure Requirements. All of the following conditions shall have been met:
(1) Minimum Price Requirements. With respect to every class or series of Voting Stock of the Corporation, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of such class or series of Voting Stock:
(i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:
(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”), or (2) in the transaction or series of related transactions in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and
(B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article XII as the “Determination Date”), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock.
(ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class or series of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class or series of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of Voting Stock):
(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any shares of such class or series of Voting Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of such shares (1) within the two-year period immediately prior to the Announcement Date, or (2) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Voting Stock;
(B) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and
(C) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Voting Stock.
(2) Other Requirements.
(i) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class or series of Voting Stock. If the Interested Stockholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.
(ii) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (A) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) on any outstanding Preferred Stock; (B) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (C) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder or by virtue of proportionate stock splits or stock dividends.
(iii) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise.
(iv) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).
(v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have made any major change in the Corporation’s business or capital structure without the approval of a majority of the Disinterested Directors.
SECTION 3. Certain Definitions. For the purpose of this Article XII:
(a) A “person” shall mean any individual or firm, corporation, partnership, limited partnership, joint venture, trust, unincorporated association, government or any political subdivision or agency or instrumentality of a government or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock.
(b) “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:
(i) is the beneficial owner, directly or indirectly, of Voting Stock entitled to cast more than 15% of the votes in the election of Directors; is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of the then outstanding Voting Stock; or
(ii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
(c) A person shall be a “beneficial owner” of any Voting Stock:
(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;
(ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or direct the voting pursuant to any agreement, arrangement or understanding, or (C) the right to dispose of or direct the disposition of pursuant to any agreement, arrangement or understanding; or
(iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(d) For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (b) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(e) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, except that the Corporation or any Subsidiary shall not be deemed to be an Affiliate or an Associate of any Interested Stockholder.
(f) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (b) of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.
(g) “Disinterested Director” means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is not an Affiliate of the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then serving on the Board of Directors.
(h) “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on such exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on such exchange, on the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) National Market (“NMS”), or if such stock is not included on NASDAQ-NMS, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the NASDAQ or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.
(i) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs (b)(1)(i) and (ii) of Section 2 of this Article XII shall include the shares of Common Stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.
(ii) “Voting Stock” means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors.
SECTION 4. Powers of the Board of Directors. A majority of the Directors of the Corporation shall have the power and duty to determine for the purposes of this Article XII, on the basis of information known to them after reasonable inquiry (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any persons, (c) whether a person is an Affiliate or Associate of another, and (d) whether the requirements of Section 2(b) of this Article XII have been met.
SECTION 5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article XII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.
SECTION 6. Amendment, Repeal, Etc. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any proposal to amend or repeal this Article XII or adopt any provision of this Certificate of Incorporation inconsistent with it which is proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of the holders of at least 80% of the Voting

Stock entitled to be cast at the election of Directors, excluding Voting Stock beneficially owned by such Interested Stockholder, unless such amendment, repeal or adoption is declared advisable by the affirmative vote of two thirds of the entire Board of Directors and a majority of the Disinterested Directors.
ARTICLE XIII
Indemnification
Indemnification shall be provided for to the fullest extent authorized in the Bylaws. Any repeal or amendment of this Article XIII shall not affect indemnification provided under this Article with respect to any state of facts existing at or before the time of such amendment and any proceeding, whenever brought, based in whole or in part upon any such state of facts.
ARTICLE XIV
Gender
If the context requires, the use of any gender shall also refer to the other gender.
ARTICLE XV
Liquidation Account
Under regulations of the Office of Thrift Supervision, the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in the Amended and Restated Plan of Conversion and Reorganization dated February 16, 2010 (the “Plan of Conversion”). In the event of a complete liquidation involving (i) the Company or (ii) American Federal Savings Bank, the Company must comply with the regulations of the Office of Thrift Supervision and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.
IN WITNESS WHEREOF, the undersigned has signed this Certificate this 18th day of February, 2010.

/s/ CHARLES BERGER
Charles Berger
Secretary

CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF
EAGLE BANCORP MONTANA, INC.
Eagle Bancorp Montana, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 19, 2010 (the “Certificate of Incorporation”).
2. Article IV, Section 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
SECTION 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 21,000,000 shares, divided into two classes consisting of 20,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The Board of Directors shall have authority by resolution to issue shares of Common Stock from time to time on such terms as it may determine. The Board of Directors shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:
(a) the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;
(b) the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;
(c) the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;
(d) whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled the amount of such fund and the terms and provisions relative to the operation thereof;
(e) whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up or upon any distribution of the assets of the Corporation;
(g) whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on parity with or ranking junior to the share of such series in any respect;
(h) whether such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited; and

(i) any other powers, preferences, privileges, and relative participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.
The powers, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Chantelle Nash, its Corporate Secretary, this 18th day of April, 2019.
By	/s/ Chantelle Nash
[NAME]	Chantelle Nash
[TITLE]	Secretary

Appendix F
BYLAWS
OF
EAGLE BANCORP MONTANA, INC.
ARTICLE I
Offices
SECTION 1. Registered Office.
The registered office of Eagle Bancorp Montana, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), within the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, in the city of Dover, County of Kent, Delaware, 19901 and the name of its registered agent at the registered office is National Corporate Research, Ltd
SECTION 2. Other Offices.
The Corporation may also have offices at such places, either within or without the State of Delaware and either within or without the United States of America, as the Board of Directors may from time to time designate or the business of the Corporation may require.
ARTICLE II
Stockholders
SECTION 1. Annual Meeting of Stockholders.
(a) The annual meeting of stockholders of the Corporation, for the purpose of electing Directors and of transacting such other business as may properly come before the meeting, shall be held on such date, at such place and such time as shall be designated by the Board of Directors.
(b) To be properly brought before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who complies with the notice procedures set forth in Section 8 of this Article II.
SECTION 2. Special Meetings of Stockholders.
Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders for any purpose may be called only by a majority of the entire Board of Directors.
SECTION 3. Notice of Meeting.
(a) The Secretary shall cause written notice of the time, place and purposes of each meeting to be mailed, or delivered personally, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder of record entitled to vote at the meeting.
(b) Attendance of a person at a meeting of stockholders, in person or by proxy, constitutes a waiver of notice of the meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
SECTION 4. Quorum.
(a) At any meeting of stockholders the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes unless a greater or lesser quorum shall be provided
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by law or by the Certificate of Incorporation and in such case the representation of the number so required shall constitute a quorum. The stockholders present in person or by proxy at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding withdrawal of enough stockholders to leave less than a quorum.
(b) Whether or not a quorum is present, the meeting may be adjourned from time to time by a vote of the shares present. At any such adjourned meeting, at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting if held at the time specified in the notice thereof.
SECTION 5. Organization.
(a) The Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, Executive Vice President or Vice President as the Chairman of the Board of Directors may designate, shall act as Chairman of meetings of the stockholders.
(b) The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders; but in the absence of the Secretary, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.
SECTION 6. Voting.
(a) Each holder of Common Stock and any series of Preferred Stock having voting rights shall be entitled to one vote for each share of Common Stock or such Preferred Stock held of record on all matters on which stockholders generally are entitled to vote.
(b) Directors shall be elected by ballot and upon demand of any stockholder the vote upon any question before the meeting shall be by ballot.
(c) Directors shall be elected by a plurality of the votes cast at an election.
(d) A stockholder entitled to vote at a meeting of stockholders may authorize another person to act for him by written proxy, signed by such stockholder or his attorney-in-fact, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of statute or of the Corporation’s Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if represented by proxy, and shall state the number of shares voted.
SECTION 7. Inspectors of Elections.
The Board of Directors or Chairman of the meeting of stockholders shall appoint one or more inspectors to count and tabulate the votes and to perform such other acts or duties as may be required by the Chairman or required by law. On request of the Chairman of the meeting, or as otherwise required by law, the inspectors shall make and execute a written report to the Chairman of the meeting of any facts found by them and matters determined by them. The report is prima facie evidence of the facts stated and of the vote certified by the inspectors.
SECTION 8. Advance Notice of Stockholder Proposals and Stockholder Nominations.
(a) At any annual meeting of the stockholders, nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 8. For any nominations or other business to be properly brought before any annual meeting of the stockholders by a stockholder, the stockholder must have given notice thereof in writing to the Secretary of the Corporation: (1) not later than 60 days in advance of the first anniversary of
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the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting; and (2) with respect to any other annual meeting of stockholders, not later than the close of business on the seventh day following the date of public announcement of such meeting. For business proposals other than nominations, for which a notice must comply with requirements of Section 8(b), a stockholder’s notice to the Secretary shall set forth (1) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (3) the class and number of shares of the Corporation that are beneficially owned by the stockholder, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any of its affiliates with respect to any share of stock of the Corporation, and (5) as to each matter the stockholder proposes to bring before the meeting, any material interest of the stockholder in such business. In addition, the stockholder making such proposal shall promptly provide any other information reasonably requested by the Corporation. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in this Section 8. The Chairman of any such meeting shall direct that any business not properly brought before the meeting shall not be considered. Notwithstanding the foregoing provisions of this Section 8, a stockholder seeking to include a proposal in a proxy statement that has been prepared by the Corporation to solicit proxies shall comply with the requirements in the proxy rules of the United States Securities and Exchange Commission with respect to such proposal.
(b) For nominations of any person to be elected as a director, a stockholder’s notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any of its affiliates with respect to any share of stock of the Corporation; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; and (vi) the consent of each nominee to serve as a director of the Corporation if so elected. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 8. The Chairman of any meeting of stockholders shall direct that any nomination not made in accordance with these procedures be disregarded.
(c) For purposes of this Section 8, a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.
ARTICLE III
Directors
SECTION 1. Number.
The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than five nor more than 15 persons. The exact
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number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the majority of the entire Board of Directors.
SECTION 2. Terms.
Beginning with the first annual meeting of stockholders held after the filing of this Certificate of Incorporation, the Board of Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes, class I, class II and class III, as nearly equal in number as possible. The terms of office of the classes of Directors elected at the initial annual meeting shall expire as follows: the term of office of class I will expire at the annual meeting of stockholders following incorporation and the remaining classes will expire at the subsequent annual meeting of stockholders. At each Annual Meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.
SECTION 3. Resignation of Directors and Vacancies.
Any director of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its tender. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy in the Board of Directors caused by such resignation may be filled by a majority vote of the Board of Directors for the unexpired portion of the term.
SECTION 4. Removal.
Removal of Directors shall be effected in the manner set forth in the Certificate of Incorporation.
SECTION 5. Newly Created Directorships and Vacancies.
Subject to the rights of the holders of any series of Preferred Stock then outstanding, Directors serving in newly created Directorships resulting from any increase in the authorized number of Directors shall serve until the next Annual Meeting of Stockholders, whereupon if nominated they shall stand for election and for initial terms that shall permit as nearly as possible three equal classes of directors. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
SECTION 6. Place and Manner of Meeting.
All meetings of the Board of Directors shall be held at the principal office of the Corporation or at any other place within or without the State of Delaware as the Board of Directors may from time to time fix therefor. Any meeting of the Board of Directors, annual, regular or special, or of any committee may be held by conference telephone or similar communication equipment, so long as all Directors participating in the meeting can hear one another, and all such Directors shall be deemed to be present in person at the meeting.
SECTION 7. Annual Meetings.
The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time, within or without the State of Delaware and either within or without the United States of America, as shall be specified in a notice thereof given as provided in Section 10 of this Article III.
SECTION 8. Regular Meetings.
A regular meeting of the Board of Directors, of which no notice shall be required to be given, shall be held, if a quorum be present, in each and every year immediately after the adjournment of the annual meeting of stockholders for the purpose of electing officers and transacting such other business as might be transacted at any
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regular meeting of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice, except that the scheduled date of any meeting may be changed by the Chairman of the Board or the President, in the discretion of either, provided that notice of such change shall be given to all Directors personally or by mail, telephone or telegraph at least 24 hours prior to such scheduled date upon which such meeting is to be held.
SECTION 9. Special Meetings.
Special meetings of the Board of Directors shall be called by the Secretary at the direction of the Chairman of the Board, the President, or a majority of the Directors.
SECTION 10. Notice of Special Meetings.
Notice of the time and place of any special meeting of the Board of Directors shall be given by serving the same personally or by telephone or by telegram addressed to each Director at his post office address as the same shall appear on the books of the Corporation at least two hours before such meeting. Each member of the Board of Directors shall, by writing filed with the Secretary, designate his post office address to which notices or meetings of the Board of Directors of the Corporation shall be directed, and in the event of any change therein shall likewise designate his new post office address.
SECTION 11. Quorum.
A majority of the members of the Board of Directors then in office, or of a committee thereof, shall constitute a quorum for the transaction of business, and the vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the Board of Directors or of the Committee thereof, except for the amendment of the Bylaws which shall require a vote of not less than a majority of the members of the Board of Directors then in office.
SECTION 12. Action Without a Meeting.
Action required or permitted to be taken at a meeting of the Board of Directors, or a committee thereof, may be taken without a meeting, if all members of the Board of Directors or of the committee consent thereto in writing. The written consent shall be filed with the minutes of the proceedings of the Board of Directors or Committee. The consent shall have the same effect as a vote of the Board of Directors or Committee thereof for all purposes.
SECTION 13. Organization.
(a) At all meetings of the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, a Senior Vice President or a Vice President or in their absence a member of the Board to be selected by the members present, shall preside as Chairman of the meeting. The Secretary or an Assistant Secretary of the Corporation shall act as secretary of all meetings of the Board, except that in their absence the Chairman of the meeting may designate any other person to act as secretary.
(b) At meetings of the Board of Directors business shall be transacted in such order as from time to time the Board may determine.
SECTION 14. Committees of the Board.
The Board of Directors may designate one or more committees, including an executive committee, each consisting of one or more Directors of the Corporation as members, with such power and authority as prescribed by the Bylaws or as provided in a resolution of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, a member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place or any such absent or disqualified member. Except to the extent restricted by statute or the Corporation’s Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all of the powers and authority of the Board of Directors in the management of
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the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of Directors) expressly required by this chapter to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors. Each Committee, and each member thereof, shall serve at the pleasure of the Board of Directors.
ARTICLE IV
Officers
SECTION 1. Officers.
(a) The officers of the Corporation shall be a President, one or more Executive Vice Presidents, one or more Vice Presidents, a Secretary, Chief Financial Officer, and such additional officers, if any, as shall be elected by the Board of Directors in accordance with these Bylaws. The Board of Directors, immediately after each annual meeting of stockholders, shall select a President and one or more Executive Vice Presidents and Vice Presidents, a Secretary, and a Chief Financial Officer. The failure to hold such election shall not of itself terminate the term of office of any officer. All officers shall hold office at the pleasure of the Board of Directors. Any officer may resign at any time upon written notice to the Corporation. Officers may, but need not, be Directors. Any two or more of the above offices may be held by the same persons except as prohibited by law, but no officer shall execute, acknowledge or verify an instrument in more than one capacity if the instrument is required by law to be acknowledged or verified by two or more officers.
(b) All officers shall be subject to removal with or without cause at any time by the affirmative vote of a majority of the members of the Board of Directors then in office. The removal of an officer without cause shall be without prejudice to his contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. All agents and employees other than officers elected by the Board of Directors shall also be subject to removal, with or without cause, at any time by the officers appointing them.
(c) Any vacancy caused by the death of any officer, his resignation, his removal or otherwise, may be filled by the Board of Directors, and any officer so elected shall hold office at the pleasure of the Board of Directors.
(d) In addition to the powers and duties of the officers of the Corporation as set forth in these Bylaws, the officers shall have such authority and shall perform such duties as from time to time may be determined by the Board of Directors. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.
SECTION 2. Chairman.
The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. He shall be elected annually by the Board of Directors at the first meeting of the board held after each annual meeting of stockholders, or as soon thereafter as possible, and except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.
SECTION 3. President.
The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the
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Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meeting of the stockholders and the Board of Directors. The President shall be the Chief Executive Officer unless the Board of Directors designates otherwise. The Chief Executive Officer shall be a member of the Board of Directors. He shall perform all duties incident to the office of chief executive and operating officer and such other duties as may from time to time be assigned to him by the Board of directors.
SECTION 4. Vice President.
Each Vice President, if any, shall perform all duties incident to his office and such other duties as from time to time may be assigned to him by the Board of Directors, the Chairman of the Board or the President.
SECTION 5. Chief Financial Officer.
The Chief Financial Officer shall:
(i) be the principal financial officer and principal accounting officer of the Corporation;
(ii) have charge and custody of, and be responsible for, all the funds and securities of the Corporation;
(iii) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation;
(iv) deposit all moneys and other valuables to the credit of the Corporation in such depositories as may be designated by the Board of Directors or pursuant to its direction;
(v) receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever;
(vi) disburse the funds of the Corporation and supervise the investment of its funds, taking proper vouchers therefor;
(vii) render to the Board of Directors, whenever the Board of Directors may require, an accounting of the financial condition of the Corporation; and
(viii) in general, perform all other duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to him by the Board of Directors or the President.
SECTION 6. Secretary.
The Secretary shall:
(i) keep or cause to be kept, in one or more books provided for the purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders;
(ii) see that all notices are duly given in accordance with the provisions of these by-laws and as required by law;
(iii) be custodian of the records and the seal of the Corporation and affix and attest the seal to all certificates for shares of the Corporation (unless the seal of the Corporation on such certificates shall be facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal;
(iv) see that the books, reports, statements certificates and other documents and records required by law to be kept and filed are properly kept and filed; and
(v) in general, perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors or the President.
SECTION 7. Compensation.
The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he is also a director of the Corporation.
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ARTICLE V
Capital Stock
SECTION 1. Certificates of Stock.
(a) Shares of the Corporation's stock may be certificated or uncertificated, as provided under Delaware law. The certificates for shares of the capital stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The certificates shall be signed by the President or any Vice President and also by the Chief Financial Officer or the Secretary, and may be sealed with the seal of the Corporation, or a facsimile thereof.
(b) The signatures of the aforesaid officers may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or its employee. The validity of any stock certificate of the Corporation signed and executed by or in the name of duly qualified officers of the Corporation shall not be affected by the subsequent death, resignation, or the ceasing for any other reason of any such officer to hold such office, whether before or after the date borne by or the actual delivery of such certificates.
(c) All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the Corporation’s capital stock records.
(d) Except as hereinafter provided, all certificates surrendered to the Corporation shall be cancelled, and no new certificates shall be issued until the former certificate for the same number of shares shall have been surrendered and cancelled except in case of a lost or destroyed certificate.
(e) The Corporation may treat the holder of record of any share or shares of stock as the holder in fact thereof, and shall not be bound to recognize any equitable or other claim to or interest in any such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by law.
SECTION 2. Lost Certificate.
The Corporation may issue a new certificate for shares in place of a certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board of Directors may require the owner of the lost or destroyed certificate, or his legal representative, to give the Corporation a bond in form satisfactory to the Corporation sufficient to indemnify the Corporation, its transfer agents and registrars against any claim that may be made against them on account of the alleged lost or destroyed certificate or the issuance of such a new certificate.
SECTION 3. Transfer of Shares.
Transfers of stock shall be made on the books of the Corporation only by the record holder of such stock, or by a duly authorized attorney, and, in the case of stock represented by a certificate, upon surrender of the certificates therefor properly endorsed. The Corporation may appoint a transfer agent and registrar or one or more transfer agents and one or more registrars, or either, for the stock of the Corporation.
SECTION 4. Regulations.
The Board of Directors shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation.
SECTION 5. Record Date.
(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, as the case may be, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.
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(b) If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
SECTION 6. Dividends and Stock Repurchases.
(a) Subject to the provisions of the Certificate of Incorporation, the Board of Directors shall have the power to declare and pay dividends upon shares of, and authorize repurchase programs for, stock of the Corporation, but only out of funds available for the payment of dividends or repurchase of shares as provided by law.
(b) Subject to the provisions of the Certificate of Incorporation, any dividends declared upon the stock of the Corporation shall be payable on such date or dates as the Board of Directors shall determine. If the date fixed for the payment of any dividend shall in any year fall upon a Saturday, Sunday or a legal holiday, then the dividend payable on such date shall be paid on the next day not a Saturday, Sunday or a legal holiday.
SECTION 7. Corporate Seal.
The Board of Directors shall provide a suitable seal, containing the name of the Corporation, which seal shall be kept in the custody of the Secretary. A duplicate of the seal may be kept and be used by any officer of the Corporation designated by the Board of Directors or the President.
SECTION 8. Fiscal Year.
The fiscal year of the Corporation shall end on June 30 or shall be such other fiscal year as the Board of Directors from time-to time by resolution shall determine.
ARTICLE VI
Miscellaneous Provisions
SECTION 1. Contracts.
To the extent permitted by law, and except as otherwise prescribed by these Bylaws with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.
SECTION 2. Loans.
No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the Board of Directors. Such authority may be general or confined to specific instances.
SECTION 3. Checks, Drafts, Etc.
All checks, drafts or other order for the payment of money, notes, or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner as shall from time to time be determined by the Board of Directors.
SECTION 4. Deposits.
All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any duly authorized depositories as the Board of Directors may select.
SECTION 5. Waivers of Notice.
Whenever any notice whatever is required to be given by law, by the Certificate of Incorporation or by these Bylaws to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.
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SECTION 6. Offices Outside of Delaware.
Except as otherwise required by the laws of the State of Delaware, the Corporation may have an office or offices and keep its books, documents and papers outside of the State of Delaware at such place or places as from time to time may be determined by the Board of Directors or the President.
SECTION 7. Gender.
If the context requires, the use of any gender shall also refer to the other gender.
ARTICLE VII
Indemnification
SECTION 1. Indemnification of Directors, Officers and Employees.
(a) The Corporation shall indemnify to the full extent authorized by law any Director or officer made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a Director or officer of the Corporation or is or was serving, at the request of the Corporation, as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise.
(b) The Corporation may, at the discretion of the Board of Directors, indemnify to the full extent authorized by law any employee or agent made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he, his testator or intestate is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
SECTION 2. Expenses Advanced.
Expenses incurred with respect to any claim, action or proceeding of the character, actual or threatened, described in Section 1 of this Article VII, may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by such person to repay the amount so advanced if and to the extent it shall ultimately be determined by a court of competent jurisdiction that he was not entitled to indemnification under this Bylaw.
SECTION 3. Automatic Conformity to Law.
The intention of this Bylaw is to provide indemnification with the broadest and most inclusive coverage permitted by law (a) at the time of the act or omission to be indemnified against, or (b) so permitted at the time of carrying out such indemnification, whichever of (a) or (b) may be broader or more inclusive and permitted by law to be applicable. If the indemnification permitted by law at this present time, or at any future time, shall be broader or more inclusive than the provisions of this Bylaw, then indemnification shall nevertheless extend to the broadest and most inclusive permitted by law at any time and this Bylaw shall be deemed to have been amended accordingly. If any provision or portion of this Article shall be found, in any action, suit or proceeding, to be invalid or ineffective, the validity and effect of the remaining parts shall not be affected.
ARTICLE VIII
Amendments
The stockholders or the Board of Directors of the Corporation may amend or repeal the Bylaws or adopt new Bylaws. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of a majority of the shares present or represented by proxy and entitled to vote at any annual or special meeting shall be required to amend or repeal the Bylaws or to adopt new Bylaws. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, such action by the Board of Directors requires an affirmative vote of not less than a majority of the members of the Board of Directors then in office.
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